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TABLE OF CONTENTS
TABLE OF CONTENTS TO MANAGEMENT'S DISCUSSION AND ANALYSIS (MD&A)

As filed with the Securities Exchange Commission on June 13, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

JACOBS ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)
7993 (Primary Standard Industrial Classification Code Number)
34-1959351 (I.R.S. Employer Identification Number)
240 Main Street, Black Hawk, Colorado 80422 (303) 582-1117 (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

Stephen R. Roark, Chief Financial Officer
Jacobs Entertainment, Inc.
240 Main Street, Black Hawk, Colorado 80422 Telephone (303) 582-1117
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:
Robert A. Weible, Esq.	Samuel E. Wing, Esq.
Baker & Hostetler LLP	Jones & Keller, P.C.
1900 East 9th Street	World Trade Center
3200 National City Center	1625 Broadway, 16th Floor
Cleveland, Ohio 44114	Denver, Colorado 80202
(216) 861-7553	(303) 573-1600

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)(2)	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee

11 7/8% Senior Secured Notes Due 2009	$23,000,000	100%	$23,000,000	$2,707.10

Guarantees of 11 7/8% Senior Secured Notes Due 2009	—	—	—	—

(1)
Determined in accordance with Rule 457(f) promulgated under the Securities Act of 1933, as amended.

(2)
Determined in accordance with Rule 457(n) of the Securities Act of 1933, as amended; no separate registration fee is payable for the guarantees.

        Note: Specific details relating to the fee calculation will be furnished in notes to the table, including references to the provisions of Rule 457 relied upon, if the basis of the calculation is not otherwise evident from the information presented in the table.

        THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

TABLE OF ADDITIONAL REGISTRANTS

        Each of the following subsidiaries of Jacobs Entertainment, Inc. and each other subsidiary that is or becomes a guarantor of the securities registered hereby is hereby made a registrant.

Exact Name of Registrant as in its Charter	State of Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Black Hawk Gaming & Development Company, Inc.	Colorado	7993	84-1158484
Gold Dust West Casino, Inc.	Nevada	7993	84-1531817
Black Hawk/Jacobs Entertainment, LLC	Colorado	7993	84-1344735
Gilpin Hotel Venture	Colorado	7993	84-1195732
Gilpin Ventures, Inc.	Colorado	7993	84-1177995
Jalou II Inc.	Louisiana	7993	34-1926209
Winner's Choice Casino, Inc.	Louisiana	7993	72-1227314
Diversified Opportunities GroupLtd.	Ohio	7993	34-1828344
Jalou L.L.C.	Louisiana	7993	31-1749671
Houma Truck Plaza & Casino L.L.C.	Louisiana	7993	72-1447916
Jalou—Cash's L.L.C.	Louisiana	7993	31-1750851
JACE, Inc.	Louisiana	7993	72-1221055
Lucky Magnolia Truck Stop and Casino, L.L.C.	Louisiana	7993	72-1268240
Bayou Vista Truck Plaza and Casino, L.L.C.	Louisiana	7993	72-1460460
Raceland Truck Plaza and Casino, L.L.C.	Louisiana	7993	72-1478884
Colonial Holdings, Inc.	Virginia	7948	54-1826817
Colonial Downs, L.P.	Virginia	7993	54-1739103
Stansley Racing Corp.	Virginia	7948	52-1880278
Colonial Downs, LLC	Virginia	7948	N/A
JRJ Properties, LLC	Louisiana	7948	13-4236507
Jalou Breaux Bridge, LLC	Louisiana	7993	43-1996089
Jalou Eunice, LLC	Louisiana	7993	20-0180331
Jalou of Jefferson, LLC	Louisiana	7993	20-0246595
Registrant	Address, Including Zip Code and Telephone Number, Including Area Code of Registrant's Principal Executive Offices
Black Hawk Gaming & Development Company, Inc.	240 Main Street Black Hawk, Colorado 80422 (303) 582-1117
Gold Dust West Casino, Inc.	444 Vine Street Reno, Nevada 89505 (303) 582-1117
Black Hawk/Jacobs Entertainment, LLC	240 Main Street Black Hawk, Colorado 80422 (303) 582-1117
Gilpin Hotel Venture	240 Main Street Black Hawk, Colorado 80422 (303) 582-1117
Gilpin Ventures, Inc.	240 Main Street Black Hawk, Colorado 80422 (303) 582-1117
Jalou II Inc.	10515 Colonial Downs Parkway New Kent, Virginia 23124 (303) 582-1117

Winner's Choice Casino, Inc.	2650 Highway 108 Sulphur, Louisiana 70663 (303) 582-1117
Diversified Opportunities Group Ltd.	1231 Main Street Cleveland, Ohio 44113 (303) 582-1117
Jalou L.L.C.	10515 Colonial Downs Parkway New Kent, Virginia 23124 (303) 582-1117
Houma Truck Plaza & Casino L.L.C.	1541 Grand Caillou Road Houma, Louisiana 23124 (303) 582-1117
Jalou—Cash's L.L.C.	10515 Colonial Downs Parkway New Kent, Virginia 23124 (303) 582-1117
JACE, Inc.	213 West Park Avenue Thibodaux, Louisiana 70301 (303) 582-1117
Lucky Magnolia Truck Stop and Casino, L.L.C.	40235 Highway 16 Denham Springs, Louisiana 70706 (303) 582-1117
Bayou Vista Truck Plaza and Casino, L.L.C.	1829 Highway 90 West Bayou Vista, Louisiana 70380 (303) 582-1117
Raceland Truck Plaza and Casino, L.L.C.	109 South Service Road Raceland, Louisiana 70394 (303) 582-1117
Colonial Holdings, Inc.	10515 Colonial Downs Parkway New Kent, Virginia 23124 (303) 582-1117
Colonial Downs, L.P.	10515 Colonial Downs Parkway New Kent, Virginia 23124 (303) 582-1117
Stansley Racing Corp.	10515 Colonial Downs Parkway New Kent, Virginia 23124 (303) 582-1117
Colonial Downs, LLC	10515 Colonial Downs Parkway New Kent, Virginia 23124 (303) 582-1117
JRJ Properties, LLC	10515 Colonial Downs Parkway New Kent, Virginia 23124 (303) 582-1117
Jalou Breaux Bridge, LLC	10515 Colonial Downs Parkway New Kent, Virginia 23124 (303) 582-1117
Jalou Eunice, LLC	10515 Colonial Downs Parkway New Kent, Virginia 23124 (303) 582-1117
Jalou of Jefferson, LLC	10515 Colonial Downs Parkway New Kent, Virginia 23124 (303) 582-1117

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated June     , 2005

PROSPECTUS

OFFER TO EXCHANGE
$23,000,000
NEW 11 7/8% SENIOR SECURED NOTES DUE 2009
FOR CERTAIN OUTSTANDING 11 7/8% SENIOR SECURED NOTES DUE 2009
OF
JACOBS ENTERTAINMENT, INC.

        This prospectus (and accompanying letter of transmittal) relates to our proposed offer to exchange up to $23,000,000 aggregate principal amount of new 11 7/8% Senior Secured Notes due 2009 (the "New Notes"), which will be freely transferable, for any and all outstanding 11 7/8% Senior Secured Notes due 2009 issued in a private offering on March 2, 2005, which are subject to certain transfer restrictions (the "Old Notes," and together with the New Notes, the "Notes").

        The exchange offer expires at 5:00 p.m., New York City time, on July     , 2005, unless extended.

        The terms of the New Notes are substantially identical to the terms of the Old Notes, except that the New Notes will be freely transferable and issued free of any covenants regarding exchange and registration rights and will not bear any legend restricting their transfer.

        New Notes will be exchanged for all Old Notes that are validly tendered and not validly withdrawn. Tenders of Old Notes may be withdrawn at any time prior to expiration of the exchange offer. The exchange offer is not conditioned on a minimum aggregate principal amount of Old Notes being tendered. It is, however, subject to certain conditions, including that it not violate applicable laws or any applicable interpretation of the Securities and Exchange Commission.

        The exchange of Old Notes for New Notes should not be a taxable event for United States federal income tax purposes.

        Holders of Old Notes do not have any appraisal or dissenters' rights in connection with the exchange offer. Old Notes not exchanged in the exchange offer will remain outstanding and will be entitled to the benefits of the Indenture, but except under certain circumstances, will have no further exchange or registration rights under the Registration Rights Agreement.

        "Affiliates" of Jacobs Entertainment, Inc. (within the meaning of the Securities Act of 1933) may not participate in the exchange offer.

        All broker-dealers must comply with the registration and prospectus delivery requirements of the Securities Act of 1933. See "Plan of Distribution" beginning on page 164.

        We do not intend to apply for listing of the New Notes on any securities exchange or to arrange for them to be quoted in any quotation system.

        Please see "Risk Factors" beginning on page 17 for a discussion of certain factors you should consider in connection with the exchange offer.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NEW NOTES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NONE OF THE NEVADA GAMING COMMISION, THE NEVADA GAMING CONTROL BOARD, THE COLORADO LIMITED GAMING CONTROL COMMISSION OR ANY OTHER GAMING AUTHORITY HAS APPROVED OR DISAPPROVED OF THE NEW NOTES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS OR THE INVESTMENT MERITS OF THE NOTES OFFERED HEREBY.

WE MAY AMEND OR SUPPLEMENT THIS PROSPECTUS FROM TIME TO TIME BY FILING AMENDMENTS OR SUPPLEMENTS AS REQUIRED. YOU SHOULD READ THIS ENTIRE PROSPECTUS (AND ACCOMPANYING LETTER OF TRANSMITTAL AND RELATED DOCUMENTS) AND ANY AMENDMENTS OR SUPPLEMENTS CAREFULLY BEFORE MAKING YOUR INVESTMENT DECISION.

Our principal executive offices are located at 240 Main Street,
Black Hawk, Colorado 80422
Our telephone number is (303) 582-1117

The date of this prospectus is June     , 2005

TABLE OF CONTENTS

WHERE YOU CAN FIND ADDITIONAL INFORMATION
FORWARD-LOOKING STATEMENTS
PROSPECTUS SUMMARY
SUMMARY OF TERMS OF THE EXCHANGE OFFER
SUMMARY OF THE TERMS OF THE NEW NOTES
RISK FACTORS
THE EXCHANGE OFFER
USE OF PROCEEDS
CAPITALIZATION
SELECTED CONSOLIDATED HISTORICAL FINANCIAL AND OPERATING DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF OTHER INDEBTEDNESS
DESCRIPTION OF THE NOTES
BOOK ENTRY; DELIVERY AND FORM
REGISTRATION RIGHTS
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed a registration statement on Form S-4 with the Securities and Exchange Commission, or the Commission, under the Securities Act of 1933, or Securities Act, with respect to the New Notes. This prospectus, which constitutes a part of the registration statement, omits certain information contained in the registration statement, and reference is made to the registration statement and the exhibits and schedules thereto for further information with respect to us and the New Notes offered hereby. This prospectus contains summaries of the material terms of certain documents and in each instance reference is made to the copy of such document filed as an exhibit to the registration statement. Each such summary is qualified in its entirety by such reference.

        We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, or Exchange Act. We have agreed that, whether or not required to do so by the rules and regulations of the Commission (and within the time periods that are or would be prescribed thereby), for so long as any of the Notes remain outstanding, we will furnish to the holders of the Notes and file with the Commission (i) all quarterly and annual financial information required to be contained in a filing with the Commission on Forms 10-Q and 10-K, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by our independent registered public accounting firm and (ii) all reports required to be filed with the Commission on Form 8-K. In addition, this prospectus incorporates important business and financial information about the Company that is not included in or delivered with the document. INFORMATION MAY BE OBTAINED FROM US WITHOUT CHARGE AT JACOBS ENTERTAINMENT, INC., 240 MAIN STREET, BLACK HAWK, COLORADO 80422, ATTENTION: STEPHEN R. ROARK, CHIEF FINANCIAL OFFICER, TELEPHONE (303) 582-1117. TO OBTAIN TIMELY DELIVERY OF INFORMATION, WE MUST RECEIVE YOUR REQUEST NO LATER THAN FIVE (5) BUSINESS DAYS BEFORE THE EXPIRATION DATE OF THE EXCHANGE OFFER.

        This registration statement (including exhibits and schedules hereto) and the periodic reports and other information may be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330 (1-800-732-0330). Copies of this material can be obtained from the Commission by mail at prescribed rates. Requests should be directed to the Commission's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a website (http://www.sec.gov) that contains such reports and other information that we have filed.

ii

FORWARD-LOOKING STATEMENTS

        We make "forward-looking statements" throughout this prospectus. Whenever you read a statement that is not simply a statement of historical fact (such as when we describe what we "believe," "expect" or "anticipate" will occur, and make other similar statements), you must remember that our expectations may not be correct, even though we believe they are reasonable. You should read this prospectus completely and with the understanding that actual future results may be materially different from our expectations. We will not update these forward-looking statements, even though our situation will change in the future.

        Whether actual results will conform with our expectations and predictions is subject to a number of risks and uncertainties, including those relating to or arising from:

  •
  the expansion activities and success of our competitors, and changes in consumer demand;

  •
  our ability to continue to integrate different operations into one cohesive business;

  •
  capital expansions at our gaming and pari-mutuel wagering facilities;

  •
  our ability to maintain regulatory approvals for our businesses and to receive regulatory approvals for new businesses;

  •
  changes and uncertainties in state gaming taxes;

  •
  our dependence on key personnel;

  •
  the maintenance of agreements with Colonial Holdings' horsemen;

  •
  the possibility of legislation that may prohibit or limit continued operation of our gaming or pari-mutuel wagering properties; and

  •
  our ability to service the interest and make principal payments on our debt, including the Notes.

iii

PROSPECTUS SUMMARY

        The following summary does not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the "Risk Factors" section and the financial statements (and related notes), before making a decision to exchange your Old Notes for New Notes. Unless otherwise indicated, all references in this prospectus to "we," "us," "our" and similar terms, as well as references to "Jacobs Entertainment" and "JEI," refer to Jacobs Entertainment, Inc. and its subsidiaries.

Our Company

        Jacobs Entertainment, Inc. ("Jacobs Entertainment") was formed as a Delaware corporation on April 17, 2001. On February 22, 2002, we completed the transactions described below, which were primarily funded by the proceeds from the issuance of $125 million in senior secured notes on February 8, 2002. These notes bear an 11 7/8% interest rate and are due in 2009. The principal components of the transactions are as follows.

        On February 22, 2002, Jeffrey P. Jacobs and The Richard E. Jacobs Revocable Trust contributed substantially all of their interests in Diversified Opportunities Group Ltd. ("Diversified") and their combined 100% interest in Jalou II in exchange for 100% of the common stock of Jacobs Entertainment. On the acquisition date, immediately prior to the acquisition of the publicly held shares of Black Hawk Gaming & Development Company, Inc. ("Black Hawk Gaming") and Colonial Holdings, Inc. ("Colonial") described below, Diversified owned 100% of Jalou L.L.C., approximately 44% of Colonial, approximately 32% of Black Hawk Gaming, and a 25% interest in The Lodge Casino at Black Hawk ("The Lodge") (of which the remaining 75% was owned by Black Hawk Gaming). On February 22, 2002, Jacobs Entertainment acquired the remaining 56% of Colonial's common stock for approximately $4.6 million. Jacobs Entertainment also acquired the remaining 68% of Black Hawk Gaming's common stock for approximately $37.0 million on February 22, 2002.

        As a result of these transactions, we are a geographically diversified gaming and pari-mutuel wagering company with properties in Colorado, Louisiana, Nevada and Virginia. We own and operate three casinos, nine truck plaza video gaming facilities (two are leased) and a horseracing track with six satellite wagering facilities (three are leased). On March 16, 2005, Colonial Downs received a license to own and operate a seventh satellite wagering facility in Henry County, Virginia. We anticipate opening this facility in the fourth quarter of 2005. On April 27, 2005, Colonial Downs received a license to own and operate its eighth satellite wagering facility at a second location in Chesapeake, Virginia. We also anticipate opening this facility in the fourth quarter of 2005. On May 25, 2005, Colonial Downs was granted a license to own and operate a ninth satellite wagering facility in Scott County, Virginia. In addition, we are a party to an agreement that entitles us to a portion of the gaming revenue from an additional truck plaza video gaming facility. On March 2, 2005, we acquired three of our nine truck plaza video gaming facilities as more fully described under "Certain Relationships and Related Transactions."

        All of our gaming facilities target local customers and emphasize revenues from slot machine play or video gaming, or both. For the year ended December 31, 2004, and the three months ended March 31, 2005, our net revenues were approximately $194.2 million and $51.1 million, respectively. See our consolidated financial statements contained herein for information concerning the operational performance of the segments of our business.

        The following table sets forth certain information and property level EBITDA (excluding corporate overhead) of our properties:

			As of December 31, 2004			Year Ended December 31, 2004
Property	Location	Facility Type	Approximate Gaming Square Footage	Gaming Machines	Table Games	Percentage of Gaming Revenue from Machines	Property Level EBITDA(1) (in thousands)
The Lodge Casino	Black Hawk, Colorado	Land-based casino	25,000	919	30	91%	$20,171
Gilpin Hotel Casino	Black Hawk, Colorado	Land-based casino	16,000	424	0	99	4,043
Gold Dust West Casino	Reno, Nevada	Land-based casino	17,500	500	0	100	7,535
Louisiana Truck Plazas	Louisiana (various locations)	Video gaming	14,900	380	0	100	9,454
Colonial Downs Racetrack and satellite wagering	Virginia (various locations)	Horse racing and facilities pari-mutuel wagering	N/A	N/A	N/A	N/A	1,601

Total			73,400	2,223	30		$42,804

(1)
Property Level EBITDA excludes corporate overhead expense of approximately $9,314 million in the aggregate for all of our properties.

        The following is a reconciliation of our property level EBITDA to our property level net income:

Year ended December 31, 2004	EBITDA(1)	Depreciation and Amortization	Interest Income	Interest Expense	Net Income
	(in thousands)
The Lodge Casino	$20,171	$3,385	$10	$8,378	$8,418
Gilpin Hotel Casino	4,043	1,453	3	2,429	164
Gold Dust West	7,535	1,436	3	3,142	2,960
Louisiana Truck Plazas	9,454	1,962	3	2,216	5,279
Colonial Downs	1,601	1,544	29	121	(35)

Total Property Level EBITDA	42,804	9,780	48	16,286	16,786
Corporate overhead	(9,314)	178	16	3,419	(12,895)

Total	$33,490	$9,958	$64	$19,705	$3,891

(1)
Please see note 1 on page 15 hereof for a discussion of EBITDA, a non-GAAP financial measure.

Business Strategy and Competitive Strengths

        Our business strategy is to create a broad, geographically diversified base of gaming and pari-mutuel wagering properties that provide our customers with high quality experiences that build significant customer loyalty. We focus on attracting and fostering repeat business from local gaming patrons at our casino, truck plaza video gaming, and pari-mutuel wagering facilities. Our local patrons are typically experienced gaming customers who seek convenient locations, high payouts, and a pleasant atmosphere.

        We believe that there are opportunities for growth and operational efficiencies in the markets in which we operate. Black Hawk, Colorado was one of the fastest growing gaming markets in the country, having experienced a 26.3% compound annual growth in gaming revenue, from 1998 through 2000. Revenues in 2001 through 2003 stabilized at approximately $500 million annually and rose to

$524 million in 2004. We believe that our two Black Hawk properties will continue to be competitive, and in 2003 we renovated our Gilpin Hotel Casino property in Black Hawk to enhance our competitive position. Our Reno, Nevada casino has done well in maintaining its competitive position in the face of significant competition from a new Native American casino in the market area. We believe that there are additional Louisiana truck plaza video gaming properties that may be available for acquisition. In November 2004, referendums were passed in three counties in Virginia that will allow us to expand our satellite wagering facilities. On March 16, 2005, Colonial Downs received a license to own and operate a seventh satellite wagering facility in Henry County, Virginia. We anticipate opening this facility in the fourth quarter of 2005. On April 27, 2005, Colonial Downs received a license to own and operate its eighth satellite wagering facility at a second location in Chesapeake, Virginia. We also anticipate opening this facility in the fourth quarter of 2005. On May 25, 2005, Colonial Downs was granted a license to own and operate a ninth satellite wagering facility in Scott County, Virginia. In addition, we may acquire or develop additional gaming properties catering to local gaming patrons in the future, further expanding our geographic diversity.

        Our strategy for our casino and video gaming operations is to continue to provide our customers with a user-friendly gaming environment featuring convenient locations, ample parking, good food at affordable prices, and promotional incentives that reward frequent play. Our strategy for our horse racing operations is to be a competitive participant in the industry by capitalizing on our unique dirt and turf track facilities for live racing, hosting marquee racing events, and expanding our satellite wagering facility network under appropriate circumstances.

        Broad Geographic and Asset Diversification.    We own and operate three land-based casinos, nine truck plaza video gaming facilities (two of which are leased), and a horse racing track with six satellite wagering facilities (three of which are leased), in four states. In addition, we are party to agreements that entitle us to a portion of the gaming revenue from an additional truck plaza video gaming facility. We have received gaming licenses for three additional satellite wagering facilities. We believe that because of our geographic and asset diversification, we are less dependent on results at a specific property or in a specific market to generate our cash flow. In addition, this geographic diversity helps mitigate our susceptibility to regional economic downturns or weather conditions.

        Strong Emphasis on Slot and Video Gaming Revenues.    All of our gaming facilities emphasize slot machine or video gaming play, or both. We believe slot machine play to be the fastest growing, most consistently profitable and lowest risk segment of the gaming entertainment business. We offer a wide variety of games to attract customers and encourage them to play for longer periods of time, thereby promoting the stability of our gaming revenue. We intend to maximize slot and video gaming revenue by continuing to invest in state-of-the art equipment and systems and replacing older models with the most current product offerings in appropriate markets.

        Significant Barriers to Entry.    There are significant regulatory and other barriers to entry in each of the markets in which we operate. In Black Hawk, Colorado, these barriers include the limited availability of space in the approved gaming district, which is defined in the state constitution, the Gaming Commission's regulations and the City of Black Hawk's ordinances, and the high cost of acquiring land and constructing new gaming facilities. There are stringent licensing requirements and substantial licensing and compliance expenses attendant to commencing and conducting gaming operations in Nevada. In Louisiana, the barriers to entry include restrictions that require truck plaza video gaming facilities to meet specified minimum levels of diesel and total fuel sales, have a specified minimum site acreage and conduct restaurant operations not fewer than 12 hours per day. These restrictions also prohibit the operation of more than 50 video gaming machines at any location, and require truck plaza video gaming facilities to be located only in those parishes that voted to continue video gaming during a one-time statewide referendum in 1996. In Virginia, in all but the county in which we operate and one additional county, the operator of any competing horse racing track would need to secure passage of a referendum in the locale in which the track is to be operated. We have won a referendum in Westmoreland County for a satellite wagering facility but have not yet received a license for a satellite wagering facility in that County. Opening any satellite wagering facility in any locale other than in Westmoreland County or those locales in which we currently operate or are licensed would also require the passage of a referendum.

        Strong, Experienced Management Team.    Our senior management team is an experienced group of industry veterans. Jeffrey P. Jacobs, our Chairman and Chief Executive Officer, has been Black Hawk Gaming's Chief Executive Officer since November 1996 and the Chief Executive Officer of Colonial Holdings, our wholly owned subsidiary, since March 1997. Stephen R. Roark, our Chief Financial Officer and President of Casino Operations, has been Black Hawk Gaming's President since September 1995 and its Chief Financial Officer since 1993. Ian M. Stewart, our President of Pari-Mutuel Wagering and Video Poker Operations, has been President of Colonial Holdings since November 1998 and its Chief Financial Officer since June 1997. Michael Shubic, our Regional Vice-President of Casino Operations, has over 30 years of experience in the gaming industry. The three general managers of our casinos, who have a combined total of over 60 years of casino management experience, report directly to Mr. Shubic. Stan Guidroz is Vice President of Operations and oversees our truck plaza video gaming operations and has over 12 years of experience in the truck plaza video gaming business. Further, Mr. Guidroz is supported by Reid Smith and J. Richard Gottardi, who oversee the day-to-day operations of our truck plaza video gaming operations and who have over 25 years of combined experience in the gaming industry. We believe the expertise and experience of our management team enables us to enhance the operation of our existing properties and any properties we may acquire in the future.

Our Properties

        The Lodge Casino—Black Hawk, Colorado.    The Lodge Casino in Black Hawk, Colorado, which commenced operations in June 1998, is one of 21 casinos located in the gaming district of Black Hawk. The Lodge services the greater Denver metropolitan area population of approximately 2.4 million located 40 miles east of Black Hawk, as well as customers from nearby communities such as Boulder and Fort Collins, Colorado and Cheyenne, Wyoming. We believe that most of The Lodge's customers are primarily day trip patrons who reside in the greater Denver metropolitan area. As of December 31, 2004, the Black Hawk market had approximately 9,365 gaming devices (slot machines, blackjack and poker tables) generating approximately $524 million in revenues for the year then ended. The Lodge is one of the largest gaming facilities in the market.

        The Lodge is located on a 2.5 acre site that abuts State Highway 119, with approximately 25,000 square feet of gaming space on two floors containing 919 slot machines and 30 table games, 50 hotel rooms, three restaurants, four bars and onsite parking for 600 vehicles. Our property includes The White Buffalo Grille, an upscale dining facility and a buffet that was completely remodeled in 2002 at a cost of $1 million. Black Hawk has no significant lodging facilities other than our facility and the Isle of Capri, which has a 237-room hotel at its Black Hawk casino and a 160-room expansion under construction which is anticipated to open in June 2005. Another competitor has announced plans to construct a 300-room hotel directly across from our Lodge casino.

        We utilize computerized slot data tracking systems that allow us to track individual play and payouts and develop mailing lists for special events, contest play and promotions. The Lodge participates in busing programs with unaffiliated transportation companies who transport patrons to Black Hawk/Central City from the market areas described above. Black Hawk Gaming has obtained an exemption as a common carrier from the Colorado Public Utilities Commission and may elect to operate its own busing program in the future.

        The Gilpin Hotel Casino—Black Hawk, Colorado.    The Gilpin Hotel Casino, which commenced operations in October 1992, is a 37,000 square foot facility located on a one acre site in the central Black Hawk gaming district. We expanded our facility through the acquisition of an adjacent casino in early 1994. We were one of the first casinos opened in Colorado following the legalization of casino gaming in 1991. We offer 424 slot machines, a restaurant and two bars. We also offer slot club, busing and other promotional programs, and have available to our customers 200 surface parking spots in the heart of historic Black Hawk.

        We commenced a remodeling and expansion of the Gilpin Hotel Casino in the third quarter of 2002 to place all gaming operations on a single floor and to upgrade and renovate the overall structure. These improvements cost approximately $7.8 million and were completed in June 2003. Although we experienced construction and other disruptions that adversely affected our business during the remodeling period, we believe these renovations have enhanced the Gilpin Hotel Casino's competitiveness in the Black Hawk market. Further, in November 2004, we began a renovation of the third floor of the Gilpin Hotel Casino, which was completed in March 2005 at an approximate cost of $1.8 million. This addition, called the Gilpin Poker Room, will initially add 16 live action poker tables with space to add an additional four tables.

        The Gold Dust West Casino—Reno, Nevada.    The Gold Dust West Casino, located on 4.6 acres in Reno's central downtown gaming district, has been operating since 1978. The casino caters to residents of Reno and surrounding areas and has about 17,500 square feet of gaming space, currently accommodating 500 slot machines. We offer the Wildwood Restaurant, a 6,600 square foot dining facility, 106 motel rooms, and surface parking for 300 vehicles. We implemented a slot player tracking system in September 2001, which has facilitated improvement of the casino's operating results. During 2002, we made several improvements to the property including a significant remodeling of the Wildwood kitchen and serving line, the addition of outdoor signage, and general landscaping improvements. The Reno/Sparks, Nevada market area generated approximately $1.0 billion of gaming revenues during each of the years ended December 31, 2002, 2003 and 2004. There were 36 casinos in the Reno/Sparks market area at December 31, 2004.

        Louisiana Gaming Properties.    Our truck plaza properties consist of nine truck plaza video gaming facilities located in Louisiana, and we share in the gaming revenues from an additional Louisiana truck plaza gaming facility. We acquired three of our truck plaza video gaming facilities on March 2, 2005 as described under "Certain Relationships and Related Transactions." Our properties include the Houma Truck Plaza and Casino (a leased property) in Houma; Winner's Choice Casino in Sulphur; Lucky Magnolia Truck Stop and Casino in St. Helena Parish; Bayou Vista Truck Plaza and Casino in Bayou Vista; Colonel's Truck Plaza and Casino in Thibodaux; and Raceland Truck Plaza and Casino in Raceland. Our three new truck plaza properties include Cash Magic in Breaux Bridge in St. Martin Parish; Cash Magic in Eunice in St. Landry Parish; and Cash Magic (a leased property) in Jefferson Parish. Breaux Bridge is currently operating with 50 gaming devices; Eunice was granted its gaming license on March 15, 2005 and commenced gaming operations in April 2005; and we filed an application for a gaming license for Jefferson on February 25, 2005 and expect to commence gaming operations at that facility in June 2005, assuming we obtain gaming approval. We are also party to an agreement that entitles us to a portion of the gaming revenues from Cash's Truck Plaza and Casino in Lobdell. Each truck plaza features a convenience store, fueling operations, a restaurant operating not fewer than 12 hours per day, and 50 video poker devices (except for Lucky Magnolia Truck Stop and Casino, and Eunice, LLC, both of which have 40 devices).

        The Louisiana video gaming industry consists of video gaming in 31 of Louisiana's 64 parishes. The industry is highly regulated and video gaming machines can only be placed in qualifying bars, restaurants, hotels, satellite wagering facilities, and truck plazas. In order to qualify for video gaming, a truck plaza must offer diesel fuel, gasoline, a convenience store, a restaurant, and a place for truck drivers to shower and sleep. Our video gaming machines are located in a separate gaming room that is designed to provide a pleasant casino-like atmosphere. As of December 31, 2004, Louisiana had 153 licensed truck plazas.

        The Louisiana truck plaza video gaming market caters primarily to local residents, whom we believe contribute to the vast majority of truck plaza gaming revenue. We believe that most of our video gaming customers live within a five-mile radius of our properties.

        Colonial Downs—New Kent, Virginia.    Colonial Downs, which opened in 1997, is a racetrack in New Kent, Virginia, which primarily conducts pari-mutuel wagering on thoroughbred and harness racing. The track facility was designed to provide patrons with a pleasant atmosphere to enjoy quality horse racing. The outside grandstand area, located on the first floor of the track facility, has an occupancy capacity of approximately 4,000 patrons. Also located on the first floor of the track facility are two simulcast television amphitheaters, two covered patio-seating areas, four bars, a large concession food court, a gift shop, and wagering locations with approximately 72 tellers. The Jockey Club, which is in the main grandstand area located on the third floor of the track facility, includes a full-service dining area with a seating capacity of 548 patrons, two separate lounge areas, and additional wagering locations with 24 tellers. The Turf Club is a private club and contains 10 luxury suites with skybox seating located on the fourth floor of the track facility and has a wagering location with eight tellers.

        The one and one-quarter mile dirt track is one of the largest tracks in the United States and our 180-foot wide turf track is the widest turf track in North America. These unique configurations have attracted and are expected to continue to attract quality horses to the track. Colonial Downs has conducted more than 80% of its thoroughbred races over the turf course for the last two years, thereby establishing the track as a major turf racing center in the Mid-Atlantic region. Colonial Downs is developing the Virginia Derby, a turf race for three-year old thoroughbreds, into the marquee event of the thoroughbred meet. In 2005, the Virginia Derby will be a Grade III stakes race.

        Colonial Downs has announced plans to create a new stakes race—the Colonial Turf Cup—which together with the Virginia Derby will form the first two legs of the Grand Slam of Grass™. The Grand Slam of Grass™ consists of four races including the two races at Colonial Downs, the Secretariat to be held at Arlington Park, and the John Deere Breeders' Cup Turf at Belmont Park. Jacobs Investments, an affiliate of ours, has guaranteed $5 million to any horse that sweeps the series. The Company intends to purchase an insurance policy to cover a portion of the potential estimated $3.0 million bonus payment.

        Satellite Wagering Facilities, Virginia.    In addition to our racetrack facility, we operate six satellite wagering facilities in Virginia and we have received a license to operate three additional facilities. These facilities provide simulcast pari-mutuel wagering on thoroughbred and harness racing from our racetrack and selected other racetracks throughout the United States. Our satellite wagering facilities are located in Chesapeake, Hampton, Brunswick, Vinton, and in Richmond (which has two). These facilities employ state of the art audio/video technology for receiving quality import simulcast thoroughbred and harness racing from nationally known racetracks.

        The facilities are structured to accommodate the needs of various patrons, from the seasoned handicapper to the novice wagerer, and provide patrons with a comfortable, upscale environment including a full bar and a range of restaurant services. In addition, self-serve automated wagering equipment is available to patrons in order to make wagering more user-friendly to the novice and more efficient for the expert. This equipment, with touch-screen interactive terminals and personalized portable wagering terminals, provides patrons with current odds information and enables them to place wagers and credit winning tickets to their accounts without waiting in line.

        In 2003, the legislature of the Commonwealth of Virginia passed a statute authorizing the Virginia Racing Commission to grant licenses and thereafter regulate account wagering in Virginia. On April 28, 2004, the Virginia Racing Commission granted Colonial a license to accept wagers over the telephone or through the internet via its advanced deposit wagering system. The advanced deposit wagering system became fully operational late in the third quarter of 2004. In 2004, the legislature of the Commonwealth of Virginia passed a statute, signed by the governor of Virginia, authorizing up to 10 satellite wagering facilities in localities that approved such facilities by referenda. On November 2, 2004, referenda were passed authorizing the locating of a satellite wagering facility in Henry County, Scott County and Westmoreland County, Virginia. On March 16, 2005, Colonial Downs received a license to own and operate a seventh satellite wagering facility in Henry County, Virginia. We anticipate opening this facility in the fourth quarter of 2005. On April 27, 2005, Colonial Downs received a license to own and operate its eighth satellite wagering facility at a second location in Chesapeake, Virginia. We also anticipate opening this facility in the fourth quarter of 2005. On May 25, 2005, Colonial Downs was granted a license to own and operate a ninth satellite wagering facility in Scott County, Virginia.

SUMMARY OF TERMS OF THE EXCHANGE OFFER

The Old Notes	On March 2, 2005, we issued $23,000,000 aggregate principal amount of our 11 7/8% Senior Secured Notes due 2009 in a private placement to qualified institutional buyers in reliance on exemptions from registration under the Securities Act. Because they were sold pursuant to exemptions from registration, the Old Notes are subject to transfer restrictions. In connection with the issuance of the Old Notes, we entered into a registration rights agreement with the purchasers in which we agreed to either: (a) file with the Commission a registration statement covering the New Notes, use our best efforts to cause the registration statement to become effective under the Securities Act, and upon effectiveness of the registration statement, complete the exchange offer; or (b) cause the Old Notes to be registered under the Securities Act pursuant to a resale shelf registration statement. If we do not comply with our obligations under the Registration Rights Agreement, we will be required to pay certain liquidated damages. See "Registration Rights."
The Exchange Offer
We are offering to exchange up to $23,000,000 principal amount of New Notes for an identical principal amount of Old Notes. Old Notes may be exchanged only in $1,000 increments. The terms of the New Notes are identical in all material respects to the terms of the Old Notes except that the New Notes have been registered under the Securities Act and will not bear legends restricting their transfer. The New Notes will evidence the same debt as the Old Notes and will be issued under and entitled to the benefits of the same indenture that governs the Old Notes and $125 million principal amount of our other outstanding 11 7/8% Senior Secured Notes due 2009. Holders of Old Notes do not have any appraisal or dissenter's rights in connection with the exchange offer. Because we have registered the New Notes, the New Notes will not be subject to transfer restrictions and holders of New Notes will have no registration rights.

Consequences of Failure To Exchange
If you do not exchange your Old Notes for New Notes pursuant to the exchange offer, you will still be subject to the restrictions on transfer of your Old Notes as described in the legend on the Old Notes. In general, you may not offer to sell or sell the Old Notes, except pursuant to a registration statement under the Securities Act or any exemption from registration thereunder and in compliance with applicable state securities laws.
Resale of New Notes
We believe you may offer for resale, resell or otherwise transfer the New Notes you receive in the exchange offer without further compliance with the registration and prospectus delivery provisions of the Securities Act unless you:
• are an "affiliate" of ours within the meaning of Rule 405 under the Securities Act;
• are a broker-dealer who purchased Old Notes directly from us for resale under Rule 144A or Regulation S or any other exemption under the Securities Act;
• acquired the New Notes other than in the ordinary course of your business; or
• have an arrangement with any person to engage in the distribution of New Notes.

Each broker-dealer who is issued New Notes in the exchange offer for its own account in exchange for Old Notes acquired by the broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the New Notes issued in the exchange offer. A broker-dealer may use this prospectus for an offer to resell, a resale or any other transfer of the New Notes issued to it in the exchange offer.
Expiration Date and Time
5:00 p.m., New York City time, on the later to occur of July , 2005 or 30 business days after the date the exchange offer is first mailed to the holders of the Old Notes. See "The Exchange Offer—Expiration Date; Extensions; Amendments."
Withdrawal Rights
You may withdraw Old Notes you tendered by furnishing a written notice of withdrawal to the exchange agent or by complying with DTC's Automated Tender Offer Program System ("ATOP") withdrawal procedures at any time before 5:00 p.m. New York City time on the expiration date. See "The Exchange Offer—Withdrawal of Tenders."
Accrued Interest on the New Notes and the Old Notes
The New Notes will bear interest from February 1, 2005 or, if later, from the most recent date of payment of interest on the Old Notes. Accordingly, if you tender Old Notes that are accepted for exchange, you will not receive interest that is accrued but unpaid on the Old Notes at the time of tender.

Conditions to the Exchange Offer	The exchange offer is subject only to the following conditions:
	•	regulatory approval from Colorado state gaming authorities;
	•	the compliance of the exchange offer with applicable securities laws;
	•	the proper tender of the Old Notes;
	•	our receipt of certain representations made by the holders of the Old Notes, as described below; and
	•	no judicial or administrative proceeding pending or having been threatened that would limit us from proceeding with the exchange offer.
The exchange offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.
Representations	By participating in the exchange offer, you will represent to us that, among other things:
	•	you will acquire the New Notes you receive in the exchange offer in the ordinary course of your business;
	•	you are not engaging in and do not intend to engage in a distribution of the New Notes;
	•	you do not have an arrangement or understanding with any person to participate in the distribution of the New Notes; and
	•	you are not an "affiliate," as defined under Rule 405 of the Securities Act, of ours.
Procedures for Tendering Old Notes	To accept the exchange offer, you must send the exchange agent either:
	•	a properly completed and validly executed letter of transmittal; or
	•	a computer-generated agent's message transmitted pursuant to DTC's ATOP System; and either:
• tendered Old Notes held in certificated form; or
• a timely confirmation of book-entry transfer of your Old Notes into the exchange agent's account at DTC.
Additional documents may be required if you tender pursuant to the guaranteed delivery procedures described below. For more information, see "The Exchange Offer—Procedures for Tendering."
Tenders by Beneficial Owners
If you are a beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or are held in book-entry form and you wish to tender those Old Notes in the exchange offer, you should contact the registered holder as soon as possible and instruct the registered holder to tender on your behalf. See "The Exchange Offer—Procedures for Tendering."

Guaranteed Delivery Procedures
If you are unable to comply with the procedures for tendering, you may tender your Old Notes according to the guaranteed delivery procedures described in this prospectus under the heading "The Exchange Offer—Guaranteed Delivery Procedures."
Certain United States Federal Tax Considerations	See "Certain United States Federal Income Tax Consequences" for a discussion of U.S. federal income tax considerations you should consider before tendering Old Notes in the exchange offer.
Exchange Agent	Wells Fargo Bank, National Association is serving as exchange agent for the exchange offer. The address and telephone number for the exchange agent is listed under "The Exchange Offer—Exchange Agent."

SUMMARY OF THE TERMS OF THE NEW NOTES

        The terms of the New Notes to be issued in the exchange offer are identical to the terms of the outstanding Old Notes except that we have registered the New Notes under the Securities Act. The notes issued in the exchange offer will evidence the same debt as the Old Notes, and both the Old Notes and the New Notes are governed by the same indenture. The "Description of the Notes" section of this prospectus contains a more detailed description of the terms and conditions of the notes.

The Offering of New Notes

Securities Offered	$23,000,000 principal amount of 11 7/8% Senior Secured Notes.
Maturity Date	February 1, 2009.
Interest Rate	11 7/8% per year.
Interest Payment Dates	Each February 1 and August 1.
Security and Ranking
The notes, together with the $125 million in aggregate principal of our 11 7/8% Senior Secured Notes issued in February 2002, and the related guarantees of our subsidiary guarantors, are secured by a first priority lien (subject to the exceptions described herein) on substantially all of our and the guarantors' respective current and future assets, other than the excluded assets, as described herein. We may not be able to grant security interests in certain of our assets and certain of our assets may be subject to prior liens.

On July 12, 2002, we entered into a senior secured revolving credit facility with Wells Fargo Foothill, Inc. (the "Senior Credit Facility") in the amount of $10 million. The lien on the real property and related assets comprising The Lodge Casino and the Gilpin Hotel Casino in Black Hawk, Colorado granted to the lender under the Senior Credit Facility is senior to the lien securing the notes and, subject to certain conditions, limits the exercise of remedies under the security interests in such assets by the holders.

Additionally, the real property comprising the Business Improvement District relating to The Lodge Casino is subject to a first priority lien in favor of the $4.0 million aggregate principal amount outstanding of Black Hawk Business Improvement District Special Assessment Bonds described herein and the notes will also be subject to such prior lien.

We may incur purchase money obligations and capital lease obligations in an aggregate principal amount not to exceed the greater of $5 million or 15% of our consolidated EBITDA for the trailing four quarters. Those obligations may be secured by liens on the financed collateral senior to the lien securing the notes and guarantees, and the right of payment of those obligations will be pari passu with the notes.
See "Description of the Notes—Security."

The notes, along with $125 million of our 11 7/8% Senior Secured Notes issued in February 2002, will rank senior in right of payment to all of our existing and future subordinated debt, including our $19.5 million debt to an affiliate. The notes will rank equal in right of payment to all of our senior debt, including our Senior Credit Facility, the Black Hawk Business Improvement District Special Assessment Bonds, our Louisiana properties seller notes, the debt of Colonial Holdings and any purchase money obligations or capital lease obligations. As of March 31, 2005, we had approximately $173 million of such debt outstanding.

The right to receive payments on the notes may be effectively subordinated to payments on the Senior Credit Facility, the Black Hawk Business Improvement District Bonds, purchase money obligations, and capital lease obligations in the event of bankruptcy, liquidation or other similar proceedings to the extent the lenders in each situation will be entitled to be repaid in full from the assets securing such obligations before payment is made to the noteholders.
Guarantees
All of our present and future restricted subsidiaries will guarantee the notes with unconditional guarantees of payment that will rank senior in right of payment to all of their existing and future subordinated debt and equal in right of payment to all of their existing and future senior debt. All of our subsidiaries are currently restricted subsidiaries.
Optional Redemption
We cannot choose to redeem the notes prior to February 1, 2006. At any time from and after that date (which may be more than once), we can choose to redeem some or all of the notes at specified prices, plus accrued interest. See "Description of the Notes—Optional Redemption."
Disposition Based Upon Gaming Laws
The notes are subject to redemption requirements imposed by laws and regulations of authorities in jurisdictions in which we conduct gaming and pari-mutuel wagering operations. See "Description of the Notes—Mandatory Disposition in Accordance with Gaming Laws."
Change of Control Offer
If we experience a change in control, we must offer to purchase your notes at 101% of their face amount, plus accrued interest. We might not be able to pay you the required price for notes you present to us at the time of a change in control, because we might not have enough funds at that time. Failure to make the required repurchase would be an event of default under the terms of the notes.

In addition, a change of control would be an event of default under the terms of our $10 million Revolving Credit Facility and our $19.5 million subordinated debt to an affiliate, and would cause all outstanding amounts to be immediately due and payable.

Asset Sale and Event of Loss Proceeds	We may have to use the net cash proceeds from selling assets or from events of casualty loss to offer to purchase your notes at their face amount, plus accrued interest.
Certain Indenture Provisions	The indenture governing the notes limits what we (and most or all of our subsidiaries) may do. For example, the indenture limits our ability to:
• incur more debt;
• pay dividends and make distributions;
• issue stock of subsidiaries;
• make investments;
• repurchase stock;
• create liens;
• enter into transactions with affiliates;
• enter into sale-leaseback transactions;
• merge or consolidate; and
• transfer and sell assets.
These limitations are subject to a number of important exceptions.
Use of Proceeds	We will not receive any proceeds upon completion of the exchange offer. See the "Use of Proceeds" section of this prospectus for further information.

Risk Factors

        Before deciding to exchange Old Notes for the New Notes, you should consider carefully the information included in the "Risk Factors" section of this prospectus, as well as other information contained in this prospectus.

Summary Consolidated Financial Data

        The summary consolidated financial data presented below should be read in conjunction with our audited consolidated financial statements, the unaudited interim condensed consolidated financial statements, the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The following summary consolidated financial data as of December 31, 2002, 2003, and 2004 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following summary consolidated financial data as of March 31, 2004 and 2005 and for the three-month periods ended March 31, 2004 and 2005 have been derived from our unaudited interim condensed consolidated financial statements also included elsewhere in this prospectus. The unaudited financial statements were prepared on a basis consistent with the audited statements and, in our opinion, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly our results for the periods presented. The table below also includes selected financial ratios for the periods presented.

	As of and for Year Ended December 31,					As of and for the Three Months Ended March 31,
	2000	2001	2002	2003	2004	2004	2005
						(unaudited)
	(in thousands, except ratio data)
Statement of Operations Data:
Net revenues	$31,796	$46,653	$153,720	$171,849	$194,152	$46,199	$51,062
Operating income	1,288	4,085	22,851	22,204	23,532	8,341	6,337
Interest expense	2,519	4,230	18,300	19,645	19,705	4,892	5,263
Net income	4,291	4,590	2,938	2,631	3,891	3,455	1,098
Other Financial Data:
EBITDA(1)	$2,986	$6,766	$31,240	$31,275	$33,490	$10,790	$8,881
Depreciation and amortization	1,698	2,681	8,389	9,071	9,958	2,449	2,544
Capital expenditures	399	723	7,341	16,279	19,051	4,303	4,494
Balance Sheet Data (end of period):
Cash and cash equivalents	$1,162	$3,171	$21,358	$16,238	$21,497	$16,377	$19,270
Total assets	86,118	105,992	236,226	238,984	252,266	243,716	256,874
Total long-term debt, including current maturities	2,096	15,429	149,409	147,904	152,916	150,412	173,159
Stockholders' equity	60,043	63,759	64,762	69,010	74,604	72,833	61,284
Financial Ratios Data:
Ratio of EBITDA to interest expense	1.19	1.60	1.71	1.59	1.70	2.21	1.69
Ratio of earnings to fixed charges(2)	1.45	2.29	1.26	1.13	1.19	1.69	1.20

        The following reconciles our EBITDA to our net income for the periods indicated:

	As of and for Year Ended December 31,					As of and for the Three Months Ended March 31,
	2000	2001	2002	2003	2004	2004	2005
EBITDA	$2,986	$6,766	$31,240	$31,275	$33,490	$10,790	$8,881
Depreciation and amortization	1,698	2,681	9,389	9,071	9,958	2,449	2,544
Interest income	123	100	194	62	64	6	24
Other income				10
Interest expense	2,519	4,230	18,300	19,645	19,705	4,892	5,263
Net income	4,291	4,590	2,938	2,631	3,891	3,455	1,098

(1)
EBITDA is defined as net income before interest expense, income taxes, depreciation and amortization and:

•
is not intended to be a performance measure that should be regarded as an alternative either to operating income or net income as an indicator of operating performance or to the statement of cash flows as a measure of liquidity;

•
is not intended to represent funds available for debt service, dividends, reinvestment or other discretionary uses;

•
should not be considered in isolation or as a substitute for measures of performance prepared in accordance with United States generally accepted accounting principles;

•
our definition of EBITDA may not be identical to similarly titled measures reported by other companies.

  EBITDA information is included in this offering memorandum because our management believes that EBITDA is a meaningful measure of performance commonly used in the gaming industry and by the investment community to analyze and compare companies such as ours. Also, EBITDA is a key provision of various financial covenants in our debt agreements and as such is a critical component that we closely watch in order to determine our ability to achieve future growth.

(2)
For the purpose of determining the ratio of earnings to fixed charges, "earnings" consist of (loss) income before equity earnings of investments and minority interest plus fixed charges, amortization of capitalized interest, and distributed income of equity investees, less interest capitalized. "Fixed charges" consist of interest expense (including amortization of deferred financing costs, premiums, and discounts), amortization of capitalized expenses related to indebtedness, plus two-thirds of rental expense (this portion is considered to be representative of the interest factor), and are computed as follows:

	As of and for Year Ended December 31,					As of and for the Three Months Ended March 31,
	2000	2001	2002	2003	2004	2004	2005
Earnings:
(Loss) income before equity earnings of investments and minority interest	$(1,108)	$(45)	$4,745	$2,631	$3,891	$3,455	$1,098
Add: Fixed charges	3,206	4,831	18,703	20,327	20,468	5,052	5,429
Add: Amortization of capitalized interest	59	59	59	62	65	16	16
Add: Distributed income of equity investees	2,500	6,208	126
Less: Interest capitalized				(140)	(110)	(1)	(4)

Total Earnings	$4,657	$11,053	$23,633	$22,880	$24,314	$8,522	$6,539

Fixed Charges:
Interest expense	$2,519	$4,230	$18,300	$19,645	$19,705	$4,892	$5,263
Interest capitalized				140	110	1	4
Amortization of capitalized expenses related to indebtedness	28	4
Estimated interest on rental expense	659	597	403	542	653	159	162

Total Fixed Charges	$3,206	$4,831	$18,703	$20,327	$20,468	$5,052	$5,429

Ratio of Earnings to Fixed Charges	1.45	2.29	1.26	1.13	1.19	1.69	1.20

RISK FACTORS

        To inform readers of our future plans and business strategies, this prospectus contains statements concerning our future performance, intentions, objectives, plans and expectations that are or may be deemed to be "forward-looking statements." Our ability to do this has been fostered by the Private Securities Litigation Reform Act of 1995, which provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information so long as those statements are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. Such factors affecting us include, but are not limited to, the following:

Risks Related to Our Indebtedness

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under our debt agreements.

        We have a significant amount of indebtedness. As of December 31, 2004 we had total indebtedness excluding accounts payable of approximately $148 million and total stockholders' equity of approximately $74.6 million. In March 2005, we issued an additional $23 million of our senior secured notes and our indebtedness increased to approximately $173.6 million as of March 31, 2005. The accounting treatment relating to our March 2, 2005 note issuance reduced our stockholders' equity to approximately $60 million at that date. Our substantial indebtedness could have important consequences. For example, it could:

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  require us to dedicate a substantial portion of our cash flow from operations to debt service, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, and other general corporate purposes;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  •
  limit our ability to fund a required regulatory redemption or a change of control offer;

  •
  place us at a competitive disadvantage to our competitors that have less debt; and

  •
  limit, along with the financial and other restrictive covenants in our debt agreements, among other things, our ability to borrow additional funds. A failure to comply with those covenants could result in an event of default which, if not cured or waived, could have a significant adverse effect on us.

        The occurrence of any one of these events could have a material adverse effect on our business, financial condition, results of operations, prospects and ability to satisfy our obligations under our debt agreements.

Our debt agreements impose many restrictive covenants on us.

        Our debt agreements contain covenants that, among other things, restrict our ability to:

  •
  incur more debt;

  •
  issue stock of subsidiaries;

  •
  make investments;

  •
  repurchase stock;

  •
  create liens;

  •
  enter into transactions with affiliates;

  •
  enter into sale-leaseback transactions;

  •
  merge or consolidate; and

  •
  transfer and sell assets.

        Our debt agreements also require us to meet a number of financial ratios and tests. These covenants restrict the operations of our subsidiaries and these limitations could impair our ability to meet such financial ratios and tests. In addition, our ability to meet these ratios and tests and to comply with our provisions governing our indebtedness may be affected by changes in economic or business conditions or other events beyond our control. Our failure to comply with our debt-related obligations could result in an event of default which, if not cured or waived, could result in an acceleration of our indebtedness.

        Complying with these covenants could materially limit our financial and operating flexibility and could cause us to take actions that we otherwise would not take or cause us not to take actions that we otherwise would take.

Despite current indebtedness levels, we may still be able to incur substantially more debt, which could exacerbate the risks described above.

        We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Our principal debt agreement, our note indenture, does not fully prohibit us or our subsidiaries from doing so. If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify.

To service our indebtedness, we will require a significant amount of cash, the availability of which depends on many factors beyond our control.

        Our ability to make payments on and to refinance our indebtedness and to fund our operations will depend on our ability to generate cash. This, to an extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Therefore, we cannot assure you that our business will generate sufficient cash flow from operations or that borrowings will be available to us in amounts sufficient to enable us to pay our indebtedness, or to fund our other liquidity needs. In addition, if we consummate significant acquisitions in the future, our cash requirements may increase significantly. If we are unable to generate sufficient cash flow and are unable to refinance or extend outstanding borrowings, we may have to:

  •
  reduce or delay planned expansion and capital expenditures;

  •
  sell assets;

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  restructure debt; or

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  raise additional capital.

        Furthermore, we may need to refinance all or a portion of our debt on or before maturity. We cannot assure you that we will be able to refinance any of our debt on commercially reasonable terms or at all.

Risks Related to Our Senior Secured Notes

Holders' rights to receive payments on our 11 7/8% Senior Secured Notes in the aggregate principal amount of $148 million as of March 31, 2005 (the "notes") are effectively subordinated to payments under our Senior Credit Facility, Business Improvement District Special Assessment Bonds and any equipment financing to the extent of the collateral securing this other debt. The proceeds from the collateral securing the notes may not be sufficient to pay all amounts owed under the notes if an event of default occurs, even if the fair market value of the collateral would otherwise be sufficient to pay the amounts owed under the notes.

        The notes and guarantees are effectively subordinated to (a) up to $10.0 million principal amount of indebtedness that may be incurred under our Senior Credit Facility with respect to the assets securing the Senior Credit Facility, pursuant to the intercreditor agreement described below, (b) $4.0 million of our Business Improvement District Special Assessment Bonds, and (c) any future equipment financing and purchase money debt, in each case to the extent of the assets securing that indebtedness. We may incur purchase money obligations and capital lease obligations in an aggregate principal amount not to exceed the greater of $5.0 million or 15% of our consolidated earnings before interest, depreciation and amortization for the trailing four quarters. Those obligations may be secured by liens on the financed collateral senior to the lien securing the notes and guarantees, and the right of payment of those obligations will be pari passu with the notes. As a result, upon any distribution to our creditors or the creditors of any subsidiary guarantors in bankruptcy, liquidation, reorganization or similar proceedings, or following acceleration of our indebtedness or an event of default under such indebtedness, our lenders under our Senior Credit Facility, our Business Improvement District Special Assessment Bonds, our equipment financing and our purchase money indebtedness will be entitled to be repaid in full from the proceeds of the assets securing such indebtedness, or the sale of the equipment subject to such equipment financing, before any payment is made to note holders from such proceeds. There can be no assurance that the fair market value of the collateral securing the notes would be sufficient to pay the amounts due under the notes, even absent the Senior Credit Facility, the Business Improvement District Special Assessment Bonds, any equipment financing and any purchase money debt.

        The trustee under our note indenture and the lenders under our Senior Credit Facility have entered into an intercreditor agreement governing the relationships among them and their obligations and rights. Financing by multiple lenders with security interests in common collateral may result in increased complexity and lack of flexibility in a debt restructuring or other work-out relating to us. Furthermore, under the intercreditor agreement, the trustee's remedies in the event of a default are limited. Under the intercreditor agreement, if the notes become due and payable prior to the stated maturity or are not paid in full at the stated maturity at a time during which we have indebtedness outstanding under our Senior Credit Facility, the trustee will not have the right to foreclose upon the assets securing the Senior Credit Facility unless and until the lenders under the Senior Credit Facility fail to take steps to exercise remedies with respect to or in connection with the collateral within 180 days following notice to such lenders of the occurrence of an event of default under the indenture. In addition, the intercreditor agreement prevents the trustee and the holders of the notes from pursuing remedies with respect to the assets securing the Senior Credit Facility in an insolvency proceeding. The intercreditor agreement also provides that the net proceeds from the sale of the assets securing the Senior Credit Facility will first be applied to repay indebtedness outstanding under the credit facility and thereafter to the holders of the notes.

The value of the collateral securing the notes may not be sufficient to pay all amounts owed under the notes if an event of default occurs.

        A large portion of the collateral securing the notes consists of our casinos, truck plazas and personal property, which depreciate in value over time. As a result, if an event of default occurs with respect to the notes, we can give no assurance that the liquidation of the collateral securing the notes will produce sufficient proceeds to pay all amounts owed under the notes. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. If the proceeds are insufficient, the deficiency would be an unsecured obligation. There can be no assurance that note holders would recover any deficiency.

We may have subsidiaries in the future that will not guarantee the notes.

        We may have subsidiaries in the future that will not guarantee the notes. Any non-guarantor subsidiary would have no obligation to make payments to us or in respect of the notes. In the event of a bankruptcy, liquidation or reorganization of any non-guarantor subsidiary, the creditors of such subsidiary (including trade creditors) would generally be entitled to payment of their claims from the assets of such subsidiary before any assets were made available for distribution to us as a stockholder. After paying its own creditors, a non-guarantor subsidiary may not have any remaining assets available for payment to note holders. As a result, the notes would be effectively junior in right of payment to the obligations of any non-guarantor subsidiary.

The trustee's ability to realize on the collateral securing the notes may be limited.

        The trustee's ability to foreclose on the pledged shares and other collateral comprising our gaming businesses is limited by relevant gaming laws. Regulations of the gaming authorities in the several states in which we operate provide that no person may acquire an interest in a gaming licensee or enforce a security interest in the stock of a corporation that is the holder of a gaming license or that owns stock in such a corporation without the prior approval of the gaming authority. As such, neither the trustee nor any note holder is permitted to operate or manage any gaming business or assets unless that person has been licensed under applicable law for that purpose.

        Gaming law requires that any person who proposes to own shares of licensed corporations or of registered holding corporations must be found suitable as a stockholder of such corporations by the applicable gaming authority and other relevant gaming authorities before acquiring ownership of those interests. Consequently, it would be necessary for the trustee to file an application with the gaming authorities requesting approval to enforce the security interest in any pledged stock and obtain that approval before it may take any steps to enforce the security interest. Additionally, the trustee must file applications with the gaming authorities requesting approval to enforce a security interest in our gaming assets before it may take steps to enforce the security interest. Moreover, it would be necessary for a prospective purchaser of the pledged stock or of the gaming assets to file the necessary applications, be investigated, and be licensed or found suitable by the gaming authorities before acquiring the gaming assets or the pledged stock through the foreclosure sale. These requirements may therefore limit the number of potential bidders who would participate in any foreclosure sale and may delay the sale of any pledged stock or other gaming assets, either of which could have an adverse effect on the proceeds received from those sales.

        In addition, the trustee's ability to foreclose on and sell the collateral will be subject to the procedural restrictions of state real estate law and the Uniform Commercial Code. Furthermore, the right of the trustee to foreclose upon and sell the collateral is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against us or any of our subsidiaries prior to, or possibly even after, the trustee has repossessed and disposed of the collateral.

We are a holding company and will depend on the business of our subsidiaries to satisfy our obligations under the notes.

        We are a holding company. Substantially all of the operations necessary to fund payment on the notes are conducted by our subsidiaries. Our ability to make payment on the notes depends on our subsidiaries' cash flow and their payment of funds to us. Our subsidiaries' ability to make payments to us depends on their earnings, the terms of their indebtedness, business and tax considerations, legal and regulatory restrictions and economic conditions.

We may not have the ability to raise the funds necessary to finance any change of control offer required by the note indenture.

        Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes. However, it is possible that we will not have sufficient funds at the time of such a change of control to make the required repurchase of notes. The change of control provisions may not protect note holders in a transaction in which we incur a large amount of debt, including a reorganization, restructuring, merger or other similar transaction, because that kind of transaction may not involve any shift in voting power or beneficial ownership, or may not involve a shift large enough to trigger a change of control as defined in the note indenture.

The Old Notes and New Notes have different tax characteristics than, and will not be fungible with, the $125 million principal amount of our existing notes issued in February 2002.

        The Old Notes and New Notes and the $125 million principal amount of notes we issued in February 2002 do not have identical tax characteristics because the Old Notes were issued at a premium to face value while the notes issued in February 2002 were issued with original issue discount for tax purposes. (See "Certain United States Federal Tax Consequences"). The Old Notes and New Notes and the February 2002 notes will therefore trade under different CUSIP numbers and will not be fungible.

        Accordingly, the Old Notes and New Notes may be less liquid than the February 2002 notes. In addition, there can be no assurance that a market in the New Notes will develop or that the New Notes will trade at the same price as the February 2002 notes.

Federal and state statutes allow courts, under specific circumstances, to void guarantees, subordinate claims in respect of indebtedness and require debt holders to return payments received from guarantors.

        Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a court could void a guarantee of one or more of our subsidiaries or claims related to the notes or subordinate a subsidiary's guarantee to all of our other debts or all other debts of the guarantor if, among other things, we or the guarantor, at the time we or it incurred the indebtedness evidenced by its guarantee:

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  received less than reasonably equivalent value or fair consideration for the incurrence of that indebtedness; and

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  we were or the guarantor was insolvent or rendered insolvent by reason of that incurrence;

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  we were or the guarantor was engaged in a business or transaction for which our or the guarantor's remaining assets constituted unreasonably small capital; or

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  we or the guarantor intended to incur, or believed that we or it would incur, debts beyond our or its ability to pay those debts as they mature.

        In addition, a court could void any payment by us or the guarantor pursuant to the notes or a guarantee and require that payment to be returned to us or the guarantor, or to a fund for the benefit of our creditors or the creditors of the guarantor.

        The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

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  the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets;

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  the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

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  it could not pay its debts as they become due.

        We believe that we and the guarantors have received reasonably equivalent value and fair consideration for the incurrence of the indebtedness and obligations represented by the notes and the guarantees. On the basis of historical financial information, recent operating history and other factors, we believe that we and each subsidiary guarantor, after giving effect to its guarantee of these notes, are not insolvent, do not have unreasonably small capital for the business in which we are or it is engaged and have not incurred debts beyond our or its ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making those determinations or that a court would agree with our conclusions in this regard.

Risks Related to the Exchange Offer

If you do not properly tender your Old Notes, you will continue to hold unregistered Old Notes and your ability to transfer Old Notes will be adversely affected; there may not be a market for the New Notes.

        We will only issue New Notes in exchange for Old Notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the Old Notes and you should carefully follow the instructions on how to tender your Old Notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the Old Notes. If you do not tender your Old Notes or if we do not accept your Old Notes because you did not tender your Old Notes properly, then, after we consummate the exchange offer, you will continue to hold Old Notes that are subject to the existing transfer restrictions. In addition, if you tender your Old Notes for the purpose of participating in a distribution of the New Notes, you will be required to comply with the registration and prospectus-delivery requirements of the Securities Act in connection with any resale of the New Notes. If you are a broker-dealer that receives New Notes for your own account in exchange for Old Notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of those New Notes. After the exchange offer is consummated, if you continue to hold any Old Notes, you may have difficulty selling them because there will be fewer Old Notes outstanding. In addition, if a large amount of Old Notes are not tendered or are tendered improperly, the limited amount of New Notes that would be issued and outstanding after we consummate the exchange offer could reduce the market price of the New Notes.

        Even if you exchange your Old Notes, there may not be a liquid market for resale of the New Notes. The New Notes are new securities for which there currently is no market. Accordingly, there can be no assurance as to the liquidity of the New Notes. We do not intend to apply for listing of the New Notes on any securities exchange or for quotation of the New Notes on the Nasdaq National Market or otherwise.

        The liquidity of, and trading market for, the New Notes also may be adversely affected by general declines in the market for similar securities. Any such decline may occur independently of our financial performance and prospects.

Risks Related to Our Business

We face significant competition and regulation.

        See the captions "Business—Competition" and "—Regulation and Taxation" below for detailed information regarding the significant competition we face in our business and the extensive regulations to which our business is subject.

We depend on our key personnel.

        We are highly dependent on the services of Jeffrey P. Jacobs and, to a lesser extent, other officers and key employees. The loss of the services of Mr. Jacobs or a combination of any of the other individuals could materially harm our business, financial condition and results of operations. The loss of their experience and familiarity with our operations could have negative effects on management's efficiency and could cause us to incur costs to find qualified replacements.

We need to make continual capital expenditures to compete effectively.

        Capital expenditures, amenity upgrades and new gaming equipment are necessary from time to time to preserve the competitiveness of our properties. The gaming industry market is very competitive and is expected to become more competitive in the future. If cash from our operations is insufficient to provide for needed levels of capital expenditures, our competitive position could deteriorate if we are unable to generate internal cash flow or borrow funds for such purposes.

Economic conditions, seasonality and weather conditions could affect our operations.

        Our business, financial condition and results of operations may be harmed by general and local economic conditions. If the U.S. economy or the local economy in a market in which we operate suffers a downturn, our properties could be harmed as the disposable income of consumers or their willingness to patronize our operations declines, resulting in a decrease in the number of patrons at our properties or a decrease in the amount that patrons are willing to wager.

        In addition, seasonality and weather conditions can affect our results of operations. Our pari-mutuel wagering revenues are higher during scheduled live racing than at other times of the year. Adverse weather conditions can cause cancellation of or curtail attendance at outdoor races, thereby reducing wagering and our revenues. Attendance and wagering at both outdoor races and satellite wagering facilities can be harmed by holidays and other competing seasonal activities. Winter travel conditions can adversely affect patronage and revenues at our Colorado casinos. Although casino business is not seasonal, levels of gaming activity increase significantly during weekends and holidays, especially holiday weekends.

We depend on agreements with Colonial Holdings' horsemen to operate our racing and wagering business.

        The Federal Interstate Horseracing Act and the Virginia Racing Act require Colonial Holdings to have written agreements with representative Virginia horsemen's groups in order to simulcast races. Our agreement with the Virginia Horsemen's Benevolence and Protective Association (the "VaHBPA") that expired on December 31, 2004 has been extended temporarily until a new agreement is approved by the Virginia Racing Commission. We have signed a new agreement with the VaHBPA, and it is pending approval from the Virginia Racing Commission, which is expected to consider it at the Commission's July, 2005 meeting. Our current agreement with the Virginia Harness Horse Association (the "VHHA") expires on December 31, 2005.

        In the event we cannot continue to renew these agreements, the Virginia Racing Commission has the right to suspend our licenses to operate our racetrack and the off-track wagering facilities until agreements are in place although it has not indicated that it will do so. Although it is difficult to predict the likelihood of such an event, closure of the off-track wagering facilities would be detrimental to the horsemen groups as well as us since each horsemen group's primary source of purse funds is its percentage of wagering at the off-track facilities.

Energy price increases may adversely affect our costs and our revenues.

        Our casino and horse racing and pari-mutuel wagering operations use significant amounts of electricity and other forms of energy. Any substantial increase in the cost of the forms of energy we use may negatively affect our results of operations. In addition, consumer energy or gasoline price increases may reduce the disposable income of our potential customers or their willingness to patronize our operations and correspondingly reduce our patronage and revenues. Furthermore, a fuel price increase may impact fuel sales in Louisiana making it more difficult to meet minimum fuel sale requirements.

One of the three truck plazas we acquired with proceeds from the sale of $23 million of Old Notes is not presently licensed.

        All video poker truck plaza gaming facilities in Louisiana must be licensed by the Louisiana State Police. Of the three truck plazas we acquired with proceeds from the sale of $23 million of Old Notes sold in March 2005, one is not presently licensed. The application process is underway with respect to this truck plaza and the license is expected to be granted in June or July 2005. However, the issuance of such license is in the discretion of the Louisiana State Police and no absolute assurance that the license will be issued can be given. If for any reason the license application is denied, we would appeal the decision which, in turn, could delay or prevent the opening of the gaming facility. In this event, there could be a material diminution in the value of that facility.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

        On March 2, 2005, we issued $23,000,000 aggregate principal amount of Old Notes to institutional purchasers in a transaction not registered under the Securities Act. The sale of the Old Notes was made in reliance on an exemption from registration under the Securities Act. Because the Old Notes were sold pursuant to exemptions from registration, the Old Notes are subject to transfer restrictions.

        In connection with the issuance of the Old Notes, we entered into a registration rights agreement with the purchasers that requires us to:

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  file with the Commission a registration statement under the Securities Act covering the New Notes;

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  use our best efforts to cause the registration statement to become effective under the Securities Act; and

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  complete the exchange offer upon effectiveness of the registration statement.

        A copy of the registration rights agreement with the purchasers has been filed with the Commission as an exhibit to our registration statement of which this prospectus is a part. Any discussion of the terms of the registration rights agreement is qualified in its entirety by reference to the complete agreement.

        Following the completion of the exchange offer, holders of the Old Notes not tendered will not have any further registration rights other than as described in the paragraphs below, and those Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Old Notes may be adversely affected. Upon completion of the exchange offer, holders of New Notes will have no registration rights.

Resale of New Notes

        Based on existing interpretations of the Securities Act by the staff of the Commission described in several no-action letters to third parties, we believe that, subject to the exceptions set forth below, the New Notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without further compliance with the registration and prospectus delivery provisions of the Securities Act unless you:

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  are an "affiliate" of ours within the meaning of Rule 405 under the Securities Act;

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  are a broker-dealer who purchased Old Notes directly from us for resale under Rule 144A or Regulation S or any other available exemption under the Securities Act;

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  acquired the New Notes other than in the ordinary course of your business; or

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  have an arrangement with any person to engage in the distribution of New Notes.

        Broker-dealers that are receiving New Notes for their own account must have acquired the Old Notes as a result of market-making or other trading activities in order to participate in the exchange offer. Each broker-dealer that receives New Notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be admitting that it is an "underwriter" within the meaning of the Securities Act. We are required to allow broker-dealers to use this prospectus following the exchange offer in connection with the resale of New Notes received in exchange for Old Notes acquired by broker-dealers for their own account as a result of market-making or other trading activities. If required by applicable securities laws, we will, upon written request, make this prospectus available to any broker-dealer for use in connection with a resale of New Notes for a period of 180 days after the consummation of the exchange offer. See "Plan of Distribution."

Terms of the Exchange Offer

        Upon the terms and subject to the conditions stated in this prospectus and in the letter of transmittal, we will accept all Old Notes validly tendered by you and not withdrawn before 5:00 p.m. New York City time on the expiration date. Promptly after the expiration date and upon authentication of the New Notes by the trustee or an authenticating agent, we will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of Old Notes accepted in the exchange offer. You may tender some or all of your Old Notes pursuant to the exchange offer. However, Old Notes may be tendered only in integral multiples of $1,000 in principal amount.

        The terms of the New Notes are identical in all material respects to the terms of the Old Notes except that the New Notes have been registered under the Securities Act and will not bear legends restricting transfer. The New Notes will evidence the same debt as the Old Notes and will be issued under and entitled to the benefits of the same indenture.

        As of the date of this prospectus, $23,000,000 aggregate principal amount of the Old Notes was outstanding.

        By tendering your Old Notes for New Notes in the exchange offer and signing or agreeing to be bound by the letter of transmittal, you will represent to us that:

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  you will acquire the New Notes you receive in the exchange offer in the ordinary course of your business;

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  you are not engaging in and do not intend to engage in a distribution of the New Notes;

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  you do not have an arrangement or understanding with any person to participate in the distribution of the New Notes; and

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  you are not an "affiliate," as defined under Rule 405 of the Securities Act, of ours.

        This prospectus, together with the accompanying letter of transmittal, is initially being sent to all registered holders of the Old Notes. There will be no fixed record date for determining registered holders of Old Notes entitled to participation in the exchange offer.

        We intend to conduct the exchange offer as required by the Exchange Act, and the rules and regulations of the Commission under the Exchange Act, including Rule 14e-1, to the extent applicable. Rule 14e-1 describes unlawful tender practices under the Exchange Act. This section requires us, among other things:

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  to hold our exchange offer open for at least 20 business days;

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  to give 10 days notice of any change in certain terms of this offer; and

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  to issue a press release in the event of an extension of the exchange offer.

        The exchange offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered.

        We will be considered to have accepted Old Notes tendered according to the procedures in this prospectus when, as and if we have given oral or written notice of acceptance to the exchange agent. See "—Exchange Agent." The exchange agent will act as agent for the tendering holders of the Old Notes for the purpose of receiving New Notes from us and delivering New Notes to those holders.

        If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of other events described in this prospectus, certificates for these unaccepted Old Notes will be returned, at our cost, to the tendering holder of the Old Notes or, in the case of Old Notes tendered by book-entry transfer, into the holder's account at DTC according to the procedures described below, promptly after the expiration date.

        If you tender Old Notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes related to the exchange of Old Notes in the exchange offer. We will pay all charges and expenses, other than applicable taxes, in connection with the exchange offer. See "—Solicitation of Tenders; Fees and Expenses."

Expiration Date; Extensions; Amendments

        The exchange offer will expire at 5:00 p.m., New York City time, on the later to occur of July     , 2005 or 30 business days after the date that notice of the exchange offer is first mailed to the holders of Old Notes.

        We expressly reserve the right, in our sole discretion:

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  to delay acceptance of any Old Notes or to terminate the exchange offer and to refuse to accept Old Notes not previously accepted, if any of the conditions described below shall not have been met and is not waived by us;

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  to amend the terms of the exchange offer in any manner;

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  to purchase or make offers for any Old Notes that remain outstanding subsequent to the expiration date; and

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  to the extent permitted by applicable law, to purchase Old Notes in the open market, in privately negotiated transactions or otherwise.

        Any delay in acceptance, termination, extension, or amendment will be followed as promptly as practicable by oral or written notice to the exchange agent and by making a public announcement. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform you of the amendment. Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, termination, extension, or amendment of the exchange offer, we shall have no obligation to publish, advise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

        You are advised that we may extend the exchange offer in the event some of the holders of the Old Notes do not tender on a timely basis. In order to give these noteholders the ability to participate in the exchange and to avoid the significant reduction in liquidity associated with holding an unexchanged note, we may elect to extend the exchange offer until all outstanding Old Notes are tendered.

Interest on the New Notes

        The New Notes will bear interest from February 1, 2005 or, if later, from the most recent date of payment of interest on the Old Notes. Accordingly, if you tender Old Notes that are accepted for exchange, you will not receive interest that is accrued but unpaid on the Old Notes at the time of tender. Interest on the New Notes will be payable semi-annually on each February 1 and August 1, commencing on the next interest payment date.

Procedures for Tendering

        Only a holder of Old Notes may tender Old Notes in the exchange offer. If you are a beneficial owner whose Old Notes are registered in the name of your broker, dealer, commercial bank, trust company or other nominee or are held in book-entry form and wish to tender, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you are a beneficial owner and wish to tender on your own behalf, you must, before completing and executing the letter of transmittal and delivering your Old Notes, either make appropriate arrangements to register ownership of the Old Notes in your name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

        Your tender will constitute an agreement between you and us according to the terms and subject to the conditions described in this prospectus and in the letter of transmittal. If you desire to tender Old Notes and cannot comply with the procedures set forth herein for tender on a timely basis or your Old Notes are not immediately available, you must comply with the procedures for guaranteed delivery set forth in "—Guaranteed Delivery Procedures."

        The method of delivery to the exchange agent of Old Notes, the letter of transmittal and all other required documents is at your election and risk. Delivery of such documents will be considered made only when the exchange agent actually receives them or they are deemed received under the ATOP procedures described below. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or Old Notes should be sent to us. You may also request that your respective brokers, dealers, commercial banks, trust companies or nominees effect the tender for you, in each case as described in this prospectus and in the letter of transmittal.

Old Notes Held in Certificated Form

        For you to validly tender Old Notes held in physical form, the exchange agent must receive, before 5:00 p.m. New York City time on the expiration date, at its address set forth in this prospectus:

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  a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal; and

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  certificates for tendered Old Notes.

Old Notes Held in Book-Entry Form

        We understand that the exchange agent will make a request promptly after the date of the prospectus to establish accounts for the Old Notes at DTC for the purpose of facilitating the exchange offer, and subject to their establishment, any financial institution that is a participant in DTC may make book-entry delivery of Old Notes by causing DTC to transfer the Old Notes into the exchange agent's account for the Old Notes using DTC's procedures for transfer.

        If you desire to transfer Old Notes held in book-entry form with DTC, the exchange agent must receive, before 5:00 p.m. New York City time on the expiration date, at its address set forth in this prospectus, a confirmation of book-entry transfer of the Old Notes into the exchange agent's account at DTC, which is referred to in this prospectus as a "book-entry confirmation," and:

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  a properly completed and validly executed letter of transmittal, or manually signed facsimile thereof, together with any signature guarantees and other documents required by the instructions in the letter of transmittal; or

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  an agent's message transmitted pursuant to DTC's Automated Tender Offer Program.

Tender of Old Notes Using DTC'S Automated Tender Offer Program (ATOP)

        The exchange agent and DTC have confirmed that the exchange offer is eligible for DTC's Automated Tender Offer Program. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer Old Notes held in book-entry form to the exchange agent in accordance with DTC's ATOP procedures for transfer. DTC will then send a book-entry confirmation, including an agent's message to the exchange agent.

        The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering Old Notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant. If you use ATOP procedures to tender Old Notes you will not be required to deliver a letter of transmittal to the exchange agent, but you will be bound by its terms just as if you had signed it.

Signatures

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an "eligible institution" unless the Old Notes tendered with the letter of transmittal are tendered:

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  by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" in the letter of transmittal; or

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  for the account of an "eligible institution."

        An "eligible institution" is a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.; a commercial bank or trust company having an office or correspondent in the United States; an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act; or an "eligible institution" that is a participant in a recognized medallion guarantee program.

        If the letter of transmittal is signed by a person other than the registered holder or DTC participant who is listed as the owner, the Old Notes must be endorsed or accompanied by appropriate bond powers which authorize the person to tender the Old Notes on behalf of the registered holder or DTC participant who is listed as the owner, in either case signed as the name of the registered holder who appears on the Old Notes or the DTC participant who is listed as the owner. If the letter of transmittal or any Old Notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

        If you tender your notes through DTC's ATOP, signatures and signature guarantees are not required.

Determinations of Validity

        All questions as to the validity, form, and eligibility, including time of receipt, acceptance and withdrawal of the tendered Old Notes, will be determined by us in our sole discretion. Our determinations will be final and binding. We reserve the absolute right to reject any and all Old Notes not properly tendered or any Old Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defects, irregularities or conditions of tender as to particular Old Notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within the time we shall determine. Although we intend to notify holders of defects or irregularities related to tenders of Old Notes, neither we nor the exchange agent nor any other person will be under any duty to give notification of defects or irregularities related to tenders of Old Notes nor will any of them incur liability for failure to give notification. Tenders of Old Notes will not be considered to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the exchange agent that we determine are not properly tendered or the tender of which is otherwise rejected by us and as to which the defects or irregularities have not been cured or waived by us will be returned by the exchange agent to the tendering holder unless otherwise provided in the letter of transmittal, promptly following the expiration date.

Guaranteed Delivery Procedures

        If you wish to tender your Old Notes and:

  •
  your Old Notes are not immediately available;

  •
  you cannot complete the procedure for book-entry transfer on a timely basis;

  •
  you cannot deliver your Old Notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date; or

  •
  you cannot complete a tender of Old Notes held in book-entry form using DTC's ATOP procedures on a timely basis, then you may effect a tender if you tender through an eligible institution as defined under "—Procedures for Tendering—Signatures," or if you tender using ATOP's guaranteed delivery procedures.

        A tender of Old Notes made by or through an eligible institution will be accepted if:

  •
  before 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from an eligible institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmittal, mail or hand delivery, that: (1) sets forth the name and address of the holder, the certificate number or numbers of the holder's Old Notes and the principal amount of the Old Notes tendered, (2) states that the tender is being made, and (3) guarantees that, within five business days after the expiration date, a properly completed and validly executed letter of transmittal or facsimile, together with certificates representing the Old Notes to be tendered in proper form for transfer, or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  •
  the properly completed and executed letter of transmittal or a facsimile, together with the certificates representing all tendered Old Notes in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal are received by the exchange agent within five business days after the expiration date.

        A tender made through DTC's ATOP will be accepted if:

  •
  before 5:00 p.m., New York City time, on the expiration date, the exchange agent receives an agent's message from DTC stating that DTC has received an express acknowledgment from the participant in DTC tendering the Old Notes that it has received and agrees to be bound by the notice of guaranteed delivery; and

  •
  the exchange agent receives, within five business days after the expiration date, either: (1) a book-entry confirmation transmitted via DTC's ATOP procedures; or (2) a properly completed and executed letter of transmittal or a facsimile, together with the certificates representing all tendered Old Notes in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal.

        Upon your request, the exchange agent will send to you a notice of guaranteed delivery so that you may tender your Old Notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

        You may withdraw Old Notes you tendered at any time before 5:00 p.m., New York City time, on the expiration date. To withdraw a tender of Old Notes in the exchange offer:

  •
  a written or facsimile transmission of a notice of withdrawal must be received by the exchange agent at its address listed below before 5:00 p.m., New York City time, on the expiration date; or

  •
  you must comply with the appropriate DTC's ATOP procedures.

        Any notice of withdrawal must:

  •
  specify the name of the person having deposited the Old Notes to be withdrawn;

  •
  identify the Old Notes to be withdrawn, including the certificate number or numbers and principal amount of the Old Notes or, in the case of Old Notes transferred by book-entry transfer, the name and number of the account at the depositary to be credited;

  •
  be signed by the same person and in the same manner as the original signature on the letter of transmittal by which the Old Notes were tendered, including any required signature guarantee, or be accompanied by documents of transfer sufficient to permit the trustee for the Old Notes to register the transfer of the Old Notes into the name of the person withdrawing the tender; and

  •
  specify the name in which any of the Old Notes are to be registered, if different from that of the person who deposited the Old Notes to be withdrawn.

        All questions as to the validity, form and eligibility, including time of receipt, of the withdrawal notices will be determined by us, and our determinations will be final and binding on all parties. Any Old Notes so withdrawn will be judged not to have been tendered for purposes of the exchange offer, and no New Notes will be issued in exchange for those Old Notes unless you validly retender the Old Notes so withdrawn. If your Old Notes that have been tendered are not accepted for exchange, they will be returned to you promptly without cost to you or, in the case of Old Notes tendered by book-entry transfer, into your account at DTC according to the procedures described above. This return or crediting will take place promptly after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn Old Notes by following one of the procedures described above under "—Procedures for Tendering" at any time before the expiration date.

Conditions

        The exchange offer is subject only to the following conditions:

  •
  the compliance of the exchange offer with securities laws;

  •
  the proper tender of the Old Notes;

  •
  our receipt of the required representations by the holders of the Old Notes described above;

  •
  no judicial or administrative proceeding being pending or threatened that would limit us from proceeding with the exchange offer; and

  •
  regulatory approvals of Colorado state gaming authorities.

        The foregoing conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any such condition or we may waive them in whole or in part at any time and from time to time until the expiration date in our sole discretion. Our failure at any time to exercise any of the forgoing rights does not constitute a waiver of that right. Each of these rights is an ongoing right that we may assert at any time and from time to time. All conditions to the offer must be satisfied or waived (other than those dependent upon receipt of necessary government approvals) before the expiration date.

        In addition, we will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for those Old Notes, if at the time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or with respect to the qualification of the indenture under the Trust Indenture Act of 1939.

        Jacobs Entertainment and Black Hawk Gaming may not make a public offering of their securities without the prior approval of the Nevada Commission if the proceeds of the offering are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes or for similar transactions. Any approval that we might receive in the future relating to such offerings will not constitute a finding, recommendation or approval by any of the Nevada Gaming Authorities as to the accuracy or adequacy of the offering memorandum or prospectus or the investment merits of the securities. Any representation to the contrary is unlawful. We have filed an application for prior approval by the Nevada Commission to make public offerings for a period of two years, subject to certain conditions ("Shelf Approval"). If granted, the Shelf Approval may be rescinded for good cause without prior notice upon the issuance of an interlocutory stop order by the Chairman of the Nevada Board and must be renewed at the end of the two-year approval period. The Shelf Approval will apply to any affiliated company that is wholly owned by us which is a publicly traded corporation or would become a publicly traded corporation by virtue of a public offering. The Shelf Approval will not constitute a finding, recommendation or approval by any of the Nevada Gaming Authorities as to the accuracy or adequacy of the prospectus or the investment merits of the securities. Any representation to the contrary is unlawful. There can be no assurance that the Shelf Approval will be granted.

Exchange Agent

        Wells Fargo Bank, National Association, the trustee under the indenture, has been appointed as exchange agent for the exchange offer. In this capacity, the exchange agent has no fiduciary duties and will be acting solely on the basis of our directions. You should direct requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal to the exchange agent at the address below. You should send certificates for Old Notes, letters of transmittal and any other required documents to the exchange agent addressed as follows:

By Registered and Certified Mail	By Overnight Courier or Regular Mail	By Hand Delivery
Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association
Corporate Trust Operations	Corporate Trust Operations	Corporate Trust Operations
MAC N9303-121	MAC N9303-121	608 2nd Avenue South
P.O. Box 1517	6th & Marquette Avenue	Northstar East Building—12th Floor
Minneapolis, MN 55480	Minneapolis, MN 55479	Minneapolis, MN 55402

or
By Facsimile Transmission:
(612) 667-6282

Telephone:
(800) 344-5128

        Delivery of the letter of transmittal to an address other than as listed above or transmission of instructions via facsimile other than as described above does not constitute a valid delivery of the letter of transmittal.

Solicitation of Tenders; Fees and Expenses

        We will bear the expenses of soliciting tenders. The principal solicitation under the exchange offer is being made by mail. Our officers and regular employees and our affiliates may make additional solicitations in person, by telegraph, telephone or telecopier.

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket costs and expenses in connection with the exchange offer and will indemnify the exchange agent for all losses and claims incurred by it as a result of the exchange offer.

        We will pay the expenses to be incurred in connection with the exchange offer, including fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs.

Transfer Taxes

        You will not be obligated to pay any transfer tax in connection with the exchange, unless you instruct us to register New Notes in the name of, or request that notes not tendered or not accepted in the exchange offer be returned to, a person other than you. Under those circumstances, you will be responsible for the payment of any applicable transfer tax.

Accounting Treatment

        The New Notes will be recorded at the same carrying value as the Old Notes, as reflected in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us upon the closing of the exchange offer. We will amortize the expenses of the exchange offer over the term of the New Notes.

Participation in the Exchange Offer; Untendered Notes

        Participation in the exchange offer is voluntary. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

        As a result of the making of, and upon acceptance for exchange of all Old Notes tendered under the terms of this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement. If you do not tender your Old Notes in the exchange offer, you will continue to hold your

Old Notes and will be entitled to all the rights, subject to certain limitations, applicable to the Old Notes under the indenture. Holders of Old Notes will no longer be entitled to any rights under the registration rights agreement, which terminate and cease to have effect upon consummation of this exchange offer. All untendered Old Notes will continue to be subject to the restrictions on transfer described in the indenture. To the extent that Old Notes are tendered and accepted in the exchange offer, the trading market for untendered Old Notes could be adversely affected. The reduction in the number of outstanding Old Notes following the exchange will probably significantly reduce the liquidity of the untendered notes.

        If you do not exchange your restricted Old Notes for registered New Notes pursuant to the exchange offer, you will continue to be subject to the restrictions on transfer of the restricted notes as described in the legend on the notes. In general, the restricted notes may be offered or sold only if registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

        We may in the future seek to acquire untendered Old Notes in the open market or through privately negotiated transactions, through subsequent exchange offers or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer. We intend to make any acquisition of Old Notes in accordance with the applicable requirements of the Exchange Act, and the rules and regulations of the Commission under the Exchange Act, including Rule 14e-1, to the extent applicable. We have no present plan to acquire any Old Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any Old Notes that are not tendered in the exchange offer. Holders of Old Notes do not have any appraisal or dissenters' rights in connection with the exchange offer.

USE OF PROCEEDS

        We will not receive any proceeds in connection with the exchange offer. In consideration for issuing the New Notes in exchange for the Old Notes as described in this prospectus, we will receive, retire and cancel the Old Notes.

        We used the proceeds of the sale of the Old Notes to acquire three video gaming truck plazas in Louisiana from a related party. See "Certain Relationships and Related Transactions" elsewhere in this prospectus for details.

CAPITALIZATION

        The following table sets forth our consolidated cash and cash equivalents, total assets, and capitalization, as of March 31, 2005, based on the historical consolidated financial data of Jacobs Entertainment beginning on page F-3 of this prospectus. You should read this information in conjunction with the information under "Use of Proceeds," "Selected Consolidated Historical Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the financial statements and notes thereto included elsewhere in this prospectus.

At March 31, 2005
(in thousands)
Cash and cash equivalents	$19,270
Total assets	256,874
Long-term debt, including current maturities:
Amount outstanding on credit facility	—
February 2002 senior secured notes(1)	125,000
Additional senior secured notes sold on March 2, 2005(2)	23,000
Black Hawk special assessment bonds	3,997
Indebtedness of Colonial Holdings	2,144
Subordinated debt to affiliates(3)	19,489

Total long-term debt, including current maturities	173,630

Stockholders' equity	61,284

Total capitalization	$234,914

(1)
For financial reporting purposes, the amount of our February 2002 senior secured notes is shown as $122,278 which is net of a $2,722 unamortized discount.

(2)
For financial reporting purposes, the amount of our additional senior secured notes sold on March 2, 2005 is shown as $25,251 which includes a $2,251 unamortized premium.

(3)
This represents indebtedness to related parties; the related parties are The Richard E. Jacobs Revocable Trust and Jeffrey P. Jacobs. The indebtedness bears interest at the rate of 12% per annum on $9 million of such debt, which is due and payable in January 2010, and at the rate of 8.5% on $10.5 million of such debt, which is due and payable in March 2009.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL AND OPERATING DATA

        The selected consolidated historical financial and operating data presented below should be read in conjunction with our audited consolidated financial statements, the unaudited interim condensed consolidated historical financial statements, the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The following selected consolidated historical financial and operating data as of December 31, 2002, 2003, and 2004 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following selected consolidated historical financial and operating data as of March 31, 2004 and 2005 and for the three-month periods ended March 31, 2004 and 2005 have been derived from our unaudited interim condensed consolidated financial statements also included elsewhere in this prospectus. The unaudited financial statements were prepared on a basis consistent with the audited statements and, in our opinion, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly our results for the periods presented. The table below also includes selected financial ratios for the periods presented.

	As of and for Year Ended December 31,					As of and for the Three Months Ended March 31,
	2000	2001	2002	2003	2004	2004	2005
	(in thousands except, ratio data)					(unaudited)
Statements of Operations Data:
Net revenues	$31,796	$46,653	$153,720	$171,849	$194,152	$46,199	$51,062
Total costs and expenses	30,508	42,568	130,869	149,645	170,620	37,858	44,725

Operating income	1,288	4,085	22,851	22,204	23,532	8,341	6,337
Interest expense, net	(2,396)	(4,130)	(18,106)	(19,583)	(19,641)	(4,886)	(5,239)
Other income	—	—	—	10	—	—	—
Equity in earnings (loss) of investments and minority interest	5,399	4,635	(1,807)	—	—	—	—

Net income	$4,291	$4,590	$2,938	$2,631	$3,891	$3,455	$1,098

Balance Sheet Data (end of period):
Current assets	$2,009	$5,148	$26,850	$22,045	$28,284	$24,683	$27,909
Total assets	86,118	105,992	236,226	238,984	252,266	243,716	256,874
Current liabilities	6,348	10,233	24,351	24,107	25,329	22,523	22,748
Long-term debt and other liabilities	1,160	14,692	147,113	145,867	152,333	148,360	172,842
Minority interest	18,567	17,308	—	—	—
Stockholders' equity	60,043	63,759	64,762	69,010	74,604	72,833	61,284
Financial Ratio Data:
Ratio of earnings to fixed charges(1)	1.45	2.29	1.26	1.13	1.19	1.69	1.20

(1)
See Exhibit 12.1 to the registration statement of which this prospectus is a part for calculations.

(2)
The comparability of selected financial data for 2003 compared to prior years is affected by the transactions occurring on February 22, 2002, as described more fully below in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and in note 1 to our consolidated financial statements included elsewhere in this prospectus.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

        This section discusses the results of our operations on a historical basis for the years indicated, followed by a discussion of our results of operations on a "pro forma" basis. We have provided the pro forma (which means "as if") information for 2002 in order to present the results of our operations as if the business combinations that we describe below had been completed at the beginning of each period presented. You should read the following discussions and analyses in conjunction with the audited consolidated financial statements that are included elsewhere in this prospectus. Certain statements contained in this Management's Discussion and Analysis of Financial Condition and Results of Operations constitute "forward-looking statements," which statements involve risks and uncertainties described elsewhere in this prospectus.

        Our historical information may not necessarily be meaningful when making year-to-year comparisons, as our cost structure, debt structure, capitalization, and the overall composition of our company following the transactions discussed herein have significantly changed. Further, the historical information should not necessarily be taken as a reliable indication of our future performance.

TABLE OF CONTENTS TO MANAGEMENT'S DISCUSSION AND ANALYSIS (MD&A)

Description of item
1.	Historical background of the Company
2.	Overview and discussion of our operations—i.e., how we look at things
3.	Comparison of our historical operations for the year ended December 31, 2004 to the year ended December 31, 2003
4.	Comparison of our historical operations for the year ended December 31, 2003 to the year ended December 31, 2002
5.	Liquidity and capital resources—December 31, 2004
6.	Critical accounting policies and estimates
7.	EBITDA segment information and discussion of operations—three years ended December 31, 2004
8.	Significant transaction occurring during the quarter ended March 31, 2005 and related accounting treatment
9.	Comparison of our historical results of operations for the three months ended March 31, 2005 to the three months ended March 31, 2004
10.	EBITDA segment information and discussion of operations—three months ended March 31, 2005 and 2004
11.	Liquidity and capital resources—March 31, 2005

1.     Historical background of the Company

        In order for a reader to gain an understanding of our Company, we believe it is necessary to briefly discuss some of our history and how we have arrived at this point. On February 22, 2002, we completed several acquisitions, which were primarily funded by the proceeds from the issuance of $125 million in senior secured notes on February 8, 2002. On March 2, 2005, we issued an additional $23 million in principal amount of these same notes to acquire three video gaming truck plazas from a related party. We are paying an interest rate of 11 7/8% on all of these notes and they are due in February 2009. A discussion of the principal components of the acquisitions is as follows.

        On February 22, 2002 Jeffrey P. Jacobs and The Richard E. Jacobs Revocable Trust contributed substantially all of their interests in Diversified Opportunities Group Ltd. ("Diversified") and their combined 100% interest in Jalou II in exchange for 100% of the common stock of Jacobs Entertainment. Immediately prior to the acquisition of the publicly held shares of Black Hawk Gaming and Colonial Holdings, Inc. ("Colonial") described below, Diversified owned 100% of Jalou L.L.C., approximately 44% of Colonial, approximately 32% of Black Hawk Gaming, and a 25% interest in The Lodge Casino at Black Hawk ("The Lodge") (of which the remaining 75% was owned by Black Hawk Gaming). The exchange of Jacobs Entertainment, Inc. shares for the interests of Diversified and Jalou II was accounted for as a combination of entities under common control, which is similar to the pooling of interests method of accounting for business combinations. The results of operations of Diversified and Jalou II are presented in the Jacobs Entertainment income statement as though these transactions had been completed at the beginning of each year presented as described more fully below.

        The ownership interest of the Jalou entities and the acquisition dates for each property are as follows:

Date Acquired
Jalou, LLC:
Houma Truck Plaza and Casino	February 7, 2001
Cash's Casino—revenue interest	February 7, 2001
Bayou Vista Truck Plaza and Casino	January 11, 2002
Lucky Magnolia Truck Stop and Casino	January 11, 2002
Raceland Truck Plaza and Casino	February 22, 2002
Jalou II:
Winner's Choice Casino	February 7, 2001
Colonel's Truck Plaza and Casino	January 11, 2002

        These acquisitions were recorded using the purchase method of accounting for business combinations, and the total purchase price for the properties acquired in 2002 and 2001 was approximately $20.3 million and $17.3 million, respectively. All of the Jalou property acquisitions completed prior to December 31, 2001, were accounted for using the purchase method of accounting. Accordingly, the results of Diversified and Jalou II for the year ended December 31, 2001 include the completed Louisiana acquisitions. We have described below the detail of the components of the operations of Jacobs Entertainment for the periods presented.

        On February 22, 2002, Jacobs Entertainment also acquired the remaining 56% of Colonial's common stock for approximately $4.6 million, which was recorded using the purchase method of accounting for business combinations. Jacobs Entertainment also acquired the remaining 68% of Black Hawk Gaming's common stock for approximately $37.0 million on February 22, 2002. This transaction was also recorded using the purchase method of accounting for business combinations. As a result, the operations of Colonial and Black Hawk Gaming are consolidated with Jacobs Entertainment for the period subsequent to the February 22, 2002 acquisition date. See Note 8 below for information concerning the accounting treatment relating to the three truck plaza facilities we acquired from an affiliate on March 2, 2005.

        As a result of these transactions, we are a geographically diversified gaming and pari-mutuel wagering company with properties in Colorado, Louisiana, Nevada and Virginia. We own and operate three land-based casinos, nine truck plaza video gaming facilities (including the three additional truck plazas we acquired in March 2005) and a horseracing track with six satellite wagering facilities. On March 16, 2005, Colonial Downs received a license to own and operate a seventh satellite wagering facility in Henry County, Virginia. We anticipate opening this facility in the fourth quarter of 2005. On April 27, 2005, Colonial Downs received a license to own and operate its eighth satellite wagering facility at a second location in Chesapeake, Virginia. We also anticipate opening this facility in the fourth quarter of 2005. On May 25, 2005, Colonial Downs was granted a license to own and operate a ninth satellite wagering facility in Scott County, Virginia. In addition, we are a party to an agreement that entitles us to a portion of the gaming revenue from an additional truck plaza video gaming facility.

        We have elected to be taxed under the provisions of Subchapter "S" of the Internal Revenue Code of 1986. Under those provisions, the owners of our company pay income taxes on our taxable income.

2.     Overview and discussion of our operations—i.e., how we look at things

        We operate our company on a de-centralized basis. Each of our casino properties (The Lodge, the Gilpin, and the Gold Dust West i.e., the "Western Division"), is managed by an on-site General Manager who reports to a Vice-President of Operations who is located in our Black Hawk, Colorado, offices. Our Eastern Division comprises all of our truck-stop video poker operations and our Virginia racetrack and satellite betting parlor facilities. Each of our respective divisions is headed up by a President, each of whom reports to our Chief Executive Officer located in West Palm Beach, Florida. Our management team conducts monthly video conferencing and teleconferencing calls and each of the units functions as a separate profit center. We account for our businesses in segments, with each segment signified by state of operations. Presently, we operate with four segments: Colorado, Nevada, Virginia and Louisiana. It is our plan during the next year to consolidate functional areas and operate our company on a more centralized basis. By doing so, we believe we will be able to obtain some economies of scale in accounting, human resources, purchasing and other areas.

        When we analyze and operate our business units, we focus on several measurements which we believe provide us with the necessary ratios and key performance indicators allowing us to determine how we are doing versus our competition and against our own internal goals and budgets. We confer monthly and discuss and analyze significant variances and try to identify trends and changes in our business. Additionally, we utilize EBITDA (earnings before interest, taxes, depreciation and amortization) as one of the methods of reviewing and analyzing the results of our operations of each property. While we recognize that EBITDA is not a generally accepted accounting principle (i.e., non-GAAP financial measure), we nonetheless believe it is useful because it allows investors and management to evaluate and compare operating results from continuing operations from period to period in a meaningful and consistent manner in addition to standard GAAP financial measures. Additionally, most analysts following the gaming industry utilize EBITDA as a financial measurement and when our bondholders inquire about and discuss our operational performance with us, they consistently inquire as to our EBITDA and our EBITDA margins versus those of our competitors. Finally, EBITDA is a key component of certain financial covenants in our debt agreements and, as such, it is a critical ingredient that we closely watch in order to measure our historical performance as well as to determine our ability to achieve growth.

        In addition to the above performance measurements, we pay particular attention to our monthly and annual cash flow. Our business is sensitive to shifts in volumes and levels of activity and we find it necessary to watch our cash closely. Further, every six months (February 1 and August 1) we have a cash interest payment due on our $148 million note issuance amounting to $8,787,500. We have a $10 million revolver with a lender on which we usually draw about $2 million to $5 million every six months in order to make our interest payments. This is generally a function of the timing of cash receipts from our operations coupled with the amount of cash we need to run the business—i.e., our cash-inventory. We estimate that we require approximately $12 million of cash-inventory to run our business. We believe we will be able to reduce this amount when we are able to consolidate our cash from our various operations as a result of our centralization efforts. This would reduce the amount of borrowings we may need to pay interest on our notes and/or to finance operations. However, under our existing bank loan covenants we are unable to consolidate our cash. We are in the process of obtaining covenants to allow us to do so or change lenders in the near future. See "Liquidity and Capital Resources" below.

        A summary of our consolidated operating results for the years ended December 31, 2004, 2003 and 2002 is as follows:

	Year Ended December 31,
	2004	2003	2002
	(in thousands)
Revenues
Gaming:
Casino	$108,347	$96,816	$83,515
Truck stop	24,842	24,108	21,884
Pari-mutuel	32,946	29,189	27,872
Food and beverage	17,964	16,383	12,405
Convenience store—fuel	21,690	17,229	14,909
Other	8,538	7,776	7,214
Less: promotional allowances	(20,175)	(19,652)	(14,079)

Total net revenues	194,152	171,849	153,720

Costs and expenses	170,620	149,645	130,869
Operating income	23,532	22,204	22,851
Interest expense, net	(19,641)	(19,583)	(18,106)
Other income	—	10	—
Equity in loss of investments—Black Hawk and The Lodge	—	—	(1,980)
Minority interest in loss—Colonial Holdings	—	—	173

Net income	$3,891	$2,631	$2,938

3.     Comparison of our historical operations for the year ended December 31, 2004 to the year ended December 31, 2003

        Casino revenues increased $11.5 million or 12% from $96.8 million for the year ended December 31, 2003 to $108.3 million for the year ended December 31, 2004. The increase in casino revenue is a result of increased casino revenues at The Lodge of $6.5 million or 11%, the Gilpin of $2.5 million or 15% and Gold Dust West of $2.5 million or 13%. We believe that the increase in the revenues at our properties is a result of several factors. We have expanded capital expenditures in our slot product over the last year including the implementation of a Ticket-In Ticket-Out ("TITO") system at Gold Dust West. Additionally, our marketing efforts have proved successful as we continue to receive more than our fair share of the market (i.e. the percentage of casino revenues in our market as compared to the percentage of machines in our market). Finally, casino revenues at our two Colorado properties were positively affected due to construction disruption at two competing casinos. It is anticipated that these competing casinos will have completed additions to their garages, restaurants and gaming facilities in the spring of 2005 with the completion of a hotel addition in the spring of 2006.

        Truck stop revenues increased $0.7 million or 3% from $24.1 million for the year ended December 31, 2003 to $24.8 million for the year ended December 31, 2004. The increase in gaming revenues is a result of continuing marketing programs implemented to drive video poker revenue and the opening of the Breaux Bridge truck stop in July 2004.

        Pari-mutuel revenues increased $3.7 million or 13% from $29.2 million for the year ended December 31, 2003 to $32.9 million for the year ended December 31, 2004. The increase in revenues is primarily attributable to the new satellite wagering facility that we opened in November 2003 in Richmond, Virginia, and the new satellite wagering facility opened in October 2004 in Vinton, Virginia, coupled with eight additional live racing days at our track in New Kent, Virginia, during the year ended 2004 as compared to the year ended 2003.

        Food and beverage revenues increased $1.6 million or 10% from $16.4 million for the year ended December 31, 2003 to $18 million for the year ended December 31, 2004. This increase is primarily attributable to an increase of $0.5 million at the Gilpin, $0.5 million at The Lodge, $0.1 at Colonial, and $0.5 at the truck stops in the current period as compared to the prior year. The increase in food and beverage revenues at The Lodge and Gilpin casinos was primarily a result of increased traffic through the casinos as discussed above. The increase in food and beverage revenues at Colonial is primarily attributable to the new satellite facility that opened in November 2003 in Richmond, Virginia, and the new satellite wagering facility opened in October 2004 in Vinton, Virginia. The increase in food and beverage revenues at the truck stops in 2004 as compared to the year ended 2003 was primarily a result of increased complimentary activity to customers which was designed to drive an increase in fuel sales volume and truck stop casino revenues as well as the opening of the Breaux Bridge location in 2004.

        Convenience store fuel revenues increased $4.5 million or 26% from $17.2 million for the year ended December 31, 2003 to $21.7 million for the year ended December 31, 2004. The increase is primarily attributable to the increase in the average price of fuel during the current year as compared to the prior year as well as the opening of the Breaux Bridge location in 2004.

        Other revenues increased $0.8 million or 10% from $7.8 million for the year ended December 31, 2003 to $8.5 million for the year ended December 31, 2004. The increase is primarily attributable to miscellaneous sales made at the new satellite wagering facility that opened in November 2003 in Richmond, Virginia, and the new satellite wagering facility opened in October 2004 in Vinton, Virginia as well as the convenience store revenues generated from the opening of the Breaux Bridge location in 2004.

        Promotional allowances increased $0.5 million or 3% from $19.7 million for the year ended December 31, 2003 to $20.2 million for the year ended December 31, 2004. The increase is primarily due to an increase of $0.3 million in promotional allowance at the truck stop facilities and a $0.3 million increase in promotional allowance at the Gilpin, offset by a decrease of $0.1 million in promotional allowances at The Lodge. The increases in the truck stop and the Gilpin's promotional allowances are associated with increased complimentary food and beverage promotions for our players and the opening of the Breaux Bridge location in 2004. The decrease in promotional allowances at The Lodge was attributable to a change in the marketing cash back program during 2004.

        Costs and expenses increased $21.0 million or 14% from $149.6 million for the year ended December 31, 2003 to $170.6 million for the year ended December 31, 2004. The increase in costs and expenses was primarily related to the increased revenue levels discussed above. However, abandoned project costs increased $2.7 million in the current year as compared to the prior year. During the year ended 2004, we recorded a $2.9 million charge to operations which is attributable to the write-off of abandoned project costs. Included in these costs is approximately $1.8 million related to development costs associated with a potential gaming site in D'Iberville, Mississippi. After considering various development projects, we chose to pursue other alternatives which, in our estimation, would result in greater returns than the potential of the D'Iberville site. The majority of these abandoned project cost expenditures were primarily associated with land option payments and design, development and planning costs. Further, we charged to operations approximately $0.8 million in direct acquisition costs consisting of option payments, and legal and accounting fee expenditures associated with four separate unrelated parties to acquire seven video poker truck stop operations in Louisiana. Based on the results of the due diligence work, we abandoned the potential acquisitions with all seven truck stop operations targeted for acquisition. Finally, approximately $0.3 million in other capitalized costs was charged to operations due to abandonment of miscellaneous other projects.

4.     Comparison of our historical operations for the year ended December 31, 2003 to the year ended December 31, 2002

        The overall composition of our financial position and the results of our operations have significantly changed for the year ended December 31, 2003 as compared to the year ended December 31, 2002. The changes are primarily attributable to the following factors:

  •
  The 2003 results include 100% of Colonial's operations. The 2002 results include 100% of Colonial's operations for the period following the February 22, 2002 acquisition date plus 100% of operations reduced by the 56% minority interest prior to that date in 2002. We no longer record minority interest for the results of operations subsequent to February 22, 2002 because we now own 100% of Colonial.

  •
  The comparability of pari-mutuel revenues is not affected by the acquisition of stock from the minority shareholders because Colonial's results were also consolidated in 2002. The increase in our year ended December 31, 2003 pari-mutuel revenue from the year ended December 31, 2002 is due primarily to the opening in November of the new satellite wagering facility in South Richmond, an increase in the number of live racing days in 2003 from 49 to 58, as well as increased gaming revenue at the Chesapeake and Alberta satellite wagering facilities.

  •
  The 2003 results include 100% of BHWK's revenues, compared to the same period in 2002 where results include 100% of BHWK's revenues for the period from the February 22, 2002 acquisition date through December 31, 2002. For the period prior to the February 22, 2002 acquisition, BHWK's and The Lodge's results were included as a component of equity in (loss) earnings of investments. Subsequent to the February 22, 2002 transaction, we no longer record "equity in (loss) earnings of investments" relative to BHWK and The Lodge because we now own 100% of BHWK, which includes the Lodge. Therefore, our equity in (loss) earnings of investments of approximately $2.0 million for the year ended December 31, 2002 is not comparable to the consolidated results presented for the year ended December 31, 2003. The equity in (loss) earnings of investments for the year ending December 31, 2002 was primarily the result of the write-off of various costs and expenses of BHWK relating to our acquisition of the remaining outstanding shares on February 22, 2002.

  •
  In addition to gaming revenue for BHWK for the current year, the 2003 gaming-casino revenue also includes video poker revenue for the seven truck stop locations for the entire year, whereas the 2002 results include only 3 locations for the entire year, 3 locations from their January 11, 2002 acquisition date through December 31, 2002, and 1 location from its February 22, 2002 acquisition date through December 31, 2002.

  •
  Other revenue in 2003 is primarily comprised of sales from the convenience store, fuel and restaurant operations located in the six truck stop facilities that we owned for the full year in 2003 combined with food, beverage, and hotel revenues of BHWK for the full year ended 2003. Other revenue in the year ended 2002 consisted of similar revenues from three truck stops for the full year, three truck stops for the period from their acquisition on January 11, 2002 through December 31, 2002, one truck stop from its acquisition date of February 22, 2002 through

    December 31, 2002 and food, beverage, and hotel revenues from our three casinos subsequent to February 22, 2002 through December 31, 2002 (recall that all casino operations were included as a component of equity in earnings (loss) of investments for periods prior to the February 22, 2002 acquisition date).

  •
  Interest expense in 2003 includes, among other debt, a full year of interest related to our $125.0 million debt offering as compared to 2002, which only included interest charges from February 8, 2002 to December 31, 2002.

        Refer to the pro forma presentation under "7. EBITDA segment information and results of operations" below for more information comparing the year ended December 31, 2003 to the year ended December 31, 2002.

5.     Liquidity and capital resources—December 31, 2004

        On February 22, 2002, we completed the sale of $125 million of our senior secured notes. These notes are due 2009 and we pay annual interest at the rate of 11 7/8% on a semi-annual basis, which occurs on the first day of February and August. The notes were sold at 96.04% of par and we received net proceeds of $120.05 million. We utilized the proceeds of the notes plus cash from our combined companies of approximately $8.0 million to acquire the remaining shares of Black Hawk Gaming for approximately $37.0 million (which includes $3.1 million for the buyout of all outstanding options at February 22, 2002), assume and refinance Black Hawk Gaming's existing reducing revolving credit facility totaling approximately $60.0 million and pay Black Hawk Gaming's interest rate swap breakage costs of $1.1 million (net of tax benefit) on the acquisition date; acquire the remaining shares of Colonial for $4.6 million; pay the cash portion of the purchase price for the Louisiana truck plazas of $14.5 million; pay accrued interest, advances and other payables to affiliates of $3.2 million; and pay remaining transaction fees and expenses incurred subsequent to December 31, 2001, totaling an estimated $2.4 million. In addition, we issued $5.8 million of promissory notes to the sellers of the Louisiana truck plazas we acquired.

        On March 2, 2005, we issued an additional $23 million of our senior secured notes at 110% of principal face amount. These notes are identical to the $125 million of our senior secured notes issued in 2002.

        We entered into a $10 million senior credit facility on July 12, 2002. The trustee under the note indenture entered into an intercreditor agreement with the lender under the new credit facility, which, among other things, subordinated some of the liens securing the senior secured notes and the guarantees to the indebtedness under the new credit facility with respect to a portion of the assets securing the new credit facility. The new senior credit facility carries an interest rate of 1.75% above the prime rate and expires in July 2007.

        At December 31, 2004, cash and cash equivalents were approximately $23.2 million, which included $1.7 million of restricted cash. Our total debt approximated $153 million at December 31, 2004 and has increased to approximately $173 million after giving effect to the March 2, 2005 transaction discussed above.

        Our future liquidity, which includes our ability to make semi-annual interest payments on our senior secured notes, depends upon our future overall success. Additionally, as discussed above, our ability to successfully integrate our operations is a significant factor in the overall generation of cash flows from operations.

        We do not have any off-balance sheet financing arrangements or transactions with unconsolidated, limited purpose entities nor are any contemplated in the future.

        We believe that our cash flow from operations, our current cash and cash equivalent balances and our senior $10 million credit facility discussed above will be adequate to meet our debt service obligations as well as our capital expenditure requirements for the next 12 months. However, we can give no assurance that these sources of cash will be sufficient to enable us to do so. As our credit covenants allow or if we pursue additional equity and/or debt sources, we anticipate that we will pursue the acquisition of other properties and engage in new development opportunities. However, if we are unable to sustain our current operations, we may need to enter into new financing arrangements and raise additional capital in the future. Our ability to incur additional debt is further restricted by the terms and covenants of our senior secured notes. We can give no assurance that we will be able to raise capital or obtain the necessary sources of liquidity and financing on favorable terms, if at all. Additionally, any debt financing that we may incur in the future will increase the amount of our total outstanding indebtedness and our debt service requirements, and heighten the related risks we currently face.

        We may from time to time seek to retire our outstanding debt, including our senior secured notes, through cash purchases and/or exchanges for equity securities, in open market purchases, privately negotiated transactions or otherwise. Such repurchases or exchanges, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. The amounts involved may be material.

        We also face the risk that there could be a decline in the demand for our entertainment products and services, which would reduce our ability to generate funds from operations. While we believe our cash flows are geographically diverse, at present we do have a significant concentration of cash flows generated in the Black Hawk gaming market. Should the Black Hawk market decline or become saturated or should the competition erode our market share, we would suffer a decline in the available funds generated from operations. If this were to occur, there exists the possibility that our credit rating could be downgraded, which would further reduce our ability to access the capital markets and obtain additional or alternative financing. Our notes are presently rated B2 and B by Moody's Investors Service and Standard & Poor's, respectively.

        The following table provides disclosure concerning our obligations and commitments to make future payments under contracts, such as debt and lease agreements, and purchase and other long-term obligations as of December 31, 2004.

	Total	Less than 1 Year	1 - 3 Years	4 - 5 Years	After 5 Years
Long-term debt(1)	$234,876	$18,299	$36,154	$164,030	$16,393
Operating leases(2)	15,631	1,172	2,217	1,658	10,584
Other long-term obligations(3)	3,268	997	1,306	957	8

Total contractual cash obligations	$253,775	$20,468	$39,677	$166,645	$26,985

(1)
Long-term debt includes principal and interest owing under the terms of our notes, the Black Hawk special assessment bonds, indebtedness of Colonial Holdings, and the subordinated debt to affiliates.

(2)
Operating leases include a land and warehouse lease for the Gold Dust West in Reno, Nevada, as well as other leases for property and equipment.

(3)
Other long-term obligations include the commitment of our truck stop operations to pay $1 per video poker machine per day, plus $1,000 per machine annually in licensing to an outside party to maintain our video poker machines in our truck stop premises. Other long-term obligations also include amounts payable under employment contracts described in "Management—Executive Compensation" below.

        In addition, Jacobs Entertainment, through its subsidiary Colonial Downs, has entered into an agreement with a totalisator company, which provides wagering services and designs, programs, and manufactures totalisator systems for use in wagering applications. The basic terms of the agreement state that the totalisator company shall provide totalisator services to Colonial Downs for all wagering held at Colonial Downs' facilities through 2004 at a rate of .365% of handle. In addition, Colonial Downs agreed to use certain equipment provided by the totalisator company.

        On March 16, 2005, Colonial Downs entered into an amendment with the totalisator company that extends the term of the agreement to 2012, provides upgraded equipment, and increases the rate to .385% of handle up to $270 million of handle. Handle above $270 million will be charged a rate of .345%. The amendment also provides for a minimum charge per calendar year of $330,000. The amendment is subject to the approval of the Virginia Racing Commission.

        Colonial Downs is party to a Management and Consulting Agreement, with Maryland-Virginia Racing Circuit, Inc. (the "Circuit"), an affiliate of the Maryland Jockey Club that owns and operates thoroughbred horse racetracks in Maryland, pursuant to which the Circuit provides certain management services at the racetrack and satellite wagering facilities and coordinates a Virginia-Maryland thoroughbred racing circuit. Under the agreement, Colonial Downs pays a management fee of 1.0% of the first $75 million of the aggregate gross amounts wagered in any calendar year in Virginia, excluding certain amounts specified in the agreement ("Handle"), and 2.0% of all Handle in excess of $75 million per calendar year and 3.25% of any Handle for satellite wagering facilities located in the counties of Loudoun, Fairfax, Prince William, and Arlington and the Virginia cities of Manassas, Manassas Park, Fairfax City, Falls Church, and Alexandria. (Colonial Downs currently does not have satellite wagering facilities located in such localities.) The term of the agreement expires in 2036. See note 12 to our consolidated financial statements.

        In February 2003, Colonial entered into an amendment to the agreement pursuant to which the Circuit agreed to a management fee of 1.5% of Handle for Handle in excess of $125 million generated from the racetrack and satellite facilities located in Richmond, Chesapeake, Brunswick, and Hampton and certain localities in the Central and Southside portions of Virginia.

        Finally, our outstanding senior secured notes aggregating $148 million (after giving effect to the March 2005 acquisitions described above) are redeemable on or after February 1, 2006 at the following redemption prices (expressed as percentages of principal amounts) plus accrued and unpaid interest, as follows:

Year	Percentage
2006	105.938%
2007	102.969%
2008	100.000%

        In the event that interest rates and market conditions dictate, we would more than likely be willing to refinance our notes at lower rates. However, a refinancing would be predicated upon our ability to secure financing on terms favorable and in amounts necessary to generate borrowings (in excess of current principal amounts) as illustrated in the above table. If we were unable to secure such refinancing, we may be unable to repay the entire current principal amount outstanding (which is due in 2009) barring an entire liquidation of our assets. However, we believe we will be able to secure a refinancing package which will be acceptable to us sometime between 2006 and 2009 in order to repay our existing senior secured notes.

6.     Critical accounting policies and estimates

        The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. We periodically evaluate our policies and the estimates and assumptions related to these policies. All of our subsidiary companies operate in a highly regulated industry. In our Colorado, Virginia, Louisiana and Nevada operations, we are subject to regulations that describe and regulate operating and internal control procedures. The majority of our casino revenue is in the form of cash, personal checks, credit cards or gaming chips and tokens, which by their nature do not require complex estimations. We estimate certain liabilities with payment periods that extend for longer than several months. Such estimates include our slot club liabilities; outstanding gaming chip, token and pari-mutuel ticket liabilities; self-insured medical and workers compensation liabilities; and litigation costs. We believe that these estimates are reasonable based on our past experience with the business and based upon our assumptions related to possible outcomes in the future. Future actual results will likely differ from these estimates.

  Property and equipment

        We have a significant investment in long-lived property and equipment representing approximately 72% of our total assets. We estimate that the undiscounted future cash flows expected to result from the use of these assets exceed the current carrying value of these assets. Any adverse change in the estimate of these undiscounted cash flows could necessitate an impairment charge that would adversely affect operating results. We review the carrying value of our property and equipment when events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use. Further, we assign lives to our assets based on our standard policy, which is established by management as representative of the useful life of each class of assets. Should the actual useful life of a class of assets differ from the estimated useful life, we would record an impairment charge. We review useful lives and obsolescence and assess the commercial viability of our assets periodically.

  Goodwill and other intangible assets

        We have approximately $26.8 million in goodwill recorded on our consolidated balance sheet resulting from the acquisition of other businesses. We do not have any other nonamortizing intangible assets on our consolidated balance sheet. We adopted an accounting standard in 2002 requiring an annual review of goodwill for impairment. The annual evaluation of goodwill requires the use of estimates about future operating results of each reporting unit to determine its estimated fair value. Changes in forecasted operations can materially affect these estimates. Once an impairment of goodwill has been recorded, it cannot be reversed. We completed our initial assessment for impairment of goodwill in 2002 and determined that no impairment of our balances existed. Further, we performed our most recent annual impairment test as of September 30, 2004 and determined that goodwill was not impaired. Finally, we have reassessed the useful lives of our identifiable intangible assets without any change to the previously established amortization periods of such assets.

7.     EBITDA segment information and results of operations—three years ended December 31, 2004

        As discussed above, we have four segments representing the geographic regions of our operations. Each segment is managed separately because of the unique characteristics of the revenue stream and customer base attributable to that segment.

        The Colorado segment consists of The Lodge and Gilpin casinos and the Nevada segment consists of the Gold Dust West casino. The Virginia segment consists of Colonial's pari-mutuel operations and the Louisiana operations consist of Jalou's truck plaza/video poker facilities.

        The information presented is by each segment in which we have operations and also presents our EBITDA (earnings before interest, taxes, depreciation and amortization) for each segment. We believe that the presentation of a non-GAAP financial measure such as EBITDA is useful because it allows investors and management to evaluate and compare our operating results from continuing operations from period to period in a meaningful and consistent manner in addition to standard GAAP financial measures. Management internally evaluates the performance of our properties using EBITDA measures as do most analysts following the gaming industry. Additionally, EBITDA is an element of certain financial covenants in our debt agreements and, as such, is a critical component that we closely watch in order to determine our ability to achieve future growth and to ensure we are in compliance with our debt agreements. We are presenting EBITDA in the tables below as supplemental information and to provide further discussion and analysis of our operating results. EBITDA can be reconciled directly to our consolidated net income by adding the amounts shown for depreciation, amortization, and interest to our net income. This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States of America, such as net income, nor should it be considered as an indicator of our overall financial performance. Our calculation of EBITDA may be different from the calculation used by other companies and comparability may be limited. The components of operations presented below differ from the analysis provided above for actual results because many items are reclassified or grouped in order to show our operations by the segments we measure. The following presentations reflect 100% of the operations for all entities for 2004 and 2003, and pro forma information for the year ended 2002 to compare our operations as if the business combinations accounted for using the purchase method that took place February 22, 2002 had been completed as of January 1, 2002. The components of operations presented below for the year ended December 31, 2002 differ from the analysis provided above for actual results as the composition of the company has changed due to the transactions occurring during the first quarter of 2002. The following presentations reflect 100% of the operations for all entities for the respective periods and therefore we believe this represents the most appropriate method of presenting the true operating performance capabilities of the combined operations of the entities involved.

	For the Years Ended December 31,
	2004	2003	Proforma 2002
	(In Thousands)
NET REVENUES
Colorado	$82,281	$72,477	$75,960
Nevada	22,465	19,864	18,868
Louisiana	52,305	46,505	42,787
Virginia	37,101	33,003	31,224

Total Net revenues	$194,152	$171,849	$168,839

COSTS AND EXPENSES
Colorado	$58,067	$53,769	$54,721
Nevada	14,930	14,122	13,676
Louisiana	42,851	36,207	32,747
Virginia	35,500	31,220	28,696
Net corporate overhead	9,314	5,256	8,460

Total costs and expenses	$160,662	$140,574	$138,300

EBITDA
Colorado	$24,214	$18,708	$21,239
Nevada	7,535	5,742	5,192
Louisiana	9,454	10,298	10,040
Virginia	1,601	1,783	2,528
Net corporate overhead	(9,314)	(5,256)	(8,460)

EBITDA	$33,490	$31,275	$30,539

        The following table sets forth a reconciliation of EBITDA, a non-GAAP financial measure, to net income, a GAAP financial measure.

Year ended December 31, 2004	EBITDA	Depreciation and Amortization	Interest Income	Interest Expense	Net Income
Colorado	$24,214	$4,838	$13	$10,807	$8,582
Nevada	7,535	1,436	3	3,142	2,960
Louisiana	9,454	1,962	3	2,216	5,279
Virginia	1,601	1,544	29	121	(35)
Corporate overhead	(9,314)	178	16	3,419	(12,895)

Totals	$33,490	$9,958	$64	$19,705	$3,891

Year ended December 31, 2003	EBITDA	Depreciation and Amortization	Interest Income	Interest Expense	Net Income
Colorado	$18,708	$4,759	$3	$10,774	$3,178
Nevada	5,742	1,241	—	3,123	1,378
Louisiana	10,298	1,650	14	1,986	6,676
Virginia	1,783	1,285	44	264	278
Corporate overhead	(5,256)	136	11	3,498	(8,879)

Totals	$31,275	$9,071	$72	$19,645	$2,631

Pro forma Year ended December 31, 2002	EBITDA	Depreciation and Amortization	Interest Income	Interest Expense	Net Income
Colorado	$21,239	$6,454	$29	$10,933	$3,881
Nevada	5,192	1,404	2	3,879	(89)
Louisiana	10,040	1,548	28	2,029	6,491
Virginia	2,528	1,414	35	611	538
Corporate overhead	(8,460)	74	115	3,755	(12,174)

Totals	$30,539	$10,894	$209	$21,207	$(1,353)

        Generally, the acquisition by Jacobs Entertainment of all of the capital stock of Black Hawk Gaming as of February 22, 2002 does not affect the comparability of the pro forma operations of Black Hawk Gaming.

        The following is a discussion of our results of operations by segment, for the year ended December 31, 2004 compared to the year ended December 31, 2003.

  COLORADO

  Overview

        A summary of the net revenue, costs and expenses and EBITDA of our Colorado properties is as follows:

	For the Years Ended December 31,
	2004	2003	2002
	(In Thousands)
Net revenues
Lodge	$64,144	$57,136	$58,643
Gilpin	18,137	15,341	17,317

Total net revenues	82,281	72,477	75,960

Costs and expenses
Lodge	43,973	40,262	40,920
Gilpin	14,094	13,507	13,801

Total costs and expenses	58,067	53,769	54,721

EBITDA
Lodge	20,171	16,874	17,723
Gilpin	4,043	1,834	3,516

EBITDA	$24,214	$18,708	$21,239

        The following table sets forth a reconciliation of EBITDA, a non-GAAP financial measure, to net income, a GAAP financial measure.

For the year ended December 31, 2004	EBITDA	Depreciation and Amortization	Interest Income	Interest Expense	Net Income
Lodge	$20,171	$3,385	$10	$8,378	$8,418
Gilpin	4,043	1,453	3	2,429	164

Total	$24,214	$4,838	$13	$10,807	$8,582

For the year ended December 31, 2003	EBITDA	Depreciation and Amortization	Interest Income	Interest Expense	Net Income
Lodge	$16,874	$3,339	$2	$8,341	$5,196
Gilpin	1,834	1,420	1	2,433	(2,018)

Total	$18,708	$4,759	$3	$10,774	$3,178

For the year ended December 31, 2002	EBITDA Pro forma	Depreciation and Amortization Pro forma	Interest Income Pro forma	Interest Expense Pro forma	Net Income Pro forma
Lodge	$17,723	$4,818	$21	$8,731	$4,195
Gilpin	3,516	1,636	8	2,202	(314)

Total	$21,239	$6,454	$29	$10,933	$3,881

  Increased Competition in the Black Hawk Market

        The competitive aspects of the market in Black Hawk continue to be a significant factor in our operations. As a result of the increased level of development activity in Black Hawk over the last three years, there were 9,365 gaming devices in the city at December 31, 2004. At December 31, 2004 we had 1,380 devices in this market (900 at The Lodge and 480 at the Gilpin), which represented approximately 14.7% of the total devices in the Black Hawk market.

        For the year ended December 31, 2004 our gross gaming revenues at The Lodge and the Gilpin totaled $86.1 million ($82.3 million in net revenues), which represented 16.5% of the total gaming revenues in Black Hawk. While the overall market in 2004 grew by 3.6% in gross gaming revenues, the average total gaming devices fell by 1.6%. We managed to generate 112% efficiencies (our percentage of the gross gaming revenues divided by our percentage of the gaming devices) within the market for 2004. Management follows our efficiency levels very closely as we believe this to be a useful measure of how well we are performing within this market.

        We expect some of our previous and existing market share to be lost to increased competition. As more properties continue to compete for their fair share of the market, our personnel costs, marketing costs, and other costs will likely increase as we attempt to keep our market share.

        Net Revenues.    The $9.8 million increase in net revenues of our Colorado operations for the year ended December 31, 2004 compared to the same period of 2003 is attributable to an increase in net revenue at the Gilpin of $2.8 million and $7.0 million at The Lodge. We believe that the increase in the revenues at our Colorado properties is a result of several factors. We expanded capital expenditures in our slot product in Colorado over the past year attempting to provide the latest games available to our customers. In addition, our Colorado casino revenues were positively affected due to construction disruption at two competing casinos.

        Costs and Expenses.    Total costs and expenses associated with our Colorado operations increased $4.3 million for the year ended December 31, 2004 compared to the same period of 2003. The increase was a result of increased costs and expenses at The Lodge of $3.7 million and at the Gilpin of $0.6 million. The increase in costs and expenses attributable to The Lodge was a result of increased gaming taxes (due to increased gaming revenues), food and beverage cost of sales, slot participation, and marketing-related expenses. The increase at the Gilpin was a result of increased gaming taxes (due to increased gaming revenues), food and beverage costs of sales, slot participation expenses, and marketing-related expenses offset by a decrease in employee benefit costs.

        Earnings Before Interest, Taxes, Depreciation and Amortization.    One additional measurement that management utilizes to gauge performance of our operating segments is what we refer to as "flow-through" on incremental revenue. Generally speaking, we have significant fixed costs and when we are able to increase our revenues, a significant portion of those incremental revenues, after the payment of gaming taxes and promotional and advertising costs to capture those additional revenues, will flow through to our EBITDA. For the various reasons discussed above, our net revenues at The Lodge increased approximately $7 million during 2004 which caused an increase in our costs and expenses of approximately $3.3 million, resulting in an increase in our EBITDA in 2004 over 2003 of approximately $3.3 million. In other words, we were able to realize approximately 47% of those incremental revenues which flowed through to our EBITDA. Additionally, our net revenues at the Gilpin increased approximately $2.8 million in 2004 as compared to 2003 with approximately 78% of that amount flowing through to our EBITDA in 2004. This measurement is only one of the tools we use to gauge the success of our marketing programs and it also serves to highlight our fixed cost infra-structure and how those costs affect the operations and performance of our properties.

  NEVADA

  Overview

        We acquired our Reno, Nevada, property in January 2001. In September 2001 we installed a slot-player tracking system and began to directly market to our local customer base. During 2002, we made several improvements to the property including a significant remodeling of the Wildwood kitchen and serving line, the addition of outdoor signage, and general landscaping improvements. During 2003, we improved the exterior signage and focused on the casino's slot product improvements. During 2004, we continued to focus on our slot product by introducing Ticket-In Ticket-Out ("TITO") technology to our gaming floor.

        Net revenues.    The net revenues of Gold Dust West increased by $2.6 million for the year ended December 31, 2004 as compared to the same period of 2003. We expanded our capital expenditures in our slot product over the last year including the implementation of our TITO system. Additionally, we continue to realize success with our marketing and slot club efforts.

        Costs and Expenses.    Costs and expenses of Gold Dust West increased $0.8 million for the year ended December 31, 2004 as compared to the same period of 2003. The increase in costs and expenses attributable to Gold Dust West was a result in increased gaming taxes, slot participation, and repairs and maintenance expenses.

        Earnings Before Interest, Taxes, Depreciation and Amortization.    The Gold Dust West's EBITDA was approximately $7.5 million and $5.7 million for the years ended December 31, 2004 and 2003, respectively. The increase of $1.8 million, or 9.6%, resulted primarily from the increase in gaming revenue. Approximately 68% of our increased revenues flowed through to EBITDA as a result of realized labor savings associated with the implementation of TITO and successful marketing programs.

  LOUISIANA

  Overview

        The Louisiana truck plaza video gaming properties consist of nine truck plaza gaming facilities located in Louisiana and a share in the gaming revenues of an additional truck plaza.

        Each truck plaza features a convenience store, fueling operations, a restaurant operating not fewer than 12 hours per day, and 50 video gaming devices (except for Lucky Magnolia Truck Stop and Casino, and Eunice, LLC, both of which have 40 video gaming devices).

        The Louisiana truck plazas' revenues are comprised of (i) revenue from video poker gaming machines; (ii) sales of gasoline and diesel fuel; (iii) sales of groceries, trucker supplies and sundry items through their convenience stores; (iv) sales of food and beverages in their restaurants and bars; and (v) miscellaneous commissions on ATMs, pay phones and lottery sales.

        All video poker activity is reported instantaneously via a computer phone line directly to the Louisiana State Police. The Louisiana truck plazas' revenues are heavily dependent on meeting the minimum gallons of fuel sales requirements necessary to operate video poker gaming machines in Louisiana. These requirements must be complied with on a quarterly basis. In the event of noncompliance, the Louisiana State Police must turn off a portion of the video poker machines. We believe the Louisiana truck plazas will continue to meet the fuel sales requirements necessary to operate video poker gaming machines in Louisiana at current levels.

        Net revenues.    The Louisiana truck plazas generated net revenues of $52.3 million for the year ended December 31, 2004 compared to $46.5 million for the year ended December 31, 2003. This increase of 12.5% is due to increases in gaming and fuel revenues. Gaming revenues have increased as a result of the continuing advertising and promotional marketing efforts driven to create a brand and identity for our locations and the opening of the Breaux Bridge, Louisiana casino in July 2004. Fuel revenues have increased primarily due to a weighted average price per gallon increase from $1.45 per gallon in 2003 to $1.75 per gallon in 2004.

        Costs and Expenses.    The Louisiana truck plazas' costs and expenses were $42.8 million and $36.2 million for the years ended December 31, 2004 and 2003, respectively. Costs and expenses increased $6.6 million due primarily to the increase in gaming and fuel revenues, and an increase in general and administrative expenses as well as the opening of the new locations in Breaux Bridge and Eunice, Louisiana.

        Earnings Before Interest, Taxes, Depreciation and Amortization.    The Louisiana properties' EBITDA was approximately $9.5 million and $10.3 million for the years ended December 31, 2004 and 2003, respectively. The decrease of $0.8 million, or 7.8%, resulted primarily from the increase in general and administrative expense as well as the opening of the two new locations in Breaux Bridge and Eunice, Louisiana.

  VIRGINIA

  Overview

        Colonial Holdings' revenues are comprised of (i) pari-mutuel commissions from wagering on races broadcast from out-of-state racetracks to Colonial's satellite wagering facilities and the track using import simulcasting; (ii) wagering at the track and Colonial's satellite wagering facilities on its live races; (iii) admission fees, program and racing form sales, and certain other ancillary activities; and (iv) net income from food and beverage sales and concessions.

        Colonial's revenues are heavily dependent on the operations of its satellite wagering facilities. Revenues from the satellite wagering facilities help support live racing at the track. The amount of revenue Colonial earns from each wager depends on where the race is run and where the wagering takes place. Revenues from import simulcasting of out-of-state races and from wagering at the track and at the satellite wagering facilities on races run at the track consist of the total amount wagered at Colonial's facilities, less the amount paid as winning wagers. The percentage of each dollar wagered on horse races that must be returned to the public as winning wagers (typically about 79%) is legislated by the state in which a race takes place. Revenues from export simulcasting consist of amounts payable to Colonial by the out-of-state racetracks and their simulcast facilities with respect to wagering on races run at the track.

        Colonial entered into a Management and Consulting Agreement with Maryland-Virginia Racing Circuit, Inc. (the "Circuit"), an affiliate of the Maryland Jockey Club ("MJC"), to provide experienced management for the racetrack and satellite facilities and to create a Virginia-Maryland thoroughbred racing circuit. Under the agreement, MJC agrees to suspend live racing at its racetracks, Laurel Park and Pimlico Race Course, during Colonial's live thoroughbred meets. Parties to the agreement also exchange simulcast signals for their live meets at no cost to either party. The Circuit manages Colonial's satellite facilities as well as the live standardbred and thoroughbred meets and provides certain personnel, at its expense, for the live thoroughbred meet. For its services, the Circuit receives a management fee of 1.0% of the first $75 million of the aggregate gross amounts wagered in any calendar year in Virginia, excluding certain amounts specified in the agreement ("Handle"), and 2.0% of all Handle in excess of $75 million per calendar year. In addition, Colonial agreed to pay a management fee of 3.25% of Handle for any future satellite facilities located in the counties of Loudoun, Fairfax, Prince William, and Arlington and the Virginia cities of Manassas, Manassas Park, Fairfax City, Falls Church, and Alexandria. See note 12 to our consolidated financial statements.

        In February 2003, Colonial entered into an amendment to the agreement pursuant to which the Circuit agreed to a management fee of 1.5% of Handle for Handle in excess of 125 million generated from the racetrack and satellite facilities located in Richmond, Chesapeake, Brunswick, and Hampton and certain localities in the Central and Southside portions of Virginia.

        The agreement, as amended, will remain in effect until 2036, provided Colonial owns, controls, or operates the racetrack under its existing licenses. At Colonial's option, Colonial may terminate the agreement any time after 2021 upon payment of a fee equal to 17 times the average management fee paid during the three years immediately preceding such termination. On March 16, 2005, Colonial entered into an amendment to the agreement with the Circuit in which the Circuit agreed, among other matters, to reduce the term of the agreement by 10 years to November 24, 2036.

        On March 8, 2004, the Virginia Racing Commission granted the license to Colonial to open its sixth satellite wagering facility in Vinton, Virginia. Construction on the facility started in the second quarter of 2004 and the facility opened for business on October 11, 2004.

        On April 28, 2004, the Virginia Racing Commission granted Colonial a license to accept wagers over the telephone or through the internet through its advanced deposit wagering system. The advanced deposit wagering system became fully operational late in the third quarter of 2004.

        On November 2, 2004, referenda were passed in the following counties in Virginia: Henry County; Scott County and Westmoreland County. On March 16, 2005, Colonial Downs received a license to own and operate a seventh satellite wagering facility in Henry County, Virginia. We anticipate opening this facility in the fourth quarter of 2005. On April 27, 2005, Colonial Downs received a license to own and operate its eighth satellite wagering facility at a second location in Chesapeake, Virginia. We also anticipate opening this facility in the fourth quarter of 2005. On May 25, 2005, Colonial Downs was granted a license to own and operate a ninth satellite wagering facility in Scott County, Virginia.

        Total Revenues.    Colonial generated net revenues for the year ended December 31, 2004 of $37.1 million compared to $33.0 million for the same period of 2003. The increase of total revenues of $4.1 million, or 12.4%, is due primarily to the opening in November 2003 of a new satellite wagering facility in Richmond, the opening in October 2004 of a new satellite wagering facility in Vinton, Virginia, an increase in the number of live racing days in 2004 from 58 to 66, and increased gaming revenue at the Hampton satellite wagering facility.

        Costs and Expenses.    Colonial's direct operating costs and expenses were $35.5 million for the year ended December 31, 2004 compared to $31.2 million for the same period of 2003. Costs and expenses increased $4.3 million, or 13.8%, for the year ended December 31, 2004 from the same period of 2003. This increase is primarily attributable to the opening of the new satellite wagering facilities in Richmond and Vinton which we opened in November 2003 and October 2004, respectively, and an increase in expense due to additional live race days.

        Earnings Before Interest, Taxes, Depreciation and Amortization.    The Virginia property EBITDA was approximately $1.6 million and $1.8 million for the years ended December 31, 2004 and 2003, respectively. The decrease of $0.2 million was due primarily to expenses associated with the new satellite wagering facility in Vinton, and additional live racing days.

  Net Corporate Overhead

  Overview

        Generally, our corporate operations are not a profit center, but rather a cost center that directs the overall managerial, operational and administrative aspects of the Company.

        Costs and Expenses.    Corporate overhead costs and expenses increased from $5.3 million for the year ended December 31, 2003 to $9.3 million in 2004. The $4.0 million increase is primarily due to a $2.9 million charge to earnings associated with the abandonment of projects during the current year.

The increase in other corporate overhead expenses of $1.2 million is attributable to an increase in labor, rent and satellite wagering facility referenda campaign costs in Virginia as well as an increase in travel, labor and consulting costs associated with Sarbanes Oxley Section 404 compliance preparatory work.

Pro Forma Results of Operations for the year ended December 31, 2003 compared to the year ended December 31, 2002

  COLORADO

        Net Revenues.    The decrease in net revenues of our Colorado operations is attributable to a reduction in net revenues at the Gilpin of approximately $2.0 million or 11% and $1.5 million or 3% at The Lodge. Colorado's operations were impacted by increased competition during negative market growth during 2003. In addition, on June 24, 2003 we completed our $7.8 million expansion for the Gilpin, which commenced during the third quarter of 2002.

        Costs and Expenses.    Total costs and expenses associated with our Colorado operations decreased $1.0 million for the year ended December 31, 2003 compared to the same period of 2002. The decrease of $0.7 million in costs and expenses attributable to The Lodge was primarily comprised of reductions in labor, slot participation costs, gaming tax and the elimination of management fees. The decrease of $0.3 million in costs and expenses attributable to the Gilpin was also primarily comprised of reductions in labor, slot participation, and gaming taxes.

        Earnings Before Interest, Taxes, Depreciation and Amortization.    The Colorado properties' EBITDA was approximately $16.9 million and $1.8 million for The Lodge and Gilpin, respectively. The decrease in The Lodge's EBITDA of $0.8 million from $17.7 million for the year ended December 31, 2002 to $16.9 million for the year ended December 31, 2003 was primarily due to the negative market growth during 2003. The decrease in the Gilpin's EBITDA of $1.7 million from $3.5 million for the year ended December 31, 2002 to $1.8 million for the year ended December 31, 2003 is attributable to the negative market growth as well as the construction interruption during the current year.

  NEVADA

        Net Revenues.    The Gold Dust West generated net revenues of $19.9 million for the year ended December 31, 2003 compared to $18.9 million for the year ended December 31, 2002. We believe this increase of 5.3% is due to the success of our slot club programs. In September of 2001, we completed the installation of our slot player tracking system and we have been since actively enrolling members into our slot players club and modifying our marketing programs. We believe this effort continues to increase play from our customers and accounts for the increase in our net revenues during the current year.

        Costs and Expenses.    The Gold Dust West's costs and expenses were up approximately $0.5 million from $13.6 million for the year ended December 31, 2002 to $14.1 million for the year ended December 31, 2003. The increase is primarily due to increased costs of providing complimentary food and beverage of approximately $0.2 million, $0.2 million in gaming taxes, and other net costs and expenses of $0.1 million.

        Earnings Before Interest, Taxes, Depreciation and Amortization.    The Gold Dust West's EBITDA was approximately $5.7 million and $5.2 million for the years ended December 31, 2003 and 2002, respectively. The increase of $0.5 million, or 9.6%, resulted primarily from the increase in gaming revenue.

  LOUISIANA

        Net Revenues.    The Louisiana truck plazas generated net revenues of $46.5 million for the year ended December 31, 2003 compared to $42.8 million for the year ended December 31, 2002. This increase of 8.6% is due to increases in gaming and fuel revenues. Gaming revenues have increased as a result of advertising and promotional marketing efforts driven to create a brand and identity for our locations. Fuel revenues have increased primarily due to a weighted average price per gallon increase from $1.28 per gallon in 2002 to $1.45 per gallon in 2003.

        Costs and Expenses.    The Louisiana truck plazas' costs and expenses were $36.2 and $32.8 million for the years ended December 31, 2003 and 2002, respectively. Costs and expenses increased $3.4 million due primarily to the increase in gaming and fuel revenues.

        Earnings Before Interest, Taxes, Depreciation and Amortization.    The Louisiana properties' EBITDA was approximately $10.3 million and $10.0 million for the years ended December 31, 2003 and 2002, respectively. The increase of $0.3 million, or 3.0%, resulted primarily from the increase in gaming revenue.

  VIRGINIA

        Total Revenues.    Colonial generated net revenues for the year ended December 31, 2003 of $33.0 million compared to $31.2 million for the same period of 2002. The increase of total revenues of $1.8 million, or 5.8%, is due primarily to the opening in November of a new satellite wagering facility in Richmond, an increase in the number of live racing days in 2003 from 49 to 58, as well as increased gaming revenue at the Chesapeake and Brunswick satellite wagering facilities.

        Costs and Expenses.    Colonial's direct operating costs and expenses were $31.2 million for the year ended December 31, 2003 compared to $28.7 million for the same period of 2002. Costs and expenses increased $2.5 million, or 8.7%, for the year ended December 31, 2003 from the same period of 2002. The cost increases were primarily due to the new satellite wagering facility and expenses associated with live racing, as well as increased revenue at the Chesapeake, Hampton and Brunswick satellite wagering facilities.

        Earnings Before Interest, Taxes, Depreciation and Amortization.    The Virginia property EBITDA was approximately $1.8 million and $2.5 million for the years ended December 31, 2003 and 2002, respectively. The decrease of $0.7 million was due primarily to expenses associated with the new satellite wagering facility in Richmond, live racing, as well as cannibalization of some of the existing Richmond site's business as a result of the new facility in South Richmond.

Net Corporate Overhead

  Overview

        Generally, our corporate operations are not a profit center, but rather a cost center that directs the overall managerial, operational and administrative aspects of the Company.

        Costs and Expenses.    Corporate overhead costs and expenses totaled $5.3 million for the year ended December 31, 2003 as compared to $8.5 million for the same period of 2002. The decrease is primarily attributable to the February 22, 2002 transaction related non-recurring privatization costs and expenses of $4.2 million in addition to reductions in travel and labor costs of $0.2 million and $0.1 million respectively. The decrease in costs and expenses was offset by a $0.5 million contribution to defeat Amendment 33 in Colorado, $0.2 million in costs and expenses assoicated with the successful passage of a referendum allowing a satellite wagering facility in Vinton Virginia, $0.4 million in costs and expenses specifically associated with professional accounting and valuation work, and $0.2 million in costs associated with abandoned development work.

Quantitative and Qualitative Disclosure about Market Risk

        Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates, and commodity prices. On February 8, 2002, we issued $125.0 million in 11 7/8% senior secured notes due in 2009, and in March 2005 we issued an additional $23.0 million of such notes. All debt currently bears interest at a fixed rate, except our $10 million line of credit (which as of May 31, 2005 has no amounts outstanding) that bears interest at 1.75% above the prime rate published by Wells Fargo Bank, N.A. A 1% change in the variable interest rate would not have a material impact on our results of operations.

        If market interest rates increase, our cash requirements for interest on the senior credit facility balance would also increase. Conversely, if market interest rates decrease, our cash requirements for interest on the senior credit facility balance would also decrease.

        There would be no change in our cash requirements for interest should market rates increase or decrease by 10% compared to interest rate levels at March 31, 2005.

        We currently do not invest in derivative financial instruments, interest rate swaps or other similar investments to alter interest rate exposure.

8.     Significant transaction occurring during the quarter ended March 31, 2005 and related accounting treatment

        On March 2, 2005 we sold $23 million of new debt. The new notes are subject to the same terms and conditions as our existing notes which carry a coupon of 11 7/8% and are due 2009 with interest payable on each February 1 and August 1. We issued the new notes at a 10% premium to their principal amount which yielded total proceeds, before offering costs, of approximately $25.3 million. We used $22.5 million of the proceeds to acquire three additional video poker truck-plaza operations known as Breaux Bridge, Eunice and Jefferson Parish from a related party that is owned and controlled by our owners. The balance of the proceeds was used to pay the offering costs of the new notes. Breaux Bridge opened for gaming operations on September 22, 2004, Eunice opened for gaming operations on March 28, 2005, and it is anticipated that Jefferson Parish will become licensed and operational for gaming purposes in late June or mid-July of 2005. Generally, these three locations conducted truck fuel and convenience store sales operations for several months prior to being allowed to commence gaming operations.

        Due to the related party nature of the transaction (and under the terms of our indenture) we obtained a fairness opinion from an investment banking firm that the acquisition of the three video poker truck stops was fair to us from a financial point of view. For accounting purposes, the transaction has been accounted for as a combination of entities under common control and, as a result, the transaction has been treated for accounting and financial reporting purposes similarly to a pooling of interests. Under this method of accounting, the acquisitions have been recorded at the related party's historical identifiable cash cost in the assets transferred, approximating $10.1 million. The difference between the purchase price of $22.5 million and the net assets acquired of $10.1 million has been recorded for accounting and financial reporting purposes as a net distribution to our two owners of approximately $12.4 million, and, accordingly, has reduced our stockholders' equity by that net amount.

        The consolidated financial statements presented herein have been retroactively adjusted (i.e., restated) to the dates of the formation of each of the three acquired truck plaza entities which were formed at various times during 2003.

        The accompanying management's discussion and analysis of operations for the quarters ended March 31, 2005 and 2004 includes retroactive adjustments to account for the acquisition of the three video poker truck plazas as though the transaction had occurred at the beginning of each of the quarters presented. Accordingly, certain historical data that was previously reported in prior filings has been adjusted to account for this business combination. See Note 7 to the unaudited consolidated financial statements.

9.     Comparison of our results of our historical operations for the three months ended March 31, 2005 to the three months ended March 31, 2004

        The following table summarizes the consolidated revenues and expenses of Jacobs Entertainment, Inc. for the three months ended March 31, 2005 and 2004:

	Three Months Ended March 31,
			$ Change	$ Variance
	2005	2004
	(in millions)
REVENUES:
Gaming:
Casino	$27.5	$27.1	$0.4	1%
Truck stop	7.5	6.5	1.0	15%
Pari-mutuel	7.9	7.7	0.2	3%
Food and beverage	4.5	4.0	0.5	13%
Convenience store—fuel	6.9	4.2	2.7	64%
Convenience store—other	1.1	0.8	0.3	38%
Hotel	0.4	0.3	0.1	33%
Other	0.7	0.7

Total revenues	56.5	51.3	5.2	10%
Promotional allowances	(5.5)	(5.1)	(0.4)	8%

Net revenues	$51.0	$46.2	$4.8	10%

COSTS AND EXPENSES:
Gaming:
Casino	$9.8	$9.4	$0.4	4%
Truck stop	3.8	3.3	0.5	15%
Pari-mutuel	7.1	6.0	1.1	18%
Food and beverage	2.6	2.0	0.6	30%
Convenience store—fuel	6.5	4.0	2.5	63%
Convenience store—other	1.4	1.0	0.4	40%
Hotel	0.1	0.2	(0.1)	(50)%
Marketing, general and administrative	10.9	9.5	1.4	15%
Depreciation and amortization	2.5	2.4	0.1	4%
Interest expense	5.2	4.9	0.3	6%

Total costs and expenses	$49.9	$42.7	$7.2	17%

Net Income	$1.1	$3.5	$(2.4)	(69)%

        Casino revenues increased $0.4 million or 1% from $27.1 million for the three months ended March 31, 2004 to $27.5 million for the three months ended March 31, 2005. The increase in casino revenue is a result of increased casino revenues at The Lodge of $0.2 million or 1% and the Gilpin of $0.4 million or 9% offset by a decrease in casino revenue at Gold Dust West ("Gold Dust") of $0.3 million or 5%. We believe that the increase in the revenues at our properties is a result of several factors. Management has expanded capital investments in our slot product over the last year including the implementation of a Ticket-In Ticket-Out ("TITO") system at the Gold Dust and The Lodge. Casino revenues at our two Colorado properties continued to be positively affected due to construction disruption at a competing casino. The decrease in revenues at Gold Dust was directly attributable to severe snow storms (with record snow fall in Reno) during the first half of the quarter.

        Truck stop gaming revenues increased $1.0 million or 15% for the three months ended March 31, 2005 compared to the three months ended March 31, 2004 due primarily to the new location in Breaux Bridge, Louisiana.

        Pari-mutuel revenues increased $0.2 million or 3% from $7.7 million to $7.9 million for the three months ended March 31, 2004 compared to the three months ended March 31, 2005. The increase in revenues for the current three months is primarily attributable to the new off track wagering facility we opened in Vinton, Virginia in October 2004.

        Food and Beverage revenues increased $0.5 million or 13% from $4.0 million to $4.5 million for the three month period ended March 31, 2004 as compared to the three month period ended March 31, 2005. This increase is attributable to an increase of $0.3 million at Colonial and $0.2 million at the truck stop facilities. The increase at Colonial is attributable to the opening of the Vinton Virginia facility in the fourth quarter of 2004. The increase at the truck stops is attributable to the opening of the Breaux Bridge facility in the first quarter of 2004 and Eunice facility in the third quarter of 2004.

        Convenience store fuel revenues increased $2.7 million or 64% from $4.2 million to $6.9 million for the three months ended March 31, 2004 compared to the three months ended March 31, 2005, respectively. The increase was the result of the average selling price of fuel rising from $1.57 to $1.92 per gallon, and the opening of the two new locations in Breaux Bridge, Louisiana and Eunice, Louisiana in 2004.

        Convenience store other revenues increased $0.3 million or 38% from $0.8 million to $1.1 million for the three months ended March 31, 2004 compared to the three months ended March 31, 2005. The increase is primarily attributable to the opening of the Breaux Bridge and Eunice facilities in the first and third quarters of 2004, respectively.

        Hotel revenues increased $0.1 million or 33% from $0.3 million for the three months ended March 31, 2004 to $0.4 million for the three months ended March 31, 2005. The increase is attributable to an increase in average room rates charged at The Lodge.

        Promotional allowances increased $0.4 million or 8% from $5.1 million for the three months ended March 31, 2004 to $5.5 million for the three months ended March 31, 2005. The increase is primarily attributable to an increase in promotional allowances at The Lodge of $0.1 million, Gold Dust of $0.1 million and the truck stops of $0.2 million. The increase at The Lodge is attributable to increased hotel complimentary sales. The increase at the Gold Dust is due to increased food and beverage complimentary sales. The increase at the truck stops is attributable to $0.1 million in food and beverage complimentary at Breaux Bridge and Eunice and $0.1 million in additional promotional allowance from new customer reward programs beginning in mid 2004.

        Casino expenses increased $0.4 million or 4% from $9.4 million to $9.8 million for the three months ended March 31, 2004 compared to the three months ended March 31, 2005. This increase is a result of an increase at the Gilpin of $0.3 million or 16% and at the Gold Dust of $0.1 million or 4%. The increase in the Gilpin's casino expenses is due to increased gaming taxes (due to increased gaming revenues), slot participation costs, general operating supplies and maintenance. The increase in Gold Dust's casino expenses is primarily due to increased costs associated with the increase in food and beverage complimentary sales during the three month period ended March 31, 2005 as compared to same period of 2004.

        Truck stop gaming expenses increased $0.5 million or 15% for the three months ended March 31, 2005 compared to the three months ended March 31, 2004. This increase of $0.5 million is due to the opening of the new casino in Breaux Bridge, Louisiana in the third quarter of 2004.

        Pari-mutuel costs and expenses increased $1.1 million or 18% from $6.0 million to $7.1 million for the three months ended March 31, 2004 compared to the three months ended March 31, 2005 respectively. This increase is primarily attributable to the new off track betting facility in Vinton which we opened in October 2004 and an increase in purse expense due to planned additional live race days.

        Convenience store fuel expenses increased $2.5 million for the three months ended March 31, 2005 compared to the three months ended March 31, 2004. The increase in fuel expense is the result of the average cost of fuel rising from $1.46 to $1.81 per gallon and the opening of the two new locations in Breaux Bridge, Louisiana and Eunice, Louisiana in 2004.

        Convenience store other costs and expenses increased $0.4 million for the three months ended March 31, 2005 compared to the three months ended March 31, 2004. The increase is due to the two new locations that opened in Breaux Bridge, Louisiana and Eunice, Louisiana in 2004.

        Hotel expenses decreased $0.1 million as a result of an increased cost allocation to casino expenses associated with hotel complimentary sales. As complimentary sales increase, costs associated with the complimentary sales are charged to casino expense.

        Marketing, general and administrative expenses increased $1.4 million or 15% for the three months ended March 31, 2005 compared to the three months ended March 31, 2004. This increase is primarily attributable to the Gilpin of $0.1 million, the Gold Dust of $0.2 million, Colonial of $0.1 and truck stop expenses of $0.2 million and corporate overhead expenses of $0.8 million. Our increased marketing costs at our operating units drove increased revenues for all segments except for the Gold Dust, which had significant snow storms during the three month period ended March 31, 2005. The increase in corporate overhead was a result of corporate licensing activity in Nevada of approximately $0.2 million, additional travel related expenses of approximately $0.1 million, Sarbanes Oxley readiness work of approximately $0.3 million and additional labor costs of approximately $0.2 million.

        Depreciation and amortization expense increased $0.1 million from $2.4 million to $2.5 million for the three month period ended March 31, 2004 compared to the three months ended March 31, 2005. The increase is attributable to the depreciation at the new Breaux Bridge and Eunice truck stop locations.

10.   EBITDA segment information and discussion of operations—three months ended March 31, 2005 and 2004

        The following discusses our results of operations by segment for the three month period ended March 31, 2005 compared to the three month period ended March 31, 2004.

        The information presented is by each segment in which we have operations and also presents our EBITDA (earnings before interest, taxes, depreciation and amortization) for each segment. We believe that the presentation of a non-GAAP financial measure such as EBITDA is useful because it allows investors and management to evaluate and compare our operating results from continuing operations from period to period in a meaningful and consistent manner in addition to standard GAAP financial measures. Management internally evaluates the performance of our properties using EBITDA measures as do most analysts following the gaming industry. EBITDA is an element of certain financial covenants in our debt agreements and as such is a critical component that we closely watch in order to determine our ability to achieve future growth and to ensure we are in compliance with our indenture. We are presenting EBITDA in the tables below as supplemental information and to provide further discussion and analysis of our operating results. EBITDA can be reconciled directly to our consolidated net income by adding the amounts shown for depreciation, amortization, and interest. This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States of America, such as net income, nor should it be considered as an indicator of our overall financial performance. Our calculation of EBITDA may be different from the calculation used by other companies and comparability may be limited. The components of operations presented below differ from the analysis provided above for actual results as many items are reclassified or grouped in order to show our operations by the segments we measure. The following presentations reflect all of the operations for all entities for the respective three-month periods and, therefore, management believes this represents another way of presenting our operating performance.

	Three Months Ended March 31,
	2005	2004
	(In Thousands)
NET REVENUE
Colorado	$21,268	$20,496
Nevada	5,003	5,401
Louisiana	16,064	12,030
Virginia	8,727	8,272

Total net revenue	$51,062	$46,199

COSTS AND EXPENSES
Colorado	$14,759	$14,137
Nevada	3,610	3,494
Louisiana	13,126	9,295
Virginia	8,783	7,368

Net corporate overhead	1,903	1,115

Total costs and expenses	$42,181	$35,409

EBITDA
Colorado	$6,509	$6,359
Nevada	1,393	1,907
Louisiana	2,938	2,735
Virginia	(56)	904
Net corporate overhead	(1,903)	(1,115)

EBITDA	$8,881	$10,790

        The following table sets forth a reconciliation of EBITDA, a non-GAAP financial measure, to net income, a GAAP financial measure.

Three months ended March 31, 2005	EBITDA	Depreciation and Amortization	Interest Income	Interest Expense	Net Income
Colorado	$6,509	$1,165	$13	$2,701	$2,656
Nevada	1,393	403	1	784	207
Louisiana	2,938	553	2	697	1,690
Virginia	(56)	380	6	55	(485)
Corporate overhead	(1,903)	43	2	1,026	(2,970)

TOTAL	$8,881	$2,544	$24	$5,263	$1,098

Three months ended March 31, 2004	EBITDA	Depreciation and Amortization	Interest Income	Interest Expense	Net Income
Colorado	$6,359	$1,252	$1	$2,714	$2,394
Nevada	1,907	351		785	771
Louisiana	2,735	445	1	497	1,794
Virginia	904	357	4	42	509
Corporate overhead	(1,115)	44		854	(2,013)

TOTAL	$10,790	$2,449	$6	$4,892	$3,455

  Colorado

        We own 100% of Black Hawk Gaming ("BHWK") and BHWK owns the Gilpin Hotel Casino and the Lodge, which are located in Black Hawk, Colorado, and the Gold Dust West, Inc. ("Gold Dust"), which is located in Reno, Nevada. The following discussion pertains to the results of operations of The Lodge and Gilpin properties.

        A summary of the net revenue, costs and expenses and EBITDA of our Colorado properties is as follows:

	Three Months Ended March 31,
	2005	2004
	(In Thousands)
Net revenues
Lodge	$16,397	$16,053
Gilpin	4,871	4,443

Total net revenues	21,268	20,496

Costs and expenses
Lodge	10,886	10,690
Gilpin	3,873	3,447

Total costs and expenses	14,759	14,137

EBITDA
Lodge	5,511	5,363
Gilpin	998	996

EBITDA	$6,509	$6,359

        The following table sets forth a reconciliation of EBITDA, a non-GAAP financial measure, to net income (loss), a GAAP financial measure.

Three months ended March 31, 2005	EBITDA	Depreciation and Amortization	Interest Income	Interest Expense	Net Income
Lodge	$5,511	$808	$10	$2,085	$2,628
Gilpin	998	357	3	616	28

TOTAL	$6,509	$1,165	$13	$2,701	$2,656

Three months ended March 31, 2004	EBITDA	Depreciation and Amortization	Interest Income	Interest Expense	Net Income
Lodge	$5,363	$890	$1	$2,095	$2,379
Gilpin	996	362		619	15

TOTAL	$6,359	$1,252	$1	$2,714	$2,394

  Results of operations for the three months ended March 31, 2005 compared to the three months ended March 31, 2004

        Net Revenues.    The $0.7 million increase in net revenues of our Colorado operations for the three months ended March 31, 2005 compared to the same period of 2004 is attributable to an increase in net revenue at the Gilpin of $0.4 million and $0.3 million at The Lodge. We believe that the increase in the revenues at our Colorado properties is a result of several factors. Management has continued expanded capital investments in our slot product in Colorado over the past year to provide the latest games available in the market. In addition, casino revenues at our two Colorado properties have continued to be positively affected by construction disruption at a competing casino. We expect some of our market share to be lost to increased competition as the construction at competing properties is completed.

        Costs and Expenses.    Total costs and expenses associated with our Colorado operations increased $0.6 million for the three months ended March 31, 2005 compared to the same period of 2004. The increase was a result of increased costs and expenses at The Lodge of $0.2 million and at the Gilpin of $0.4 million. The increase in costs and expenses attributable to The Lodge was a result of increased gaming taxes, food and beverage cost of sales, slot participation, and marketing related expenses. The increase of $0.4 million in costs and expenses attributable to the Gilpin was a result of increased gaming taxes, food and beverage cost of sales, slot participation, and marketing related expenses. We expect that as competing casinos in our market complete expansion construction, it is likely that additional costs will be incurred for personnel and marketing as we attempt to keep our market share.

  Nevada

  Results of operations for the three months ended March 31, 2005, compared to the three months ended March 31, 2004

        As previously discussed, our Nevada operations consist of the Gold Dust, located in Reno, Nevada. The Gold Dust was acquired by BHWK on January 5, 2001. The property has 106 hotel rooms, which we offer to players, thereby enhancing their visit to the Reno area. The net revenues of the Gold Dust decreased by $0.4 million for the three-month period ended March 31, 2005 as compared to the same period of 2004. The decrease is primarily attributable to severe winter snow storms during the first half of the quarter.

        Our costs and expenses increased $0.1 million for three month period ended March 31, 2005 as compared to the same period of 2004. The increase in expense is primarily attributable to additional repair and maintenance projects completed on the interior of the casino. As a result, our EBITDA at the Gold Dust for the three months ended March 31, 2005 and 2004 was $1.4 million and $1.9 million respectively.

  Louisiana

        The Louisiana truck plaza video gaming properties consist of nine truck plaza gaming facilities located in Louisiana and a share in the gaming revenues of an additional truck plaza.

        Each truck plaza features a convenience store, fueling operations, a restaurant and 50 video gaming devices (except for Lucky Magnolia Truck Stop and Casino and Jalou Eunice, LLC both of which have 40 video gaming devices).

        The Louisiana truck plazas' revenues are comprised of (i) revenue from video poker gaming machines; (ii) sales of gasoline and diesel fuel; (iii) sales of groceries, trucker supplies and sundry items through their convenience stores; (iv) sales of food and beverages in their restaurants and bars; and (v) miscellaneous commissions on ATMs, pay phones and lottery sales.

        All video poker activity is reported instantaneously via a computer phone line directly to the Louisiana State Police. The Louisiana truck plazas' revenues are heavily dependent on meeting the minimum gallons of fuel sales requirements necessary to operate video poker gaming machines in Louisiana. These requirements must be complied with on a quarterly basis. In the event of noncompliance, the Louisiana State Police must turn off a portion of the video poker machines. The Louisiana truck plazas believe that they will continue to meet the fuel sales requirements necessary to operate video poker gaming machines in Louisiana at current levels.

  Results of operations for the three months ended March 31, 2005, compared to the three months ended March 31, 2004

        Net revenues.    The Louisiana truck plazas generated net revenues of $16.1 million for the three months ended March 31, 2005 compared to $12.0 million for the three months ended March 31, 2004. This $4.1 million increase is the result of two new locations in Breaux Bridge, Louisiana and Eunice, Louisiana and an increase in the average sale price of fuel per gallon from $1.57 to $1.92.

        Costs and Expenses.    The Louisiana truck plazas' costs and expenses were $13.2 million and $9.3 million for the three months ended March 31, 2005 and 2004 respectively. The increase in expense is due the opening of two new locations in Breaux Bridge, Louisiana and Eunice, Louisiana and an increase in the average cost of fuel per gallon from $1.46 to $1.81.

        Earnings Before Interest, Taxes, Depreciation and Amortization.    The Louisiana truck plazas EBITDA was $2.9 million for the three months ended March 31, 2005 compared to $2.7 million for the same period in 2004, resulting in an increase in EBITDA of $0.2 million.

  Virginia

        Colonial Holdings' revenues are comprised of (i) pari-mutuel commissions from wagering on races broadcast from out-of-state racetracks to Colonial's satellite wagering facilities and the track using import simulcasting; (ii) wagering at the track and Colonial's satellite wagering facilities on its live races; (iii) admission fees, program and racing form sales, and certain other ancillary activities; and (iv) net income from food and beverage sales and concessions.

        Colonial's revenues are heavily dependent on the operations of its satellite wagering facilities. Revenues from the satellite wagering facilities help support live racing at the track. The amount of revenue Colonial earns from each wager depends on where the race is run and where the wagering takes place. Revenues from import simulcasting of out-of-state races and from wagering at the track and at the satellite wagering facilities on races run at the track consist of the total amount wagered at Colonial's facilities, less the amount paid as winning wagers. The percentage of each dollar wagered on horse races that must be returned to the public as winning wagers (typically about 79%) is legislated by the state in which a race takes place. Revenues from export simulcasting consist of amounts payable to Colonial by out-of-state racetracks and their simulcast facilities with respect to wagering on races run at the track.

  Results of Operations for the three months ended March 31, 2005, compared to the three months ended March 31, 2004

        Total Revenues.    Colonial generated net revenues for the three months ended March 31, 2005 of $8.7 million compared to $8.3 million for the same period of 2004. The increase of total revenues of $0.4 million or 5%, is due primarily to the new off track wagering facility in Vinton, Virginia that we opened in October 2004.

        Costs and expenses.    Colonial's direct operating costs and expenses were $8.8 million for the three months ended March 31, 2005 compared to $7.4 million for the same period of 2004. This increase is primarily attributable to the opening of the new off track betting facility in Vinton, Virginia which we opened in October 2004 and an increase in purse expense due to planned additional live race days.

        Earnings Before Interest, Taxes, Depreciation and Amortization.    Colonial's EBITDA was $(0.1) million for the three month period ended March 31, 2005 and $0.9 for the same period in 2004.

  Corporate Overhead

        Costs and expenses.    Corporate overhead costs and expenses increased $0.8 million from $1.1 million in the three month period ended March 31, 2004 to $1.9 million in the comparable period of 2005. The increase is attributable to $0.1 million of additional travel related costs, $0.2 million in Nevada licensing costs, $0.3 million in Sarbanes Oxley readiness expenditures and $0.2 million in additional labor costs.

11.   Liquidity and capital resources—March 31, 2005

        As of March 31, 2005, the Company had cash and cash equivalents of $19.3 million compared to $21.5 million in cash and cash equivalents as of December 31, 2004. The $2.2 million decrease in cash and cash equivalents is the net result of $0.6 million net cash used by operating activities, $4.7 million net cash used in investing activities, and $3.1 million provided by financing activities.

        We have a $10 million senior credit facility of which $10 million was available as of March 31, 2005 and December 31, 2004. The trustee under the indenture of the senior secured notes executed an intercreditor agreement with the lender under the senior credit facility, which, among other things, subordinated some of the liens securing the senior secured notes and the guarantees to the indebtedness under the senior credit facility. The senior credit facility carries an interest rate of 1.75% above the prime rate and expires in July 2007.

        On March 2, 2005 the Company sold $23 million of new notes. The new notes are subject to the same terms and conditions of our February 2002 notes which carry a coupon of 11 7/8%, are due 2009, and like our February 2002 notes the interest is payable on each February 1 and August 1. We issued the new notes at a 10% premium to their principal amount which yielded total proceeds, before offering costs, of approximately $25.3 million. We paid $2.9 million and accrued $228,000 in costs to obtain this financing and used $22.5 million of the proceeds to acquire three additional video poker truck-plaza operations. See Note 7 of the unaudited interim condensed consolidated financial statements included as part of this prospectus.

        As of March 31, 2005 our total debt approximates $173 million. Our future liquidity, which includes our ability to make semi-annual interest payments on February 1 and August 1 of each year, depends upon the future operational success of the overall Company. Additionally, our ability to successfully integrate our operations is a significant factor in the overall generation of our cash flows from operations.

        We do not have any off-balance sheet financing arrangements or transactions with unconsolidated, limited purpose entities nor are any contemplated in the future.

        We believe that our cash flow from operations, cash and cash equivalents and our senior credit facility of $10 million discussed above will be adequate to meet our debt service obligations as well as our capital expenditure requirements for the next twelve months. However, we can give no assurance that these sources of cash will be sufficient to enable us to do so. Further, in addition to our normal capital expenditure requirements, we anticipate that we will pursue the acquisition of other properties and continue to engage in the pursuit of new development opportunities. However, it is possible that we may need to enter into new financing arrangements and raise additional capital in the future if we are unable to sustain our current operations. Our ability to incur additional debt is restricted by the terms and covenants of our senior secured notes. We can give no assurance that we will be able to raise capital or obtain the necessary sources of liquidity and financing on favorable terms, if at all. Additionally, any debt financing that we may incur in the future will increase the amount of our total outstanding indebtedness and our debt service requirements, and therefore heighten the related risks we currently face.

        We also face the risk that there could be a decline in the demand for our products and services, which would reduce our ability to generate funds from operations. While our cash flows are geographically diverse, at present we do have a significant concentration of cash flows generated in the Black Hawk gaming market. Should the Black Hawk market decline or become saturated or should competition erode our market share, we would suffer a decline in available funds generated from operations, EBITDA and net income. If this were to occur, there exists the possibility that our credit rating could be downgraded, which would further reduce our ability to access the capital markets and obtain additional or alternative financing. See the "Risk Factors" above.

        The following table provides disclosure concerning JEI's obligations and commitments to make future payments under contracts, such as debt and lease agreements, and purchase and other long-term obligations as of March 31, 2005.

	Total	Less than 1 Year	1 - 3 Years	4 - 5 Years	After 5 Years
	(In Thousands)
Long-term debt(1)	$255,184	$20,781	$41,092	$190,104	$3,207
Operating leases(2)	15,317	1,159	2,179	1,661	10,318
Other long-term obligations(3)	3,047	960	1,392	691	4

Total contractual cash obligations	$273,548	$22,900	$44,663	$192,456	$13,529

(1)
Long-term debt includes principal and interest owing under the terms of the Notes, the Senior Credit Facility, the Black Hawk special assessment bonds, indebtedness of Colonial Holdings, and subordinated debt to affiliates.

(2)
Operating leases include a land and warehouse lease for the Gold Dust in Reno, Nevada, as well as other leases for property and equipment.

(3)
Other long-term obligations include the commitment of the Company's truck stop operations to pay one dollar per video poker machine per day, plus $1 per machine annually in licensing to an outside party to maintain its video poker machines in its truck stop premises. Other long-term obligations also include amounts payable under employment contracts described below under "Management—Executive Compensation".

        In addition, JEI has the following commitments and obligations:

  •
  JEI, through its subsidiary Colonial Downs, has entered into an agreement with a totalisator company, which provides wagering services and designs, programs, and manufactures totalisator systems for use in wagering applications. The basic terms of the agreement state that the totalisator company shall provide totalisator services to Colonial Downs for all wagering held at

    Colonial Downs' facilities through 2004 at a rate of .365% of handle. In addition, Colonial Downs agreed to use certain equipment provided by the totalisator company.

  •
  On March 16, 2005, Colonial entered into an amendment with the totalisator company that extends the term of the agreement to 2012, provides replacement equipment for the existing equipment, and increases the rate to .385% of handle up to $270,000 in handle. Handle above $270,000 will be charged a rate of .345%. The amendment also provides for a minimum charge per calendar year of $330,000.

  •
  JEI, through the Lucky Magnolia, has an obligation to pay to an individual 4.9% of its net video poker revenue, after associated state taxes, for as long as video poker machines are operated on the property.

  •
  Colonial Downs is party to a Management and Consulting Agreement, with Maryland-Virginia Racing Circuit, Inc. (the "Circuit"), an affiliate of the Maryland Jockey Club that owns and operates thoroughbred horse racetracks in Maryland, pursuant to which the Circuit provides certain management services at the racetrack and satellite wagering facilities and coordinates a Virginia- Maryland thoroughbred racing circuit. Under the agreement, Colonial Downs pays a management fee of 1.0% of the first $75 million of the aggregate gross amounts wagered in any calendar year in Virginia, excluding certain amounts specified in the agreement ("Handle"), 2.0% of all Handle of $75 million to $125 million per calendar year, 1.5% of all Handle in excess of $125 million, and 3.25% of any Handle for satellite wagering facilities located in the counties of Loudoun, Fairfax, Prince William, and Arlington and the Virginia cities of Manassas, Manassas Park, Fairfax City, Falls Church, and Alexandria. (Colonial currently does not have satellite wagering facilities located in the foregoing localities). The agreement expires in 2036.

        Finally, our outstanding senior secured notes aggregating $148 million (after giving effect to the March 2005 acquisitions described above) are redeemable on or after February 1, 2006 at the following redemption prices (expressed as percentages of principal amounts) plus accrued and unpaid interest, as follows:

Year	Percentage
2006	105.938%
2007	102.969%
2008	100.000%

        In the event that interest rates and market conditions dictate, the company would likely refinance its notes at lower rates. However, a refinancing would be predicated upon our ability to secure financing on terms favorable and in amounts necessary to generate borrowings (in excess of current principal amounts) as illustrated in the above table. If we were unable to secure such refinancing, it may be difficult if not impossible to repay the entire current principal amount outstanding (which is due in 2009), barring an entire liquidation of the company's assets. However, we believe we will be able to secure such a refinancing package which will be acceptable to the Company sometime between 2006 and 2009 in order to repay our existing senior secured notes.

BUSINESS

        Jacobs Entertainment, Inc. ("Jacobs Entertainment") was formed as a Delaware corporation on April 17, 2001. On February 22, 2002, we completed the transactions described below, which were primarily funded by the proceeds from the issuance of $125 million in senior secured notes on February 8, 2002. These notes bear an 11 7/8% interest rate and are due in 2009. The principal components of the transactions are as follows.

        On February 22, 2002, Jeffrey P. Jacobs and The Richard E. Jacobs Revocable Trust contributed substantially all of their interests in Diversified and their combined 100% interest in Jalou II in exchange for 100% of the common stock of Jacobs Entertainment. On the acquisition date, immediately prior to the acquisition of the publicly held shares of Black Hawk Gaming and Colonial described below, Diversified owned 100% of Jalou L.L.C., approximately 44% of Colonial, approximately 32% of Black Hawk Gaming, and a 25% interest in The Lodge (of which the remaining 75% was owned by Black Hawk Gaming). On February 22, 2002, Jacobs Entertainment acquired the remaining 56% of Colonial's common stock for approximately $4.6 million. Jacobs Entertainment also acquired the remaining 68% of Black Hawk Gaming's common stock for approximately $37.0 million on February 22, 2002.

        As a result of these transactions, we are a geographically diversified gaming and pari-mutuel wagering company with properties in Colorado, Louisiana, Nevada and Virginia. We own and operate three casinos, nine truck plaza video gaming facilities (one is leased) and a horseracing track with six satellite wagering facilities (two are leased). On March 16, 2005, Colonial Downs received a license to own and operate a seventh satellite wagering facility in Henry County, Virginia. We anticipate opening this facility in the fourth quarter of 2005. On April 27, 2005, Colonial Downs received a license to own and operate its eighth satellite wagering facility at a second location in Chesapeake, Virginia. We also anticipate opening this facility in the fourth quarter of 2005. On May 25, 2005, Colonial Downs was granted a license to own and operate a ninth satellite wagering facility in Scott County, Virginia. In addition, we are a party to agreements that entitle us to a portion of the gaming revenue from an additional truck plaza video gaming facility. On March 2, 2005, we acquired three of our nine truck plaza video gaming facilities, as more fully described under "Certain Relationships and Related Transactions."

        All of our gaming facilities target local customers and emphasize revenues from slot machine play or video gaming, or both. For the year ended December 31, 2004, our net revenues were approximately $190 million and for the three months ended March 31, 2005 were approximately $51 million. See our consolidated financial statements included elsewhere in this prospectus for information concerning the operational performance of the segments of our business.

        The following table sets forth certain information and property level EBITDA (excluding corporate overhead) of our properties:

			As of December 31, 2004			Year Ended December 31, 2004
Property	Location	Facility Type	Approximate Gaming Square Footage	Gaming Machines	Table Games	Percentage of Gaming Revenue from Machines	Property Level EBITDA(1)
							(in thousands)
The Lodge Casino	Black Hawk, Colorado	Land-based casino	25,000	919	30	91%	$20,171
Gilpin Hotel Casino	Black Hawk, Colorado	Land-based casino	16,000	424	0	99	4,043
Gold Dust West Casino	Reno, Nevada	Land-based casino	17,500	500	0	100	7,535
Louisiana Truck Plazas	Louisiana (various locations)	Video gaming	14,900	380	0	100	9,454
Colonial Downs Racetrack and satellite wagering facilities	Virginia (various locations)	Horse racing and pari-mutuel wagering	N/A	N/A	N/A	N/A	1,601

Total			73,400	2,223	30		$42,804

(1)
Property Level EBITDA excludes corporate overhead expense of approximately $9,314 million in the aggregate for all of our properties.

        The following is a reconciliation of our property level EBITDA to our property level net income:

Year ended December 31, 2004	EBITDA(1)	Depreciation and Amortization	Interest Income	Interest Expense	Net Income
The Lodge Casino	$20,171	$3,385	$10	$8,378	$8,418
Gilpin Hotel Casino	4,043	1,453	3	2,429	164
Gold Dust West	7,535	1,436	3	3,142	2,960
Louisiana Truck Plazas	9,454	1,962	3	2,216	5,279
Colonial Downs	1,601	1,544	29	121	(35)

Total Property Level EBITDA	42,804	9,780	48	16,286	16,786
Corporate overhead	(9,314)	178	16	3,419	(12,895)

Total	$33,490	$9,958	$64	$19,705	$3,891

(1)
Please see note 7 on page 47 hereof for a discussion of EBITDA, a non-GAAP financial measure.

Our Properties and Operations

        The Lodge Casino—Black Hawk, Colorado.    The Lodge Casino in Black Hawk, Colorado, which commenced operations in June 1998, is one of 21 casinos located in the gaming district of Black Hawk. The Lodge services the greater Denver metropolitan area population of approximately 2.4 million located 40 miles east of Black Hawk, as well as customers from nearby communities such as Boulder and Fort Collins, Colorado, and Cheyenne, Wyoming. We believe that most of The Lodge's customers are primarily day trip patrons who reside in the greater Denver metropolitan area. As of December 31, 2004, the Black Hawk market had approximately 9,365 gaming devices (slot machines, blackjack and poker tables) generating approximately $524 million in revenues for the year then ended. The Lodge is one of the largest gaming facilities in the market.

        The Lodge is located on a 2.5 acre site that abuts State Highway 119, with approximately 25,000 square feet of gaming space on two floors containing 919 slot machines and 30 table games, 50 hotel rooms, three restaurants, four bars and on-site parking for 600 vehicles. Our property includes The White Buffalo Grille, an upscale dining facility and a buffet that was completely remodeled in 2002 at a cost of $1 million. Black Hawk has no significant lodging facilities other than our facility and the Isle of Capri, which has a 237-room hotel at its Black Hawk casino and a 160 room expansion under construction which is anticipated to open in April or May 2005. Another competitor has announced plans to construct a 300-room hotel directly across from our Lodge casino.

        We utilize computerized slot data tracking systems that allow us to track individual play and payouts and develop mailing lists for special events, contest play and promotions. The Lodge participates in busing programs with unaffiliated transportation companies who transport patrons to Black Hawk/Central City from the market areas described above. Black Hawk Gaming has obtained an exemption as a common carrier from the Colorado Public Utilities Commission and may elect to operate its own busing program in the future.

        The Gilpin Hotel Casino—Black Hawk, Colorado.    The Gilpin Hotel Casino, which commenced operations in October 1992, is a 37,000 square-foot facility located on a one-acre site in the central Black Hawk gaming district. We expanded our facility through the acquisition of an adjacent casino in early 1994. We were one of the first casinos opened in Colorado following the legalization of casino gaming in 1991. We offer 424 slot machines, a restaurant and two bars. We also offer slot club, busing and other promotional programs, and have available to our customers 200 surface parking spots in the heart of historic Black Hawk.

        We commenced a remodeling and expansion of the Gilpin Hotel Casino in the third quarter of 2002 to place all gaming operations on a single floor and to upgrade and renovate the overall structure. These improvements cost approximately $7.8 million and were completed in June 2003. Although we experienced construction and other disruptions that adversely affected our business during the remodeling period, we believe these renovations have enhanced the Gilpin Hotel Casino's competitiveness in the Black Hawk market. Further, in November 2004, we began a renovation of the third floor of the Gilpin Hotel Casino, which was completed in March 2005 at an approximate cost of $1.8 million. This addition, called the Gilpin Poker Room, will initially add 16 live action poker tables with space to add an additional four tables.

        The Gold Dust West Casino—Reno, Nevada.    The Gold Dust West Casino, located on 4.6 acres in Reno's central downtown gaming district, has been operating since 1978. The casino caters to residents of Reno and surrounding areas and has about 17,500 square feet of gaming space, currently accommodating 500 slot machines. We offer the Wildwood Restaurant, a 6,600 square foot dining facility, 106 motel rooms, and surface parking for 300 vehicles. We implemented a slot player tracking system in September 2001, which has facilitated improvement of the casino's operating results. During 2002, we made several improvements to the property including a significant remodeling of the Wildwood kitchen and serving line, the addition of outdoor signage, and general landscaping improvements. The Reno/Sparks, Nevada market area generated approximately $1.0 billion of gaming revenues during each of the years ended December 31, 2002, 2003 and 2004. There were 36 casinos in the Reno/Sparks market area at December 31, 2004.

        Louisiana Gaming Properties.    Our truck plaza properties consist of nine truck plaza video gaming facilities located in Louisiana, and we share in the gaming revenues from an additional Louisiana truck plaza gaming facility. We acquired three of our truck plaza video gaming facilities on March 2, 2005 as described under "Certain Relationships and Related Transactions." Our properties include the Houma

Truck Plaza and Casino (a leased property) in Houma; Winner's Choice Casino in Sulphur; Lucky Magnolia Truck Stop and Casino in St. Helena Parish; Bayou Vista Truck Plaza and Casino in Bayou Vista; Colonel's Truck Plaza and Casino in Thibodaux; and Raceland Truck Plaza and Casino in Raceland. Our three new truck plaza properties include Cash Magic in Breaux Bridge, St. Martin Parish; Cash Magic in Eunice, St. Landry Parish; and Cash Magic (a leased property) in Jefferson Parish. Breaux Bridge is currently operating with 50 gaming devices; Eunice was granted its gaming license on March 15, 2005 and commenced gaming operations in April 2005; and we filed an application for a gaming license for Jefferson on February 25, 2005 and expect to commence gaming operations at that facility in June or July 2005, assuming we obtain gaming approval. We are also party to an agreement that entitles us to a portion of the gaming revenues from Cash's Truck Plaza and Casino in Lobdell. Each truck plaza features a convenience store, fueling operations, a restaurant operating not fewer than 12 hours per day, and 50 video poker devices (except for Lucky Magnolia Truck Stop and Casino, and Eunice, LLC, both of which have 40 devices).

        The Louisiana video gaming industry consists of video gaming in 31 of Louisiana's 64 parishes. The industry is highly regulated and video gaming machines can only be placed in qualifying bars, restaurants, hotels, satellite wagering facilities, and truck plazas. In order to qualify for video gaming, a truck plaza must offer diesel fuel, gasoline, a convenience store, a restaurant, and a place for truck drivers to shower and sleep. Our video gaming machines are located in a separate gaming room that is designed to provide a pleasant casino-like atmosphere. As of December 31, 2004, Louisiana had 153 licensed truck plazas.

        The Louisiana truck plaza video gaming market caters primarily to local residents, whom we believe contribute to the vast majority of truck plaza gaming revenue. We believe that most of our video gaming customers live within a five-mile radius of our properties.

        Colonial Downs—New Kent, Virginia.    Colonial Downs, which opened in 1997, is a racetrack in New Kent, Virginia, which primarily conducts pari-mutuel wagering on thoroughbred and harness racing. The track facility was designed to provide patrons with a pleasant atmosphere to enjoy quality horse racing. The outside grandstand area, located on the first floor of the track facility, has an occupancy capacity of approximately 4,000 patrons. Also located on the first floor of the track facility are two simulcast television amphitheaters, two covered patio-seating areas, four bars, a large concession food court, a gift shop, and wagering locations with approximately 72 tellers. The Jockey Club, which is in the main grandstand area located on the third floor of the track facility, includes a full-service dining area with a seating capacity of 548 patrons, two separate lounge areas, and additional wagering locations with 24 tellers. The Turf Club is a private club and contains 10 luxury suites with skybox seating located on the fourth floor of the track facility and has a wagering location with eight tellers.

        The one and one-quarter mile dirt track is one of the largest tracks in the United States and our 180-foot wide turf track is the widest turf track in North America. These unique configurations have attracted and are expected to continue to attract quality horses to the track. Colonial Downs has conducted more than 80% of its thoroughbred races over the turf course for the last two years, thereby establishing the track as a major turf racing center in the Mid-Atlantic region. Colonial Downs is developing the Virginia Derby, a turf race for three-year old thoroughbreds, into the marquee event of the thoroughbred meet. In 2005, the Virginia Derby will be a Grade III stakes race.

        Colonial Downs has announced plans to create a new stakes race—the Colonial Turf Cup—which together with the Virginia Derby will form the first two legs of the Grand Slam of Grass.™ The Grand Slam of Grass™ consists of four races including the two races at Colonial Downs, the Secretariat to be held at Arlington Park, and the John Deere Breeders' Cup Turf at Belmont Park. Jacobs Investments, an affiliate of ours, has guaranteed $5 million to any horse that sweeps the series. The payday will consist of a bonus estimated to be $2.8 million in addition to the winner's share of the purses of the four races.

        Satellite Wagering Facilities—Virginia.    In addition to our racetrack facility, we operate six satellite wagering facilities in Virginia. These facilities provide simulcast pari-mutuel wagering on thoroughbred and harness racing from our racetrack and selected other racetracks throughout the United States. Our satellite wagering facilities are located in Chesapeake, Hampton, Brunswick, Vinton, and in Richmond (which has two). These facilities employ state-of-the-art audio/video technology for receiving quality import simulcast thoroughbred and harness racing from nationally known racetracks.

        The facilities are structured to accommodate the needs of various patrons, from the seasoned handicapper to the novice wagerer, and provide patrons with a comfortable, upscale environment including a full bar and a range of restaurant services. In addition, self-serve automated wagering equipment is available to patrons in order to make wagering more user-friendly to the novice and more efficient for the expert. This equipment, with touch-screen interactive terminals and personalized portable wagering terminals, provides patrons with current odds information and enables them to place wagers and credit winning tickets to their accounts without waiting in line.

        In 2003, the legislature of the Commonwealth of Virginia passed a statute authorizing the Virginia Racing Commission to grant licenses and thereafter regulate account wagering in Virginia. On April 28, 2004, the Virginia Racing Commission granted Colonial a license to accept wagers over the telephone or through the internet via its advanced deposit wagering system. The advanced deposit wagering system became fully operational late in the third quarter of 2004. In 2004, the legislature of the Commonwealth of Virginia passed a statute, signed by the governor of Virginia, authorizing up to 10 satellite wagering facilities in localities that approved such facilities by referenda. On November 2, 2004, referenda were passed authorizing the locating of a satellite wagering facility in each of Henry County, Scott County and Westmoreland County, Virginia. On March 16, 2005, Colonial Downs received a license to own and operate a seventh satellite wagering facility in Henry County, Virginia. We anticipate opening this facility in the fourth quarter of 2005. On April 27, 2005, Colonial Downs received a license to own and operate its eighth satellite wagering facility at a second location in Chesapeake, Virginia. We also anticipate opening this facility in the fourth quarter of 2005. On May 25, 2005, Colonial Downs was granted a license to own and operate a ninth satellite wagering facility in Scott County, Virginia.

Seasonality

        Seasonality and weather conditions can affect our results of operations. Our pari-mutuel wagering revenues are higher during scheduled live racing than at other times of the year. Adverse weather conditions can cause cancellation of or curtail attendance at outdoor races, thereby reducing wagering and our revenues. Attendance and wagering at both outdoor races and satellite wagering facilities can be harmed by holidays and other competing seasonal activities. Winter travel conditions can adversely affect patronage and revenues at our Colorado casinos. Although casino business is not seasonal, levels of gaming activity increase significantly during weekends and holidays, especially holiday weekends.

Competition

        General.    We face intense competition in each of the markets in which we operate. Our existing gaming facilities compete directly with other gaming properties and activities in Colorado, Nevada, Louisiana and Virginia. We expect this competition to increase as new gaming operators enter our markets, existing competitors expand their operations, gaming activities expand in existing jurisdictions and gaming is legalized in new jurisdictions. Several of our competitors have significantly better name recognition and more marketing and financial resources than we do. We cannot predict with any certainty the effects of existing and future competition on our operating results.

        We compete with other forms of gaming and entertainment such as online computer gaming, bingo, pull-tab games, card parlors, sports books, pari-mutuel or telephonic betting on horse racing and dog racing, state-sponsored lotteries, video lottery terminals, and video poker terminals. In the future, we may compete with gaming at other venues.

        We also compete with gaming operators in other gaming jurisdictions such as Las Vegas, Nevada and Atlantic City, New Jersey. Our competition includes casinos located on Native American reservations throughout the United States, which have the advantage of being exempt from certain state and federal taxes. Some Native American tribes are either establishing or are considering the establishment of gaming at additional locations. Expansion of existing gaming jurisdictions and the development of new gaming jurisdictions and casinos on Native American-owned lands would increase competition for our existing and future operations. In addition, increased competition could limit new opportunities for us or result in the saturation of certain gaming markets.

        Casino Properties.    We believe the primary competitive factors in the Black Hawk, Colorado market are location, availability and convenience of parking; number and types of slot machines and gaming tables; types and pricing of amenities, including food; name recognition; overall atmosphere; and customer service. We believe our Colorado casinos generally compete favorably based on these factors.

        Our Colorado casinos are on opposite sides of Main Street in Black Hawk. Because of their proximity, our Black Hawk casinos compete for some of the same customers. Further, there were 19 other casinos operating in Black Hawk on December 31, 2004. There were approximately 9,365 gaming devices (slot machines, blackjack and poker tables) in Black Hawk as of December 31, 2004.

        Central City is located adjacent to Black Hawk and provides the most direct competition to the gaming establishments in Black Hawk. There were five casinos operating in Central City with approximately 1,635 gaming devices as of December 31, 2004. Black Hawk has historically enjoyed a competitive advantage over Central City in large part because access by State Highway 119 (formerly the only major access to Black Hawk from the Denver metropolitan area and Interstate 70) requires customers to drive by and, in part, through Black Hawk to reach Central City. Central City acquired a right-of-way and formed an entity to construct a road from I-70, commonly referred to as the Southern Access. Financing was obtained and road construction was completed in late 2004. It is now possible for certain traffic that passed through Black Hawk to proceed directly to Central City from Interstate 70. Nonetheless, motorists driving from the Denver metropolitan area still have the option of choosing to go either to Black Hawk or Central City without having to drive through the other town. Since completion of the Southern Access, plans have been announced for the development or re-opening of three additional casinos in Central City.

        Large, well-financed companies may enter the Black Hawk and other Colorado markets through the purchase or expansion of existing facilities, which could have a material adverse effect on our results of operations and financial position. The Mountain High Casino (formerly the Black Hawk Casino by Hyatt) opened in December 2001. The Mountain High Casino is directly across the street from The Lodge Casino. Presently, this facility has approximately 1,320 slot machines and 24 table games on a single, ground level floor, and a parking garage accommodating 800 vehicles. In January 2005, Ameristar Casinos, Inc. closed its purchase of the facility and has announced plans to expand it substantially with 300 hotel rooms, a convention center, and other amenities. Ameristar has applied for a ruling from the Gaming Commission to allow it to count its building area outside of the gaming district in calculating the square footage limitations set forth in the Colorado Constitution. Those limits provide that a casino may not use more than 50% of the total square footage of any floor or 35% of the total square footage of the entire building for limited gaming. If granted, this request would have permitted Ameristar to significantly increase the number of its gaming devices without expanding its physical plant, a competitive advantage that will negatively affect our Lodge and Gilpin casinos. The Gaming Commission rejected Ameristar's request for this relief, but Ameristar retains the ability to seek judicial review of the Commission's decision in the appellate courts of Colorado.

        No casinos are currently under construction in Black Hawk. The Isle of Capri Casinos, Inc. recently purchased Colorado Central Station, directly across the street from its existing facility, and is near completion of a major renovation and expansion project physically linking the two properties. The combined casinos are the largest in Black Hawk with approximately 2,300 gaming devices, 400 hotel rooms and 2,500 parking spaces. The Isle of Capri is noted for its aggressive marketing programs. The Mardi Gras casino, next to our Lodge casino, was recently purchased and the new owners can be expected to develop and implement new marketing programs. In addition, two Indian tribes claiming significant treaty rights to land in Colorado are pursuing a plan to exchange those rights for land east of the Denver metropolitan area on which to build and operate a large gaming facility. If this project survives political and other challenges, it could have a material adverse effect on gaming revenues in Black Hawk and our Lodge and Gilpin casinos.

        There has been a recent announcement of a planned acquisition of four Colorado racetracks (two of which are in the Denver metropolitan area) that have been owned and operated by Wembley, Plc, which may reinvigorate efforts to authorize video lottery terminals at the state's racetracks. If this authorization is granted by the Colorado Lottery Division, the Colorado state legislature, or the voters, it could have a material adverse effect on gaming revenues in Black Hawk and at our Lodge and Gilpin casinos.

        The casinos in Cripple Creek, located a driving distance of 110 miles to the south of the Black Hawk and Central City markets, and two Native American casinos located in the southwestern corner of the state, constitute the only other casino gaming venues in the state of Colorado. We believe that Cripple Creek, located 45 miles west of Colorado Springs, provides only limited competition to the Black Hawk market.

        In addition to competing with other gaming facilities in Colorado as described above, Black Hawk Gaming competes to a lesser degree, for both customers and potential future gaming sites, with gaming companies nationwide (including casinos in Nevada and several other states and casinos on Native American lands in several states), many of which have substantially greater financial resources and experience in the gaming business. The expansion of legalized casino gaming to new jurisdictions throughout the United States may also affect competitive conditions.

        The Gold Dust West Casino encounters strong competition from large hotel and casino facilities and smaller casinos similar in size to the Gold Dust West Casino in the Reno area, which includes Sparks, Nevada. There is also competition from gaming establishments in other towns and cities in Nevada and, to a lesser extent, other jurisdictions in the United States where gaming has been legalized (including Native American gaming establishments such as a significant new Native American gaming facility located near the California-Nevada state line). There are approximately 36 licensed casinos in the Reno/Sparks area. In Reno, we compete with these other properties principally on the basis of location and parking while also directly appealing to the "locals" market. Additional competition may come from the expansion or construction of other hotel and casino properties or the upgrading of other existing facilities in the Reno area.

        In addition, we believe that the introduction of casino gaming, or the expansion of presently conducted gaming activities (particularly at Native American establishments) in areas in or close to Nevada, such as California, Oregon, Washington, Arizona and western Canada, could adversely affect operations at our Reno property.

        The ability to maintain our competitive position in Reno will require the expenditure of sufficient funds for such items as updating slot machines to reflect changing technology, periodic refurbishing of rooms and public service areas, and replacing obsolete equipment on an ongoing basis.

        Truck Plaza Operations.    Our Louisiana truck plaza operations face competition from land-based and riverboat casinos throughout Louisiana and on the Mississippi Gulf Coast, casinos on Native

American lands, and other non-casino gaming opportunities within Louisiana. The Louisiana Riverboat Economic Development and Gaming Control Act limits the number of gaming casinos in Louisiana to 15 riverboat casinos statewide and one land-based casino in New Orleans. All 15 available riverboat licenses are issued.

        Our video gaming operations also face competition from other truck plaza video gaming facilities located in surrounding areas, as well as competition from Louisiana horse racing facilities, some of which have been authorized to operate video gaming machines, and restaurants and bars with video gaming machines. As of December 31, 2004, there were 153 truck plazas in Louisiana licensed to operate video gaming devices.

        Horse Racing and Pari-Mutuel Wagering Operations.    We compete with racetracks located outside Virginia (including several in Delaware, Maryland, New Jersey, New York, Pennsylvania, and West Virginia, some of which augment their purses with slot machine revenues) and other forms of gaming, such as land based casinos, including those in Atlantic City, and statewide lotteries in Virginia and neighboring states. The possible legalization of other forms of gaming in Virginia, such as Native American or riverboat casinos, could have an adverse effect on our performance. Although bills for the creation of riverboat casinos have failed in the Virginia legislature, proponents of riverboat gaming in Virginia may continue to seek legislative approval. Additionally, certain Native American tribes are considering seeking federal recognition which, if successful, could result in additional gaming venues.

        We have competed and will compete for wagering dollars and simulcast fees with live racing and races simulcast from racetracks in other states, particularly racetracks in neighboring states such as Charles Town in West Virginia, Pimlico Race Course, Laurel Park, and Rosecroft Raceway in Maryland, and Delaware Park in Delaware. We believe that our existing management agreement with The Maryland Jockey Club will continue to promote coordination of thoroughbred events between Maryland and Virginia. However, if the Virginia or Maryland Racing Commissions do not approve either party's proposed racing days, or if the Virginia-Maryland thoroughbred racing circuit is otherwise unsuccessful, our track may compete directly with Pimlico Race Course and Laurel Park in Maryland.

Employees and Labor Relations

        As of December 31, 2004, we had approximately 1,000 full-time and part-time employees at our facilities in Black Hawk, Colorado and Reno, Nevada, 180 employees at our facilities in Virginia and 231 employees at our facilities in Louisiana. Employees include cashiers, dealers, food and beverage service personnel, facilities maintenance, security, valet, accounting, marketing, and personnel services. We consider relations with our employees to be good.

        None of our employees are represented by any union or other labor organization.

Regulation

Gaming Regulation and Licensing—Colorado

        The State of Colorado created the Colorado Division of Gaming within the Department of Revenue to license, implement, regulate and supervise the conduct of limited stakes gaming. The Division, under the supervision of the Gaming Commission, has been granted broad power to ensure compliance with Colorado law and regulations adopted thereunder (collectively, the "Colorado Regulations"). The Division may inspect, without notice, premises where gaming is being conducted; may seize, impound or remove any gaming device; may examine and copy all of a licensee's records; may investigate the background and conduct of licensees and their employees; and may bring disciplinary actions against licensees and their employees. The Division may also conduct detailed background checks of persons who lend money to or invest money in a licensee.

        It is illegal to operate a gaming facility without a license issued by the Gaming Commission. The Gaming Commission is empowered to issue five types of gaming and gaming related licenses. The licenses are revocable and nontransferable. Black Hawk Gaming's failure or inability to obtain and maintain necessary gaming licenses would have a material adverse effect on its gaming operations.

        The Colorado casinos were granted retail/operator licenses concurrently with their openings. The licenses are subject to continued satisfaction of suitability requirements and must be renewed annually. The current licenses for both Colorado casinos were renewed on May 14, 2004. There can be no assurance that the Colorado casinos can successfully renew their licenses in a timely manner from year to year.

        All persons employed by Black Hawk Gaming who are involved, directly or indirectly, in gaming operations in Colorado also are required to obtain various forms of gaming licenses. Key licenses are issued to "key employees," which include any executive, employee or agent of a licensee having the power to exercise a significant influence over decisions concerning any part of the operations of a licensee. At least one key license holder must be on the premises of each Colorado casino at all times that a casino is open for business. Messrs. Jacobs and Roark and Stanley Politano (Black Hawk Gaming's Secretary), among others, hold key licenses.

        The Gaming Commission closely regulates the suitability of persons owning or seeking to renew an interest in a gaming license, and the suitability of a licensee can be adversely affected by persons associated with the licensee. Additionally, any person or entity having any direct interest in Black Hawk Gaming or any casino directly or indirectly owned by Black Hawk Gaming may be subject to administrative action, including personal history and background investigations. The actions of persons associated with Jacobs Entertainment, Inc., such as its management or employees, could jeopardize any licenses held by Black Hawk Gaming. All of Black Hawk Gaming's directors are required to be found suitable as associated persons.

        As a general rule, under the Colorado Regulations, it is a criminal violation for any person to have a legal, beneficial, voting or equitable interest, or right to receive profits, in more than three retail/operator gaming licenses in Colorado. Black Hawk Gaming has an interest in two such licenses. Any expansion opportunities that we may have in Colorado are limited to one more license.

        The Colorado Division of Gaming may require any person having an interest in a licensee or an applicant for a license to provide background information, information on sources of funding, and a sworn statement that the interested person or applicant is not holding that interest for another party. The Gaming Commission may, at its discretion, require any person having an interest in a licensee to undergo a full background investigation and to pay for that investigation in the same manner as an applicant for a license. A background investigation includes an examination of one's personal history, financial associations, character, record, and reputation, as well as the people with whom a person has associated.

        The Gaming Commission has the right to request information from any person directly or indirectly interested in, or employed by, a licensee, and to investigate the moral character, honesty, integrity, prior activities, criminal record, reputation, habits and associations of (i) all persons licensed pursuant to the Colorado Limited Gaming Act, (ii) all officers, directors and stockholders of a licensed privately held corporation, (iii) all officers, directors and stockholders holding either a 5% or greater interest or a controlling interest in a licensed publicly traded corporation, (iv) any person who as agent, consultant, advisor or otherwise, exercises a significant influence upon the management or affairs of a publicly traded corporation, (v) all general partners and all limited partners of a licensed partnership, (vi) all persons that have a relationship similar to that of an officer, director or stockholder of a corporation (such as members and managers of a limited liability company), (vii) all persons supplying financing or lending money to any licensee connected with the establishment or operation of limited gaming, and (viii) all persons having a contract, lease or ongoing financial or business arrangement with any licensee, if such contract, lease or arrangement relates to limited gaming operations, equipment, devices or premises.

        If the Gaming Commission determines that a person or entity is not suitable to own a direct or indirect voting interest in Black Hawk Gaming or Gameco, Black Hawk Gaming may be sanctioned unless the person or entity disposes of its voting interest. Sanctions may include the loss of the casino licenses. In addition, the Colorado Regulations prohibit a licensee or any affiliate of a licensee from paying dividends, interest or other remuneration to any person found to be unsuitable, or recognizing the exercise of any voting rights by any person found to be unsuitable. The Colorado Regulations require an operating casino licensee to include in its corporate charter provisions that permit the repurchase of the voting interests of any person found to be unsuitable. Black Hawk Gaming's Articles of Incorporation include the required provisions.

        The Gaming Commission also has the power to require Black Hawk Gaming to suspend or dismiss its officers, directors and other key employees or sever relationships with other persons who refuse to file appropriate applications or who are found to be unsuitable to act in such capacities. The Commission or the Director of the Division of Gaming may review a licensee's gaming contracts, require changes in the contract before the licensee's application is approved or participation in the contract is allowed, and require a licensee to terminate its participation in any gaming contract.

        The Gaming Commission has enacted Rule 4.5, which imposes requirements on publicly traded corporations holding gaming licenses in Colorado and on gaming licenses owned directly or indirectly by a publicly traded corporation, whether through a subsidiary or intermediary company. The term "publicly traded corporation" includes corporations, firms, limited liability companies, trusts, partnerships and other forms of business organizations. Such requirements automatically apply to any ownership interest held by a publicly traded corporation, holding company or intermediary company thereof, when the ownership interest directly or indirectly is, or will be upon approval of the Gaming Commission, 5% or more of the entire licensee. In any event, if the Gaming Commission determines that a publicly traded corporation, or a subsidiary, intermediary company or holding company has the actual ability to exercise influence over a licensee, regardless of the percentage of ownership possessed by that entity, the Gaming Commission may require the entity to comply with the disclosure regulations contained in Rule 4.5.

        Under Rule 4.5, gaming licensees, affiliated companies and controlling persons commencing a public offering of voting securities must notify the Gaming Commission no later than ten business days after the initial filing of a registration statement with the Securities and Exchange Commission. Licensed publicly traded corporations are also required to send proxy statements to the Division of Gaming within five days after their distribution. Licensees to whom Rule 4.5 applies must include in their charter documents provisions that: restrict the rights of the licensees to issue voting interests or securities except in accordance with the Colorado Gaming Act and the Colorado Regulations; void the transfer of voting securities or other voting interests issued in violation of the Colorado Gaming Act and the Colorado Regulations until the issuer ceases to be subject to the jurisdiction of the Gaming Commission or until the Gaming Commission, by affirmative act, validates the transfer; and provide that holders of voting interests or securities of licensees found unsuitable by the Gaming Commission may, within 60 days of such finding of unsuitability, be required to sell their interests or securities back to the issuer at the lesser of the cash equivalent of the holders' investment or the market price as of the date of the finding of unsuitability. Alternatively, the holders may, within 60 days after the finding of unsuitability, transfer the voting interests or securities to a person suitable to the Gaming Commission. Until the voting interests or securities are held by suitable persons, the issuer may not pay dividends or interest, the securities may not be voted, they may not be included in the voting or securities of the issuer, and the issuer may not pay any remuneration in any form to the holders of the securities.

        Notification must be given to the Division of Gaming of the acquisition of direct or indirect beneficial ownership of:

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  5% or more of any class of voting securities of a publicly traded corporation that is required to include in its articles of organization the Rule 4.5 charter language provisions; or

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  5% or more of the beneficial interest in a gaming licensee directly or indirectly through any class of voting securities of any holding company or intermediary company of a licensee, referred to as qualifying persons.

        Notification must be made by persons acquiring these interests. Such persons must submit all requested information to the Division of Gaming, are subject to a finding of suitability as required by the Division of Gaming or the Gaming Commission, and must be informed of these requirements by the licensee. A person other than an institutional investor whose interest equals 10% or more of a publicly traded corporation or a 10% beneficial interest in a gaming licensee must apply to the Gaming Commission for a finding of suitability within 45 days after acquiring such securities.

        An institutional investor who, individually or in association with others, acquires, directly or indirectly, the beneficial ownership of 15% or more of any class of voting securities or 15% of the beneficial interest in a gaming licensee must apply to the Gaming Commission for a finding of suitability within 45 days after acquiring such interests.

        Licensees must also notify any qualifying persons of these requirements. Whether or not so notified, qualifying persons are responsible for complying with these requirements.

        The Colorado Regulations also provide for exemption from the requirements for a finding of suitability when the Gaming Commission finds such action to be consistent with the purposes of the Colorado Gaming Control Act. The Gaming Commission may determine that anyone with a material relationship to, or material involvement with, a licensee or an affiliated company must apply for a finding of suitability or must apply for a key employee license.

        Pursuant to Rule 4.5, persons found unsuitable by the Gaming Commission must be removed from any position as an officer, director, or employee of a licensee, or of a holding or intermediary company. Such unsuitable persons also are prohibited from any beneficial ownership of the voting securities of any such entities. Licensees, or affiliated entities of licensees, are subject to sanctions for paying dividends or distributions to persons found unsuitable by the Gaming Commission, or for recognizing voting rights of, or paying a salary or any remuneration for services to, unsuitable persons. Licensees or their affiliated entities also may be sanctioned for failing to pursue efforts to require unsuitable persons to relinquish their interests. The Gaming Commission must provide prior approval of any sale, lease, purchase, conveyance, or acquisition of an interest in a casino licensee, except as provided in Rule 4.5 relating to publicly traded corporations.

        Colorado casinos may operate only between 8:00 a.m. and 2:00 a.m., and may permit only individuals 21 years or older to gamble or consume alcohol in the casino. Slot machines, black jack, poker and other approved variations of those games and video poker are the only permitted games, with a maximum single wager of $5.00. Colorado casinos may not extend credit to gaming patrons. The Colorado Constitution and Regulations restrict the percentage of space a casino may use for gaming to 50% of any floor and 35% of the overall square footage of the building in which the casino is located. Effective July 1 of each year, Colorado establishes the gross gaming revenue tax rate for the ensuing 12 months. Under the Colorado Constitution, the rate can be increased to as much as 40% of adjusted gross proceeds. Colorado has both raised and lowered gaming tax rates since they were initially set in 1991. Currently, the maximum gaming tax rate is 20%.

Gaming Regulation and Licensing—Nevada

        The ownership and operation of casino gaming facilities in Nevada, including the Nevada casino operated by our indirect subsidiary Gold Dust West Casino, Inc. ("Gold Dust West") are subject to the Nevada Gaming Control Act and the regulations promulgated thereunder (the "Nevada Act") and to the licensing and regulatory control of the Nevada Gaming Commission (the "Nevada Commission"), the Nevada State Gaming Control Board (the "Nevada Board"), and various local ordinances and regulations, including, without limitation, those of the City of Reno (collectively, the "Nevada Gaming Authorities").

        The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy which are concerned with, among other things: (i) the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity; (ii) the establishment and maintenance of responsible accounting practices and procedures; (iii) the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable record keeping and filing periodic reports with the Nevada Gaming Authorities; (iv) the prevention of cheating and fraudulent practices; and (v) providing a source of state and local revenues through taxation and licensing fees. Change in such laws, regulations and procedures could have an adverse effect on our Nevada gaming operations.

        Gold Dust West has been licensed by the Nevada Gaming Authorities. Gaming licenses require the periodic payment of fees and taxes and are not transferable. Our subsidiary Black Hawk Gaming & Development Company, Inc. ("Black Hawk Gaming") is currently registered by the Nevada Commission as an intermediary company and has been found suitable to own the stock of Gold Dust West, which is a corporate licensee under the terms of the Nevada Act. Jacobs Entertainment is currently registered by the Nevada Commission as a publicly traded corporation (a "Registered Corporation") and has been found suitable as the sole shareholder of Black Hawk Gaming. Registered Corporations, registered intermediary companies, and corporate licensees are required periodically to submit detailed financial and operating reports to the Nevada Commission and furnish any other information that the Nevada Commission may require. Substantially all material loans, leases, sales of securities and similar financing transactions by Jacobs Entertainment, Black Hawk Gaming and Gold Dust West must be reported to or approved by the Nevada Commission. No person may become a stockholder of, or holder of an interest in, or receive any percentage of profits from, a corporate licensee without first obtaining licenses and approvals from the Nevada Gaming Authorities. Jacobs Entertainment, Black Hawk Gaming, the Gold Dust West Casino and Black Hawk Gaming's controlling persons, directors and certain officers have obtained from the Nevada Gaming Authorities the various registrations, findings of suitability, approvals, permits and licenses required in order to engage in gaming activities in Reno, Nevada.

        The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, Jacobs Entertainment, Black Hawk Gaming or Gold Dust West in order to determine whether that individual is suitable or should be licensed as a business associate of a gaming licensee. The officers, directors and shareholders of Jacobs Entertainment must file applications with and be licensed or found suitable by the Nevada Gaming Authorities. The officers, directors and certain key employees of Black Hawk Gaming and Gold Dust West must file applications with the Nevada Gaming Authorities and may be required to be licensed or found suitable by the Nevada Gaming Authorities. The officers, directors and key employees of Jacobs Entertainment and Black Hawk Gaming who are actively and directly involved in the gaming activities of Gold Dust West may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing for any cause that they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. The applicant for licensing or a finding of suitability must pay all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities and, in addition to their authority to deny an application for a finding of suitability or licensure, the Nevada Gaming Authorities have jurisdiction to disapprove a change in a corporate position.

        If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with Jacobs Entertainment, Black Hawk Gaming or Gold Dust West, the companies involved would have to sever all relationships with that person. In addition, the Nevada Commission may require Jacobs Entertainment, Black Hawk Gaming or Gold Dust West to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or of questions pertaining to licensing are not subject to judicial review in Nevada.

        Jacobs Entertainment, Black Hawk Gaming and Gold Dust West are required periodically to submit detailed financial and operating reports to the Nevada Commission and furnish any other information that the Nevada Commission may require. Substantially all of Jacobs Entertainment's, Black Hawk Gaming's and Gold Dust West's material loans, leases, sales of securities and similar financing transactions must be reported to or approved by the Nevada Commission.

        If it were determined that the Nevada Act was violated by Jacobs Entertainment, Black Hawk Gaming or Gold Dust West, the registrations or gaming licenses that Jacobs Entertainment, Black Hawk Gaming and Gold Dust West hold could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures. In addition, Jacobs Entertainment, Black Hawk Gaming, Gold Dust West and the persons involved could be subject to substantial fines for each separate violation of the Nevada Act at the discretion of the Nevada Commission. Further, a supervisor could be appointed by the Nevada Commission to operate the Gold Dust West Casino and, under certain circumstances, earnings generated during the supervisor's appointment (except for reasonable rental value of the casino) could be forfeited to the State of Nevada. Limitation, conditioning or suspension of the gaming licenses of Gold Dust West or the appointment of a supervisor could (and revocation of any gaming license would) have a material adverse effect on Jacobs Entertainment's gaming operations, financial condition and results of operations.

        The Nevada Act requires any person who acquires beneficial ownership of more than 5% of a Registered Corporation's voting securities to report the acquisition to the Nevada Commission. The Nevada Act requires that beneficial owners of more than 10% of a Registered Corporation's voting securities apply to the Nevada Commission for a finding of suitability within 30 days after the Chairman of the Nevada Board mails the written notice requiring such filing. Under certain circumstances, an "institutional investor," as defined in the Nevada Act, that acquires more than 10%, but not more than 15%, of our voting securities may apply to the Nevada Commission for a waiver of a finding of suitability if that institutional investor holds the voting securities for investment purposes only. In certain circumstances, an institutional investor that has obtained a waiver may hold up to 19% of our voting securities for a limited period of time and maintain the waiver. An institutional investor will not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of our board of directors, any change in our corporate charter, bylaws, management, policies or operations, or of any of our gaming affiliates, or any other action that the Nevada Commission finds to be inconsistent with holding our voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include: (i) voting on all matters voted on by stockholders; (ii) making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies or operations; and (iii) such other activities as the Nevada Commission may determine to be consistent with such investment intent. If the beneficial holder of voting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information, including a list of beneficial owners. The applicant is required to pay all costs of investigation.

        Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada Commission or the Chairman of the Nevada Board may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any stockholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the common stock beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. We will be subject to disciplinary action if, after we receive notice that a person is unsuitable to be a stockholder or to have any other relationship with us, we (i) pay that person any dividend or interest on our voting securities, (ii) allow that person to exercise, directly or indirectly, any voting right conferred through securities held by that person, (iii) pay remuneration in any form to that person for services rendered or otherwise, or (iv) fail to pursue all lawful efforts to require that unsuitable person to relinquish its voting securities including, if necessary, the immediate purchase of the voting securities for cash at fair market value. Additionally, the City of Reno has the authority to approve all persons owning or controlling the stock of any corporation controlling a gaming licensee operating in Reno.

        The Nevada Commission may, in its discretion, require the holder of any of our debt or similar securities, such as the notes or exchange notes, to file applications, be investigated and be found suitable to own our debt securities if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. If the Nevada Commission determines that a person is unsuitable to own those securities, then pursuant to the Nevada Act, we can be sanctioned, including by revocation of our approvals, if without the prior approval of the Nevada Commission, we (i) pay to the unsuitable person any dividend, interest, or any distribution whatsoever; (ii) recognize any voting right by the unsuitable person in connection with our securities; (iii) pay the unsuitable person remuneration in any form; or (iv) make any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction.

        Jacobs Entertainment and Black Hawk Gaming are required to maintain a current stock ledger in Nevada that may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make the required disclosure may be grounds for finding the record holder unsuitable. We are also required to render maximum assistance in determining the identity of the beneficial owner. The Nevada Commission has the power to require our stock certificates to bear a legend indicating that the securities are subject to the Nevada Act. To date, the Nevada Commission has not imposed such a requirement on us.

        Jacobs Entertainment and Black Hawk Gaming may not make a public offering of their securities without the prior approval of the Nevada Commission if the proceeds of the offering are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes or for similar transactions. Any approval that we might receive in the future relating to such offerings will not constitute a finding, recommendation or approval by any of the Nevada Gaming Authorities as to the accuracy or adequacy of the offering memorandum or prospectus or the investment merits of the securities. Any representation to the contrary is unlawful. We have received confirmation from the Nevada Board that the exchange offer will not be a public offering under the terms of the Nevada Act that requires the prior approval of the Nevada Commission. Additionally, we will file an application for prior approval by the Nevada Commission to make public offerings for a period of two years, subject to certain conditions ("Shelf Approval"). If granted, the Shelf Approval may be rescinded for good cause without prior notice upon the issuance of an interlocutory stop order by the Chairman of the Nevada Board and must be renewed at the end of the two-year approval period. The Shelf Approval will apply to any affiliated company that is wholly owned by us which is a publicly traded corporation or would become a publicly traded corporation by virtue of a public offering. The Shelf Approval will not constitute a finding, recommendation or approval by any of the Nevada Gaming Authorities as to the accuracy or adequacy of the prospectus or the investment merits of the securities. Any representation to the contrary is unlawful.

        Changes in control of Jacobs Entertainment or Black Hawk Gaming through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person by which it obtains control of Jacobs Entertainment or Black Hawk Gaming, may not occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of us must satisfy the Nevada Board and Nevada Commission on a variety of stringent standards prior to assuming control of us. The Nevada Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

        The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities, and corporate defense tactics affecting Nevada corporate gaming licensees, may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices on Nevada's gaming industry and to further Nevada's policy to: (i) assure the financial stability of corporate gaming licensees and their affiliates; (ii) preserve the beneficial aspects of conducting business in the corporate form; and (iii) promote a neutral environment for the orderly governance of corporate affairs. Approvals are, in certain circumstances, required from the Nevada Commission before we can make exceptional repurchases of voting securities above the current market price thereof and before a corporate acquisition opposed by management can be consummated. The Nevada Act also requires prior approval of a plan of recapitalization proposed by us in response to a tender offer made directly to our stockholders for the purposes of acquiring control of us.

        License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada and to the counties and cities in which the Nevada licensee's operations are conducted. Depending on the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based on either (i) a percentage of the gross revenues received; (ii) the number of gaming devices operated; or (iii) the number of table games operated. A casino entertainment tax is also paid by casino operations where entertainment is furnished in connection with an admission fee and the selling or serving of food or refreshments or the selling of merchandise. See "—Taxation" below.

        Any person who is licensed, required to be licensed, registered, or required to be registered, or is under common control with any such person (collectively, "Licensees"), and who is or proposes to become involved in a gaming venture outside of Nevada, is required to deposit with the Nevada Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation by the Nevada Board for its participation in that foreign gaming. The revolving fund is subject to increase or decrease in the discretion of the Nevada Commission. Thereafter, foreign Licensees are required to comply with certain reporting requirements imposed by the Nevada Act. The licensees are also subject to disciplinary action by the Nevada Commission if they knowingly violate any laws of the foreign jurisdiction pertaining to the foreign gaming operation, fail to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations, engage in activities or enter into associations that are harmful to the State of Nevada or its ability to collect gaming taxes and fees, or employ, contract with or associate with a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the grounds of personal unsuitability.

Gaming Regulation and Licensing—Louisiana

        Video gaming in Louisiana is regulated by the Louisiana Gaming Control Board, which is part of the Department of Public Safety and Corrections. The enforcement arm thereof in charge of licensing and criminal investigations is the Video Gaming Division of the Louisiana State Police, likewise a part of the Department of Public Safety and Corrections. The Gaming Section of the Attorney General's Office provides all legal counsel and representation with respect to all matters involving licensing actions and any other litigation issue relative to gaming and involving either the Louisiana Gaming Control Board (hereinafter the "Board") or the Video Gaming Division of the Louisiana State Police (hereinafter the "Division").

        The Video Draw Poker Devices Control Law, which governs our operations in Louisiana, is contained within the Louisiana Revised Statutes at Title 27:301 et seq. (the "act") with accompanying regulations being promulgated by the Board pursuant to the statutory authority contained within the act. The video draw poker regulations are in Title 42 of the Louisiana Administrative Code at Sections 2401 et seq.

        The act gives the Board broad authority and discretion in the licensing of persons for video draw poker operations within the State of Louisiana. Generally, a person may not be licensed for video draw poker if he has been convicted in any jurisdiction of any of the following offenses within 10 years prior to the date of the application for a video draw poker license or less than 10 years has elapsed between the date of application for a video draw poker license and the successful completion or service of any sentence, deferred adjudication, or period of probation or parole for any such offense: (i) any offense punishable by imprisonment for more than one year; (ii) theft or any crime involving false statements or declarations; or (iii) gambling, as defined by the laws or ordinances of any municipality, any parish, any state, or the United States. The act and its corresponding regulations further provide that an application for a video draw poker license may be denied if it contains any material omission of information. An applicant must also not be delinquent in state or federal income taxes, penalties or interest or delinquent in the payment of any sales taxes, penalties, or interest to either the state or any local governing authority of the parish or municipality in which the establishment is located.

        There are several general suitability requirements for licensure. Specifically, the law requires that an applicant for a video draw poker license be: (i) a person of good character, honesty, and integrity; (ii) a person whose prior activities, arrest or criminal record if any, reputation, habits, and associations do not pose a threat to the public interest of Louisiana or to the effective regulation of video draw poker, and do not create or enhance the dangers of unsuitable, unfair, or illegal practices, methods, and operations in the activities authorized by the act and financial arrangements incidental thereto; and (iii) a person who is likely to conduct business as authorized by the act in complete compliance with the act.

        The suitability standards must be met by every person who has or controls directly or indirectly more than a five percent ownership, income, or profit interest in an entity that has or applies for a license in accordance with the act, or who receives more than a 5% revenue interest in the form of a commission, finder's fee, loan repayment, or any other business expense related to the gaming operation, or who has the ability, in the opinion of the Division, to exercise a significant influence over the activities of a licensee authorized or to be authorized by the act. For the purposes of the act, all gaming-related associations, outstanding loans, promissory notes, or other financial indebtedness of an applicant or licensee must be revealed to the Division for the purposes of determining significant influence and suitability. While significant influence is determined on a case by case basis, it has generally been interpreted to include any person who is an officer or director of any juridical entity that is an applicant for a video draw poker license as well as the spouse of any person having more than a five percent (5%) ownership, income, or profit interest in an applicant as well as the spouse of any officer or director of any juridical entity applicant.

        The suitability criteria law makes an exception for institutional investors. An institutional investor of any applicant otherwise required to be found suitable or qualified pursuant to the act is presumed suitable or qualified upon submitting documentation to the Board and the Division sufficient to establish qualifications as an institutional investor as described below, and upon certifying that: (i) it owns, holds, or controls publicly traded securities issued by a licensee or permittee or a holding, intermediate, or parent company of a licensee or permittee in the ordinary course of business for investment purposes only; (ii) it does not exercise influence over the affairs of the issuer of the securities or over any licensed or permitted subsidiary of the issuer of the securities; and (iii) it does not intend to exercise influence over the affairs of the issuer of the securities, or over any licensed or permitted subsidiary of the issuer of the securities, in the future, and that it agrees to notify the Board in writing within 30 days if that intent should change.

        The exercise of voting privileges with regard to publicly traded securities is not deemed to constitute the exercise of influence over the affairs of a licensee. The act also provides that this exception is not to be construed to preclude the Board or the Division from investigating the suitability or qualifications of an institutional investor should the Board or Division become aware of facts or information which may result in such institutional investor being found unsuitable or disqualified.

        An institutional investor is defined in the act as: (i) a plan or trust established and maintained by the United States Government, a state, or a political subdivision of a state for the benefit of their respective employees; (ii) an investment company that is registered under the Investment Company Act of 1940; (iii) a collective investment trust organized by a bank under Part Nine of the Rules of the Comptroller of the Currency; (iv) a closed-end investment trust that is registered with the United States Securities and Exchange Commission; (v) a mutual fund; (vi) a life insurance company or property and casualty company; (vii) a federal or state bank; or (viii) an investment advisor registered under the Investment Advisers Act of 1940.

        If any person required to be found qualified or suitable fails to provide all or part of the documents or information required by the Board or the Division, and if, as a result, any person holding a license issued pursuant to the act is not or may no longer be qualified or suitable, the Board will issue, under penalty of revocation of the license, a condition naming the person who failed to provide all or part of the documents or information required by the Board or the Division, and declaring that such person may not: (i) receive dividends or interest on securities of a corporation holding a license, if the person has or controls directly or indirectly more than a 5% ownership, income, or profit interest in such corporation; (ii) exercise directly, or through a trustee or nominee, a right conferred by securities of a corporation holding a license, if the person has or controls directly or indirectly more than a 5% ownership, income, or profit interest in such corporation; (iii) receive remuneration or other economic benefit from any person holding a license issued pursuant to the provisions of the act; (iv) exercise significant influence over the activities of a person holding a license issued pursuant to the provisions of the act; or (v) continue owning or holding a security of a corporation holding a license if the person has or controls directly or indirectly more than a 5% ownership, income, or profit interest in such corporation.

        Operating video draw poker devices at truck plazas in Louisiana requires both an establishment license and a device owner license. The establishment license permits the placement by a licensed device owner of video draw poker devices on the licensed premises. A device owner license permits the licensed entity to place and operate video draw poker devices at licensed establishments. In many cases, an establishment licensed for the placement of video draw poker devices will contract with a licensed device owner for video draw poker device placement services for a percentage of the video draw poker revenues. A licensed establishment may also, however, be a licensed device owner. A licensed device owner entity must be majority owned by a person who has resided within the State of Louisiana for a period of two years.

        Licensed establishments in Louisiana may be a restaurant, bar, motel or hotel, a Louisiana State Racing Commission licensed pari-mutuel wagering facility, a Louisiana State Racing Commission licensed satellite wagering facility, or a qualified truck stop facility. Generally, a licensed establishment pays to a device owner a percentage of the net device revenues generated by video draw poker devices placed at its business premises. There is no law that governs the minimum amount that a device owner must be compensated for its services.

        Restaurants and bars may contain up to three video draw poker devices and a hotel or motel may have three video draw poker devices in each of its lounges and restaurants licensed to sell alcoholic beverages, up to a total of 12 for each hotel or motel. A pari-mutuel wagering facility and a licensed satellite wagering facility may have an unlimited number of video draw poker devices. A truck stop facility may have up to 50 video draw poker devices, with the number being determined by the amount of fuel sales of the truck stop facility.

        A restaurant, bar, motel or hotel, pari-mutuel wagering facility, and satellite wagering facility pays an initial non-refundable licensing and processing fee of $1,100. A truck stop facility pays an initial licensing and processing fee of $10,100. A license must be renewed every five years but a renewal fee is required each year. The non-refundable annual renewal and processing fee for a restaurant, bar, motel or hotel, pari-mutuel wagering facility, and satellite wagering facility is $200. The non-refundable annual renewal and processing fee for a truck stop facility is $1,100.

        In addition to the licensing fee, the device owner collects all funds deposited in each video draw poker device and is required to remit to the State of Louisiana on a bi-weekly basis a franchise payment in an amount equal to a percentage of the net device revenue derived from the operation of each video draw poker device owned by him. The amount of the percentage is based on the type of licensed establishment authorized by the Board for the placement of video draw poker devices, as follows: (i) a restaurant, bar, tavern, cocktail lounge, club, motel, or hotel—26%; (ii) a qualified truck stop facility—32.5%; and (iii) a pari-mutuel wagering facility or satellite wagering facility—22.5%.

        The number of video draw poker devices permissible in a qualified truck stop facility is based on average monthly fuel sales, as follows: (i) 100,000 gallons of fuel, of which at least 40,000 gallons are diesel—not more than 50 devices; (ii) 75,000 gallons of fuel, of which at least 30,000 gallons are diesel—not more than 40 devices; (iii) 50,000 gallons of fuel, of which at least 10,000 are diesel—not more than 35 devices. Once licensed, if a truck stop facility sells less than an average of 50,000 gallons per month but more than 25,000 gallons per month in any calendar quarter, the truck stop facility will not be permitted to operate any video draw poker devices in the following calendar quarter. A qualified truck stop facility that sells less than an average of 25,000 gallons per month in any calendar quarter will be subject to revocation of its video draw poker license. Bulk sales or transfers may not be used to calculate monthly averages. The fuel facility is required to offer fuel for sale in the regular course of business at retail, at a price at least 6% above the delivered cost of the fuel.

        In addition, under the act, a qualified truck stop facility is required to have at least five developed contiguous acres and sell fuel, lubricating oil, and other vehicular merchandise, such as batteries, tires, or vehicle parts for 18-wheel tractor-trailers, and also meet all of the following criteria: (i) it must be located adjacent to a major state or interstate highway, as defined by the Board (within 2,000 feet of a major state highway or U.S. interstate highway); (ii) it must have an on-site restaurant with all of the following features: (a) provides seating for at least 50 patrons; (b) provides full table service for sit-down meals; (c) is open 12 hours a day; (d) offers a varied menu; and (e) operates a fully equipped kitchen which includes, but is not limited to, a range oven and refrigerated storage appliances used for the preparation of foods for on-premises or immediate consumption; (iii) it must have parking areas with each of the following: (a) a stable parking area for at least 50 18-wheel tractor-trailer motor vehicles, either paved or concrete (or otherwise certified and approved), to support 18-wheel tractor- trailer motor vehicles and their loads, constructed according to industry specifications, subject to approval by the Board and the Division; (b) parking of sufficient size is allowed for safe ingress and egress; (c) parking areas for other vehicles around business entrance ways and exits shall not constitute parking areas for 18-wheel tractor-trailer motor vehicles; (iv) it must have diesel and gasoline fuel; (v) it must have on-site repair service facilities for 18-wheel tractor-trailer motor vehicles which facility may be in the form of a contract services business which regularly performs this type of service; (vi) it must have at least four of the following amenities: (a) a separate truckers' television lounge; (b) a full service laundry facility located in a convenient area for truckers' use; (c) private showers for men and women, not located in an area open to general public restroom facilities; (d) a travel store with items commonly referred to as truckers' supplies (items commonly used only by commercial motor vehicles); (e) truck scales; (f) separate truckers' telephones; and (g) permanent storage facilities for fuel; (vii) it must have an area separated for adult patronage only; and (viii) it must have, if available, a Class A—General retail permit or a Class A—Restaurant permit, as defined in Part II of Chapter 1 or Part II of Chapter 2 of Title 26 of the Louisiana Revised Statutes of 1950, to serve or sell alcoholic beverages for on-premises consumption.

        Additionally, no license can be granted to any truck stop facility located, at the time application is made for a license to operate video draw poker devices, within 500 feet of any property that is on the National Historic Registry, any public playground, or a building used exclusively as a church, synagogue, public library, or school.

        All suitability information and applications required to be submitted with respect to eight of the nine Louisiana truck plazas currently owned by our affiliates have been submitted to and approved by the Board and the Division. However, because the Board and the Division conduct a new suitability investigation in connection with each acquisition of a facility at which video gaming devices are to be operated, regardless of prior approvals, there can be no guarantee that a suitability approval will ultimately result with respect to the plazas that we have recently acquired or may acquire in the future.

Gaming Regulation and Licensing—Virginia

        Colonial Holdings' success is dependent upon continued government and public acceptance of horse racing as a form of legalized gaming. Although Colonial Holdings believes that pari-mutuel wagering on horse racing will continue to be legal in Virginia, gaming has come under increasing scrutiny nationally and locally.

        Opposition to the Virginia Racing Act has been unsuccessfully introduced in the Virginia legislature in the past, but additional legislative opposition may arise in the future. Any repeal or material amendment of the Virginia Racing Act could have a material adverse effect on Colonial Holdings' business of pari-mutuel wagering.

        Under the Virginia Racing Act, the Virginia Racing Commission is vested with control over all aspects of horse racing with pari-mutuel wagering and the power to prescribe regulations and conditions under which such racing and wagering are conducted. The Virginia Racing Commission is responsible for, among other things, (i) conducting a review annually of the Colonial Holdings' track and satellite wagering facility licenses, (ii) annually approving Colonial Holdings' proposed schedule of racing days, (iii) approving new or modified types of pari-mutuel wagering pools requested by Colonial Holdings, (iv) issuing permits to all officers, directors, racing officials, and other employees of Colonial Holdings, and (v) approving simulcast schedules at the track and at the satellite wagering facilities. The Virginia Racing Commission also has the authority to promulgate regulations pertaining to Colonial Holdings' track facilities, equipment, safety and security measures, and controls the issuing of licenses and permits for participants in pari-mutuel racing, including Colonial Holdings employees at the track and at the satellite wagering facilities. In addition, the Virginia Racing Commission must approve any acquisition or continuing ownership of a 5% or greater interest in Colonial Holdings. Action by the

Virginia Racing Commission that is inconsistent with the Colonial Holdings' business plan could have a material adverse effect on Colonial Holdings.

        During the 2000 session of the Virginia General Assembly, an amendment to the Racing Act was passed that requires Colonial Holdings to enter into contracts with each representative horsemen's group and provides for it to contribute to the purse account of the respective breed a minimum of 5% of the first $75 million of simulcast amounts wagered ("handle"), 6% of the next $75 million and 7% of all handle over $150 million. The amendment also provides for the breakage generated by pari-mutuel wagering to be allocated 70% to capital expenditures and 30% to backstretch benevolent activities. Prior to this amendment, Colonial Holdings received all breakage. The Virginia Racing Act requires that, after July 1, 2000, we enter into contracts with each representative horsemen's group that provide for us to contribute, by breed of horse, a minimum of 5% of the first $75 million of handle, 6% of the next $75 million of handle and 7% of all handle over $150 million to the purse account of the respective breed. Finally, the amendment empowers the Commission to summarily suspend Colonial Holdings' licenses if it believes the Racing Act or the regulations have been violated. In addition, the Interstate Horse Racing Act also requires that we secure the consent of the Virginia Horsemen's Benevolence and Protective Association (the "VaHBPA") and the Virginia Harness Horse Association ("VHHA") to the export simulcasting of races. These consents are usually contained in the agreement between each group and us.

        The licenses issued by the Virginia Racing Commission to Colonial Holdings are for a period of not less than 20 years, but are subject to annual review by the Virginia Racing Commission. It is possible that such licenses will not be renewed or that such licenses could be suspended or revoked by the Virginia Racing Commission for violations of the Virginia Racing Act or Virginia Racing Commission rules.

        Our agreement with the VHHA expires December 31, 2005. Our agreement with the VaHBPA expired December 31, 2004 and has been extended temporarily until a new agreement is approved by the Virginia Racing Commission. We have signed a new agreement with the VaHBPA, and it is pending approval from the Virginia Racing Commission, which is expected to consider it at the Commission's July, 2005 meeting. In the event we cannot reach agreement, the Virginia Racing Commission has the right to suspend our licenses to operate our racetrack and the satellite wagering facilities until agreements are in place although it has not indicated that it will do so. Although it is difficult to the predict the likelihood of such an event, closure of the satellite wagering facilities would be detrimental to the horsemen's groups as well as us since each horsemen's group's primary source of purse funds is its percentage of wagering at the satellite facilities.

        Colonial Holdings, the track and the satellite wagering facilities are also subject to a variety of other laws and regulations, including zoning, construction, and land-use laws and the regulations of the Virginia Alcoholic Beverage Control Board. Such laws and regulations may affect the selection of racing center sites because of parking, traffic flow, and other similar considerations. Any interruption or termination of Colonial Holdings' ability, or that of its concessionaires, to serve alcoholic beverages could have a material adverse effect on Colonial Holdings.

Gaming Regulation—Federal

        Colonial Holdings' interstate simulcast operations are subject to the Federal Interstate Horse Racing Act, which regulates interstate satellite wagering. In order to conduct wagering on import simulcasting at the track or any racing center, the Interstate Horse Racing Act requires Colonial Holdings to obtain the consent of the Virginia Racing Commission, the consent of the racing commission of the state where the horse racing meet originates, and the consent of the representative horsemen groups in the origination state. To conduct export simulcasting, Colonial Holdings must obtain the consent of the Virginia Horseman's Benevolent and Protective Association or the Virginia

Harness Horse Association, and the Virginia Racing Commission. Also, in the case of satellite wagering to be conducted at any of Colonial Holdings' satellite wagering facilities, the Interstate Horse Racing Act requires Colonial Holdings to obtain the approval of all currently operating horse racetracks within 60 miles of the satellite wagering facilities or if there are no currently operating tracks within 60 miles, the approval of the closest operating horse racetrack, if any, in an adjoining state. Significant delay in obtaining or failure to obtain these consents or approvals could have a material adverse effect on Colonial Holdings.

        The National Gaming Commission conducted a comprehensive legal and factual study of gambling in the United States and existing federal, state, and local policies and practices with respect to the legalization or prohibition of gambling activities. The commission published its findings and recommendations in 1999. Although no proposals have been put forward to implement the commission's recommendations, the future adoption of some or all of these recommendations could have a material adverse effect on our business and operations.

Liquor Regulation

        The sale of alcoholic beverages in Colorado is subject to licensing, control and regulation by certain Colorado state and local agencies (the "Liquor Agencies"). Subject to certain exceptions, all persons who directly or indirectly own 5% or more of a company or its casino must file applications with and are subject to investigation by the Liquor Agencies. The Liquor Agencies also may investigate persons who, directly or indirectly, lend money to liquor licensees. All liquor licenses are renewable, are revocable and are not transferable. The Liquor Agencies have broad powers to limit, condition, suspend or revoke any liquor license. Any disciplinary action by the Liquor Agencies or any failure to renew or other revocation of any of our liquor licenses would have a material adverse effect on our operations and Black Hawk Gaming's Colorado casinos.

        Under Colorado law, it is a criminal violation for any person or entity to own a direct or indirect interest in more than one type of alcoholic beverage license or more than three gaming tavern liquor licenses. Black Hawk Gaming's Colorado casinos have gaming tavern liquor licenses. Accordingly, our expansion and diversification opportunities in Colorado are limited by these licensing restrictions.

        The sale of alcoholic beverages in Reno, Nevada, is subject to licensing, control and regulation by the City of Reno. All licenses are revocable and are not transferable. The agencies involved have full power to limit, condition, suspend or revoke any such license, and any such disciplinary action could (and revocation would) have a material adverse effect on the operations of the Gold Dust West Casino.

        Alcohol regulation within the State of Louisiana is performed primarily by the Office of Alcohol and Tobacco Control (the "Board"). The Commissioner of the Board is given broad discretion in the granting and denial of state alcohol permits. While permits are issued on a state level, the local municipality is also permitted to provide for concurrent local licensing. The state alcohol regulatory scheme is contained at Title 26:1 of the Louisiana Revised Statutes (hereinafter referred to as the "act"). Generally, no permit may be issued if the applicable premises is located 300 feet or less, as fixed by the local municipal ordinance, of a public playground or of a building used exclusively as a church or synagogue, public library, or school. Local municipalities are also permitted to regulate the opening and closing hours of permitted businesses as well as to prohibit the sale of alcoholic beverages altogether by referendum vote of the people within the municipality. A local municipality may also regulate via zoning designations the permissibility or prohibition of the permitting of businesses that sell alcoholic beverages within that municipality. All Louisiana video gaming truck plaza facilities are currently licensed by the applicable state and local alcohol licensing authorities.

        The sale of alcoholic beverages in Virginia is subject to licensing, control and regulation by the Virginia Department of Alcoholic Beverage Control (the "Virginia ABC Board"), a Virginia state agency. The Virginia ABC Board issues licenses based upon the type of beverage, type of establishment or place of consumption. Virginia ABC laws include the responsibility of the licensee to maintain complete and accurate records, certain restrictions on advertising and certain food sale requirements.

        Before receiving a Virginia ABC license, an applicant must satisfy several requirements. The Virginia ABC Board conducts an extensive background investigation (to include a criminal history review as well as contacts with the local governing body of each license application) and contacts local officials, residents and business people in the vicinity of the establishment to ascertain if any objections exist. The background investigation is completed for all principal owners of the proposed licensee. Administrative hearings are available to afford all interested parties the opportunity to present any concerns with respect to an application.

        A licensee is required to maintain financial responsibility for its business, including timely payment of all taxes, creditor obligations and other bills, and must keep accurate records of all such transactions. Mixed beverage licensees must record sales and purchases of all mixed beverages, food and non-alcoholic beverages. Mixed beverage licenses are not available in Scott County because the sale of mixed beverages has not been authorized by local referendum. Colonial Downs, however, will apply for a license to sell beer and wine at its Scott County location. Mixed beverage licensees must submit annual review reports to the Virginia ABC Board showing all purchases and sales of alcoholic beverages during the year as well as an accurate inventory. Finally, the Virginia ABC Board imposes certain restrictions and limitations on advertising, the use of advertising materials and promotions.

        If Virginia ABC agents discover license violations, a disciplinary hearing will typically be conducted with a Virginia ABC hearing officer. Any aggrieved localities and members of the community may attend the hearing and present any additional or relevant objections or complaints concerning the license. The Virginia ABC Board has broad power to limit, condition, suspend or revoke any license granted on discovery of any violation. Any disciplinary action by the Virginia ABC Board or any failure to renew or any revocation of a liquor license would likely have a material adverse effect on the operation of Colonial Holdings' track and satellite wagering facilities.

Taxation

        Gaming operators in Colorado are subject to state and local taxes and fees in addition to ordinary federal and state income taxes. The City of Black Hawk has imposed an annual license fee, currently $750, for each gaming device installed in a casino. In addition, Colorado has a tax on gross gaming revenue (also called "adjusted gross proceeds") being generally defined as the total amount wagered less the total amount paid out in prizes. Currently, gaming tax rates are as follows:

Tax as Percentage of Adjusted Gross Proceeds	Annual Amount of Adjusted Gross Proceeds
0.25%	$0 - 2,000,000
2.00%	2,000,001 - 4,000,000
4.00%	4,000,001 - 5,000,000
11.00%	5,000,001 - 10,000,000
16.00%	10,000,001 - 15,000,000
20.00%	15,000,001 and above

        Both of Black Hawk Gaming's Colorado casinos are subject to the maximum rate. Neither the Colorado constitution nor the gaming statutes require that gaming tax rates be graduated, as they currently are. Under the Colorado constitution, the Colorado Gaming Commission could increase the top rate to as much as 40%. A more recent tax limitation amendment to the Colorado constitution, however, states that neither the state nor any local government may increase a tax rate without an affirmative vote of the people; therefore, there is a question as to whether the Colorado Gaming Commission could constitutionally increase the state tax levied on gross gaming revenues without such a vote. The Colorado legislature rejected this argument after the top tax rate was increased to 20% in

1996, and no court was asked to rule on the applicability of the tax limitation amendment to gaming tax rates.

        In Nevada, license fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada, Washoe County and the City of Reno. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon either: (i) a percentage of the gross revenues received; (ii) the number of gaming devices operated; or (iii) the number of table games operated. A live entertainment tax is also paid by casino operations where entertainment is furnished in connection with an admissions charge or the selling or serving of food or refreshments or the selling of merchandise. Presently the state tax in Nevada on adjusted gross revenue from gaming is 6.75%.

        Video gaming operators in truck plazas in Louisiana are subject to state and local taxes and fees in addition to ordinary federal and state income taxes. The state of Louisiana has imposed a franchise tax of 32.5% of the net device revenue from each video gaming device located at a truck plaza. The net device revenue is the amount remaining after all winnings have been paid. This franchise tax is collected twice per month by the Louisiana state police based on the data that is provided directly to them from the devices. There is also an annual state establishment license fee of $1,000. In addition, the state imposes a device operation fee of $1,000 per year per device, which is paid quarterly, and each parish imposes an annual occupational license tax of up to $50 per device.

        Colonial Holdings is subject to a number of federal, state and local taxes and fees. These include fees to support the Virginia Breeders' Fund, taxes payable to the Commonwealth of Virginia, taxes and admission charges payable to New Kent County, where the track is located, and taxes payable to localities in which satellite wagering facilities are located based upon attendance and the amount of monies wagered both at the track and at the satellite wagering facilities. Colonial Holdings believes that the public acceptance of pari-mutuel wagering on horse races, as well as other forms of gaming, is based, in part, on the governmental revenues it generates from taxes and fees on such activities. It is possible that gaming activities, including horse racing, may become a target for additional federal, state, or local taxes and fees. A significant increase in such taxes or fees or the creation of significant additional taxes or fees could have a material adverse effect on us.

Legal Proceedings

        On May 25, 2001, a lawsuit was filed in the United States District Court for the District of Colorado (Case No. 01-D-0964) by Central City, several casino operators located in Central City and others against the City of Black Hawk, the Black Hawk Gaming Association (formerly the Black Hawk Casino Owners Association) and several casino operators located in the City of Black Hawk, including Black Hawk Gaming. The suit alleged that the defendants caused economic harm to the plaintiffs by engaging in a conspiracy and scheme to harm competition, restrain trade and monopolize the gaming industry in the Gilpin County, Colorado market in violation of federal and state constitutional, statutory and common law. Also, the complaint alleged that starting in 1996, the City of Black Hawk began interfering with Central City's plans to construct a road directly from Interstate 70 to Central City. The plaintiffs sought compensatory, treble and exemplary damages. On March 26, 2003, the district court entered an order dismissing with prejudice the plaintiffs' seventh, eighth, eleventh, twelfth and thirteenth claims for relief (i.e., the state common law claims and the claims under RICO and its Colorado statutory counterpart (COCCA)). On March 31, 2004, the district court dismissed with prejudice the federal antitrust claims. The court declined to retain supplemental jurisdiction over the state antitrust claims, and dismissed them without prejudice. On April 30, 2004, the plaintiffs filed a notice of appeal in the district court, appealing the dismissals of their claims to the United States Court of Appeals for the Tenth Circuit. On April 19, 2005, the appellate court upheld the decision of the district court dismissing the plaintiffs' action. Therefore, the plaintiffs' only remaining options are to petition the Tenth Circuit for rehearing and/or to petition the United States Supreme Court for review. We continue to believe that the suit will not result in any material liability.

        In March 2003, Galactic Gaming, Inc., one of the plaintiffs in Case No. 01-D-0964 (MJW), filed an action in District Court in Jefferson County, Colorado, Case No. 03CV0793, Division 7, against many of the same defendants as in Case No. 01-D-0964 (MJW), including Black Hawk Gaming. This action asserted state common law claims identical or virtually identical to those that were asserted and dismissed with prejudice in the federal action. Plaintiff moved for voluntary dismissal and on July 16, 2003, the Jefferson County district court dismissed the action without prejudice. Given the passage of time and the results of the decision by the United States Court of Appeals for the Tenth Circuit (see above), we do not believe that plaintiff will attempt to reassert this action. If the plaintiff does reassert this action, we do not believe it will result in any material liability.

        We are involved in routine litigation arising in the ordinary course of business. We believe these matters are covered by appropriate insurance policies.

MANAGEMENT

Our Directors and Executive Officers

        The following table provides information regarding our directors and executive officers and key employees of Black Hawk Gaming, Colonial Holdings and the Louisiana properties as of March 15, 2005:

Name	Age	Position
Jeffrey P. Jacobs	51	Chief Executive Officer, President, Secretary, Treasurer and Chairman of the Board
Richard E. Jacobs	79	Director
Stephen R. Roark	57	Chief Financial Officer and President of Casino Operations
Ian M. Stewart	50	President of Pari-Mutuel Wagering and Video Poker Operations
Michael T. Shubic	50	Vice President of Casino Operations
Stan Guidroz	38	Vice President of Louisiana Operations

        Jeffrey P. Jacobs has been our Chairman, Chief Executive Officer, President, Secretary and Treasurer since February 2002. From 1996 to present, he served as Chairman and Chief Executive Officer of Diversified Opportunities Group Ltd., a company co-founded by Mr. Jacobs and his father, Richard E. Jacobs, and based in Cleveland, Ohio, that has investments in gaming companies and ventures. Diversified was acquired by Jacobs Entertainment on February 22, 2002. From 1975 to present, Mr. Jacobs has also served as Chairman and Chief Executive Officer of Jacobs Investments, Inc., a company engaged in the development, construction and operation of residential and commercial real estate projects in Ohio. He is also involved in a variety of private equity transactions and investments. Mr. Jacobs served in the Ohio House of Representatives from 1982 until 1986. He is also Chairman and Chief Executive Officer of Colonial Holdings, and Chairman and Chief Executive Officer of Black Hawk Gaming.

        Richard E. Jacobs has been our other Director since February 2002. Mr. Jacobs was Chairman of the Board, President and Chief Executive Officer of Cleveland Indians Baseball Company, Inc. from its inception in 1998 to February 2000. From 1986 to 1998, Mr. Jacobs was Chairman of the Board, President and Chief Executive Officer of Cleveland Baseball Corporation, which previously served as the general partner of the partnership that now owns the Cleveland Indians Baseball team. Mr. Jacobs is also Chairman of the Board and Chief Executive Officer of The Richard E. Jacobs Group Inc., a real estate management and development company.

        Stephen R. Roark is currently our Chief Financial Officer and President of Casino Operations. He has been employed as Chief Financial Officer of Black Hawk Gaming since August 1993. Mr. Roark became a director of Black Hawk Gaming in 1994. He was elected President of Black Hawk Gaming in September 1995. Prior to that time he was an independent consultant in the Denver area rendering financial and accounting assistance to companies in the public marketplace. Mr. Roark has 17 years of public accounting experience having served as a partner with a local accounting firm based in Denver and as a partner with a national accounting firm. Mr. Roark was with Hanifen, Imhoff and Prudential Securities, Inc. for three years and is a member of the American Institute of Certified Public Accountants and the Colorado Society of Certified Public Accountants. Mr. Roark obtained his B.S.B.A. in Accounting from the University of Denver in 1973.

        Ian M. Stewart is currently our President of Pari-Mutuel Wagering and Video Poker Operations. He has served as President of Colonial Holdings since November 1998 and its Chief Financial Officer since June 1997. From January 1998 through November 1998, Mr. Stewart served as Chief Operating Officer of Colonial Holdings. From October 1994 to June 1997, Mr. Stewart served as a consultant and a temporary chief financial officer for several Virginia-based businesses. From December 1989 to September 1994, Mr. Stewart was Vice President and CFO of Hat Brands, Inc. Mr. Stewart is a certified public accountant and holds an M.B.A. degree from the University of Michigan.

        Michael T. Shubic is currently our Vice President of Casino Operations having joined us in December 2002. From 2000 to 2002, Mr. Shubic was Vice President and General Manager of the Isle of Capri Black Hawk Casino in Black Hawk, Colorado. From 1997 to 2000, as a private individual, he explored and participated in various aspects of the golf industry, including education, sales and management. From 1984 to 1997, Mr. Shubic was employed by several gaming companies in Las Vegas and Reno, Nevada, Joliet, Illinois and Nassau, Bahamas. His positions included marketing manager, casino administrator, customer analysis manager, casino credit manager and food and beverage manager. Mr. Shubic holds a B.S. degree in Hotel Administration from the University of Nevada.

        Stan Guidroz is currently our Vice President of Louisiana Operations, having joined us in July 2002. Prior to that he was Director of Sales and Marketing for our Louisiana operations where he managed the sales and marketing efforts as well as the development of a proprietary fuel program for our truck stop plazas. Prior to joining us, Mr. Guidroz held the position of Director of Operations for Pumpelly Oil, the largest petroleum marketing company in the gulf coast for six years. Mr. Guidroz recently completed his MBA at the University of Louisiana at Lafayette.

        We are a company wholly-owned by Jeffrey P. Jacobs and a revocable trust established by his father, Richard E. Jacobs. Our board of directors, consisting of Messrs. Jeffrey P. Jacobs and Richard E. Jacobs, has no nominating, audit, compensation or other committees. Presently, the board, through the Company's Sarbanes-Oxley implementation team, has received a draft copy of a code of ethics policy. The board is in the process of reviewing the draft code of ethics policy, which is applicable to our CEO, CFO and our employees, and we anticipate filing it with the Securities and Exchange Commission during the second or third quarter of 2005. We rely on our employment procedures, system of internal controls and procedures to deter wrongdoing and to promote honest and ethical conduct, full, fair and accurate disclosure in our reports, our compliance with governmental laws, rules and regulations, and internal reporting of violations of our policies.

Executive Compensation

        Prior to 2002, Jacobs Entertainment paid no compensation to any of its executive officers or directors.

        Because we are a SubChapter S corporation under the Internal Revenue Code of 1986 and our stockholders, rather than we, pay taxes on our income, we anticipate making distributions to our stockholders in amounts sufficient to enable them to make the required tax payments. We expect to formulate additional incentive compensation plans for upper management and selected middle management personnel based on Jacobs Entertainment's achievement of multi-year financial and growth objectives. The terms of the incentive compensation plans will be established by Jacobs Entertainment's Board of Directors.

        The following table sets forth information regarding the compensation paid by Jacobs Entertainment to each of the following individuals for services rendered in all capacities for the years indicated:

Long-Term Compensation
		Annual Compensation			Awards	Payouts
Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards(s) ($)	Securities Underlying Options/ SARs (#)	LTIP Payouts ($)	All Other Compensation ($)
Jeffrey P. Jacobs	2004 2003 2002	500,000 500,000 500,000	250,000 -0- 125,000	— —	— —	— —	— —		(2) (2) (2)
Stephen R. Roark	2004 2003 2002	350,000 300,000 300,000	72,700 30,000 75,000	— —	— —	— —	— —	— —
Ian M. Stewart	2004 2003 2002	250,000 215,000 200,500	30,000 40,000 50,000	— —	— —	— —	— —	— 150,000
Michael T. Shubic	2004 2003 2002	240,000 200,000 NA	59,440 30,000 NA	—	—	—	—	—

(1)
See above which describes the principal positions of the named executives.

(2)
See below which describes consulting fees paid to an affiliate of Mr. Jacobs.

        We entered into a three year employment agreement with Jeffrey P. Jacobs effective as of February 22, 2002 that contains customary terms and conditions and provides for a base salary of $500,000 per year and a bonus determined by Jacobs Entertainment's Board of Directors. Mr. Jacobs is entitled to the present value of his base salary for the unexpired term of the agreement if he is terminated without cause, plus a pro rata portion of the bonus to which he would be entitled for the portion of the year in which the termination occurred.

        We entered into a three year employment agreement with Richard E. Jacobs effective as of February 22, 2002 that contains customary terms and conditions and provides for a base salary of $250,000 per year and a bonus determined by Jacobs Entertainment's Board of Directors. Mr. Jacobs is entitled to the present value of his base salary for the unexpired term of the agreement if he is terminated without cause, plus a pro rata portion of the bonus to which he would be entitled for the portion of the year in which the termination occurred.

        As of March 15, 2005, the employment agreements referred to above with the Messrs. Jacobs had not been renewed. However, it is anticipated that these two agreements will be extended during 2005.

        We entered into a three year employment agreement with Michael T. Shubic effective as of December 2, 2002 that contains customary terms and conditions and provides for a base salary of $200,000 per year. Mr. Shubic is also entitled to receive a bonus of up to 33% of his base salary, with the percentage to be established by our board of directors. Mr. Shubic is entitled to the present value of his base salary for the unexpired term of the agreement if he is terminated without cause, plus a pro rata portion of the bonus to which he would be entitled for the year in which the termination occurred.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 15, 2005, for (i) each stockholder who is known by us to own beneficially more than 5% of our common stock, (ii) each director and executive officer, and (iii) all of our directors and executive officers as a group. Except as otherwise indicated, we believe, based on information furnished by the persons named in this table, that such persons have voting and investment power with respect to all shares of common stock beneficially owned by them, subject to community property laws, where applicable.

        As of March 15, 2005, there were 1,500 shares of our common stock outstanding. We have no equity compensation, stock option or similar plans relating to our equity securities.

Stockholder	Number of Shares	Percentage
Jeffrey P. Jacobs(1) Golden Bear Plaza East Tower 1170 U.S. Highway One, Suite 600 North Palm Beach, Florida 33408	750	50%
Richard E. Jacobs(2) 25425 Center Ridge Road Cleveland, Ohio 41445	750	50%

All executive officers and directors as a group	1,500	100%

(1)
Jeffrey P. Jacobs is our Chief Executive Officer, President, Secretary, Treasurer and Chairman of the Board.

(2)
All 750 shares shown as beneficially owned by Richard E. Jacobs are owned by The Richard E. Jacobs Revocable Trust, of which Richard E. Jacobs is the sole trustee.

        Our two shareholders are presently engaged in estate planning. In that regard, they propose during 2005 to recapitalize the company with two classes of common stock and to exchange their existing shares for shares of both new classes. Jeffrey P. Jacobs will contribute some of his newly exchanged shares to two trusts for the benefit of his spouse and heirs. The Richard E. Jacobs Revocable Trust will contribute some of its newly exchanged shares to a trust for the benefit of Jeffrey P. Jacobs' heirs.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        In order to assist Black Hawk Gaming in its efforts to research, develop, perform due diligence on and possibly acquire new gaming opportunities, it entered into an agreement with Premier One Development Company effective October 1, 1997. On May 9, 2000, Premier merged into Jacobs Investments Management Co. Inc., 82% of which is owned by Jeffrey P. Jacobs and the remaining 18% of which is owned in equal portions by two former directors of Colonial Holdings. Jacobs Entertainment, Inc. paid or accrued $450,000 to Jacobs Investments Management Company for services during the year ended December 31, 2004, 2003 and 2002. [In 2002, this agreement was extended until December 31, 2009 at the rate of $450,000 annually.]

        We provide monthly management and accounting services to truck stops owned by an affiliate of Jeffrey P. Jacobs and the Trust. In addition, the affiliate purchases repair parts from us. Total charges to the affiliate for management services and repair part purchases totaled $384,000, $318,000 and $125,000 for the years ended December 31, 2004, 2003 and 2002, respectively. Accounts receivable due from affiliates totaled $224,000, $221,000 and $32,000 as of December 31, 2004, 2003 and 2002, respectively.

        Jacobs Entertainment is the obligor on notes to Jeffrey P. Jacobs and the Trust totaling $9.0 million, with interest only payable semi-annually at 12% per annum, and the principal amount due and payable on January 31, 2010. These notes were issued in connection with our acquisition of the Louisiana truck stops in February 2002. We are also an obligor on $10.5 million of notes issued in connection with our acquisition of additional truck stops from an unaffiliated party. These notes were purchased from the seller in February 2003 for $7 million by Jeffrey P. Jacobs and the Trust. The amount and terms of the notes now payable to Mr. Jacobs and the Trust are identical to those described above. As a result of this transaction, for tax purposes our shareholders recognized taxable income in the form of a discharge of indebtedness of $3.5 million representing the difference between the $10.5 million face amount of the notes and the purchase price of $7.0 million.

        In March 2005, we issued an additional $23 million in principal amount of our 11 7/8 Senior Secured Notes due 2009. We used proceeds derived from the sale of the notes to complete a purchase and sale agreement with Gameco Holdings, Inc. ("Gameco"), a company owned and controlled by our two directors and sole owners—the Richard E. Jacobs Revocable Trust and Jeffrey P. Jacobs. We purchased from Gameco all of the membership interests of three limited liability companies, each of which owned or leased a video gaming truck plaza in Louisiana. The truck plazas are described below in greater detail. The aggregate purchase price of the entire membership interests in the three LLCs was $22.5 million. The assets of each LLC were free and clear of liens and encumbrances and were pledged as additional collateral under our indenture.

        The properties held by the three LLCs consist of three video gaming truck plaza facilities, one of which is still under development, located in Louisiana. The properties include Jalou Breaux Bridge, LLC in St. Martin Parish ("Breaux Bridge"); Jalou Eunice, LLC in St. Landry Parish ("Eunice"); and Jalou of Jefferson, LLC in Jefferson Parish ("Jefferson"). Each truck plaza features or will soon feature a convenience store, a fueling operation, a restaurant, and 40 or 50 video poker devices. At the Jefferson location, the convenience store, fueling operation and restaurant will be operated by unrelated third parties. Under Louisiana gaming regulations, all video poker devices at these three properties, like all of our Louisiana properties, are owned by, and placed at each location by agreement with, an unaffiliated third party, Southern Trading Corporation. In addition, Jefferson has a development agreement with an unrelated third party, Jackpot Truckstop, LLC, which includes a consulting fee to be paid to Jackpot based upon a percentage of net gaming revenue ranging from 5% to 25% depending on the amount of such net revenue. One of the three truck plazas we acquired has not yet obtained its gaming license. The gaming licenses and number of video poker devices are dependent upon, among other things, meeting certain minimum levels of fuel sales that determine the number of allowable gaming devices up to the limit of 50 gaming devices per location.

        Breaux Bridge was developed by Gameco and opened in February 2004. Breaux Bridge's cost to develop and open was $4.0 million, $2.8 million of which was funded by a mortgage on the property, which mortgage was paid in full at the closing by the seller out of sales proceeds. The facility consists of a 9,606-square-foot convenience store, restaurant and gaming facility, located on 14.6 acres. Breaux Bridge met its minimum fuel sales requirements, received its gaming license, and opened the gaming facility with 50 gaming devices in September 2004. Breaux Bridge is approximately three miles from Lafayette, Louisiana.

        Eunice was developed by Gameco, and opened in July 2004. Eunice's cost to develop and open was $3.3 million, $2.3 million of which was funded by a mortgage on the property, which mortgage was paid in full at the closing by the seller out of sales proceeds. The facility consists of a 5,400-square-foot convenience store, restaurant and gaming facility, located on 7.1 acres. Eunice has met its minimum fuel sales requirements and, accordingly, has applied for its gaming license. Eunice received its gaming license in March 2005. The facility will initially operate 40 gaming devices. Eunice is approximately 40 miles from Lafayette, Louisiana.

        The Jefferson gaming facility construction was completed in May 2005 at a total cost of approximately $3.8 million, of which $1.2 million was funded by a mortgage, which mortgage was paid in full at the closing by the seller out of sales proceeds. Gameco met all costs associated with completion of construction and the installation of gaming devices at the Jefferson facility. The gaming facility totals 5,706 square feet and is located on land leased from an unrelated third party. The fuel requirements have already been met with the existing fuel operations. Gameco has applied for a gaming license and anticipates the approval of the license application and an opening date in June or July 2005. The facility will operate 50 gaming devices. Jefferson is approximately six miles from New Orleans, Louisiana.

        In February 2004, a nearby property owner and a competitor filed lawsuits against the landowners of the Jefferson truck plaza site. The lawsuits alleged that the Jefferson Parish Council improperly adopted three ordinances necessary to the construction of the Jefferson truck plaza. After a full hearing on the merits, the plaintiffs' request for a preliminary injunction against construction of the truck plaza was denied by the court on March 16, 2004. The plaintiffs have failed to respond to any further pleadings. Construction and other permits were subsequently issued by the Parish and construction of the truck plaza is near completion. While no one can guarantee the outcome of any litigation, we believe that the lawsuits are without merit and as such will have no material impact on the operations or financial condition of the Jefferson truck plaza.

        The acquisitions described above were accounted for as a combination of entities under common control and, as a result, the transaction was treated for accounting and financial reporting purposes similar to a pooling of interests. Under this method of accounting, the acquisitions were recorded at the transferor's (Gameco's) book value (rather than fair value), which is primarily represented by the historical identifiable cash cost in the assets transferred. This amount is approximately $10.1 million. The difference between this amount and the purchase price of $22.5 million was recorded for accounting and financial reporting purposes as a net distribution to our two owners and reduced our stockholders' equity by that amount. We do not believe the amount treated as a distribution for accounting purposes is a distribution for purposes of the indenture and therefore is not subject to its provisions regarding restricted payments. However, for the avoidance of doubt, we obtained the consent of the existing noteholders to except from the provision regarding restricted payments the payment of consideration to related parties in connection with the acquisitions.

DESCRIPTION OF OTHER INDEBTEDNESS

        The following sets forth information concerning our consolidated indebtedness as of March 31, 2005:

Outstanding as of March 31, 2005
(in thousands)
Indebtedness of JEI:
Senior secured notes due 2009, with interest only payable each February 1, and August 1, beginning August 1, 2002 at a fixed interest rate of 11 7/8%. Of the notes, $125 million were issued at 3.96% discount which is being amortized using the effective interest method over the expected life of the Notes. Of the Notes, $23 million were issued at a 10% premium which is being amortized using the effective interest method over the expected life of the Notes.	$147,529
A $10 million line of credit ("LOC") agreement with Foothill Capital Corporation, expiring July 12, 2007. The LOC bears interest at the prime rate published by Wells Fargo Bank, N.A., plus 1.75%. The LOC is collateralized by the land, buildings and related improvements of The Lodge and the Gilpin Hotel and Casino, the Company's Colorado casino properties. The security interests under the terms of the LOC are contractually senior to the notes. There were no amounts outstanding under the LOC as of March 31, 2005.	—

$147,529

Indebtedness of JEI to related parties (the related parties are Jeffrey P. Jacobs and The Richard E. Jacobs Revocable Trust):
Notes payable to affiliates, maturing January 31, 2010, semi-annual payments of interest only at 12.0%, unsecured.	9,000
Note payable to affiliates maturing March 2009, with interest at 8.5%, secured by the land, buildings, and related improvements of Houma.	1,811
Note payable to affiliates maturing March 2009, with interest at 8.5% payable semi-annually, secured by the land, buildings, and related improvements of Winner's.	1,208
Note payable to affiliates maturing March 2009, with interest at 8.5%, secured by the land, buildings, and related improvements of Cash.	1,717
Note payable to affiliates maturing March 2009, with interest at 8.5%, secured by the land, buildings, and related improvements of Colonel's.	2,172
Note payable to affiliates maturing March 2009, with interest at 8.5%, secured by the land, buildings, and related improvements of Magnolia's.	788
Note payable to affiliates maturing March 2009, with interest at 8.5%, secured by the land, buildings, and related improvements of Bayou Vista.	1,679
Note payable to affiliates maturing March 2009, with interest at 8.5%, secured by the land, buildings, and related improvements of Raceland.	1,114
Indebtedness of Black Hawk:
Bonds payable; issued in two series with interest payments varying between 6.25% and 6.50%; principal and interest payments approximating $360 are due semi-annually beginning in June 2000 continuing until December 2011; secured by the street and other infrastructure improvements made by The Lodge.	3,997

Indebtedness of Colonial:
Note payable to Maryland Jockey Club, maturing December 2005, bearing interest at a rate of 7.75% payable quarterly for the first two years, and equal installments of interest and principal to be paid quarterly over the remaining five-year term of the note, beginning in the first quarter of 2001.	218
Note payable to John Deere Credit, maturing October 2008, bearing interest at a rate of 2.25% payable monthly in equal installments of interest and principal beginning November 2003.	166
Capital Lease payable to Lancelot Sports Complex, L.C., with interest and principal payments of $10 per month, maturing September 11, 2009, secured by the land held under the lease, with the right to extend the term of the lease five times for five year intervals, or to purchase the land for $800 at any time after the term and first renewal period of the lease (after September 11, 2014). Each lease renewal, if elected, will result in an increase in monthly payments by 10% over the previous lease term.	975

Capital Lease payable to an individual, with interest and principal payments of $4 per month, until the earlier of occupancy or June 1, 2005, then interest and principal payments of $8 per month, maturing June 1, 2010, secured by the land and building held under the lease, with the right to extend the term of the lease four times for five year intervals, or to purchase the land and building for $700 at any time after the initial term of the lease (after June 1, 2010), with the purchase price increasing 8% with any successive renewal term. The effective interest rate is 10.31%. Each lease renewal if elected will result in an increase in annual payments by $8 over the lease term.	764
Other Miscellaneous	21

Total indebtedness	$173,159
Less current indebtedness	(746)

Total long-term indebtedness	$172,413

DESCRIPTION OF THE NOTES

        On February 8, 2002, Jacobs Entertainment, Inc. ("JEI") completed a $125 million private placement of 11 7/8% Senior Secured Notes due 2009, with interest payable on each February 1 and August 1 through 2009. The notes were issued at a 3.96% discount from their principal amount, resulting in a discount of $4.95 million, which is being amortized using the effective interest method over the expected life of the notes. The proceeds of the notes were primarily used to fund the acquisition of Black Hawk Gaming, Colonial Downs Holdings, and the original six Louisiana truck plazas, and to refinance certain debt of these entities in connection with the acquisitions. The notes are secured by the assets and stock of the acquired entities. JEI has no independent assets or operations. The subsidiaries' guarantees on the notes are full and unconditional and joint and several. The indenture under which these notes were issued allows for the issuance of additional notes having terms and conditions identical to the previously issued notes.

        On March 2, 2005 we sold an additional $23 million of our 11 7/8% Senior Secured Notes due 2009. All of our notes have been issued under the indenture and will be treated as a single class for all purposes under the indenture, including without limitation waivers, amendments, redemptions and offers to purchase. The term "Old Notes" as used below refers to the $23 million of notes issued in March 2005 although the description is in most cases also applicable to the $125 million of notes we issued in February 2002. The term "New Notes" as used below refers to the notes offered hereby in exchange for the Old Notes. The term "Notes" as used below refers to the notes we issued in February 2002, the Old Notes, and, if exchanged, to the New Notes.

        You can find the definitions of certain terms used in this description under the subheading "—Certain Definitions." In the description that follows below, the word "Company" refers only to Jacobs Entertainment, Inc. and not to any of its Subsidiaries.

        The Company issued the Old Notes under the Indenture and a supplemental Indenture (together the "Indenture") among itself, the Guarantors and Wells Fargo Bank, National Association, as trustee (the "Trustee"), in a private transaction that was not subject to the registration requirements of the Securities Act. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Collateral Documents referred to under the caption "—Security" define the terms of the security interests that secure the Notes.

        The following description is a summary of the material provisions of the Indenture and the Collateral Documents. It does not restate those agreements in their entirety. We urge you to read the Indenture, the Old Notes and the Collateral Documents because they, and not this description, define your rights as holders of the Notes. These documents are available upon request to the Company. Certain defined terms used in this description but not defined below under "—Certain Definitions" have the meanings assigned to them in the Indenture.

Brief Description of the Notes and the Guarantees

The Notes

The Notes:

  •
  are general obligations of the Company;

  •
  are secured by a first priority Lien (subject to Permitted Liens, liens granted to the lender under our senior credit facility and the holders of Black Hawk Business Improvement District Special Assessment Bonds, and certain customary encumbrances permitted by the Collateral Documents) on substantially all of the assets of the Company, whether now owned or hereafter acquired including, without limitation, the Capital Stock of all of the Company's Subsidiaries and all

    intercompany notes for money owed to the Company by its Subsidiaries including cash and Cash Equivalents except to the extent a Lien cannot be perfected through the filing of a UCC-1 financing statement or through the obtaining of "control" (as defined in the Uniform Commercial Code) (other than proceeds from the Collateral) or licenses (excluding gaming licenses) to the extent that such licenses can be encumbered under applicable law;

  •
  are pari passu in right of payment to all senior borrowings of the Company;

  •
  are senior in right of payment to any future subordinated Indebtedness of the Company; and

  •
  are unconditionally Guaranteed by the Guarantors.

The Guarantees

        The Notes are Guaranteed by the Guarantors and will be Guaranteed by all of the Company's future Restricted Subsidiaries (other than Non-Guarantor Restricted Subsidiaries). Each Subsidiary Guarantee of the Notes:

  •
  is secured by a first priority Lien (subject to Permitted Liens and certain customary encumbrances permitted by the Collateral Documents) on substantially all of the assets of the applicable Guarantor, whether now owned or hereafter acquired including, without limitation, the Capital Stock of all of such Guarantor's Subsidiaries (including, without limitation, the Capital Stock of any Unrestricted Subsidiary held by such Guarantor or a Restricted Subsidiary of such Guarantor) and all intercompany notes for money owed to such Guarantor by its Subsidiaries including cash and Cash Equivalents except to the extent a Lien cannot be perfected through the filing of a UCC-1 financing statement or through the obtaining of "control" (as defined in the Uniform Commercial Code) (other than proceeds from the Collateral) and licenses (excluding gaming licenses) to the extent that such licenses can be encumbered under applicable law;

  •
  is pari passu in right of payment with any future senior Indebtedness of the Guarantor; and

  •
  is senior in right of payment with any future subordinated Indebtedness of the Guarantor.

        The following entities are Wholly Owned Restricted Subsidiaries who have Guaranteed the Notes:

Black Hawk Gaming & Development Company, Inc.

  •
  Black Hawk Gaming (owns Gold Dust West Casino, Inc., a Nevada corporation ("Gold Dust"), Gilpin Ventures, Inc., a Colorado corporation ("Gilpin Ventures"), a 50% interest in Gilpin Hotel Venture, a Colorado partnership ("Gilpin Hotel Venture"), and a 75% interest in Black Hawk/Jacobs Entertainment LLC, a Colorado limited liability company ("Black Hawk LLC")),

  •
  Gold Dust (owns and operates the Gold Dust West Casino in Reno, Nevada),

  •
  Gilpin Ventures (owns a 50% interest in Gilpin Hotel Venture),

  •
  Gilpin Hotel Venture (owns a 100% interest in the Gilpin Hotel & Casino in Black Hawk, Colorado), and

  •
  Black Hawk LLC (owns The Lodge Casino in Black Hawk, Colorado).

Diversified Opportunities Group Ltd.

  •
  Diversified Opportunities Group Ltd. ("Diversified"), an Ohio limited liability company (owns Jalou L.L.C., a Louisiana limited liability company ("Jalou") and a 25% interest in Black Hawk LLC),

  •
  Jalou (owns Houma Truck Plaza & Casino, L.L.C., a Louisiana limited liability company ("Houma Truck Plaza"), Bayou Vista Truck Plaza and Casino, L.L.C., a Louisiana limited liability company ("Bayou Vista"), Lucky Magnolia Truck Stop and Casino L.L.C., a Louisiana limited liability company ("Lucky Magnolia"), Jalou-Cash's L.L.C., a Louisiana limited liability company ("Jalou-Cash's"), Raceland Truck Plaza and Casino, L.L.C., a Louisiana limited liability company ("Raceland"), JRJ Properties, LLC, a Louisiana limited liability company ("JRJ Properties")), Jalou Breaux Bridge, LLC, a Louisiana limited liability company ("Breaux Bridge"), Jalou Eunice, LLC, a Louisiana limited liability company ("Eunice"), and Jalou of Jefferson, LLC, a Louisiana limited liability company ("Jefferson"),

  •
  Houma Truck Plaza (owns the Houma Truck Plaza and Casino in Houma, Louisiana),

  •
  Bayou Vista (owns the Bayou Vista Truck Plaza and Casino in Bayou Vista, Louisiana),

  •
  Lucky Magnolia (owns the Lucky Magnolia Truck Stop and Casino in St. Helena Parish, Louisiana),

  •
  Jalou-Cash's (owns a revenue interest in a lease with Cash's Casino in Port Allen, Louisiana),

  •
  Raceland (owns the Raceland Truck Plaza and Casino in Raceland, Louisiana),

  •
  JRJ Properties (owns certain real property in Bayou Vista, Louisiana),

  •
  Breaux Bridge (owns the Breaux Bridge Truck Plaza and Casino in St. Martin Parish, Louisiana),

  •
  Eunice (owns the Eunice Truck Plaza and Casino in St. Landry Parish, Louisiana), and

  •
  Jefferson (owns the Jefferson Truck Plaza and Casino in Jefferson Parish, Louisiana).

Jalou II

  •
  Jalou II Inc., a Louisiana corporation ("Jalou II") (owns Winner's Choice, Inc., a Louisiana corporation ("Winner's Choice") and JACE, Inc., a Louisiana corporation ("Colonel's")),

  •
  Winner's Choice (owns Winner's Choice Casino in Sulphur, Louisiana), and

  •
  Colonel's (owns Colonel's Truck Plaza and Casino in Thibodeaux, Louisiana).

Colonial Holdings, Inc.

  •
  Colonial (owns Stansley Racing Corp., a Virginia corporation ("Stansley"), Colonial Downs, L.P., a Virginia limited partnership ("Colonial Downs"), and Colonial Downs, LLC, a Virginia limited liability company ("Colonial Downs, LLC") and Colonial Downs Racetrack leased to Colonial Downs),

  •
  Stansley (holds the Virginia operators' license for racetrack and off-track wagering facilities in Virginia),

  •
  Colonial Downs (owns the pari-mutuel wagering facilities and a leasehold interest in Colonial Downs Racetrack and holds the Virginia licenses for the racetrack and off-track wagering facilities), and

  •
  Colonial Downs, LLC (owns certain real property in Virginia).

        Upon consummation of the acquisitions, the three truck plazas acquired in March 2005 guaranteed the Old Notes and became Subsidiary Guarantors as listed above. See "Certain Relationships and Related Transactions."

        In addition, under the circumstances described below under the subheading "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries," we are permitted to designate certain of our Subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture. Our Unrestricted Subsidiaries will not Guarantee the Notes. We have no Unrestricted Subsidiaries as of the date of this prospectus.

Principal, Maturity and Interest

        As discussed above, in February 2002, the Company issued $125 million principal amount of notes having the same terms as the $23 million in principal amount being registered hereby. The Company may also issue additional notes (the "Additional Notes") from time to time after this exchange offer (without limitation as to principal amount), provided, that the Additional Notes, as is the case with the Old Notes, may not be issued with original issue discount as determined under Section 1271, et seq., of the Internal Revenue Code of 1986, as amended. Any offering of Additional Notes is also subject to the covenant described below under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock." The Notes and any Additional Notes issued under the Indenture would be treated as a single series for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Company will issue the New Notes in denominations of $1,000 and integral multiples of $1,000. The Notes mature on February 1, 2009.

        Interest on the Notes accrues at the rate of 11 7/8% per annum and is payable semi-annually in arrears on February 1 and August 1. The Company makes each interest payment to the Holders of record on the immediately preceding January 15 and July 15.

        Interest on the Notes accrued from February 1, 2005, the date on which interest was most recently paid. Interest will be computed on the basis of a 360-day year comprised of 12 30-day months.

Methods of Receiving Payments on the Notes

        If a Holder has given wire transfer instructions to the Company, the Company will pay all principal, interest, premium and Additional Interest, if any, on that Holder's Notes in accordance with those instructions. All other payments on Notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying Agent and Registrar for the Notes

        The Trustee acts as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange

        A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

        The Holder of a Note is treated as the owner of it for all purposes.

Subsidiary Guarantees

        The Guarantors have unconditionally jointly and severally Guaranteed the Company's obligations under the Notes (each a "Subsidiary Guarantee"). The obligations of each Guarantor under its Subsidiary Guarantee and the grant by each Guarantor of the Liens on the Collateral of such

Guarantor to secure its obligations under its Subsidiary Guarantee are limited as necessary to prevent that Subsidiary Guarantee and grant of security from constituting a fraudulent conveyance under applicable law. Such amount could be substantially less than the obligations under the Notes. In addition, any limitation on the amounts payable by a Guarantor under its Subsidiary Guarantee in accordance with such law will result in a corresponding limitation on the ability of the Trustee to realize upon the Collateral pledged by such Guarantor. See "Risk Factors—Federal and state statutes allow courts, under specific circumstances, to void guarantees, subordinate claims in respect of indebtedness and require debt holders to return payments received from guarantors."

Security

        Pursuant to the Collateral Documents, the Notes and the Subsidiary Guarantees are secured by a first priority Lien (subject to Permitted Liens (including, without limitation, Liens on the Credit Agreement Collateral securing the Obligations under the Credit Agreement) and certain customary encumbrances permitted by the Collateral Documents) on the Collateral. The Company and each of the Guarantors have assigned, granted and pledged as Collateral to the Trustee for the benefit of the Trustee and the Holders a first priority Lien (subject to Permitted Liens (including, without limitation, Liens on the Credit Agreement Collateral securing the Obligations under the Credit Agreement) and certain customary encumbrances permitted by the Collateral Documents) on each of the following items or types of Collateral whether now owned or hereafter acquired:

  •
  all right, title and interest (including, without limitation, fee and leasehold estates) of the Company and the Guarantors in and to any and all parcels of real property, together with all easements, hereditaments and appurtenances relating thereto, and all other improvements, accessions, alterations, replacements and repairs thereto and all leases and rents and other income, issues or profits derived from the foregoing interests;

  •
  all right, title and interest of the Company and the Guarantors in and to any and all equipment, machinery, furniture, furnishings and fixtures, together with all additions, accessions, improvements, alterations, replacements and repairs thereto;

  •
  all Capital Stock owned and intercompany notes (including, without limitation, the Pledged Colonial Notes) held by the Company or any of the Guarantors;

  •
  all intellectual property including, without limitation, all trademarks, service marks, patents, copyrights, trade secrets and other proprietary information;

  •
  all inventory, supplies and other personal property (including cash and Cash Equivalents except to the extent a Lien cannot be perfected through the filing of a UCC-1 financing statement or through the obtaining of "control" (as defined in the Uniform Commercial Code) (other than proceeds from the Collateral);

  •
  all general intangibles and contract rights relating to any and all of the foregoing including, without limitation, all material agreements, licenses and permits entered into by, or granted to, the Company and the Guarantors in connection with the development, construction, maintenance, ownership and operation of the Company's or such Guarantor's properties;

  •
  the Collateral Account and all Trust Monies; and

  •
  all proceeds and products of any and all of the foregoing including, without limitation, proceeds of insurance, condemnation awards, tax refunds and other similar property or claims with respect to any and all of the foregoing.

        The personal property Collateral has been pledged pursuant to a security agreement by and among the Company, the Guarantors and the Trustee (the "Security Agreement"). The real property Collateral is secured pursuant to mortgages (the "Mortgages") made in favor of the Trustee, as mortgagee and assignee.

        The Trustee, on behalf of the Holders, has entered into an intercreditor agreement (the "Senior Intercreditor Agreement"). Pursuant to the terms of the Senior Intercreditor Agreement, the Trustee has acknowledged that the Lien on the Credit Agreement Collateral securing the Company's obligations under the Credit Agreement is senior to the Lien on such collateral securing the Company's and the applicable Guarantor's obligations under the Notes and the Guarantees of the Guarantors. Under the Senior Intercreditor Agreement, if the Notes become due and payable prior to the stated maturity thereof for any reason or are not paid in full at the stated maturity thereof at a time during which Indebtedness is outstanding under the Credit Agreement, the Trustee will not have the right to foreclose upon the Credit Agreement Collateral unless and until the lender(s) under the Credit Agreement fail to take steps to exercise remedies with respect to or in connection with the Credit Agreement Collateral within 180 days following notice to such lender(s) of the occurrence of an Event of Default under the Indenture.

        The Collateral release provisions of the Indenture permit the release of items of Collateral which are the subject of an Asset Sale and in other circumstances upon compliance with certain conditions. See "—Possession, Use and Release of Collateral." In addition, the Indenture permits the Company and the Guarantors to create Liens arising pursuant to Purchase Money Obligations and Capital Lease Obligations, and the Notes and the Guarantees are effectively subordinated to such Purchase Money Obligations and Capital Lease Obligations and other obligations secured by such Liens to the extent of any assets serving as collateral for such Indebtedness. See the definition of "Permitted Liens" under "—Certain Definitions." As a result, the assets subject to such Liens are available to pay Obligations in respect of the Notes, if at all, only after such Purchase Money Obligation and Capital Lease Obligation has been paid in full. Cash and Cash Equivalents, to the extent a Lien can be perfected through the filing of a UCC-1 financing statement or through the obtaining of "control" (as defined in the Uniform Commercial Code) (other than proceeds from the Collateral), are included within the Collateral. In addition, certain of the Company's and the Guarantor's intangible assets that may be significant to its operations, such as computer software licenses, Gaming Licenses and other related licenses and permits by their terms can not be encumbered and, accordingly, are not included in the property subject to the Lien of the Collateral Documents so long as the prohibition on encumbering them exists.

        If an Event of Default occurs under the Indenture, the Trustee, on behalf of the Holders, in addition to any rights or remedies available to it under the Indenture, may take such actions as it deems advisable to protect and enforce its rights in the Collateral, including, without limitation, the institution of foreclosure proceedings in accordance with the Collateral Documents and applicable law. The proceeds received by the Trustee from any foreclosure will be applied by the Trustee, first, to pay the expenses of such foreclosure and fees and other amounts then payable to the Trustee under the Indenture and the Collateral Documents, and thereafter, to pay the principal of, premium, if any, and accrued interest on the Notes.

        The Indenture permits the release of Collateral without the substitution of additional Collateral under certain circumstances, as described under "—Repurchase at the Option of Holders—Asset Sales" and "—Repurchase at the Option of Holders—Events of Loss." See "—Possession, Use and Release of Collateral." The Collateral will also be released as security for the Notes and the Subsidiary Guarantees upon the release of any Guarantor as described under "—Certain Covenants—Merger, Consolidation or Sale of Assets." The proceeds of any sale of the Collateral following an Event of Default may not be sufficient to satisfy payments due on the Notes. No appraisals of the Collateral have been prepared in connection with this exchange offering. Moreover, the amount to be received upon the sale of Collateral will be dependent upon numerous factors, including the condition, age and useful life of the Collateral at the time of the sale, as well as the timing and manner of the sale. In addition, the ability of the Holders to realize upon the Collateral may be limited pursuant to applicable laws, including gaming, bankruptcy or securities laws.

        By its nature, some or all of the Collateral will be illiquid and may have no readily ascertainable market value. Likewise, there can be no assurance that the Collateral will be saleable, or, if saleable, that there will not be substantial delays in its liquidation. To the extent that Liens, rights or easements granted to third parties encumber assets located on property owned by the Company or the Guarantors, such third parties have or may exercise rights and remedies with respect to the property subject to such Liens that could adversely affect the value of the Collateral and the ability of the Trustee or the Holders to realize or foreclose on Collateral.

Certain Gaming Law Limitations

        The Trustee's ability to foreclose upon the Collateral is limited by relevant gaming laws, which generally require that Persons who own or operate a casino or purchase or sell gaming equipment hold a valid Gaming License or permit and require the approval of the applicable Gaming Authorities for any transfer of a Gaming License. No Person can hold an owner's license unless the Person is found qualified or suitable by the relevant Gaming Authorities. In order for the Trustee to be found qualified or suitable, such Gaming Authorities would have discretionary authority to require the Trustee and any or all of the Holders to file applications, be investigated and be found qualified or suitable as an owner or operator of gaming establishments. The applicant for qualification, a finding of suitability or licensing must pay an application fee and all costs of such investigation. If the Trustee is unable or chooses not to qualify, be found suitable, or be licensed to own, operate or sell such assets, it would have to retain another entity that could obtain the appropriate license to own, operate or sell such assets. This licensing process could be lengthy, taking several months at a minimum. In addition, in any foreclosure sale or subsequent resale by the Trustee, licensing requirements under the relevant gaming laws may limit the number of potential bidders and may delay any sale, either of which events could have an adverse effect on the sale price of such Collateral. Therefore, the practical value of realizing on the Collateral may, without the appropriate approvals, be limited.

Certain Bankruptcy Limitations

        The right of the Trustee to repossess and dispose of the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Company prior to the Trustee having repossessed and disposed of the Collateral. Under the Bankruptcy Code, a secured creditor is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor in certain circumstances to continue to retain and to use collateral owned as of the date of the bankruptcy filing (and the proceeds, products, offspring, rents or profits of such collateral to the extent provided by the Collateral Documents and by applicable nonbankruptcy law) even though the debtor is in default under the applicable debt instruments; provided, that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Trustee could repossess or dispose of the Collateral or whether or to what extent Holders would be compensated for any delay in payment or loss of value of the Collateral through the requirement of "adequate protection." Furthermore, if a bankruptcy court determines the value of the Collateral is not sufficient to repay all amounts due on the Notes, the Holders would hold secured claims to the extent of the value of the Collateral to which the Holders are entitled, and would hold unsecured claims with respect to such shortfall. Applicable Federal bankruptcy laws do not permit the payment and/or accrual of post-petition interest, costs and attorneys' fees during a debtor's bankruptcy case unless the claims are oversecured or the debtor is solvent at the time of reorganization. In addition, if the Company becomes the subject of a bankruptcy case, the bankruptcy court, among other things, may avoid certain transfers made by the entity that is the subject of the bankruptcy filing, including, without limitation, transfers held to be fraudulent conveyances or preferences.

Subordination and Intercreditor Agreements

        The Trustee, on behalf of the Holders, has entered into (i) an intercreditor agreement (the "Seller Intercreditor Agreement") with the former holders of certain Louisiana properties seller notes, which notes have been purchased by the Company's Principals and (ii) a separate subordination and intercreditor agreement (the "Jacobs Subordination and Intercreditor Agreement" and, together with the Seller Intercreditor Agreement, the "Intercreditor Agreements") with certain affiliates of the Principals that are holders of the Jacobs Subordinated Louisiana Properties Notes, each of which has been acknowledged by the Company and the Subsidiaries that are parties to the Louisiana Properties Notes. The Jacobs Subordination and Intercreditor Agreement provides that:

  (1)
  the Obligations of the Company and each Subsidiary under the Jacobs Subordinated Louisiana Properties Notes are expressly subordinated and junior in right of payment to all Obligations of the Company and such Subsidiary under the Indenture and the Notes;

  (2)
  the Holders are entitled to indefeasibly receive payment in full in cash of all amounts due on or in respect of all Obligations of the Company or any such Subsidiary under the Indenture and the Notes before the holders of the Jacobs Subordinated Louisiana Properties Notes are entitled to receive or retain any payment of any kind on the Jacobs Subordinated Louisiana Properties Notes in the event of any distribution to creditors of the Company or any Subsidiary in any (a) bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or any Subsidiary or to their respective assets; (b) liquidation or dissolution or other winding-up of the Company or any Subsidiary; (c) assignment for the benefit of creditors of the Company or any Subsidiary; or (d) marshaling of assets or liabilities of the Company or any Subsidiary; and

  (3)
  for so long as the Notes remain outstanding, and provided that no Default or Event of Default shall have occurred and be continuing, the Company or such Subsidiary may make regular scheduled payments of interest (but not principal) in respect of the Jacobs Subordinated Louisiana Properties Notes, provided that no such payment may be made if:

  (a)
  a payment Default on the Notes occurs and is continuing; or

  (b)
  any non-payment Default occurs and is continuing on the Notes and the holders of the Jacobs Subordinated Louisiana Properties Notes receive a notice of such non-payment Default (a "Payment Blockage Notice") from the Trustee or any Holder.

    Payments on the Jacobs Subordinated Louisiana Properties Notes may be resumed:

      (i)
      in the case of a payment Default, upon the date on which such payment Default is cured, waived in writing or otherwise ceases to exist; and

      (ii)
      in case of a non-payment Default, the earlier of the date on which such non-payment Default is cured, waived in writing or otherwise ceases to exist or 180 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of the Notes has been accelerated.

        Notwithstanding clause (ii) above, the Company is not prohibited from making payments on the Jacobs Subordinated Louisiana Properties Notes for more than an aggregate of 180 days within any period of 360 consecutive days.

        The Jacobs Subordination and Intercreditor Agreement further provides that for so long as any of the Notes are outstanding, no holder of a Jacobs Subordinated Louisiana Properties Note may take any enforcement action with respect to the Obligations of the Company or any Subsidiary under such Jacobs Subordinated Louisiana Properties Note until the earlier of the acceleration of the Notes or the passage of 180 days from the delivery of notice to the Trustee by such holder of a Jacobs Subordinated Louisiana Properties Note of the occurrence of any event that entitles such holder to accelerate the Company's or such Subsidiary's Obligations under the Jacobs Subordinated Louisiana Properties Note held by such holder.

        In addition, the Seller Intercreditor Agreement provides for the allocation of rights between the Trustee and the holders of the Louisiana Properties Seller Notes with respect to the Mortgaged Louisiana Property and the enforcement provisions with respect thereto. So long as the Notes remain outstanding, the Holders have the exclusive right to determine the circumstances and manner in which Mortgaged Louisiana Property shall be disposed of, including but not limited to, the determination of whether to release all or any portion of the Mortgaged Louisiana Property from the Lien created by the Collateral Documents and whether to foreclose on the Mortgaged Louisiana Property following an Event of Default.

        The Seller Intercreditor Agreement also provides, among other things, that so long as the Notes remain outstanding (i) the Trustee has a security interest in the Mortgaged Louisiana Property senior and prior to the security interest of the holders of the Louisiana Properties Seller Notes therein, (ii) all decisions with respect to the Mortgaged Louisiana Property, including the time and method of any disposition thereof, will be made by the Trustee, (iii) as between the Obligations under the Indenture and the Obligations under the Louisiana Properties Seller Notes, proceeds of the Mortgaged Louisiana Property will be applied first, to the outstanding Obligations under the Notes, with any remaining proceeds to be paid to the holders of the Louisiana Properties Seller Notes for application in accordance with the provisions of the Louisiana Properties Seller Notes, (iv) the Trustee and the holders of the Louisiana Properties Seller Notes will not contest each other's security interest in and Liens on their respective collateral or contest the validity of the documents governing the Notes or the Louisiana Properties Seller Notes, respectively, (v) the Trustee and the holders of the Louisiana Properties Seller Notes each agree not to take any action or vote inconsistent with the Seller Intercreditor Agreement, (vi) the holders of the Louisiana Properties Seller Notes agree that the Trustee will have the sole and exclusive right to adjust settlement for insurance coverage on collateral securing the Notes and that the proceeds of insurance or condemnation proceedings with respect to such collateral will be paid to the Trustee, (vii) if any holder of the Louisiana Properties Seller Notes receives proceeds of Mortgaged Louisiana Property other than as expressly permitted by the Seller Intercreditor Agreement, such proceeds will be received by such Person in trust and turned over to the Trustee, (viii) subject to certain exceptions, if the Trustee releases or agrees to release its Lien on any Mortgaged Louisiana Property, and sends the holders of the Louisiana Properties Seller Notes notice thereof in writing, which notice states that the Mortgaged Louisiana Property will be sold free and clear of the Liens of the Trustee and the holders of the Louisiana Properties Seller Notes, the holders of the Louisiana Properties Seller Notes will be deemed to have consented to such sale and the Lien of the holders of the Louisiana Properties Seller Notes on such Mortgaged Louisiana Property shall be automatically released and terminated, (ix) the holders of the Louisiana Properties Seller Notes waive any right to marshaling of the collateral securing the Notes and (x) the holders of the Louisiana Properties Seller Notes will not directly or indirectly seek to foreclose or realize upon, judicially or non-judicially, any Mortgaged Louisiana Property or take any other enforcement action against or in respect of the Mortgaged Louisiana Property unless and until the Obligations under the Notes have been indefeasibly paid in full in cash.

Optional Redemption

        After February 1, 2006, the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount)

set forth below plus accrued and unpaid interest and Additional Interest, if any, thereon, to the applicable redemption date, if redeemed during the 12-month period beginning on February 1 of the years indicated below:

Year	Percentage
2006	105.938%
2007	102.969%
2008	100.000%

Mandatory Disposition in Accordance with Gaming Laws

        Each Holder, by accepting the Notes, is deemed to have agreed (to the extent permitted by applicable law) that if the Gaming Authority of any jurisdiction in which the Company or any of its Subsidiaries conducts or proposes to conduct gaming requires that a Person who is a Holder or a beneficial owner of any of the Notes must be licensed or found suitable under applicable Gaming Laws, such holder shall apply for a license or a finding of suitability within the required time period. If such Person fails to apply or become licensed or is found unsuitable, the Company shall have the right, at its option, (i) to require such Person to dispose of its Notes or beneficial interest therein within 30 days of receipt of notice of the Company's election or such earlier date as may be ordered by such Gaming Authority, or (ii) to redeem such Notes at a price of the lesser of (a) such Person's cost and (b) 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the earlier of the date of redemption and the date of the finding of unsuitability, which may be less than 30 days following the notice of redemption if so ordered by the Gaming Authority. The Holder or beneficial owner applying for a license or finding of suitability must pay all costs of the licensure or investigation for such finding.

Mandatory Redemption

        The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

Change of Control

        If a Change of Control occurs, each Holder has the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder's Notes on the terms set forth in the Indenture (a "Change of Control Offer"). In the Change of Control Offer, the Company will offer to repurchase each Holder's Notes at a purchase price equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, thereon, to the date of purchase (the "Change of Control Payment"). Within ten days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice (the "Change of Control Payment Date"), which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

        On the Change of Control Payment Date, the Company will, to the extent lawful:

  (1)
  accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

  (2)
  deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

  (3)
  deliver or cause to be delivered to the Trustee the Notes so accepted together with an officers' certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

        The Paying Agent will promptly mail to each Holder so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

        The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The provisions described above that require the Company to make a Change of Control Offer following a Change of Control are applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

        The Company is not required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

        The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

  (1)
  the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Capital Stock issued or sold or otherwise disposed of;

  (2)
  such fair market value is determined by the Company's Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers' certificate delivered to the Trustee;

  (3)
  at least 85% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following shall be deemed to be cash:

  (a)
  any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet), of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability; and

  (b)
  any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion);

  (4)
  if such Asset Sale involves the disposition of Collateral, subject to the terms of the Senior Intercreditor Agreement with respect to the Credit Agreement Collateral, the Company or such Subsidiary has complied with the provisions described under "—Possession, Use and Release of Collateral"; and

  (5)
  if such Asset Sale involves the disposition of Collateral, subject to the terms of the Senior Intercreditor Agreement with respect to the Credit Agreement Collateral, the Net Proceeds thereof shall be paid directly by the purchaser of the Collateral to the Trustee for deposit into the Collateral Account, and, if any property other than cash or Cash Equivalents is included in such Net Proceeds, such property shall be made subject to the Lien of the Indenture and the applicable Collateral Documents.

        Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the Restricted Subsidiary, as the case may be) may apply such Net Proceeds to (1) make capital expenditures, (2) the acquisition of all or substantially all of the assets or, or a majority of the Voting Stock of another Permitted Business, (3) the acquisition of other long-term assets in another Permitted Business (each of clauses (1), (2) and (3) above, either individually or in the aggregate, "Replacement Assets"), (4) to the extent that such Asset Sale relates to Credit Agreement Collateral, retire and permanently reduce Indebtedness incurred under the Credit Agreement; provided, that in the case of a revolver or similar arrangement that makes credit available, such commitment is permanently reduced by such amount, and/or (5) to the extent such Asset Sale relates to assets which constitute collateral securing other pari passu Indebtedness incurred in compliance with the terms of the Indenture, to repay such pari passu Indebtedness in accordance with the terms thereof; provided, that any Replacement Assets acquired with any Net Proceeds shall be owned by the Company or by the Restricted Subsidiary that made the Asset Sale and shall not be subject to any Liens (and the Company or such Restricted Subsidiary, as the case may be, shall execute and deliver to the Trustee such Collateral Documents or other instruments as shall be reasonably necessary to cause such Replacement Assets to become subject to a Lien in favor of the Trustee, for its benefit and for the benefit of the holders of the Notes, securing its obligations under the Notes or its Subsidiary Guarantee, as the case may be, and otherwise shall comply with the provisions of the Indenture applicable to After-Acquired Property) other than Permitted Liens.

        Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will make an Asset Sale Offer to all Holders to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, remaining Excess Proceeds solely to the extent such Excess Proceeds do not arise out of any Asset Sale involving Collateral shall be released to the Company and may be used free and clear of the Lien of the Collateral Documents for general corporate purposes. If the aggregate principal amount of Notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis based on the principal amount of Notes tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

        Subject to the terms of the Senior Intercreditor Agreement with respect to the Credit Agreement Collateral, all Net Proceeds of any Collateral shall, pending their application in accordance with this covenant or the release thereof in accordance with the provisions described under "—Possession, Use and Release of Collateral" and "—Use of Trust Monies," be deposited in the Collateral Account under the Indenture.

        The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.

Events of Loss

        In the event of an Event of Loss, the Company or the affected Restricted Subsidiary of the Company, as the case may be, may apply the Net Loss Proceeds from such Event of Loss to the rebuilding, repair, replacement or construction of improvements to the property affected by such Event of Loss (the "Subject Property"), with no concurrent obligation to offer to purchase any of the Notes; provided, however, that:

  (1)
  the Company delivers to the Trustee within 90 days of such Event of Loss a written opinion from a reputable contractor that the Subject Property can be rebuilt, repaired, replaced or constructed in, and operated in, substantially the same condition as it existed prior to the Event of Loss within 360 days of the Event of Loss; and

  (2)
  an officers' certificate certifying that the Company has available from Net Loss Proceeds or other sources sufficient funds to complete the rebuilding, repair, replacement of construction described in clause (1) above.

        Any Net Loss Proceeds that are not reinvested or not permitted to be reinvested as provided in the first sentence of this covenant will be deemed "Excess Loss Proceeds." When the aggregate amount of Excess Loss Proceeds exceeds $5.0 million, the Company will make an offer (an "Event of Loss Offer") to all holders to purchase or redeem with the proceeds of Events of Loss the maximum principal amount of Notes that may be purchased out of the Excess Loss Proceeds. The offer price in any Event of Loss Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash. If any Excess Loss Proceeds remain after consummation of an Event of Loss Offer, the Company may use such Excess Loss Proceeds for any purpose not otherwise prohibited by the Indenture and the Collateral Documents; provided that any remaining Excess Loss Proceeds shall remain subject to the Lien of the Collateral Documents. If the aggregate principal amount of Notes tendered pursuant to an Event of Loss Offer exceeds the Excess Loss Proceeds, the trustee will select the Notes to be purchased on a pro rata basis based on the principal amount of Notes tendered.

        Subject to the terms of the Senior Intercreditor Agreement with respect to the Credit Agreement Collateral, all Net Loss Proceeds shall, pending their application in accordance with this covenant or the release thereof in accordance with the provisions described under "—Possession, Use and Release of Collateral" and "—Use of Trust Monies," be deposited in the Collateral Account under the Indenture. With respect to any Event of Loss pursuant to clause (4) of the definition of "Event of Loss" that has a fair market value (or replacement cost, if greater) in excess of $5.0 million, the Company (or the affected Guarantor, as the case may be), shall be required to receive consideration (i) at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an officers' certificate delivered to the Trustee) of the assets subject to the Event of Loss and (ii) at least 85% of which is in the form of cash or Cash Equivalents.

        The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Event of Loss Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with the Event of Loss provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Event of Loss provisions of the Indenture by virtue of such compliance.

Selection and Notice

        If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

  (1)
  if the Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

  (2)
  if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate, provided that

  (a)
  no Notes of $1,000 or less shall be redeemed in part; and

  (b)
  if a partial redemption is made with the proceeds of any Equity Offering, selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of the Depository Trust Company), unless such method is otherwise prohibited.

Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder to be redeemed at its registered address. Notices of redemption may not be conditional.

        If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Certain Covenants

Restricted Payments

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

  (1)
  declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Capital Stock (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Capital Stock in their capacity as such (other than (x) dividends or distributions payable in Capital Stock (other than Disqualified Stock) of the Company or (y) dividends or distributions payable to the Company or a Wholly Owned Restricted Subsidiary of the Company that is a Guarantor);

  (2)
  purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Capital Stock of the Company;

  (3)
  make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any unsecured Indebtedness that is pari passu in right of payment with the Notes or the Subsidiary Guarantees or any Indebtedness that is subordinated to the Notes or the Subsidiary Guarantees, except a payment of interest or principal at the Stated Maturity thereof; or

  (4)
  make any Restricted Investment,

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments") unless, at the time of and after giving effect to such Restricted Payment:

  (1)
  no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

  (2)
  the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock"; and

  (3)
  such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (2), (3), (5) and (6) of the next succeeding paragraph), is less than the sum, without duplication, of:

  (a)
  50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

  (b)
  100% of the aggregate net cash proceeds received by the Company since the date of the Indenture as a contribution to its common equity capital or from the issue or sale of Capital Stock of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Capital Stock (other than Capital Stock (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company), plus

    (c)
    to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

    (d)
    $2.0 million.

        So long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the preceding provisions do not prohibit:

  (1)
  the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

  (2)
  the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or any unsecured, pari passu Indebtedness of the Company or Wholly Owned Restricted Subsidiary that is a Guarantor or of any Capital Stock of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of Capital Stock of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3) (b) of the preceding paragraph;

  (3)
  the defeasance, redemption, repurchase or other acquisition of unsecured, pari passu Indebtedness or subordinated Indebtedness of the Company or any Wholly Owned Restricted Subsidiary that is a Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

  (4)
  the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or any Restricted Subsidiary of the Company held by any member of the Company's (or any of its Restricted Subsidiaries') management (excluding the Principals and Related Parties) pursuant to any management equity subscription agreement or stock option agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock shall not exceed $500,000 in any 12-month period;

  (5)
  with respect to each tax year that the Company qualifies as a Flow Through Entity, the distribution by the Company to the holders of Capital Stock of the Company of an amount equal to the product of (i) the amount of aggregate net taxable income allocated by the Company to the holders of Capital Stock of the Company for such period (computed by netting net losses allocated to the Company for such period against net income allocated to the Company for such period and by reducing such net income by any net losses allocated to the Company in any prior period to the extent such losses (x) have not previously been deducted in determining such holder's tax liability for any prior year and (y) may be used by such holder against such net income) and (ii) the Presumed Tax Rate for such period. The amount distributable under this paragraph (5) shall be adjusted to take into account the effect of alternative minimum tax, if applicable. The distributions described in this paragraph (5) are referred to as "Tax Distributions." The payment of the Tax Distributions is subject to (A) the Company providing an officers' certificate and opinion of counsel to the effect that the Company and each Subsidiary in respect of which the Tax Distributions are being made qualify as Flow Through Entities for Federal income tax purposes and for the states and localities in respect of which the Tax Distributions are being made, prior to the first payment of Tax Distributions in a calendar year and (B) at the time of the Tax Distribution, the most recent audited financial statements of the Company provided to the Trustee pursuant to the covenant described under the caption "—Reports," provide that the Company and each such Subsidiary were treated as Flow Through Entities for the period of the financial statements; and

  (6)
  the payment of amounts under the Membership Interests Purchase Agreement (the "Purchase Agreement"), dated as of February 22, 2005, between the Company and Gameco Holdings, Inc., up to an aggregate amount of $22,500,000.

        The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued to or by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an independent accounting, appraisal or investment banking firm if the fair market value exceeds $2.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an officers' certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

Incurrence of Indebtedness and Issuance of Preferred Stock

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and the Company will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that if no Default or Event of Default has occurred and is continuing at the time of or as a consequence of the incurrence of such Indebtedness, the Company and any Guarantor may incur Indebtedness (including Acquired Debt) if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred is at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period.

        See the explanation regarding amendments to the following covenant in the immediately preceding section "Restricted Payments." The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Indebtedness"):

  (1)
  the incurrence by the Company and its Restricted Subsidiaries of Indebtedness under the Credit Agreement in an aggregate principal amount not to exceed $10 million at any time outstanding, less the amount of any such Indebtedness retired with the Net Proceeds from any Asset Sale applied to permanently reduce the outstanding amounts or commitments referred to in clause (4) of the second paragraph under "Repurchase at the Option of Holders—Asset Sales";

  (2)
  the incurrence by the Company and any Wholly Owned Restricted Subsidiary of Indebtedness represented by Purchase Money Obligations and Capital Lease Obligations in an aggregate principal amount or accreted value, as applicable, not to exceed the greater of (x) $5.0 million and (y) 15% of Consolidated EBITDA of the Company and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Indebtedness is incurred;

  (3)
  the incurrence by the Company and its Restricted Subsidiaries of the (a) Existing Indebtedness and (b) Acquired Pending Acquisitions Indebtedness;

  (4)
  the incurrence by the Company and the Guarantors of Indebtedness represented by $125 million aggregate principal amount of the Notes and the related Subsidiary Guarantees issued on the date of the amended Indenture and the Exchange Notes and the related Subsidiary Guarantees issued pursuant to the Registration Rights Agreement;

  (5)
  the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (10) or (12) of this paragraph;

  (6)
  the incurrence by the Company or any of its Wholly Owned Restricted Subsidiaries of intercompany Indebtedness solely between or among the Company and any Wholly Owned Restricted Subsidiary; provided, however, that:

  (a)
  such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Company, or the Subsidiary Guarantee, in the case of a Guarantor; and

  (b)
  (i) any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Wholly Owned Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

  (7)
  the incurrence by the Company or any Restricted Subsidiary of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding; provided that the notional principal amount of each such Hedging Obligation does not exceed the principal amount of the Indebtedness to which such Hedging Obligation relates;

  (8)
  the guarantee by the Company or any of the Restricted Subsidiaries of Indebtedness (other than Non-Recourse Indebtedness of an Unrestricted Subsidiary) of the Company or a Guarantor that was permitted to be incurred by another provision of this covenant;

  (9)
  the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued;

  (10)
  the incurrence by the Company or any of its Wholly Owned Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (10), not to exceed $5.0 million at any one time outstanding, provided, that the amount of Indebtedness incurred pursuant to this clause (10) by Non-Guarantor Restricted Subsidiaries shall not exceed $1.0 million in the aggregate for all such Non-Guarantor Restricted Subsidiaries at any one time outstanding;

  (11)
  the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Indebtedness; provided, however, that if any such Indebtedness ceases to be Non-Recourse Indebtedness of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company that was not permitted by this clause (11); and

  (12)
  the incurrence by the Company and the Subsidiary Guarantors of (A) Indebtedness represented by up to $23,000,000 in aggregate principal amount of Notes (the "New Notes") in addition to those Notes referred to in clause (4) above, which New Notes shall constitute Additional Notes under the Indenture, and the related Subsidiary Guarantees, in each case issued at any time and from time to time prior to March 31, 2005, provided, however, that the Company shall use the net proceeds from the offering of such New Notes to pay the amounts owing under the Purchase Agreement and the payment of other expenses related to the transactions contemplated by the Purchase Agreement and the offering and issuance of such New Notes, and (B) the Notes and related subsidiary guarantees issued in the offer that may be made by the Company pursuant to the Registration Rights Agreement, dated as of the issue date of the New Notes, by and among the Company, the Subsidiary Guarantors and the purchasers of the New Notes, to exchange the New Notes for exchange Notes (the "New Exchange Notes"), which New Exchange Notes shall constitute Additional Notes under the Indenture.

        The Company will not incur any Indebtedness (including Permitted Indebtedness) that is contractually subordinated in right of payment to any other Indebtedness of the Company unless such Indebtedness is also contractually subordinated in right of payment to the Notes on substantially identical terms; provided, however, that no Indebtedness of the Company shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured.

        For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (12) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, in any manner that complies with this covenant.

Liens

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any property or asset now owned or hereafter acquired or on any income or profits therefrom or assign any right to receive income therefrom, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

  (1)
  pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

  (2)
  make loans or advances to the Company or any of its Restricted Subsidiaries; or

  (3)
  transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

  (1)
  Existing Indebtedness as in effect on the date of the Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Existing Indebtedness, as in effect on the date of the Indenture;

  (2)
  the Indenture, the Notes and the Subsidiary Guarantees;

  (3)
  applicable law;

  (4)
  any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

  (5)
  customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

  (6)
  Purchase Money Obligations or Capital Lease Obligations for property acquired or leased in the ordinary course of business that impose restrictions of the nature described in clause (2) of the first paragraph above of this covenant on the property so acquired;

  (7)
  any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

  (8)
  Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

  (9)
  Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Lien; and

  (10)
  restrictions imposed by Gaming Authorities on the payment of dividends by entities holding Gaming Licenses.

Merger, Consolidation or Sale of Assets

        The Company may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole (without giving effect to any property or assets of any Unrestricted Subsidiary), in one or more related transactions, to another Person; unless:

  (1)
  either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia (the "Surviving Entity");

  (2)
  the Surviving Entity (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes, the Indenture, the Registration Rights Agreement and the Collateral Documents pursuant to agreements reasonably satisfactory to the Trustee;

  (3)
  immediately after such transaction no Default or Event of Default exists;

  (4)
  the transaction would not result in the loss, suspension or material impairment of any Gaming License unless a comparable replacement Gaming License is effective prior to or simultaneously with the loss, suspension or material impairment;

  (5)
  the Surviving Entity:

  (a)
  will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction; and

  (b)
  will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock";

  (6)
  the Surviving Entity causes such amendments, supplements or other instruments to be filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien of the Collateral Documents on the Collateral owned by or transferred to the Surviving Entity, together with such financing statements as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement under the Uniform Commercial Code of the relevant states;

  (7)
  the Collateral owned by or transferred to the Surviving Entity shall:

  (a)
  continue to constitute Collateral under the Indenture and the Collateral Documents,

  (b)
  be subject to the Lien in favor of the Trustee for its benefit and for the benefit of the Holders of the Notes, and

  (c)
  not be subject to any Lien other than Permitted Liens;

  (8)
  the property and assets of the Person which is merged or consolidated with or into the Surviving Entity, to the extent that they are property or assets of the types which would constitute Collateral under the Collateral Documents, shall be treated as After-Acquired Property and the Surviving Entity shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Collateral Documents in the manner and to the extent required in the Indenture; and

  (9)
  such transaction would not require any Holder or Beneficial Owner of Notes to obtain a Gaming License or be qualified or found suitable under the law of any applicable gaming jurisdiction; provided that such Holder or Beneficial Owner would not have been required to obtain a Gaming License or be qualified or found suitable under the laws of any applicable gaming jurisdiction in the absence of such transaction.

        No Guarantor may, directly or indirectly, consolidate or merge with or into another Person (whether or not such Guarantor is the surviving corporation) unless:

  (1)
  either: (a) the Guarantor is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia (the "Surviving Guarantor Entity");

  (2)
  the Surviving Guarantor Entity (if other than the Guarantor) assumes all the obligations of the Guarantor under its Subsidiary Guarantee, the Indenture, the Registration Rights Agreement and the Collateral Documents pursuant to agreements reasonably satisfactory to the Trustee;

  (3)
  immediately after such transaction no Default or Event of Default exists;

  (4)
  the transaction would not result in the loss, suspension or material impairment of any Gaming License unless a comparable replacement Gaming License is effective prior to or simultaneously with the loss, suspension or material impairment;

  (5)
  the Company:

  (a)
  will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction; and

  (b)
  will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock";

  (6)
  the Surviving Guarantor Entity causes such amendments, supplements or other instruments to be filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien of the Collateral Documents on the Collateral owned by or transferred to the Surviving Guarantor Entity, together with such financing statements as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement under the Uniform Commercial Code of the relevant states;

  (7)
  the Collateral owned by or transferred to the Surviving Guarantor Entity shall:

  (a)
  continue to constitute Collateral under the Indenture and the Collateral Documents,

  (b)
  be subject to the Lien in favor of the Trustee for the benefit of the Holders, and

  (c)
  not be subject to any Lien other than Permitted Liens;

  (8)
  the property and assets of the Person which is merged or consolidated with or into the Surviving Guarantor Entity, to the extent that they are property or assets of the types which would constitute Collateral under the Collateral Documents, shall be treated as After-Acquired Property and the Surviving Guarantor Entity shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Collateral Documents in the manner and to the extent required in the Indenture; and

  (9)
  such transaction would not require any Holder or Beneficial Owner of Notes to obtain a Gaming License or be qualified or found suitable under the law of any applicable gaming jurisdiction; provided that such Holder or Beneficial Owner would not have been required to obtain a Gaming License or be qualified or found suitable under the laws of any applicable gaming jurisdiction in the absence of such transaction.

        The Indenture will provide that in the event of:

    (a)
    a sale or other disposition of all or substantially all of the assets of any Guarantor, by way of merger, consolidation or otherwise; or

    (b)
    a sale or other disposition of all of the Capital Stock of any Guarantor, in each case to a Person which is not the Company or a Restricted Subsidiary (other than a Non-Guarantor Restricted Subsidiary) or an Affiliate of the Company;

        then such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the Capital Stock of such Guarantor) or the Person acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee, the Indenture and the Collateral Documents; provided that:

    (a)
    the Net Proceeds of such sale or other disposition are applied in accordance with the provisions described under "—Repurchase at the Option of Holders—Asset Sales"; and

    (b)
    all obligations of such Guarantor under all of its Guarantees of, and under all of its pledges of assets or other Liens which secure, Indebtedness of the Company or any of its Subsidiaries, shall also terminate.

        This "Merger, Consolidation or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets solely between or among the Company and any of its Wholly Owned Restricted Subsidiaries that is a Guarantor.

Designation of Restricted and Unrestricted Subsidiaries

        The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would be in compliance with the conditions set forth in the definition of "Unrestricted Subsidiary"; provided that in no event shall any business regulated by any Gaming Authority be transferred to or held by an Unrestricted Subsidiary. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will either reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "—Restricted Payments" or reduce the amount available for future Investments under one or more clauses of the definition of Permitted Investments, as the Company shall determine in a manner which complies with the requirements of such covenant or definition, as applicable. That designation will only be permitted if such Restricted Payment or Investment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

        Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an officers' certificate certifying that such designation complied with the conditions set forth in the definition of "Unrestricted Subsidiary" and was permitted by the covenant described above under the caption "—Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the conditions for continued designation as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "—Incurrence of Indebtedness and Issuance of

Preferred Stock," the Company shall be in default of such covenant. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

        Upon the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, such Restricted Subsidiary (unless such Restricted Subsidiary is a Non-Guarantor Restricted Subsidiary) shall execute a supplemental indenture to become a Guarantor and shall become a party to all applicable Collateral Documents.

Transactions with Affiliates

        The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

  (1)
  such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

  (2)
  the Company delivers to the Trustee:

  (a)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $500,000, a resolution of the Board of Directors set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

  (b)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions (i) involving aggregate consideration in excess of $2.0 million or (ii) to which clause (a) above applies and in respect of which there are no disinterested directors, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an independent accounting, appraisal or investment banking firm.

        The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the immediately preceding paragraph:

  (1)
  subject to clause (2) of this paragraph, any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary;

  (2)
  any employment, consulting or other similar compensation agreements with the Principals, so long as the annual compensation paid under all such agreements with the Principals by the Company and its Restricted Subsidiaries does not exceed $1.0 million in the aggregate in any 12-month period;

  (3)
  transactions solely between or among the Company and/or its Wholly Owned Restricted Subsidiaries that are Guarantors;

  (4)
  payment of reasonable directors fees to Persons who are not otherwise Affiliates of the Company;

  (5)
  sales of Capital Stock of the Company (other than Disqualified Stock) to Affiliates of the Company;

  (6)
  fees paid to Premier One Development for the provision of casino property development advisory services rendered to the Company not to exceed $450,000 in any 12-month period plus an amount equal to the documented out-of-pocket expenses of Premier One Development incurred in connection with rendering such services; and

  (7)
  Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "—Restricted Payments."

Additional Subsidiary Guarantees

        If the Company or any of its Restricted Subsidiaries (other than a Non-Guarantor Restricted Subsidiary) acquires or creates another Subsidiary after the date of the Indenture, then that newly acquired or created Subsidiary must become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel to the Trustee within ten business days of the date on which it was acquired or created (except all Subsidiaries that have been properly designated as Unrestricted Subsidiaries in accordance with the Indenture for so long as they continue to constitute Unrestricted Subsidiaries).

        Notwithstanding the preceding paragraph, the Indenture will provide that if any Non-Guarantor Restricted Subsidiary, directly or indirectly, provides any Guarantee of or other credit support for any Indebtedness of the Company or any Restricted Subsidiary (other than any other Non-Guarantor Restricted Subsidiary), the Company will cause such Non-Guarantor Restricted Subsidiary to execute and deliver to the Trustee a supplemental indenture and, if required by the provisions of the Indenture, the applicable Collateral Documents, each in form and substance reasonably satisfactory to the Trustee pursuant to which such Non-Guarantor Restricted Subsidiary shall unconditionally Guarantee all of the Company's Obligations under the Notes on the terms set forth in such supplemental indenture and shall grant a security interest in the Collateral on the terms set forth in the Indenture and such Collateral Documents. Notwithstanding that the Company may not be required to do so by the terms of this covenant, the Company may at any time, at its option, designate any Non-Guarantor Restricted Subsidiary as a Guarantor.

Additional Collateral; Acquisition of Assets or Property

        Concurrently with the (i) designation of a Non-Guarantor Restricted Subsidiary as a Guarantor or (ii) acquisition by the Company or any Restricted Subsidiary of:

  (1)
  any assets or property in connection with the Proposed Acquisitions or

  (2)
  any other assets or property of the type which constitutes Collateral with a fair market value (as determined by the Board of Directors of the Company) in excess of $100,000 individually or $250,000 in the aggregate, to the extent, in the case of this clause (2), not prohibited by Gaming Authorities or applicable Gaming Laws, the Company shall, or shall cause the applicable Restricted Subsidiary to, among other things:

  (1)
  in the case of personal property, execute and deliver to the Trustee such Uniform Commercial Code financing statements or take such other actions as shall be necessary or (in the opinion of the Trustee) desirable to perfect and protect the Trustee's lien on and security interest in such assets or property and the first priority thereof (subject only to Permitted Liens and to such other exceptions as shall be acceptable to the Trustee);

  (2)
  in the case of real property, execute and deliver to the Trustee:

  (a)
  a mortgage, deed of trust or deed to secure debt or a leasehold mortgage, deed of trust or deed to secure debt, as appropriate, in form and substance reasonably acceptable to the Trustee under which the Company or such Restricted Subsidiary shall grant to the

      Trustee a first priority lien on and security interest in such real property and any related fixtures (subject only to Permitted Liens and such other exceptions as shall be acceptable to the Trustee); and

    (b)
    title insurance (in form and substance as required by the Indenture) covering such real property in an amount at least equal to the purchase price of such real property; and

  (3)
  promptly deliver to the Trustee such opinions of counsel as the Trustee may reasonably require with respect to the foregoing (including opinions as to enforceability and perfection of security interests).

Further Assurances

        The Company will, and will cause each of its Restricted Subsidiaries to, execute and deliver such additional instruments, certificates or documents, and take all such actions as may be reasonably required from time to time in order to:

  (1)
  carry out more effectively the purposes of the Collateral Documents;

  (2)
  create, grant, perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens created, or intended to be created, by the Collateral Documents; and

  (3)
  ensure the protection and enforcement of any of the rights granted or intended to be granted to the Trustee under any other instrument executed in connection therewith.

        Upon the exercise by the Trustee or any Holder of any power, right, privilege or remedy under the Indenture or any of the Collateral Documents which requires any consent, approval, recording, qualification or authorization of any governmental authority (including any Gaming Authority), the Company will, and will cause each of its Restricted Subsidiaries to, execute and deliver all applications, certifications, instruments and other documents and papers that may be required from the Company or any of its Restricted Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

Impairment of Security Interests

        The Company will not, and will not permit any of its Restricted Subsidiaries to, (i) take or omit to take any action with respect to the Collateral that might or would have the result of affecting or impairing the security interest in the Collateral in favor of the Trustee for its benefit and for the benefit of the Holders or (ii) grant to any Person (other than the Trustee for its benefit and for the benefit of the Holders) any interest whatsoever in the Collateral, in each case except as expressly provided for in the Indenture or the Collateral Documents.

Sale and Leaseback Transactions

        The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company or any Guarantor may enter into a sale and leaseback transaction if:

  (1)
  the Company or such Guarantor could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock";

  (2)
  the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in an officers' certificate delivered to the Trustee, of the property that is the subject of that sale and leaseback transaction; and

  (3)
  the transfer of assets in that sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales."

Limitation on Issuances and Sales of Capital Stock in Wholly Owned Restricted Subsidiaries

        The Company will not, and will not permit any of its Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock in any Wholly Owned Restricted Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company), unless:

  (1)
  such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock in such Wholly Owned Restricted Subsidiary; and

  (2)
  the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales."

        In addition, the Company will not permit any Wholly Owned Restricted Subsidiary of the Company to issue any of its Capital Stock (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Wholly Owned Restricted Subsidiary of the Company.

Business Activities

        The Company will not, and will not permit any Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Subsidiaries taken as a whole.

Payments for Consent

        The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Insurance

        The Company will, and will cause its Restricted Subsidiaries to, maintain insurance with carriers against such risks and in such amounts as is customarily carried by similar businesses with such deductibles, retentions, self insured amounts and coinsurance provisions as are customarily carried by similar businesses of similar size, including, without limitation, property and casualty and, in the case of Collateral, will comply with the provisions of the Collateral Documents relating thereto.

Reports

        Whether or not required by the Commission, so long as any Notes are outstanding, the Company will furnish to the Holders, within the time periods specified in the Commission's rules and regulations:

  (1)
  all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and

    Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by the Company's certified independent accountants;

  (2)
  if the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company; and

  (3)
  all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

        In addition, following the consummation of the exchange offer contemplated by the Registration Rights Agreement, whether or not required by the Commission, the Company will file a copy of all of the information and reports referred to in clauses (1), (2) and (3) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company and the Subsidiary Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

        Each of the following is an Event of Default:

  (1)
  default for 30 days in the payment when due of interest on, or Additional Interest with respect to, the Notes;

  (2)
  default in payment when due of the principal of, or premium, if any, on the Notes;

  (3)
  failure by the Company or any of its Subsidiaries to comply with the provisions described under the captions "—Repurchase at the Option of Holders—Change of Control," "—Repurchase at the Option of Holders—Asset Sales," "—Repurchase at the Option of Holders—Events of Loss," "—Certain Covenants—Restricted Payments," "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" or "—Certain Covenants—Merger, Consolidation or Sale of Assets;"

  (4)
  failure by the Company or any of its Subsidiaries for 30 days after notice from the Trustee or Holders of not less than 25% in aggregate principal amount of the Notes then outstanding to comply with any of the other covenants or agreements contained in the Indenture;

  (5)
  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company or any of its Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, if that default:

  (a)
  is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

  (b)
  results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

  (6)
  failure by the Company or any of its Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

  (7)
  breach by the Company or any Guarantor of any representation or warranty or agreement in the Collateral Documents, the repudiation by the Company or any Guarantor of any of its obligations under the Collateral Documents or the unenforceability or invalidity of the Collateral Documents against the Company or any Guarantor for any reason;

  (8)
  any revocation, suspension, expiration without any previous or concurrent renewal, or loss of any Gaming License of the Company or any of its Restricted Subsidiaries for more than 60 days (other than any voluntary relinquishment of a Gaming License if such relinquishment, in the reasonable good faith judgment of the Board of Directors of the Company, evidenced by a resolution of such Board, is both desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole, and would not in any material respect impair the Company's ability to pay principal and interest on the Notes or materially impair the value of the Collateral);

  (9)
  the cessation or suspension of any gaming operations of the Company or any of its Restricted Subsidiaries for more than 30 days that, individually or in the aggregate, represent in excess of 5% of the Company's consolidated net revenues for its most recently completed four fiscal quarters for which financial statements are available (other than any voluntary cessation of gaming operations if such cessation, in the reasonable good faith judgment of the Board of Directors of the Company, evidenced by a resolution of such Board, is both desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole, and would not in any material respect impair the Company's ability to pay principal and interest on the Notes or materially impair the value of the Collateral);

  (10)
  except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee;

  (11)
  any failure to perform or comply with the provisions of the Indenture or the Escrow Agreement described under "—Special Mandatory Redemption" above; and

  (12)
  certain events of bankruptcy or insolvency with respect to the Company or any of the Restricted Subsidiaries described in the Indenture.

        In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

        Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or Additional Interest, if any) if it determines that withholding notice is in their interest.

        The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or Additional Interest, if any, on, or the principal of, the Notes.

        In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

        The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

Possession, Use and Release of Collateral

        Unless an Event of Default shall have occurred and be continuing, the Company will have the right to remain in possession and retain exclusive control of the Collateral (other than any cash, securities, obligations and Cash Equivalents constituting part of the Collateral and deposited with the Trustee and other than as set forth in the Collateral Documents), to freely operate the Collateral and to collect, invest and dispose of any income thereon.

        Release of Collateral.    The Company and the Guarantors, as the case may be, will have the right to obtain a release of items of Collateral (other than certain Trust Monies) (the "Released Collateral") subject to a sale or other disposition, and the Trustee will release the Released Collateral from the Lien of the relevant Collateral Document and reconvey the Released Collateral to the Company or any such Guarantor upon compliance with the condition that the Company deliver to the Trustee, among other things, the following:

  (1)
  a notice from the Company requesting the release of Released Collateral, (i) specifically describing the proposed Released Collateral, (ii) specifying the fair market value of such Released Collateral on a date within 60 days of such notice (the "Valuation Date"), (iii) stating that the consideration to be received in respect of the Released Collateral is at least equal to the fair market value of the Released Collateral, (iv) stating that the release of such Released Collateral will not impair the value of the remaining Collateral or interfere with the Trustee's ability to realize such value and will not impair the maintenance and operation of the remaining Collateral, (v) confirming the sale of, or an agreement to sell, such Released Collateral in a bona fide sale to a person that is not an Affiliate of the Company or, if such sale is to a person that is an Affiliate, confirming that such sale is made in compliance with the provisions described in "—Certain Covenants—Transactions with Affiliates," (vi) certifying that if the sale of such Released Collateral constitutes an Asset Sale, such Asset Sale complies with the terms and conditions of the Indenture with respect thereto, including, without limitation, the provisions set forth in "—Repurchase at the Option of Holders—Asset Sales," and (vii) if there is to be a substitution of property for the Released Collateral subject to the Asset Sale, specifying the property intended to be substituted for the Released Collateral to be disposed of;

  (2)
  an officers' certificate of the Company stating that (i) such sale covers only the Released Collateral, (ii) all Net Proceeds, if any, from the sale of any of the Released Collateral will be applied pursuant to the provisions of the Indenture in respect of Asset Sales, (iii) there is no Default or Event of Default in effect or continuing on the date thereof or the Valuation Date, (iv) the release of the Collateral will not result in a Default or Event of Default under the

    Indenture, and (v) all conditions precedent in the Indenture relating to the release have been complied with; and

  (3)
  all documentation required by the Trust Indenture Act, if any, prior to the release of the Released Collateral by the Trustee and, if there is to be a substitution of property for the Released Collateral subject to the Asset Sale, all documentation necessary to effect the substitution of such new Collateral and to subject such new Collateral to the Lien of the relevant Collateral Documents.

        The Company also shall be entitled, subject to compliance with the conditions set forth therein, to obtain the release of Collateral which has been taken by eminent domain, condemnation or in similar circumstances.

        The Company shall be entitled to obtain a full release of all of the Collateral following legal defeasance or covenant defeasance of the Indenture as described above under "—Legal Defeasance and Covenant Defeasance."

        Disposition of Collateral Without Release.    Notwithstanding the provisions of "Release of Collateral" above, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Company and the Guarantors may, among other things, without any release or consent by the Trustee, conduct ordinary course activities with respect to Collateral in accordance with the provisions of the Indenture, including selling or otherwise disposing of, in any transaction or series of related transactions, any property subject to the Lien of the Collateral Documents which has become worn out or obsolete and which either has an aggregate fair market value of $50,000 or less, or which is replaced by property of substantially equivalent or greater value which becomes subject to the Lien of the Collateral Documents as After-Acquired Property; abandoning, terminating, canceling, releasing or making alterations in or substitutions of any leases or contracts subject to the Lien of the Indenture or any of the Collateral Documents; surrendering or modifying any franchise, license or permit subject to the Lien of the Indenture or any of the Collateral Documents which it may own or under which it may be operating; altering, repairing, replacing, changing the location or position of and adding to its structures, machinery, systems, equipment, fixtures and appurtenances; demolishing, dismantling, tearing down, scrapping or abandoning any Collateral if, in the good faith opinion of the Board of Directors of the Company, such demolition, dismantling, tearing down, scrapping or abandonment is in the best interest of the Company; granting a nonexclusive license of any intellectual property; and abandoning intellectual property which has become obsolete and not used in the business.

Use of Trust Monies

        All Trust Monies (including, without limitation, all Net Proceeds and Net Loss Proceeds) shall, subject to the terms of the Senior Intercreditor Agreement with respect to the Credit Agreement Collateral, be held by the Trustee as a part of the Collateral securing the Notes and, so long as no Event of Default shall have occurred and be continuing, may, subject to certain conditions set forth in the Indenture, at the direction of the Company be applied by the Trustee from time to time to the payment of the principal of, premium, if any, and interest on any Notes at maturity or upon redemption or retirement, or to the purchase of Notes upon tender or in the open market or otherwise, in each case in compliance with the Indenture.

        The Trustee shall be entitled to apply any Trust Monies held by the Trustee to cure any Event of Default. Trust Monies deposited with the Trustee shall be invested in Cash Equivalents pursuant to the direction of the Company and, so long as no Default or Event of Default shall have occurred and be continuing, the Company shall be entitled to any interest or dividends accrued, earned or paid on such Cash Equivalents.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of the Company or of any Guarantor, as such, shall have any liability for any obligations of the Company or of the Guarantors under the Notes, the Indenture, the Subsidiary Guarantees, the Collateral Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

        The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees ("Legal Defeasance") except for:

  (1)
  the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on such Notes when such payments are due from the trust referred to below;

  (2)
  the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

  (3)
  the rights, powers, trusts, duties and immunities of the Trustee, and the Company's and the Guarantor's obligations in connection therewith; and

  (4)
  the Legal Defeasance provisions of the Indenture.

        In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and interest and premium and Additional Interest, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

  (2)
  in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); or (b) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

  (5)
  such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

  (6)
  the Company must have delivered to the Trustee an opinion of counsel to the effect that, assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the deposit and assuming that no Holder is an "insider" of the Company under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

  (7)
  the Company must deliver to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

  (8)
  the Company must deliver to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

        Except as provided in the next three succeeding paragraphs, the Indenture, the Collateral Documents or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

  (1)
  reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

  (2)
  reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption "—Repurchase at the Option of Holders");

  (3)
  reduce the rate of or change the time for payment of interest on any Note;

  (4)
  waive a Default or Event of Default in the payment of principal of, or interest or premium, or Additional Interest, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

  (5)
  make any Note payable in money other than that stated in the Notes;

  (6)
  make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of, or interest or premium or Additional Interest, if any, on the Notes;

  (7)
  waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "—Repurchase at the Option of Holders");

  (8)
  release any Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture, except in accordance with the terms of the Indenture;

  (9)
  adversely affect the ranking of the Notes; or

  (10)
  make any change in the preceding amendment and waiver provisions.

        Notwithstanding the foregoing, Collateral may be released with the consent of the Holders of at least 75% in aggregate principal amount of the then outstanding Notes in addition to the release of Collateral expressly permitted by the Indenture and the Collateral Documents.

        Notwithstanding the preceding, without the consent of any Holder, the Company, the Guarantors and the Trustee may amend or supplement the Indenture or the Notes:

  (1)
  to cure any ambiguity, defect or inconsistency;

  (2)
  to provide for uncertificated Notes in addition to or in place of certificated Notes;

  (3)
  to provide for the assumption of the Company's obligations to Holders in the case of a merger or consolidation or sale of all or substantially all of the Company's assets;

  (4)
  to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder; or

  (5)
  to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

  (1)
  either:

  (a)
  all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or

  (b)
  all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government

      Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

  (2)
  no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

  (3)
  the Company or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

  (4)
  the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

        In addition, the Company must deliver an officers' certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

        If the Trustee becomes a creditor of the Company or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act of 1939) it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

        The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

        Anyone who receives this offering memorandum may obtain a copy of the Indenture, Registration Rights Agreement, the Escrow Agreement and the Collateral Documents without charge by writing to the Company at 240 Main Street, Black Hawk, Colorado 80422, Attention: President.

Certain Definitions

        Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Acquired Black Hawk Indebtedness" means Indebtedness represented by, collectively, (1) $1.5 million in aggregate principal amount at maturity of 6.25% Series 1999A Black Hawk Business Improvement District, Gilpin, Colorado, Special Improvement District No. 1997-2 Special Assessment Bonds due December 1, 2004 and (2) $4.0 million in aggregate principal amount at maturity of 6.50% Series 1999B Black Hawk Business Improvement District, Gilpin, Colorado, Special Improvement

District No. 1997-2 Special Assessment Bonds due December 1, 2011, which bonds are secured by a first priority Prior Lien on certain real property comprising the Black Hawk Business Improvement District relating to The Lodge Casino in favor of the Black Hawk Business Improvement District Special Assessment Bonds.

        "Acquired Colonial Holdings Indebtedness" means:

  (1)
  $15.7 million in principal amount of Indebtedness incurred pursuant to a certain Amended and Restated Loan Agreement, dated August 30, 2000, as amended to the date of issuance of the Notes by and among Colonial Downs, Colonial and CD Entertainment which is secured by a Lien on substantially all of the assets of Colonial and its Subsidiaries (other than its off-track wagering facilities);

  (2)
  a note payable to Citizens and Farmers Bank in the principal amount of $165,000 as of September 30, 2001, less any repayments thereof, bearing interest at the rate of 8.5%, maturing in August 2002, and secured by a first priority Lien on the racetrack lighting equipment purchased with the proceeds of the note;

  (3)
  a note payable to the Maryland Jockey Club in the principal amount of $1,232,500 as of September 30, 2001, less any repayments thereof, bearing interest at the rate of 7.75%, maturing in December 2005; and

  (4)
  a note payable to the Maryland Jockey Club in the principal amount of $300,308 as of September 30, 2001, less any repayments thereof, bearing interest at the prime rate and maturing in January 2002.

        "Acquired Debt" means, with respect to any specified Person:

  (1)
  Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

  (2)
  Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Acquired Louisiana Properties Indebtedness" means, collectively:

  (1)
  a certain promissory note maturing at March 31, 2009, in the principal amount of $1,208,571.40, dated February 7, 2001, as amended on September 26, 2001, between Winner's Choice Casino, Inc. as borrower, and Jeffrey P. Jacobs and The Richard E. Jacobs Revocable Trust, as creditors, accruing interest in the amount of 8.0% until October 1, 2001 and 8.5% thereafter, secured by a second mortgage on the property comprising Winner's Choice in the parish of Calcasieu, city of Sulphur, Louisiana in favor of Jeffrey P. Jacobs and The Richard E. Jacobs Revocable Trust;

  (2)
  a certain promissory note maturing at March 31, 2009, in the principal amount of $1,809,160, dated February 7, 2001, as amended on September 26, 2001, between Houma Truck Plaza & Casino, L.L.C., as borrower, and Jeffrey P. Jacobs and The Richard E. Jacobs Revocable Trust, as creditors, accruing interest in the amount of 8.0% until October 1, 2001 and 8.5% thereafter;

  (3)
  a certain promissory note maturing at March 31, 2009, in the principal amount of $1,718,857.10, dated February 7, 2001, as amended on September 26, 2001, between Jalou-Cash's L.L.C., as borrower and Jeffrey P. Jacobs and The Richard E. Jacobs Revocable Trust, as creditors, accruing interest in the amount of 8.0% until October 1, 2001 and 8.5% thereafter, secured by a second security interest in the revenue accruing under a certain Video Draw Poker Device Agreement dated April 24, 1998 by and between Cash's Casino, Inc. and

    Southern Trading Corporation, as successor to Jeffrey P. Jacobs and The Richard E. Jacobs Revocable Trust;

  (4)
  a certain promissory note maturing at April 30, 2009, in the principal amount of $788,000, dated January 11, 2002, between Lucky Magnolia Truck Stop and Casino, L.L.C., as borrower and Jeffrey P. Jacobs and The Richard E. Jacobs Revocable Trust, as creditors, accruing interest in the amount of 8.5%, secured by a second mortgage on the property comprising the Lucky Magnolia Truck Stop and Casino, which is located in the parish of St. Helena, city of Denham Springs, Louisiana in favor of Jeffrey P. Jacobs and The Richard E. Jacobs Revocable Trust;

  (5)
  a certain promissory note maturing at April 30, 2009, in the principal amount of $1,679,142.86, dated January 11, 2002, between Bayou Vista Truck Plaza and Casino, L.L.C., as borrower and Jeffrey P. Jacobs and The Richard E. Jacobs Revocable Trust, as creditors, accruing interest in the amount of 8.5%, secured by a second mortgage on the property comprising the Bayou Vista Truck Plaza and Casino, which is located in the parish of St. Mary, city of Bayou Vista, Louisiana in favor of Jeffrey P. Jacobs and The Richard E. Jacobs Revocable Trust;

  (6)
  a certain promissory note maturing at April 30, 2009, in the principal amount of $2,171,428.57, dated January 11, 2002, between JACE, Inc., as borrower and Jeffrey P. Jacobs and The Richard E. Jacobs Revocable Trust, as creditors, accruing interest in the amount of 8.5%, secured by a second mortgage on the property comprising the Colonel's Truck Plaza and Casino, which is located in the parish of Terribonne, city of Thibodaux, Louisiana in favor of Jeffrey P. Jacobs and The Richard E. Jacobs Revocable Trust;

  (7)
  a certain promissory note maturing at May 31, 2009, in the principal amount of $1,114,286, between Raceland Truck Plaza and Casino, as borrower and Jeffrey P. Jacobs and The Richard E. Jacobs Revocable Trust, as creditors, accruing interest in the amount of 8.5%, secured by a second mortgage on the property comprising the Raceland Truck Plaza and Casino, which is located in the parish of Lafourche, city of Raceland, Louisiana in favor of Jeffrey P. Jacobs and The Richard E. Jacobs Revocable Trust;

  (8)
  a certain unsecured subordinated promissory note, maturing January 31, 2010, in the principal amount of $1.0 million to be dated on or after the date of the issuance of the Notes between the Company as borrower and Jeffrey P. Jacobs as creditor, accruing interest in the amount of 12% until maturity; and

  (9)
  a certain unsecured subordinated promissory note, maturing January 31, 2010, in the principal amount of $8.0 million to be dated on or after the date of the issuance of the Notes between the Company as borrower and The Richard E. Jacobs Revocable Trust as creditor, accruing interest in the amount of 12% until maturity.

        Each of the promissory notes described in clauses (1) through (7) above were assumed by and became an obligation of the Company and is subject to the Seller Intercreditor Agreement. These notes were acquired by the Principals in 2003 from the initial creditors. Each of the promissory notes described in clauses (8) and (9) above are subject to the Jacobs Subordination and Intercreditor Agreement.

        "Acquired Pending Acquisitions Indebtedness" means, collectively, the Acquired Black Hawk Indebtedness, the Acquired Colonial Holdings Indebtedness and the Acquired Louisiana Properties Indebtedness.

        "Additional Interest" has the meaning assigned to such term under "Exchange Offer; Registration Rights."

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

        "After-Acquired Property" means assets or property acquired after the date of the Indenture which are required to constitute Collateral pursuant to the provisions of the Indenture.

        "Asset Sale" means:

  (1)
  the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "—Repurchase at the Option of Holders—Change of Control" and/or the provisions described above under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

  (2)
  the issuance of Capital Stock in any of the Company's Restricted Subsidiaries or the sale of Capital Stock in any of its Subsidiaries.

        Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

  (1)
  any single transaction or series of related transactions that involves assets having a fair market value of less than $500,000;

  (2)
  a transfer of assets solely between or among the Company and its Wholly Owned Restricted Subsidiaries that are Guarantors; provided that such assets (to the extent constituting Collateral) shall remain subject to the Lien of the Collateral Documents;

  (3)
  an issuance of Capital Stock by a Wholly Owned Restricted Subsidiary that is a Guarantor to the Company or to another Wholly Owned Restricted Subsidiary that is a Guarantor; provided that such Capital Stock shall constitute After-Acquired Property and shall be made subject to the Lien of the Collateral Documents in accordance with the provisions of the Indenture;

  (4)
  the sale or lease of equipment, accounts receivable or other assets in the ordinary course of business;

  (5)
  the sale or other disposition of cash or Cash Equivalents in the ordinary course of business; and

  (6)
  a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "—Certain Covenants—Restricted Payments."

        "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

        "Bankruptcy Code" means Title 11, U.S. Code or any similar federal or state law for relief of debtors.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" shall have a corresponding meaning.

        "Black Hawk Permitted Liens" means the Liens securing the Acquired Black Hawk Indebtedness to the extent and in the manner such Liens exist on the date of the Indenture.

        "Board of Directors" means:

  (1)
  with respect to a corporation, the board of directors of the corporation;

  (2)
  with respect to a partnership, the Board of Directors of the general partner of the partnership; and

  (3)
  with respect to any other Person, the board or committee of such Person serving a similar function.

        "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

        "Capital Stock" means:

  (1)
  in the case of a corporation, corporate stock;

  (2)
  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

  (3)
  in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

  (4)
  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person;

and, in the case of each of the foregoing, all warrants, options or rights to acquire the foregoing.

        "Cash Equivalents" means:

  (1)
  United States dollars;

  (2)
  securities issued or directly and fully Guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition;

  (3)
  certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million;

  (4)
  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

  (5)
  commercial paper maturing within six months after the date of acquisition and having a rating of at least A-1 from Moody's Investors Service, Inc. or P-1 from Standard & Poor's (a division of The McGraw-Hill Companies, Inc.); and

  (6)
  money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

        "Change of Control" means the occurrence of any of the following:

  (1)
  any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), other than the Principals and Related Parties, becomes the Beneficial Owner of more than 331/3% of the total voting power of the Company's Voting Stock, and the Principals and Related Parties Beneficially Own, in the aggregate, a lesser percentage of the total voting power of the Voting Stock of the Company than such other Person or Group and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company;

  (2)
  there is consummated any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person or Group, together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture) other than to the Principals and Related Parties;

  (3)
  the adoption of a plan relating to the liquidation or dissolution of the Company;

  (4)
  there is consummated any consolidation or merger of the Company in which the Company is not the continuing or surviving Person or pursuant to which the Common Stock of the Company would be converted into cash, securities or other property, other than a merger or consolidation of the Company in which the holders of the Capital Stock of the Company outstanding immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the voting power of the surviving corporation immediately after such consolidation or merger; or

  (5)
  the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

        "Code" means the Internal Revenue Code, as amended.

        "Collateral" means, collectively, all of the property and assets described in the first paragraph under "—Security," together with all other property and assets that are from time to time subject to the Lien of the Collateral Documents.

        "Collateral Account" means the collateral account established pursuant to the Indenture.

        "Collateral Documents" means, collectively, the Mortgages, the Security Agreement, the Intercreditor Agreements, the Senior Intercreditor Agreement, the Escrow Agreement and all other mortgages, deeds of trust, pledge agreements, collateral assignments, security agreements, fiduciary transfers, debentures, fiduciary assignments or other instruments evidencing or creating any security interests or Liens in favor of the Trustee on behalf of itself and the Holders (whether directly or by assignment) in all or any portion of the Collateral, in each case, as amended, amended and restated, extended, renewed, supplemented or otherwise modified from time to time, in accordance with the terms thereof.

        "Colonial Holdings Permitted Liens" means the Liens securing the Indebtedness described in clause (2) of the definition of "Acquired Colonial Holdings Indebtedness," to the extent and in the manner such Liens exist on the date of the Indenture.

        "Commission" means the Securities and Exchange Commission.

        "Consolidated EBITDA" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

  (1)
  an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

  (2)
  provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period (including, without limitation, any Tax Distributions taken into account in calculating Consolidated Net Income), to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

  (3)
  consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

  (4)
  depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

  (5)
  without duplication of any items described above, to the extent such amounts were deducted in computing Consolidated Net Income, the costs and expenses of the Company incurred in connection with (i) the consummation of the issuance and sale of the Notes to the initial purchasers and (ii) the consummation of the Proposed Acquisitions; minus

  (6)
  non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

        Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Subsidiary of the Company shall be added to Consolidated Net Income to compute Consolidated EBITDA of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

        "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

  (1)
  the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly Owned Restricted Subsidiary thereof;

  (2)
  the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

  (3)
  the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

  (4)
  the cumulative effect of a change in accounting principles shall be excluded;

  (5)
  any net gain (but not loss) resulting from an Asset Sale by the Person in question or any of its Restricted Subsidiaries other than in the ordinary course of business shall be excluded;

  (6)
  extraordinary gains and losses shall be excluded; and

  (7)
  in the case of any Person that is a Flow Through Entity during such period, an amount equal to the maximum amount of Tax Distributions made or which may be made to the holders of Capital Stock of such Person in respect of the net taxable income allocated by such Person to such holders for such period shall be included as though such amounts had been paid as income taxes directly by the Company.

        "Consolidated Net Worth" means, with respect to any specified Person as of any date, the sum of:

  (1)
  the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date; plus

  (2)
  the respective amounts reported on such Person's balance sheet as of such date with respect to any series of Preferred Stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such Preferred Stock.

        "Contested Collateral Lien Conditions" shall mean, with respect to any Permitted Lien of the type described in clauses (1), (2) and (6) of the definition of Permitted Lien, the following conditions:

  (1)
  any proceeding instituted contesting such Lien shall conclusively operate to stay the sale or forfeiture of any portion of the Collateral on account of such Lien;

  (2)
  at the option and upon request of the Trustee, the Company or any Guarantor, as applicable, shall maintain cash reserves in an amount sufficient to pay and discharge such Lien and the Trustee's reasonable estimate of all interest and penalties related thereto; and

  (3)
  such Lien shall in all respects be subject and subordinate in priority to the Lien and security interest created and evidenced by the Collateral Documents, except if and to the extent that the law or regulation creating, permitting or authorizing such Lien provides that such Lien is or must be superior to the Lien and security interest created and evidenced by the Collateral Documents.

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who:

  (1)
  was a member of such Board of Directors on the date of the Indenture; or

  (2)
  was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

        "Credit Agreement" means (a) any credit agreement, dated on or after the date of the Indenture, by and among the Company, one or more of its Subsidiaries and the financial institutions acting as lenders and/or agents thereunder (including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith) and (b) any amendment, modification, supplement, refunding, refinancing or replacement thereof) that has terms and conditions (including with respect to applicable interest rates and fees) customary for similar facilities extended to borrowers comparable to the Company, in each case, that does not permit the Company and such Subsidiaries to incur Indebtedness in an aggregate principal amount at any time outstanding in excess of $10 million.

        "Credit Agreement Collateral" means all of the real property owned or leased by the Company or a Subsidiary on which The Lodge Casino and the Gilpin Hotel Casino in Black Hawk, Colorado is located, together with all easements, right, title and interest (including, without limitation, fee and leasehold estates) of the Company and the Subsidiaries in and to any and all parcels of real property, together with all easements, hereditaments and appurtenances relating thereto, and all other improvements, accessions, alterations, replacements and repairs thereto and all leases and rents and other income, issues or profits derived from the foregoing interests and all right, title and interest of the Company and the Subsidiaries in and to any and all equipment, machinery, furniture, furnishings and fixtures, together with all additions, accessions, improvements, alterations, replacements and repairs thereto.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "—Certain Covenants—Restricted Payments."

        "Equity Offering" means any public offering or private sale of Capital Stock (other than Disqualified Stock) of the Company pursuant to which the Company receives net proceeds of at least $10 million.

        "Event of Loss" means, with respect to any property or asset (tangible or intangible, real or personal) constituting Collateral, any of the following:

  (1)
  any loss, destruction or damage of such property or asset;

  (2)
  any institution of any proceedings for the condemnation or seizure of such property or asset or for the exercise of any right of eminent domain;

  (3)
  any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; or

  (4)
  any settlement in lieu of clauses (2) or (3) above.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Exchange Notes" has the meaning ascribed to such term under "Exchange Offer; Registration Rights."

        "Existing Indebtedness" means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Indenture until such amounts are repaid.

        "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Preferred Stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

        In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

  (1)
  acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four quarter reference period and Consolidated EBITDA for such reference period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

  (2)
  the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and

  (3)
  the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

        "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

  (1)
  the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

  (2)
  the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

  (3)
  any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

  (4)
  the amount of all dividends, whether paid or accrued and whether or not in cash, on any series of Preferred Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Capital Stock payable solely in Capital Stock of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company.

        "Flow Through Entity" means an entity that:

  (1)
  for Federal income tax purposes constitutes

  (a)
  an "S corporation", as defined in Section 1361(a) of the Code,

  (b)
  a "qualified subchapter S subsidiary", as defined in Section 1361(b)(3)(B) of the Code,

  (c)
  a "partnership", within the meaning of Section 7701(a)(2) of the Code, other than a "publicly traded partnership", as defined in Section 7704 of the Code, or

  (d)
  an entity that is disregarded as an entity separate from its owner under the Code, the Treasury regulations or any published administrative guidance of the Internal Revenue Service; and

  (2)
  for state and local jurisdictions in respect of which Tax Distributions are being made, is subject to treatment on a basis under applicable state or local income tax law substantially similar to a Federal Flow Through Entity.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

        "Gaming Authorities" means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States or foreign government, any state, province or city or other political subdivision, whether now or hereafter existing, or any officer or official thereof, including, without limitation, the gaming commission and any other agency with authority to regulate any gaming operation or proposed gaming operation owned, managed or operated by the Company or any of its Restricted Subsidiaries.

        "Gaming Law" means any gaming laws or regulations of any jurisdictions to which the Company or any of its Subsidiaries is or may at any time after the date of the Indenture be subject.

        "Gaming Licenses" means every material license, material franchise, material registration, material qualification, findings of suitability or other material approval or authorization required to own, lease, operate or otherwise conduct or manage riverboat, dockside or land-based gaming activities in any state or jurisdiction in which the Company or any of its Restricted Subsidiaries conducts business, and all applicable liquor licenses.

        "Government Securities" means direct obligations of, or obligations Guaranteed by, the United States of America for the payment of which Guarantee or obligations the full faith and credit of the United States is pledged and which are not callable or redeemable at the option of the issuer thereof.

        "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

        "Guarantors" means each Restricted Subsidiary that executes a Subsidiary Guarantee in accordance with the Indenture and their respective successors and assigns.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

  (1)
  interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

  (2)
  other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

        "Holder" means a Person in whose name a Note is registered on the Registrar's books.

        "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

  (1)
  in respect of borrowed money;

  (2)
  evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

  (3)
  in respect of banker's acceptances;

  (4)
  representing Capital Lease Obligations;

  (5)
  in respect of the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

  (6)
  representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes (i) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), (ii) to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person, and (iii) all Disqualified Stock issued by such Person with the amount of such Disqualified Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

        The amount of any Indebtedness outstanding as of any date shall be:

  (1)
  the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

  (2)
  the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Stock.

        "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Capital Stock or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Capital Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Wholly Owned Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Capital Stock of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments." The acquisition by the Company or any Subsidiary of the

        Company of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Company or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments."

        "Jacobs Subordinated Louisiana Properties Notes" means the notes referred to in clauses (8) and (9) of the definition of "Acquired Louisiana Properties Indebtedness," as the same may be amended or otherwise modified from time to time in accordance with the terms of the Indenture and the Jacobs Subordination and Intercreditor Agreement.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

        "Louisiana Properties Notes" means, collectively, the Jacobs Subordinated Louisiana Properties Notes and the Louisiana Properties Seller Notes.

        "Louisiana Properties Permitted Junior Liens" means the Liens securing the Indebtedness described in clauses (1) through (7) inclusive of the definition of "Acquired Louisiana Properties Indebtedness", to the extent and in the manner such Liens exist on the date of the Indenture (except in the case of clause (7) which shall be to the extent and in the manner such Liens exist on the date such indebtedness was incurred), which Liens are junior in right of and subject to the prior rights of the Lien securing the Notes in the manner provided for in the Seller Intercreditor Agreement.

        "Louisiana Properties Seller Notes" means the notes referred to in clauses (1) through (7) inclusive of the definition of "Acquired Louisiana Properties Indebtedness," as the same may be amended or otherwise modified from time to time in accordance with the terms of the Indenture and the Seller Intercreditor Agreement.

        "Mortgaged Louisiana Property" means the property and assets secured by the Louisiana Properties Permitted Junior Liens.

        "Net Income" means, with respect to any specified Person for any period the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends to the extent such Preferred Stock dividends do not reduce net income as determined in accordance with GAAP.

        "Net Loss Proceeds" means the aggregate cash proceeds received by the Company or any Guarantor in respect of any Event of Loss, including, without limitation, insurance proceeds, condemnation awards or damages awarded by any judgment, net of the direct costs in recovery of such

Net Loss Proceeds (including, without limitation, legal, accounting, appraisal and insurance adjuster fees and any relocation expenses incurred as a result thereof), amounts required to be applied to the repayment of Indebtedness secured by a Prior Lien (including, without limitation, any Permitted Lien which is a Prior Lien) on the asset or assets that were the subject of such Event of Loss, and any taxes paid or payable as a result thereof.

        "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, sales commissions, and any relocation expenses incurred as a result thereof, and taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, amounts required to be applied to the repayment of Indebtedness by a Prior Lien (including, without limitation, any Permitted Lien that is a Prior Lien) on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

        "Non-Recourse Indebtedness" means Indebtedness:

  (1)
  as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

  (2)
  no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

  (3)
  as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

        "Notes" means the 11 7/8% Senior Secured Notes due 2009 issued by the Company, and any Additional Notes.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Paying Agent" means an office or agency maintained by the Company within the City and State of New York where Notes may be presented for payment.

        "Pending Acquisitions" means:

  (1)
  the acquisition of Black Hawk Gaming pursuant to the Agreement and Plan of Merger, dated as of April 25, 2001, as amended on November 12, 2001, among Black Hawk Gaming, the Company and BH Acquisition;

  (2)
  the acquisition of Diversified and its Subsidiaries which collectively own and operate the Louisiana truck plaza video gaming properties (including, without limitation, the acquisition of Raceland) described in this offering memorandum pursuant to an Exchange Agreement to be dated on or after the date of the issuance of the Notes among the Company, Jeffery P. Jacobs and The Richard E. Jacobs Revocable Trust; and

  (3)
  the acquisition of Colonial pursuant to the Agreement and Plan of Merger, dated as of June 11, 2001, as amended on November 16, 2001, among Colonial, the Company and Gameco Acquisition.

        "Permitted Business" means the ownership and operation of one or more gaming or pari-mutuel businesses, including without limitation, casinos, hotels, racetracks and video poker truck stops, in the United States of America.

        "Permitted Investments" means:

  (1)
  any Investment in the Company or in a Wholly Owned Restricted Subsidiary of the Company that is a Guarantor;

  (2)
  any Investment in Cash Equivalents;

  (3)
  any Investment by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment:

  (a)
  such Person becomes a Wholly Owned Restricted Subsidiary of the Company and a Guarantor; or

  (b)
  such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Restricted Subsidiary of the Company that is a Guarantor;

  (4)
  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales";

  (5)
  any acquisition of assets solely in exchange for the issuance of Capital Stock (other than Disqualified Stock) of the Company; and

  (6)
  Hedging Obligations.

        "Permitted Liens" means:

  (1)
  inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for taxes, assessments or governmental charges or levies, which (i) are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien, or (ii) in the case of any such charge or claim which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

  (2)
  Liens in respect of property of the Company or any Restricted Subsidiary imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers', warehousemen's, materialmen's, landlord's and mechanics' liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of the property or assets of the Company and its Restricted Subsidiaries, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Company and its Restricted Subsidiaries, taken as a whole, (ii) which are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien, and (iii) in the case of any such Lien which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

  (3)
  (a) Liens on property and assets of the Company existing on the date of the Indenture other than Liens of third parties on the Collateral and (b) the Louisiana Properties Permitted Junior Liens, the Black Hawk Permitted Liens and the Colonial Holdings Permitted Liens;

  (4)
  easements, rights-of-way, restrictions (including zoning restrictions), covenants, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any real property, in each case whether now or hereafter in existence, not (i) securing Indebtedness, (ii) individually or in the aggregate materially impairing the value or marketability of such real property and (iii) individually or in the aggregate materially interfering with the conduct of the business of the Company or any Restricted Subsidiary at such real property;

  (5)
  Liens arising out of judgments or awards not resulting in a Default and in respect of which the Company or any Restricted Subsidiary shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings; provided that the aggregate amount of all such judgments or awards (and any cash and the fair market value of any property subject to such Liens) does not exceed $5.0 million at any time outstanding;

  (6)
  Liens (other than any Lien imposed by the United States Employee Retirement Income Security Act of 1974, as amended) (i) imposed by law or deposits made in connection therewith in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or public utility obligations, (ii) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (iii) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that (x) with respect to clauses (i), (ii) and (iii) hereof such Liens are set amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien, (y) to the extent such Liens are not imposed by law, such Liens shall in no event encumber any property other than cash and Cash Equivalents and (z) in the case of any such Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions; provided, further that the aggregate amount of deposits at any time pursuant to clause (ii) and clause (iii) shall not exceed $1.0 million in the aggregate;

  (7)
  leases with respect to the assets or properties of the Company or any Restricted Subsidiary or its respective Subsidiaries, in each case entered into in the ordinary course of the Company or any Restricted Subsidiary business so long as such leases are subordinate in all respects to the Liens granted and evidenced by the Collateral Documents and do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of the Company or any Restricted Subsidiary and (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;

  (8)
  Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business in accordance with the past practices of the Company or any Restricted Subsidiary;

  (9)
  Liens arising pursuant to Purchase Money Obligations or Capital Lease Obligations incurred pursuant to the covenant described above under "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that (i) the Indebtedness secured by any such Lien (including refinancings thereof) does not exceed 100% of the cost of the property being acquired or leased at the time of the incurrence of such Indebtedness and (ii) any such Liens attach only to the property being financed pursuant to such Purchase

    Money Obligations or Capital Lease Obligations and do not encumber any other property of the Company or any Subsidiary (it being understood that all Indebtedness to a single lender shall be considered to be a single Purchase Money Obligation, whether drawn at one time or from time to time);

  (10)
  bankers' Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Company or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

  (11)
  Liens on assets of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Company or any Restricted Subsidiary (and not created in anticipation or contemplation thereof) in accordance with the provisions of the Indenture; provided that such Liens were in existence prior to the contemplation of the merger or consolidation and do not extend to assets not subject to such Liens at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than the existing Lien;

  (12)
  Liens (other than with respect to the property or assets constituting Collateral) incurred in the ordinary course of business of the Company or any Restricted Subsidiary with respect to obligations (other than Indebtedness) that do not in the aggregate exceed $2.0 million at any time outstanding;

  (13)
  Liens securing obligations under the Indenture, the Notes, the Subsidiary Guarantees and the Collateral Documents;

  (14)
  Liens securing Acquired Debt (and any Permitted Refinancing Indebtedness which refinances such Acquired Debt) incurred in accordance with the covenant described under "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that (a) such Liens secured the Acquired Debt at the time of and prior to the incurrence of such Acquired Debt by the Company or a Restricted Subsidiary and were not granted in connection with, or in anticipation of the incurrence of such Acquired Debt by the Company or a Restricted Subsidiary and (b) such Liens do not extend to or cover any property or assets of the Company or of any of the Restricted Subsidiaries other than the property or assets that secured the Acquired Debt prior to the time such Indebtedness became Acquired Debt of the Company or a Restricted Subsidiary;

  (15)
  licenses of the patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, trade-secrets, know-how and processes, granted by the Company or any Restricted Subsidiary in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Company or any Restricted Subsidiary;

  (16)
  Liens arising under applicable Gaming Laws; provided that no such Lien constitutes a Lien securing repayment of Indebtedness;

  (17)
  Liens in favor of the Company or any Guarantor; provided that such Liens shall be subject to the Lien of the Collateral Documents; and

  (18)
  Liens on the Credit Agreement Collateral securing the Company's or any Restricted Subsidiary's Obligation under the Credit Agreement; provided, that the Company and its Subsidiaries shall have granted a Lien in favor of the Trustee on all assets securing such

    Credit Agreement as provided for in the Indenture and the Senior Intercreditor Agreement; provided, however, that no Liens shall be permitted to exist, directly or indirectly, on any Capital Stock, intercompany notes or other securities constituting Collateral.

        "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

  (1)
  the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of all expenses and premiums incurred in connection therewith);

  (2)
  such Permitted Refinancing Indebtedness has a final maturity date the same as or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

  (3)
  if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

  (4)
  such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

        "Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of other Capital Stock issued by such Person.

        "Premier One Development" means Premier One Development Company, an Ohio corporation, and its successors and assigns.

        "Presumed Tax Rate", for any holder of Capital Stock of the Company or any Guarantor with respect to any period, means (i) with respect to the excess, if any, of ordinary income over ordinary loss (as determined for U.S. federal income tax purposes and, for this purpose, including items taxable at the same rate as ordinary income, such as net short-term capital gain) allocated to such holder for such period, the sum of the maximum marginal individual (or corporate, if such holder is taxed as a corporation) U.S. federal, state and local income tax rates applicable to such income taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes, and (ii) with respect to the net capital gain (as determined for U.S. federal income tax purposes) allocated to such holder for such period, the sum of the maximum marginal individual (or corporate, if such holder is a corporation) U.S. federal, state and local income tax rates applicable to such income taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes. For purposes of the definition of "Presumed Tax Rate", the maximum marginal individual (or corporate, if applicable) U.S. federal, state or local income tax rate for each holder of capital Stock shall be the highest such marginal individual (or corporate, if applicable) U.S. federal, state or local income tax rate applicable to any holder of Capital Stock.

        "Principals" means Jeffrey P. Jacobs and Richard E. Jacobs.

        "Prior Lien" shall have the meaning assigned to such term in the applicable Collateral Documents.

        "Purchase Money Obligations" of any Person means any obligations of such Person to any seller or any other Person incurred or assumed to finance the purchase, or the cost of construction or improvement, of real or personal property to be used in the business of such Person or any of its Subsidiaries in an amount that is not more than 100% of the cost, or fair market value, as appropriate, of such property, and incurred within 90 days after the date of such acquisition (excluding accounts payable to trade creditors incurred in the ordinary course of business).

        "Registrar" means the agent appointed as security registrar for the purpose of registering Notes and transfers of Notes.

        "Registration Rights Agreement" means the Registration Rights Agreement relating to, among other things, a registered exchange offer relating to the Notes, as more fully described under "Exchange Offer Registration Rights."

        "Related Party" means:

  (1)
  any parent, spouse, sibling or lineal descendant of any Principal; or

  (2)
  any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subsidiary" means, with respect to any specified Person:

  (1)
  any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

  (2)
  any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

        "Trust Monies" means all cash and Cash Equivalents received by the Trustee:

  (1)
  upon the release of Collateral from the Lien of the Indenture or the Collateral Documents, including all Net Proceeds and Net Loss Proceeds and all moneys received in respect of the principal of all purchase money, governmental and other obligations;

  (2)
  pursuant to the Collateral Documents;

  (3)
  as proceeds of any sale or other disposition of all or any part of the Collateral by or on behalf of the Trustee or any collection, recovery, receipt, appropriation or other realization of or from all or any part of the Collateral pursuant to the Indenture or any of the Collateral Documents or otherwise; or

  (4)
  for application as provided in the relevant provisions of the Indenture or any Collateral Document or which disposition is not otherwise specifically provided for in the Indenture or in any Collateral Document;

provided, however, that Trust Monies shall in no event include any property deposited with the Trustee for any redemption, legal defeasance or covenant defeasance of Notes, for the satisfaction and discharge of the Indenture or to pay the purchase price of Notes pursuant to a Change of Control Offer or Asset Sale Offer.

        "Unrestricted Subsidiary" means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

  (1)
  has no Indebtedness other than Non-Recourse Indebtedness;

  (2)
  is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

  (3)
  is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Capital Stock or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

  (4)
  has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and

  (5)
  has at least one director on its Board of Directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

  (1)
  the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

  (2)
  the then outstanding principal amount of such Indebtedness.

        "Wholly Owned Restricted Subsidiary" of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person and/or by one or more Wholly Owned Restricted Subsidiaries of such Person.

BOOK ENTRY; DELIVERY AND FORM

        Except as set forth below, the New Notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000. New Notes will be issued at the closing of the exchange offer only upon tender of Old Notes in accordance with the procedures set forth in this prospectus and the letter of transmittal.

        The New Notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the "Global Notes"). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

        Except as set forth below, the Global Notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

        So long as the Global Note Holder is the registered owner of the New Notes, the Global Note Holder will be considered the sole Holder under the indenture of any notes evidenced by the Global Notes. Beneficial Owners of notes evidenced by the Global Notes will not be considered the owners or Holders of the notes under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the trustee thereunder. Neither Jacobs Entertainment nor the trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC relating to the notes.

Depository Procedures

        The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Jacobs Entertainment takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

        DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised us that, pursuant to procedures established by it, ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

        Investors in the Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "Holders" thereof under the Indenture for any purpose.

        Payments in respect of the principal of, and interest and premium and liquidated damages, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, DTC, Jacobs Entertainment and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither Jacobs Entertainment the trustee nor any agent of Jacobs Entertainment or the trustee has or will have any responsibility or liability for:

  (1)
  any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

  (2)
  any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the New Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the Beneficial Owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Jacobs Entertainment. Neither Jacobs Entertainment nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the Beneficial Owners of the notes, and Jacobs Entertainment and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

        DTC has advised us that it will take any action permitted to be taken by a Holder of New Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the New Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the New Notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

        Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among Participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither Jacobs Entertainment nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for definitive New Notes in registered certificated form ("Certificated Notes") if:

  (1)
  DTC (a) notifies Jacobs Entertainment that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act, and, in either case, Jacobs Entertainment fails to appoint a successor depositary;

  (2)
  Jacobs Entertainment, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

  (3)
  there has occurred and is continuing a Default or Event of Default with respect to the Notes.

        In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in the Indenture (which is attached as Exhibit 4 to this registration statement) unless that legend is not required by applicable law.

Same Day Settlement and Payment

        Jacobs Entertainment will make payments in respect of the New Notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. Jacobs Entertainment will make all payments of principal, interest and premium and liquidated damages, if any, with respect to Certificated Notes, by mailing a check to the registered address of each Holder thereof. The notes represented by the Global Notes are expected to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such New Notes will, therefore, be required by DTC to be settled in immediately available funds.

REGISTRATION RIGHTS

        We have entered into a Registration Rights Agreement pursuant to which we have agreed, for the benefit of the holders of the Old Notes, that we will, at our cost,

  (1)
  within 120 days after March 2, 2005, file a registration statement (the "Exchange Offer Registration Statement") with the Securities and Exchange Commission, or the Commission, with respect to a registered offer to exchange (the "Exchange Offer") the Old Notes for New Notes that will have terms substantially identical in all material respects to the Old Notes, except that the New Notes will not contain terms with respect to transfer restrictions, and will be guaranteed by the guarantors on terms substantially identical in all material respects to the guarantees,

  (2)
  use our best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 210 days after the date of the indenture. Upon the Exchange Offer Registration Statement being declared effective, we will offer the New Notes in exchange for surrender of the Old Notes, and

  (3)
  keep the Exchange Offer open for not less than 30 business days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Old Notes. For each Old Note surrendered to us pursuant to the Exchange Offer, the holder of such note will receive a New Note having a principal amount equal to that of the surrendered note.

        Under existing Commission interpretations, the New Notes would in general be freely transferable after the Exchange Offer without further registration under the Securities Act, so long as, in the case of broker-dealers, a prospectus meeting the requirements of the Securities Act is delivered as required. We have agreed for a period of 180 days after consummation of the Exchange Offer to make available a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any such New Notes acquired as described below. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act, and will be bound by the provisions of the Exchange Offer Registration Rights Agreement (including certain indemnification rights and obligations).

        Each holder of Old Notes that wishes to exchange such notes for New Notes in the Exchange Offer will be required to make certain representations including representations that

  (1)
  any New Notes to be received by it will be acquired in the ordinary course of its business;

  (2)
  it has no arrangement with any person to participate in the distribution of the New Notes; and

  (3)
  it is not an "affiliate," as defined in Rule 405 of the Securities Act, of us or any of the guarantors, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

        If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the New Notes. If the holder is a broker-dealer that will receive New Notes for its own account in exchange for notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

        In the event that applicable interpretations of the staff of the Commission do not permit us to effect such an Exchange Offer, or if for any other reason the Exchange Offer is not consummated within 255 days of the issue date of the Old Notes or, under certain circumstances, if the initial purchasers shall so request, we will, at our own expense,

  (1)
  as promptly as practicable, file a shelf registration statement covering resales of the Old Notes (the "Shelf Registration Statement");

  (2)
  use our best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act; and

  (3)
  use our best efforts to keep effective the Shelf Registration Statement until the earlier of the disposition of the Old Notes covered by the Shelf Registration Statement or two years after the original issue date of the Old Notes.

        We will, if a Shelf Registration Statement is filed and declared effective, provide to each holder of the Old Notes copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the Old Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Old Notes. A holder of the Old Notes that sells such notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification rights and obligations).

        The Registration Rights Agreement provides that if we fail to comply with the requirements described above or if such registration statement fails to become effective, then, as liquidated damages, additional interest shall become payable in respect of the notes as follows:

  (1)
  If (a) the Exchange Offer Registration Statement or Shelf Registration Statement is not filed within 120 days after the date of the indenture or (b) notwithstanding that we have consummated or will consummate an Exchange Offer, we are required to file a Shelf Registration Statement and such Shelf Registration Statement is not filed on or prior to the date required by the Registration Rights Agreement;

  (2)
  If (a) an Exchange Offer Registration Statement or Shelf Registration Statement is not declared effective within 210 days after the date of the indenture or (b) notwithstanding that we have consummated or will consummate an Exchange Offer, we are required to file a Shelf Registration Statement and such Shelf Registration Statement is not declared effective by the Commission on or prior to the 90th day following the date on which such Shelf Registration Statement was filed; or

  (3)
  If either (a) we have not exchanged the New Notes for all notes validly tendered in accordance with the terms of the Exchange Offer on or prior to the 255th day after the date of the indenture or (b) the Exchange Offer Registration Statement ceases to be effective at any time prior to the time that the Exchange Offer is consummated or (c) if applicable, the Shelf Registration Statement ceases to be effective at any time prior to the second anniversary of the date of the indenture;

(each such event referred to in clauses (1) through (3) above, a "Registration Default"), the sole remedy available to holders of the Old Notes will be the immediate assessment of additional interest ("Additional Interest") as follows: the per annum interest rate on the Old Notes will increase by 1.0%, and the per annum interest rate will increase by an additional 0.50% for each subsequent 90-day period during which the Registration Default remains uncured, up to a maximum additional interest rate of 2.0% per annum in excess of the interest rate on the cover of this prospectus. All Additional Interest will be payable to holders of the Old Notes in cash on each interest payment date, commencing with the first such date occurring after any such Additional Interest commences to accrue, until such Registration Default is cured. After the date on which such Registration Default is cured, the interest rate on the Old Notes will revert to the interest rate originally borne by the Old Notes (as shown on the cover of this prospectus).

        The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which will be available upon request to the Company.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

Scope of Discussion

        The following general discussion summarizes certain material United States federal income tax consequences that apply to beneficial owners of the notes who acquire the notes at their original issue price for cash and hold the notes as a "capital asset," generally, for investment, under Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). This summary, however, is for general information only, is not tax advice, and does not consider state, local or foreign tax laws. In addition, it does not include all of the rules which may affect the United States tax treatment of your investment in the notes. For example, special rules not discussed here may apply to you if you are:

  •
  a broker-dealer, a dealer in securities or a financial institution;

  •
  an S corporation;

  •
  a bank;

  •
  a thrift;

  •
  an insurance company;

  •
  a tax-exempt organization;

  •
  a partnership or other pass-through entity;

  •
  subject to the alternative minimum tax provisions of the Code;

  •
  holding the notes as part of a hedge, straddle or other risk reduction or constructive sale transaction;

  •
  a person with a "functional currency" other than the U.S. dollar; or

  •
  United States expatriate.

        The information in this section is based on the Code, current, temporary and proposed Treasury Regulations promulgated under the Code, the legislative history of the Code, current administrative interpretations and practices of the IRS (including its practices and policies as expressed in certain private letter rulings, which are not binding on the IRS except with respect to the particular taxpayers who requested and received such rulings), and court decisions, all as of the date of this prospectus. Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may adversely affect, perhaps retroactively, the tax considerations described herein. We have not requested, and do not plan to request, any rulings from the IRS concerning our tax treatment and the statements in this prospectus are not binding on the IRS or a court. Thus, we can provide no assurance that these statements will not be challenged by the IRS or sustained by a court if challenged by the IRS.

        You are advised to consult your tax advisor regarding the specific tax consequences to you of the acquisition, ownership and sale of our notes, including the federal, state, local, foreign and other tax consequences of such disposition, acquisition, ownership and sale and of potential changes in applicable tax laws.

Exchange of Old Notes Pursuant to the Exchange Offer

        The exchange of Old Notes for New Notes pursuant to the exchange offer will not be a taxable event for United States federal income tax purposes. You will not recognize gain or loss upon the receipt of New Notes. If you are not exempt from United States federal income tax, you will be subject to such tax on the same amount, in the same manner and at the same time as you would have been as a result of holding the Old Notes. If you are a cash-basis holder who is exchanging Old Notes for New

Notes, you will not recognize in income any accrued and unpaid interest on the Old Notes by reason of the exchange. Your basis and holding period of the New Notes will be the same as your basis and holding period of the Old Notes surrendered in the exchange.

United States Holders

        If you are a "United States Holder," as defined below, this section applies to you. Otherwise, the section "Non-United States Holders," applies to you.

        Definition of United States Holder.    You are a "United States Holder" if you are the beneficial owner of a note and you are, for United States federal income tax purposes:

  •
  a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the "substantial presence" test under Section 7701(b) of the Code;

  •
  a corporation created or organized in the United States or under the laws of the United States or of any political subdivision of the United States;

  •
  an estate, the income of which is subject to United States federal income tax regardless of its source;

  •
  a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial decisions of the trust, or if the trust was in existence on August 20, 1996 and has elected to continue to be treated as a United States person.

        Taxation of Stated Interest.    Generally, you must include the interest on the notes in ordinary income:

  •
  when it accrues, if you use the accrual method of accounting for United States federal income tax purposes; or

  •
  when you receive it, if you use the cash method of accounting for United States federal income tax purposes.

        Premium Amortization by Holders of the Notes.    The New Notes were sold at a premium over their principal face amount. Under applicable provisions of the Code, a holder has the option of (1) amortizing the premium until note maturity (thereby reducing interest income on the note by an equal amount) and reducing its tax basis in the note by the amortized amount, or (2) not amortizing and treating the premium as part of its tax basis in the New Notes. The amortization method must be affirmatively elected by reporting the amortization on the tax return for the first year the election is to apply and attaching a statement to the tax return that the amortization election is being made under Section 171 of the Code.

        The Old Notes issued in March 2005 were issued under the same indenture as the $125 million principal amount of existing notes issued in February 2002. Please note, however, that the Old Notes constitute a separate issue for U.S. federal income tax purposes. The February 2002 notes were issued with original issue discount, while the Old Notes were issued at a premium to face value. As a result, the Old Notes and February 2002 notes will not have identical tax characteristics and will not be fungible. Accordingly, the Old Notes and New Notes and the February 2002 notes trade under different CUSIP numbers.

        Sale or Other Taxable Disposition of the Notes.    You must recognize taxable gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note. The amount of your gain or loss equals the difference between the amount you receive for the note (in cash or other property, valued at fair market value), except to the extent amounts received are attributable to accrued interest on the note, minus your adjusted tax basis in the note. Your tax basis in the note equals the price you paid for the note less any amortized note premium.

        Your gain or loss will generally be a long-term capital gain or loss if you have held the note for more than one year. Otherwise, it will be a short-term capital gain or loss. Long-term capital gains of certain non-corporate holders are generally taxed at lower rates than items of ordinary income. The use of capital losses is subject to limitations. Payments attributable to accrued interest which you have not yet included in income will be taxed as ordinary interest income.

        Liquidated Damages/Exchange with New Notes.    We intend to take the position that the likelihood of our failing to exchange New Notes for Old Notes pursuant to the registration rights agreement and this exchange offer is remote. However, if we fail to exchange the notes, you must include the payment of additional interest as ordinary income only when such payment is accrued or paid, in accordance with your own method of accounting.

        Information Reporting and Backup Withholding.    We will report to holders of the notes and to the IRS the amount of any interest paid and OID accrued on the notes, if any, in each calendar year and the amounts of tax withheld, if any, with respect to such payments. You may be subject to a backup withholding tax when you receive interest payments on a note or proceeds upon the sale or other disposition of the note. Certain holders (including, among others, corporations, financial institutions and certain tax-exempt organizations) are generally not subject to backup withholding. In addition, the backup withholding tax will not apply to you if you provide to us or our paying agent your correct social security or other taxpayer identification number (TIN), in the prescribed manner unless:

  •
  the IRS notifies us or our paying agent that the TIN you provided is incorrect;

  •
  you underreport interest and dividend payments that you receive on your tax return and the IRS notifies us or our paying agent that withholding is required;

  •
  you fail to certify under penalties of perjury that you are not subject to backup withholding.

        The backup withholding tax rate is 28%.

        If the backup withholding tax does apply to you, you may use the amounts withheld as a refund or credit against your United States federal income tax liability as long as you provide certain information to the IRS.

        United States Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedures for obtaining such exemption.

Non-United States Holders

        The following general discussion is limited to the United States federal income tax consequences relevant to a "Non-United States Holder." A "Non-United States Holder" is any beneficial owner of a note that is for United States federal income tax purposes a nonresident alien, or a corporation, estate, or trust that is not a United States Holder.

Interest.

        Portfolio Interest Exemption.    You will generally not have to pay United States federal income tax on interest paid on the notes because of the "portfolio interest exemption" if either:

  •
  you represent that you are not a United States person for United States federal income tax purposes and you provide your name and address to us or our paying agent on a properly executed IRS Form W-8BEN (or a suitable substitute form) signed under penalties of perjury; or

  •
  a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its business holds the note on your behalf, certifies to us or our paying agent under penalties of perjury that it has received IRS Form W-8BEN (or a suitable substitute form) from you or from another qualifying financial institution intermediary, and provides a copy of the Form W-8BEN (or a suitable substitute form) to us or our paying agent.

        You will not, however, qualify for the portfolio interest exemption described above if:

  •
  you own, actually or constructively, 10% or more of the total combined voting power of all classes of our capital stock entitled to vote;

  •
  you are a controlled foreign corporation with respect to which we are a "related person" within the meaning of Section 864(d)(4) of the Code;

  •
  you are a bank receiving interest described in Section 881(c)(3)(A) of the Code; or

  •
  the interest received in connection with the Notes constitutes (or the IRS determines that such interest constitutes) contingent interest as described in Section 871(h)(4) of the Code.

        Withholding Tax if the Interest Is Not Portfolio Interest.    If you do not claim, or do not qualify for, the benefit of the portfolio interest exemption, you may be subject to a 30% withholding tax on the gross amount received, unless reduced or eliminated by an applicable income tax treaty.

        However, if the payments of interest on a note are effectively connected with the conduct by you of a trade or business in the United States, such payments will be subject to United States federal income tax on a net basis at the rates applicable to United States persons generally (and, if paid to corporate holders, may also be subject to a 30% branch profits tax). If payments are subject to United States federal income tax on a net basis in accordance with the rules described in the preceding sentence, such payments will not be subject to United States withholding tax so long as you provide us or our paying agent with a properly executed IRS Form W-8ECI.

        Non-United States Holders should consult any applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of the branch profits tax, or other rules different from those described above. Generally, in order to claim any treaty benefits you must submit a properly executed IRS Form W-8BEN.

        Reporting.    We may report annually to the IRS and to you the amount of interest (including OID, if any) paid to you, and the tax withheld, if any, with respect to you.

        Sale or Other Disposition of Notes.    You will generally not be subject to United States federal income tax or withholding tax on gain recognized on a sale, exchange, redemption, retirement, or other disposition of a note unless:

  •
  such gain is effectively connected with the conduct by you of a trade or business within the United States, in which case such gain will be subject to United States federal income tax on a net basis at the rates applicable to United States persons generally; or

  •
  you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

Backup Withholding and Information Reporting.

        Payments From United States Office.    If you receive payments of interest or principal directly from us or through the United States office of a custodian, nominee, agent or broker, you may be subject to both backup withholding and information reporting.

        With respect to interest payments made on the notes, however, backup withholding and information reporting will not apply if you certify, generally on a Form W-8BEN (or Form W-8ECI) or substitute form, that you are not a United States person in the manner described above under the heading "Non-United States Holders—Interest."

        Moreover, with respect to proceeds received on the sale, exchange, redemption, or other disposition of a note, backup withholding or information reporting generally will not apply if you properly provide, generally on Form W-8BEN (or Form W-8ECI) (or a suitable substitute form), a statement that you are an "exempt foreign person" for purposes of the broker reporting rules, and other required information. If you are not subject to United States federal income or withholding tax on the sale or other disposition of a note, as described above under the heading "Non-United States Holders—Sale or Other Disposition of Notes," you will generally qualify as an "exempt foreign person" for purposes of the broker reporting rules.

        Payments From Foreign Office.    If payments of principal and interest are made to you outside the United States by or through the foreign office of your foreign custodian, nominee or other agent, or if you receive the proceeds of the sale of a note through a foreign office of a "broker," as defined in the pertinent United States Treasury Regulations, you will generally not be subject to backup withholding or information reporting. You will, however, be subject to backup withholding and information reporting if the foreign custodian, nominee, agent or broker has actual knowledge or reason to know that you are a United States person. You will also be subject to information reporting, but not backup withholding, if the payment is made by a foreign office of a custodian, nominee, agent or broker that has certain relationships to the United States unless the broker has in its records documentary evidence that you are a Non-United States Holder and certain other conditions are met.

        Refunds.    Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-United States Holder's United States federal income tax liability, if the required information is furnished to the IRS.

        The information reporting requirements may apply regardless of whether withholding is required. Copies of the information returns reporting interest and withholding also may be made available to the tax authorities in the country in which a Non-United States Holder is a resident under the provisions of an applicable income tax treaty or other agreement.

        This summary does not completely describe the withholding regulations. Please consult your tax advisor to determine how the withholding regulations apply to your particular circumstances.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for private notes if such private notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for at least 180 days after the exchange offer is completed, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

        We will not receive any proceeds from any sale of New Notes by broker-dealers or any other person. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of any such notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 180 days after the exchange offer is completed, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holder of private notes) other than commissions or concessions of any brokers or dealers and the fees of any advisors or experts retained by holders of Old Notes, and will indemnify the holders of the private notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The validity of the New Notes offered hereby will be passed upon for us by Baker & Hostetler LLP, Cleveland, Ohio.

EXPERTS

        The financial statements of Jacobs Entertainment, Inc. as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004 included in this prospectus have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to retroactive presentation of the financial statements due to the March 2, 2005 merger), and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

JACOBS ENTERTAINMENT, INC.
Report of Independent Registered Public Accounting Firm
Consolidated Balance Sheets as of December 31, 2004 and 2003
Consolidated Statements of Income for the Years Ended December 31, 2004, 2003 and 2002
Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 2004, 2003 and 2002
Consolidated Statements of Cash Flows for the Years Ended December 31, 2004, 2003 and 2002
Notes to Consolidated Financial Statements for the Years Ended December 31, 2004, 2003 and 2002
Unaudited Condensed Consolidated Balance Sheets as of March 31, 2005 and December 31, 2004
Unaudited Condensed Consolidated Statements of Income for the Three Months Ended March 31, 2005 and 2004
Unaudited Condensed Consolidated Statements of Stockholders' Equity for the Three Months Ended March 31, 2005
Unaudited Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2005 and 2004
Notes to the Unaudited Condensed Consolidated Financial Statements for the Three Months Ended March 31, 2005 and 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         Board of Directors and Stockholders
Jacobs Entertainment, Inc.
Black Hawk, Colorado

        We have audited the accompanying consolidated balance sheets of Jacobs Entertainment, Inc. and subsidiaries (the "Company") as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Jacobs Entertainment, Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

        The consolidated financial statements give retroactive effect to the March 2, 2005 merger of Jacobs Entertainment, Inc. and Jalou Breaux Bridge, LLC, Jalou Eunice, LLC, and Jalou of Jefferson, LLC, which, as a combination of entities under common control, has been accounted for similar to a pooling of interests as described in Note 1 to the consolidated financial statements.

/s/ Deloitte & Touche LLP

Denver, Colorado
March 25, 2005 (April 22, 2005 as to the 2005 acquisition
described in Note 1)

JACOBS ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2004 AND 2003

(Dollars in thousands)

	2004	2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$21,497	$16,238
Restricted cash	1,670	1,907
Accounts receivable	1,634	1,087
Inventory	1,413	1,202
Prepaid expenses and other current assets	2,070	1,611

Total current assets	28,284	22,045

PROPERTY, PLANT AND EQUIPMENT:
Land and improvements	52,299	50,818
Buildings and improvements	122,995	114,363
Equipment, furniture and fixtures	37,516	31,318
Leasehold improvements	2,344	2,179
Construction in progess	1,948	1,481

Total	217,102	200,159
Less accumulated depreciation and amortization	(34,399)	(26,952)

PROPERTY, PLANT AND EQUIPMENT—Net	182,703	173,207

OTHER ASSETS:
Goodwill	26,773	26,773
Identifiable intangible assets—net	7,790	7,507
Debt issue costs—net	5,426	6,789
Capitalized project costs		1,500
Other assets	1,290	1,163

TOTAL	$252,266	$238,984

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$13,972	$12,288
Gaming taxes payable	2,841	2,709
Interest payable	5,691	5,719
Due to affiliate	1,819	837
Current maturities of long-term debt and capital lease obligations	1,006	2,554

Total current liabilities	25,329	24,107

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS	132,421	125,861
LONG-TERM DEBT—Related parties	19,489	19,489
OTHER	423	517

Total liabilities	177,662	169,974

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Common stock, $.01 par value—1,500 shares authorized; 1,500 shares issued and outstanding
Additional paid-in capital	31,312	29,609
Retained earnings	43,292	39,401

Total stockholders' equity	74,604	69,010

TOTAL	$252,266	$238,984

See notes to consolidated financial statements.

JACOBS ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(Dollars in thousands)

	2004	2003	2002
REVENUES—
Gaming:
Casino	$108,347	$96,816	$83,515
Truck stop	24,842	24,108	21,884
Pari-mutuel	32,946	29,189	27,872
Food and beverage	17,964	16,383	12,405
Convenience store—fuel	21,690	17,229	14,909
Convenience store—other	3,825	3,403	3,329
Hotel	1,382	1,370	1,271
Other	3,331	3,003	2,614

Total revenues	214,327	191,501	167,799
Promotional allowances	(20,175)	(19,652)	(14,079)

Net revenues	194,152	171,849	153,720
COSTS AND EXPENSES—
Gaming:
Casino	38,586	36,209	31,057
Truck stop	13,414	12,583	10,419
Pari-mutuel	27,505	24,212	23,108
Food and beverage	10,018	8,577	7,690
Convenience store—fuel	20,171	15,881	13,648
Convenience store—other	4,547	3,880	4,292
Hotel	747	743	517
Marketing, general and administrative	42,783	38,316	31,225
Abandoned project costs	2,891	173
Privatization and other non-recurring costs			524
Depreciation and amortization	9,958	9,071	8,389

Total costs and expenses	170,620	149,645	130,869

OPERATING INCOME	23,532	22,204	22,851
Interest income	64	62	194
Other income		10
Interest expense	(19,705)	(19,645)	(18,300)

INCOME BEFORE EQUITY IN EARNINGS OF INVESTMENTS AND MINORITY INTEREST IN LOSS	3,891	2,631	4,745
EQUITY IN LOSS OF INVESTMENTS—
Black Hawk and the Lodge			(1,980)
MINORITY INTEREST IN LOSS—Colonial			173

NET INCOME	$3,891	$2,631	$2,938

See notes to consolidated financial statements.

JACOBS ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(Dollars in thousands)

	Common Stock
			Additional Paid-in Capital	Retained Earnings
	Shares	Amount*			Total
BALANCES—January 1, 2002	1,500	$—	$27,992	$35,767	$63,759
Net income				2,938	2,938
Stockholder distributions				(1,935)	(1,935)

BALANCES—December 31, 2002	1,500	—	27,992	36,770	64,762
Capital contribution			1,617		1,617
Net income				2,631	2,631

BALANCES—December 31, 2003	1,500	—	29,609	39,401	69,010
Capital contribution			1,703		1,703
Net income				3,891	3,891

BALANCES—December 31, 2004	1,500	$—	$31,312	$43,292	$74,604

*
The par value amount of Jacobs Entertainment, Inc. common stock outstanding for the periods presented is less than $500 and is therefore presented as $0 above due to rounding.

See notes to consolidated financial statements.

JACOBS ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(Dollars in thousands)

	2004	2003	2002
OPERATING ACTIVITIES:
Net income	$3,891	$2,631	$2,938
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in loss (earnings) of investments			1,980
Minority interest			(173)
Depreciation and amortization	9,958	9,071	8,389
Loss on sale of equipment	75	94	42
Deferred financing cost amortization	1,363	1,361	1,031
Bond issue discount amortization	710	707	693
Loan discount amortization	23	180
Noncash abandoned project costs	1,500	35
Changes in operating assets and liabilities—net of the effect of acquisitions:
Restricted cash	237	(512)	(273)
Accounts receivable	(547)	369	(253)
Inventory	(211)	85	(99)
Prepaid expenses and other current assets	(734)	(88)	5,225
Accounts payable and accrued expenses	1,590	63	2,894
Gaming taxes payable	132	105	64
Interest payable	(28)	(1,507)	30
Due to affiliate	982	837

Net cash provided by operating activities	18,941	13,431	22,488

INVESTING ACTIVITIES:
Equipment purchases and additions to property, plant, and equipment	(17,320)	(16,279)	(7,341)
Proceeds from sale of equipment	295	66	226
Purchase of device rights	(907)	(566)
Capitalized project costs		(1,465)	(72)
Acquisitions—net of cash acquired:
Black Hawk Gaming			(86,916)
Colonial Downs			(4,644)
Truck stops			(14,234)

Net cash used in investing activities	(17,932)	(18,244)	(112,981)
FINANCING ACTIVITIES:
Net proceeds from bond issuance			120,050
Payments to obtain financing		(49)	(7,798)
Proceeds from long-term debt	5,100	228
Proceeds from revolving line of credit	4,265	11,210	4,130
Contributions from stockholders	1,703	1,617
Payments on long-term debt	(2,553)	(2,620)	(1,637)
Payments on revolving line of credit	(4,265)	(11,210)	(4,130)
Distributions to stockholders			(1,935)

Net cash (used in) provided by financing activities	4,250	(824)	108,680

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	5,259	(5,120)	18,187
CASH AND CASH EQUIVALENTS—Beginning of year	16,238	21,358	3,171

CASH AND CASH EQUIVALENTS—End of year	$21,497	$16,238	$21,358

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest, net of amounts capitalized in 2004 and 2003 of $110 and $140 respectively	$17,329	$17,582	$9,512

Noncash investing and financing activity:
Acquisition of property	$1,732	$—	$3,280

Debt conversion to related party	$—	$10,489	$—

See notes to consolidated financial statements.

JACOBS ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(Dollars in thousands)

1. BUSINESS AND ORGANIZATION

        Jacobs Entertainment, Inc. ("JEI" or the "Company") was formed on April 17, 2001, as a Subchapter S corporation under the Internal Revenue Code of 1986, as amended, to become a geographically diversified gaming and pari-mutuel wagering company with properties in Colorado, Nevada, Louisiana, and Virginia. The Company's sole stockholders, who each own 50% of JEI's common stock, are Jeffrey P. Jacobs and The Richard E. Jacobs Revocable Trust, of which Richard E. Jacobs is the sole trustee (collectively, "Jacobs"). As a result of the transactions on February 22, 2002 and March 2, 2005, described below, JEI owns and operates three casinos, nine truck plaza video gaming facilities, and a horse racing track with six satellite wagering facilities (of which, two are leased). In addition, the Company receives a percentage of gaming revenue from an additional truck plaza video gaming facility.

        On February 22, 2002, JEI simultaneously completed the acquisition of a 100% interest in entities in which Jacobs owned either a full, majority, or minority interest. The entities involved in the transaction, and the accounting treatment for the components of the acquisitions are described below and in Note 4.

        On March 2, 2005, JEI completed the acquisition of a 100% interest in three truck plaza video gaming facilities in Louisiana owned by Jacobs. The purchase of membership interests in the three truck plaza video gaming facilities was accounted for as a combination of entities under common control, which is similar to the pooling of interests method of accounting for business combinations. Therefore, the acquisition has been recorded at the related party's historical cash cost in the assets transferred. Accordingly, the accompanying consolidated financial statements have been retroactively restated from January 1, 2003, through December 31, 2004, to include the operations of the acquired truck plazas. The acquired truck plazas had no operations in 2002. See Notes 4, 6 and 15 below.

        On March 16, 2005, Colonial Downs received licenses to own and operate a seventh satellite wagering facility in Virginia.

        Diversified Opportunities Group Ltd. ("Diversified") and Jalou L.L.C. and Jalou II (collectively, "Jalou")—Jacobs contributed substantially all of their interests in Diversified and their 100% interest in Jalou II in exchange for 100% of the common stock of JEI. On the acquisition date, prior to the acquisition of the remaining shares of the entities described below, Diversified owned 100% of Jalou L.L.C., approximately 44% (with a majority voting interest of over fifty percent of the outstanding voting shares) of Colonial Holdings, Inc. ("Colonial"), approximately 32% of Black Hawk Gaming & Development Company, Inc. ("Black Hawk"), and a 25% interest in The Lodge Casino at Black Hawk ("The Lodge"), of which the remaining 75% was owned by Black Hawk. The exchange of JEI shares for the interests of Diversified and Jalou II on February 22, 2002, was accounted for as a combination of entities under common control, which is similar to the pooling of interests method of accounting for business combinations. Accordingly, JEI's results from January 1, 2001, through February 22, 2002, include consolidated operations of Colonial reduced by the 56% minority interest in earnings reflecting the earnings attributable to the common stock of Colonial not owned prior to the acquisition, 32%, and 25% of the operations of Black Hawk, and The Lodge, respectively, and 100% of the operations of these entities thereafter as a result of the acquisition of the remaining shares of these entities on February 22, 2002. Furthermore, the prior year financial statements of JEI reflect the pooled financial position, based on historical cost, and the results of operations of JEI, Diversified, and Jalou II as a result of the combination of entities under common control on February 22, 2002.

        Jalou—Jalou operates Nine truck plaza video gaming facilities of which seven are owned and two are leased, and one receives a percentage of gaming revenue from an additional truck plaza video gaming facility in Louisiana. The ownership interest of Jalou LLC and Jalou II (collectively, "Jalou") and the acquisition dates for each property are as follows:

          Jalou LLC—Houma Truck Plaza and Casino ("Houma") and an interest in the gaming revenues of Cash's Truck Plaza and Casino ("Cash's") were acquired on February 7, 2001. Bayou Vista Truck Plaza and Casino ("Bayou") and Lucky Magnolia Truck Stop and Casino ("Lucky") were acquired on January 11, 2002, and Raceland Truck Plaza and Casino ("Raceland") was acquired on February 22, 2002. Jalou Breaux Bridge LLC ("Breaux Bridge"), Jalou Eunice LLC ("Eunice"), and Jalou Jefferson LLC ("Jefferson") were each acquired on March 2, 2005.

          Jalou II—Winner's Choice Casino ("Winner's") was acquired on February 7, 2001, and Colonels Truck Plaza and Casino was acquired on January 11, 2002.

        The acquisitions in 2001 and 2002 were recorded using the purchase method of accounting for business combinations. See Note 4 for a further description of the Bayou, Lucky, Raceland, and Colonel's acquisitions occurring in 2002. The aggregate purchase price for the 2002 acquisitions of the Jalou entities was approximately $20,282. Additionally, 100% of the operations of the Jalou entities has been included in the consolidated income statements from the date of each respective acquisition. See Note 4 for a further description of the Breaux Bridge, Eunice, and Jefferson truck stops acquired on March 2, 2005. The aggregate purchase price for the 2005 acquisition was $22,500 and was accounted for as a combination of entities under common control, which is similar to the pooling of interests method of accounting for business combinations. The excess of purchase price over the net assets acquired was accounted for as a distribution to owners.

        Colonial—Colonial owns and operates a horse racing track with six satellite wagering facilities in Virginia of which four are owned and two are leased. On February 22, 2002, JEI acquired the remaining 56% of Colonial's common stock and all outstanding options for approximately $4,644, which was recorded using the purchase method of accounting for business combinations, and accordingly, 100% of Colonial's operations are included in JEI's results for the period subsequent to the acquisition date. Prior to the acquisition date, Colonial's operations were consolidated due to Jacobs' ownership in the majority of the voting rights (see Note 5). On July 12, 2003, the Virginia Racing Commission granted a license to Colonial to open its fifth satellite wagering facility in Richmond Virginia. This facility was opened in November 2003. On March 8, 2004, the Virginia Racing Commission granted the license to Colonial to open its sixth satellite wagering facility in Vinton, Virginia. This facility was opened in October 2004. On November 2, 2004, voters in Henry, Scott and Westmoreland counties, Virginia passed referendums authorizing a satellite wagering facility in each of their counties. As voter approval has been obtained, the Virginia Racing Commission has the authority to grant a license for each facility to an entity that holds an unlimited license for pari-mutuel operations in Virginia. On March 16, 2005, the Virginia Racing Commission granted Colonial licenses to own and operate a satellite wagering facility in Henry County, Virginia.

        Black Hawk—Black Hawk owns a 75% interest in The Lodge and a 100% interest in both the Gilpin Hotel Casino ("the Gilpin") and the Gold Dust West Casino ("GDW"), located in Black Hawk, Colorado, and Reno, Nevada, respectively. On February 22, 2002, JEI acquired the remaining 68% of Black Hawk's common stock and all outstanding options for approximately $36,980 and assumed and refinanced approximately $59,950 of Black Hawk's outstanding debt. This transaction was recorded using the purchase method of accounting for business combinations, and accordingly, 100% of Black Hawk's operations are included in JEI's results for the period subsequent to the acquisition date. Prior to the acquisition date, JEI accounted for its ownership interest in Black Hawk and The Lodge using the equity method of accounting. See Note 5.

2. SIGNIFICANT ACCOUNTING POLICIES

        Consolidation—The accompanying consolidated balance sheets as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2004, are presented to reflect the accounts of JEI, Diversified and Jalou II, similar to the pooling of interests method of accounting for business combinations. All inter-company transactions and balances have been eliminated in consolidation. The Company also records a minority interest, which reflects the portion of the equity and earnings of Colonial which are applicable to the minority interest owners of Colonial, for periods prior to February 22, 2002.

        Cash and Cash Equivalents—The Company considers all demand deposits and time deposits with original maturities of three months or less to be cash equivalents.

        Restricted Cash—Amounts due under agreements with the Virginia Horsemen's Benevolent and Protective Association, Inc. and the Virginia Harness Horse Association are accrued based on the terms of the agreements. Funds for purses for future live race meets are held in restricted cash accounts. Amounts held in certificates of deposit for the purpose of security with expiration dates in excess of three months are held in restricted cash accounts.

        Inventory—Inventory consists of food and beverages and uniforms at the casinos and of fuel, convenience store, and restaurant items at Jalou's truck stop operations, and is recorded at the lower of cost (first-in, first-out method) or market.

        Property, Plant and Equipment—Property, plant and equipment are stated at historical cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are depreciated, using the straight-line method, over the shorter of the lease term or the useful life of the asset. Estimated useful lives used are as follows:

Land improvements	20 to 40 years
Buildings and improvements	5 to 40 years
Equipment, furniture and fixtures	2 to 20 years
Leasehold improvements	7 to 40 years

        Costs of major improvements are capitalized, while costs of normal repairs and maintenance are charged to expense as incurred. Gains or losses on disposal of assets are recognized as incurred.

        Investments—Through February 22, 2002, the Company accounted for its investments in Black Hawk and The Lodge under the equity method. Under this method, the Company records the income attributable to its share of Black Hawk and The Lodge as an increase to the investment and reduces its investment for actual distributions received. Subsequent to this date, these entities have been consolidated.

        Goodwill—Goodwill represents the excess purchase price over the fair value of the net identifiable assets acquired related to the acquisitions described in Notes 1 and 4.

        Identifiable Intangible Assets—Identifiable intangible assets are comprised of revenue rights and device use rights associated with the Jalou truck stop acquisitions. Amortization of the revenue rights and device use rights are being amortized on a straight line basis over 50 years and five years, respectively, representing the initial terms of the related agreements.

        Debt Issue Costs—Debt issue costs are capitalized and amortized, using the effective interest method, over the life of the related loan, and are included as a component of other assets in the accompanying consolidated balance sheets.

        Slot Club Liability—The Company's casinos offer customers the ability to become members in their respective slot clubs. Once a member, the customer can insert a special card into slot and video poker machines while playing in the Company's casinos to earn "points." Based on their point totals, members receive various cash rewards and gift prizes. The Company accrues the cost of points as they are earned by the members of the slot clubs as a component of accounts payable and accrued expenses in the accompanying consolidated balance sheets.

        Outstanding Gaming Chip and Token Liability—When customers exchange cash for gaming chips and tokens, the Company has a liability as long as those chips and tokens are not redeemed or won by the house. That liability is established by determining the difference between the total chips and tokens placed in service and the actual inventory of chips and tokens in custody or under the control of the casinos. The chip and token liability is adjusted periodically to reflect an estimate of chips and tokens that will never be redeemed, such as chips and tokens that have been lost or taken as souvenirs and is reflected as a component of accounts payable and accrued expenses in the accompanying consolidated balance sheets.

        Revenue-Casino—Casino revenues are the net winnings from gaming activities, which is the difference between gaming wins and losses.

        Revenue-Truck Stop—Video poker revenue is the net winnings from gaming activities of the Company's truck stops, which is the difference between gaming wins and losses.

        Revenue-Pari-Mutuel—Pari-mutuel revenue includes the Company's share of pari-mutuel wagering on live races after payments of amounts returned on winning wagers, and the Company's share of wagering from import and export simulcasting at its racing centers.

        Revenue-Food and Beverage—The Company recognizes food and beverage revenue at the time that goods or services are rendered.

        Revenue-Convenience Store-Fuel and Other—The Company recognizes revenue at the time of sale for fuel and convenience-store items.

        Revenue-Hotel—The Company recognizes hotel revenue at the time that goods or services are provided.

        Revenue-Other—Other revenue consists of ATM commissions, cash advance commissions, miscellaneous vending commissions, admission charges, and program and concession sales at Colonial's live racing events. Other revenues are recognized at the time services are provided to patrons.

        Promotional Allowances—Gross revenues include the retail amount of rooms, food and beverages provided gratuitously to customers. When computing net revenues, the retail amount of rooms, food and beverages and coupons, gratuitously provided to customers, as well as slot club player point redemptions, is deducted from gross revenues as promotional allowances. The estimated cost of such complimentary services for rooms, food, and beverages is charged to casino operations and was $9,191 and $9,388 and $8,744 for the years ended December 31, 2004, 2003 and 2002, respectively.

        Privatization and Other Non-Recurring Costs—Costs incurred by Colonial and Black Hawk in relation to the acquisition of its remaining shares on February 22, 2002, described in Notes 1 and 4, primarily consisting of legal and accounting fees, are expensed in the accompanying 2002 consolidated statement of income.

        Income Taxes—The Company has elected for income tax purposes to be treated as a Subchapter S Corporation under the Internal Revenue Code of 1986, as amended, and, consequently, no current or deferred income taxes have been reflected in the accompanying consolidated financial statements as these taxes are the responsibility of the stockholders.

        No provision for income taxes had been made for Colonial's operations for periods prior to February 22, 2002, since it had operated at a net loss. See Note 7.

        Long-Lived Assets—The Company periodically evaluates the value of long-lived assets, including property, plant and equipment, goodwill and identifiable intangibles, for potential impairment. If an impairment is indicated, such impaired assets are written down to their estimated fair value. As of December 31, 2004 and 2003, management determined that there was no impairment of the Company's long-lived assets.

        Minority Interest—The Company recorded a minority interest through February 22, 2002, which reflects the portion of the equity and earnings of Colonial which are applicable to the interests of the owners of Colonial other than Jacobs. The minority interest in Colonial was acquired on February 22, 2002. See Note 4.

        Operating Segments—The Company has four reportable segments (Colorado, Nevada, Virginia and Louisiana), as defined by SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. See Note 13.

        Use of Estimates—The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Management periodically evaluates the Company's policies, and the estimates and assumptions related to such policies. All of JEI's subsidiary companies operate in a highly regulated industry. The Colonial, Jalou and Black Hawk operations are subject to regulations that describe and regulate operating and internal control procedures. The majority of gaming revenue is in the form of cash which by nature does not require complex estimations. Management estimates certain liabilities with payment periods that extend for longer than several months. Such estimates include the self-insured medical and workers compensation liabilities and litigation costs. Furthermore, JEI believes that these estimates are reasonable based on past experience with the business and based upon assumptions related to possible outcomes in the future. Actual results could differ from those estimates.

        Furthermore, we have determined that the policy associated with our long-lived assets, goodwill and identifiable intangible assets, and related estimates are critical to the preparation of our consolidated financial statements. We have a significant investment in long-lived property and equipment. We estimate that the undiscounted future cash flows expected to result from the use of these assets exceeds the current carrying value of these assets. Any adverse change to the estimate of these undiscounted cash flows could necessitate an impairment charge that would adversely affect operating results. We estimate the useful lives for our assets based on historical experience, estimates of assets' commercial lives, and the likelihood of technological obsolescence. Should the actual useful life of a class of assets differ from the estimated useful life, we would record an impairment charge. We review useful lives and obsolescence and assess commercial viability of our assets periodically.

        Reclassifications—Certain reclassifications have been made in the 2003 and 2002 financial statements to conform with the classifications used in 2004. These reclassifications had no effect on the Company's financial position or net income.

3. GOODWILL AND OTHER INTANGIBLE ASSETS

        SFAS No. 142 applies to intangibles and goodwill acquired after June 30, 2001, as well as goodwill and intangibles previously acquired. Under SFAS No. 142, goodwill as well as other intangibles determined to have an indefinite life will no longer be amortized; however, these assets will be reviewed for impairment on a periodic basis. The Company adopted SFAS No. 142 on January 1, 2002, has completed its transitional impairment test at January 1, 2002, and has determined that no impairment of its goodwill balances exists. In addition, the Company has reassessed the useful lives of its identifiable intangible assets without any change to the previously established amortization periods of such assets.

        Furthermore, the Company performed its most recent annual impairment test as of September 30, 2004 and determined that goodwill was not impaired.

        Acquired intangible assets consist of the following (in thousands):

	As of December 31, 2004			As of December 31, 2003
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortizable intangible assets:
Revenue rights	$6,000	$360	5,640	$6,000	$240	$5,760
Device use rights	3,518	1,368	2,150	2,611	864	1,747

Total	$9,518	$1,728	$7,790	$8,611	$1,104	$7,507

	Years Ended December 31
	2004	2003	2002
Aggregate amortization expense	$624	$581	$524

        Estimated amortization expense for the years ended December 31:

2005	$788
2006	824
2007	414
2008	367
2009	321
Thereafter	5,076

Total	$7,790

4. ACQUISITIONS

        The following table summarizes the values assigned to assets acquired and liabilities assumed and recorded as of February 22, 2002, for the transactions occurring on that date as described in Note 1.

	Colonial	Jalou	Black Hawk	Totals
Current assets	$3,237	$6,053	$17,864	$27,154
Property and equipment—net	50,104	16,794	95,094	161,992
Other assets		41	1,684	1,725
Goodwill		11,227	15,611	26,838
Identifiable intangible assets		8,046		8,046

Total assets acquired	53,341	42,161	130,253	225,755

Current liabilities	8,214	2,081	9,184	19,479
Long-term debt	11,549	33,942	101,082	146,573

Total liabilities assumed	19,763	36,023	110,266	166,052

Net assets acquired	$33,578	$6,138	$19,987	$59,703

        Goodwill resulting from the transactions is attributable to anticipated future cash flows associated with the acquired entities. Amortization expense recorded on these identifiable intangible assets was $529, $529, and $524 for the years ended December 31, 2004, 2003 and 2002, respectively.

        Assuming the transactions had occurred at the beginning of 2002, pro forma revenue and net income would have been as follows: Net revenue of $168,839 and Net loss of $1,256.

        The pro forma information is not necessarily indicative of the results of operations that would have occurred had the acquisitions occurred at the beginning of 2002, nor are they indicative of future operating results.

        The following table summarizes the assets acquired and liabilities assumed and recorded as of March 2, 2005, for the transaction occurring on that date as described in Note 1.

	Breaux Bridge	Eunice	Jefferson	Total
Current assets	$402	$285	$309	$996
Property and equipment—net	3,089	2,461		5,550
Construction in progress			2,545	2,545
Other assets	14	20	331	365
Identifiable intangible assets	463	329	390	1,182

Total assets acquired	3,968	3,095	3,575	10,638

Current liabilities	217	184	22	423
Noncurrent liabilities	—	—	94	94

Total liabilities assumed	217	184	116	517

Net assets acquired	$3,751	$2,911	$3,459	$10,121

        The consolidated financial statements give retroactive effect to this transaction, and therefore, JEI's results from January 1, 2003, through December 31, 2004, include the operations of the acquired membership interests summarized as follows:

	2004	2003
Net revenues	$4,437	$—
Costs and expenses	5,533	42

Net loss	$(1,096)	$(42)

5. INVESTMENTS

        Colonial—During 1996, the Company acquired a 50% interest in Colonial Downs, L.P., ("Colonial Downs") a Virginia limited partnership, for $2,000.

        In March 1997, the Company's partnership investment in Colonial Downs was exchanged for 1,500,000 shares of Class B common shares of Colonial, which then conducted an initial public offering ("IPO") of its stock that resulted in a total of 7,250,000 shares outstanding (Class A shares 5,000,000; Class B shares 2,250,000). As a result of the IPO, the Company retained approximately a 22% equity interest and a 46% voting interest in Colonial.

        In September 1998, the Company purchased 1,140,000 Class A common shares of Colonial in the open market for $1,409. As a result, the Company increased its equity and voting interests to approximately 36% and 53% respectively.

        In July 1999, the Company received 510,000 Class B and 15,000 Class A shares of Colonial common stock at the agreed-upon value of $2.50 per share as full payment on a note receivable. As a result the Company increased its equity and voting interests to approximately 44% and 69%, respectively.

        In September 2001, the Company converted 790,000 shares of Colonial Class B common stock to Class A common stock. As a result of the conversion, the Company's equity and voting interests changed to approximately 44% and 61%, respectively.

        Investment in Black Hawk—During 1996, the Company acquired 190,476 shares at $5.25 per share, and during 1997 acquired 1,333,333 shares upon conversion of a note at the price of $5.25 per share of common stock of Black Hawk, representing approximately a 32% ownership interest in Black Hawk.

        The Company accounted for its interest in Black Hawk under the equity method of accounting through February 22, 2002. Under this method, the Company recorded its share of the income attributable to its share of Black Hawk as an increase to the investment and reduced its investment for actual distributions received. In January 2001, Black Hawk acquired Gold Dust West Casino, which was accounted for under the purchase method of accounting for business combinations, resulting in the recording of goodwill of approximately $15,000.

        Condensed data for Black Hawk is as follows:

January 1 - February 22, 2002
Statement of Operations
Revenues—net	$13,970
Operating expenses	17,145

Operating loss	(3,175)
Other income	119
Interest expense—net	(2,868)

Loss before minority interest	(5,924)
Minority interest	127

Income taxes
Net loss	(5,797)

Equity in net loss of investment	$2,622

        As discussed in Notes 1 and 4, the outstanding shares of Black Hawk were acquired on February 22, 2002. For the period from January 1, 2002, through February 22, 2002, the Company recorded a $1,980 net loss on its investment in Black Hawk which was primarily related to charges incurred by Black Hawk associated with the acquisition. Specifically, Black Hawk terminated its interest rate swap, wrote off of its existing debt issue costs, and incurred a charge related to the redemption of outstanding stock options resulting in charges of approximately $7,319.

        Investment in The Lodge—During 1996, the Company acquired an approximate 25% interest in The Lodge (the other 75% is owned by Black Hawk). The Company accounted for its interest in The Lodge under the equity method through February 22, 2002. Under this method, the Company recorded the income attributable to its share of The Lodge as an increase to the investment, and reduced its investment for actual distributions received.

        Condensed data for The Lodge is as follows:

January 1 - February 22, 2002
Statement of Loss
Revenues—net	$8,658
Operating expenses	7,734

Operating income	924
Interest expense—net	1,430

Net loss	$(506)

Net loss of investment	$(127)

6. LONG-TERM DEBT, NOTES PAYABLE-RELATED PARTIES, AND CAPITAL LEASES

        Long-term debt, notes payable-related parties, and capital leases, consists of the following as of December 31:

	2004	2003
Indebtedness of JEI:
Senior secured notes due 2009, with interest only payable each February 1, and August 1, beginning August 1, 2002 at a fixed interest rate of 11 7/8%. The notes were issued at a 3.96% discount which is being amortized using the effective interest method over the expected life of the Notes	$122,103	$121,393

Indebtedness of Black Hawk:
Bonds payable; issued in two series with interest payments varying between 6.25% and 6.50%; principal and interest payments approximating $360 are due semi-annually beginning in June 2000 continuing until December 2011; secured by infrastructure improvements made by the Lodge	3,997	4,438

Indebtedness of Colonial:
Note payable to Chesapeake Forest Products Company, LLC, maturing September 30, 2004, bearing interest at the prime (4.00% at December 31, 2003) rate commencing October 1, 2003; a principal payment of $1,770 was payable September 30, 2003 and the remaining principal balance plus all interest was due September 30, 2004, secured by the land purchased with the Note		1,747
Note payable to Maryland Jockey Club, maturing December 2005, bearing interest at a rate of 7.75% payable quarterly for the first two years, and equal installments of interest and principal to be paid quarterly over the remaining five year term of the note, beginning in the first quarter of 2001	290	580
Note payable to John Deere Credit, maturing October 2008, bearing interest at a rate of 2.25% payable monthly in equal installments of interest and principal beginning November 2003, secured by the equipment purchased with the Note.	177	221
Capital lease payable to Lancerlot Sports Complex, L.C., with interest and principal payments of $10 per month, maturing September 11, 2009, secured by the land held under the lease, with the right to extend the term of the lease five times for five year intervals, or to purchase the land for $800 at any time after the term and first renewal period of the lease (after September 11, 2014). The effective interest rate is 11.84%. Each lease renewal if elected will result in an increase in monthly payments by 10% over the previous lease term.	976
Capital lease payable to an individual, with interest and principal payments of $4 per month, until the earlier of occupancy or June 1, 2005, then interest and principal payments of $8 per month, maturing June 1, 2010, secured by the land and building held under the lease, with the right to extend the term of the lease four times for five year intervals, or to purchase the land and building for $700 at any time after the initial term of the lease (after June 1, 2010), with the purchase price increasing 8% with any successive renewal term. The effective interest rate is 10.31%. Each lease renewal if elected will result in an increase in annual payments by $8 over the lease term.	756
Other	28	36

	2,227	2,584

(Continued)

Indebtedness of Jalou:
Note payable to Cameron State Bank, maturing October 1, 2018, interest only monthly payments through April 1, 2005 bearing interest at a rate of 7%, beginning May 1, 2005 monthly principal and interest payments of $22 due until October 1, 2008, beginning November 1, 2008 monthly principal and interest payments of $21 due until September 1, 2018 bearing interest at a rate of the five year treasury bill plus 3%, October 1, 2018 all remaining interest and principal due. The note is secured by the land and improvements purchased with the note and inventory, equipment and fixtures	$2,300
Note payable to Cameron State Bank, maturing July 1, 2018, interest only monthly payments through January 1, 2005 bearing interest at a rate of 7%, beginning February 1, 2005 monthly prinicipal and interest payments of $27 due until July 1, 2008, beginning August 1, 2008 monthly principal and interest payments of $25 due until June 1, 2018 bearing interest at a rate of the five year treasury bill plus 3%, July 1, 2018 all remaining interest and principal due. The note is secured by the land and improvements purchased with the note and inventory, equipment and fixtures	2,800

	5,100

Indebtedness to related parties:
Notes payable to affiliates, maturing January 31, 2010, semi-annual payments of interest only at 12.0%, unsecured	$9,000	$9,000
Note payable to affiliates maturing March 2009, semi-annual payments of interest only at 8.5%, secured by the land, buildings, and related improvements of Houma	1,811	1,811
Note payable to affiliates maturing March 2009, semi-annual payments of interest only at 8.5%, secured by the land, buildings and related improvements of Winner's	1,208	1,208
Note payable to affiliates maturing March 2009, semi-annual payments of interest only at 8.5%, secured by the land, buildings, and related improvements of Cash's	1,717	1,717
Note payable to affiliates maturing March 2009, semi-annual payments of interest only at 8.5%, secured by the land, buildings, and related improvements of Colonel's	2,172	2,172
Note payable to affiliates maturing March 2009, semi-annual payments of interest only at 8.5%, secured by the land, buildings, and related improvements of Lucky Magnolia's	788	788
Note payable to affiliates maturing March 2009, semi-annual payments of interest only at 8.5%, secured by the land, buildings, and related improvements of Bayou Vista	1,679	1,679
Note payable to affiliates maturing March 2009, semi-annual payments of interest only at 8.5%, secured by the land, buildings, and related improvements of Raceland	1,114	1,114

	19,489	19,489
Total indebtedness	152,916	147,904
Less current indebtedness	(1,006)	(2,554)

Total long-term indebtedness	$151,910	$145,350

(Concluded)

        On February 8, 2002, JEI completed a $125,000 of 11 7/8% Senior Secured Notes (the "Notes") due 2009, with interest payable on each February 1, and August 1, with payments beginning August 1, 2002. The Notes were issued at a 3.96% discount from their principal amount, resulting in a discount of $4,950, which is being amortized using the effective interest method over the life of the Notes. The proceeds of the Notes were primarily used to fund the acquisition of the common stock of the entities described in Note 4, and to refinance certain debt of these entities in connection with the acquisitions. The Notes are secured by the assets and stock of the acquired entities. JEI has no independent assets or operations and the subsidiaries' guarantees on the Notes are full and unconditional and joint and several. The Notes contain a number of affirmative and negative covenants which among other things require JEI to maintain certain financial ratios and refrain from certain actions without prior approval from the Trustee of the Notes. As of December 31, 2004, management believes JEI is in compliance with all such debt covenants.

        On February 13, 2003, $10,489 of notes issued by the seller in connection with the acquisition of certain Jalou truck stops from an unaffiliated party were acquired by a related party. See discussion in Note 10 below.

        Scheduled principal payments as of December 31, 2004 are as follows:

2005	$1,006
2006	836
2007	874
2008	924
2009	136,440
Thereafter	15,733

Total	$155,813

        Effective July 12, 2002, the Company entered into a $10,000 line of credit ("LOC") agreement with Wells Fargo Foothill, Inc., expiring July 12, 2007. The LOC bears interest at the prime rate published by Wells Fargo Bank, N.A., plus 1.75%. The LOC is collateralized by the land, buildings and related improvements of The Lodge and the Gilpin Hotel and Casino, the Company's Colorado casino properties. The security interests under the terms of the LOC are contractually senior to the Notes. There were no amounts outstanding under the LOC as of December 31, 2004 and 2003.

        On March 2, 2005, JEI issued $23,000 in debt subject to the indenture of the Notes described above. The terms of the new notes are the same as the existing notes, which carry a coupon rate of 11 7/8% per annum and mature February 2009. See Note 15.

7. INCOME TAXES

        In conjunction with the acquisitions on February 22, 2002, discussed in Notes 1 and 4, effective February 22, 2002 Black Hawk and Colonial filed elections to change their tax status as C-Corporations to S-Corporations, and such conversions have been declared effective by the Internal Revenue Service. Subsequent to conversion to S-Corporations, no provision for federal income taxes is reflected in Black Hawk's, Colonial's or JEI's financial statements as the stockholders of JEI report any taxable income or loss on their personal tax returns.

        As of February 22, 2002, Colonial has net operating loss carryforwards of approximately $16,500 for income tax purposes that expire in years 2012 through 2020. A valuation allowance has been recognized to reduce the deferred tax assets by the entire amount. As described in Notes 1 and 4, on February 22, 2002, Colonial completed a merger with an affiliate of the principal shareholder, which repurchased all outstanding common stock not owned by the principal shareholder and his affiliates. As a result of these transactions, utilization of the net operating loss carryforwards may be significantly limited, thereby resulting in the expiration of a portion of the carryforwards prior to offsetting future taxable income.

        On March 11, 2002, the Company received notice from the Internal Revenue Service asserting deficiencies in federal corporate income taxes for the Black Hawk's 1998 tax year. The proposed adjustment indicates an increase to taxable ordinary income for the 1998 tax year of $1,193, and relates to the deductibility of depreciation taken against certain costs incurred by the Lodge to build and improve public assets. The Company has analyzed these matters and believe the Lodge has meritorious defenses to the deficiencies asserted by the Internal Revenue Service. The Company will contest the asserted deficiencies through the administrative appeals process, and believes that any amounts assessed for the 1998 and future tax years will not have a material effect on Black Hawk's financial position or results of operations. Due to the preliminary nature of this proceeding, management is unable to reasonably estimate the amount, or range of amounts, of any potential income tax liability associated with the notice.

8. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

        The following disclosure of estimated fair value of the Company's financial instruments has been determined by the Company using available market information and generally accepted valuation methodologies. However, considerable judgment is required to interpret market data in order to develop the estimates of fair value. Accordingly, the estimates herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The amounts for the Company's financial instruments are as follows:

	Carrying Amount	2004 Estimated Fair Value	2003 Carrying Amount	Estimated Fair Value
Liabilities—long-term debt and capital lease obligations	$152,916	$173,208	$147,904	$155,466

        The estimation methodologies utilized by the Company are summarized as follows:

        Debt—The fair value of variable-rate debt is estimated to be equal to its carrying amount. The fair value of senior secured notes issued in 2002 is based upon quoted market rates. The fair value of other fixed rate debt is estimated based on a discounted cash flow analysis, using the prevailing market interest rates for debt of similar dollar amount, maturity and risk.

        The estimated fair value of the Company's other financial instruments, such as cash and cash equivalents, accounts receivable, inventory and accounts payable, have been determined to approximate carrying value based on the short-term nature of those financial instruments.

9. EMPLOYEE BENEFIT PLANS

        In June 1998, Colonial implemented a 401(k) Plan in which all full time and part time employees are eligible to participate after six months of employment. The Plan is a defined contribution plan covering eligible employees of Colonial. The Plan allows eligible employees to make tax-deferred contributions that are matched by the Company up to a specified level. On July 9, 2004, the Colonial 401(k) plan was merged into the Black Hawk Gaming & Development Company Inc. 401(k) plan (re-named Jacobs Entertainment, Inc. plan on December 21, 2004). The Company's contributions to the 401(k) Plan were approximately $14, $14 and $12 for the period ended July 9, 2004, and for the years ended 2003 and 2002, respectively.

        On January 1, 1997, the Gilpin Hotel Casino Employees' 401(k) Plan (re-named Black Hawk Gaming & Development Company Inc.'s 401(k) Plan on March 31, 1999, further re-named Jacobs Entertainment, Inc.'s 401(k) plan on December 20, 2004) (the "Plan") was organized and began accepting contributions on September 1, 1997. The Plan is a defined contribution plan covering eligible employees of Black Hawk, The Lodge, the Gilpin, GDW, and Colonial (after July 9, 2004). The Plan allows eligible employees to make tax-deferred contributions that are matched by the Company up to a specified level. The Company contributed approximately $257 and $249 and $263 to the Plan for the years ended December 31, 2004, 2003, and 2002, respectively. On July 9, 2004, Colonial's Plan and Jacobs Entertainment, Inc.'s Plan were merged into one plan covering all eligible employees of JEI.

10. RELATED PARTY TRANSACTIONS

        In order to assist Black Hawk in its efforts to research, develop, perform due diligence on and possibly acquire new gaming opportunities, Black Hawk entered into an agreement with Premier One Development Company effective October 1, 1997. On May 9, 2000, Premier merged into Jacobs Investments Management Co. Inc. ("Management"), 82% of which is owned by Jeffrey P. Jacobs and the remaining 18% of which is owned in equal portions by two former directors of Colonial Holdings. Black Hawk paid or accrued $450, $450 and $450 for Management's services during the years ended December 31, 2004, 2003 and 2002, respectively. The agreement expired on December 31, 2002, but was extended for a period of nine years, at $450 per year, payable on January 15 of each year.

        Pursuant to an agreement with Diversified, the president of Colonial received compensation for consulting services to Diversified in connection with its acquisition of the Louisiana truck plaza video gaming facilities. Diversified paid $150 in 2002 for services in connection with the acquisition of the Louisiana truck plaza video gaming facilities acquired by Jacobs Entertainment in February 2002. The agreement also contains a two year non-compete clause with respect to any aspect of the operations of those truck plaza facilities. An affiliate of Jacobs also paid $38 for services rendered in 2002. This agreement expired in February 2004 and was not extended.

        The Company and Black Hawk shared a management fee of 5% of adjusted gross gaming proceeds for the gaming operations of The Lodge. For the first year of operations, the sharing ratio of this management fee was disbursed 40% to the Company and 60% to Black Hawk. For all subsequent years of operations, the management fee is disbursed 50% to the Company and 50% to Black Hawk. This arrangement was terminated on February 22, 2002. During the year ended December 31, 2002, the Company was paid $228 for management fees from The Lodge.

        The Company provides monthly management and accounting services to truckstops owned by an affiliate. In addition, the affiliates purchase repair parts from the Company. Total charges to affiliates for management services and repair part purchases totaled $384, $318, and $125 for the years ended December 31, 2004, 2003, and 2002, respectively. Accounts receivables due from affiliate totaled $224 and $221 as of December 31, 2004 and 2003, respectively.

        In conjunction with the acquisition of Breaux Bridge, Eunice, and Jefferson truck stop locations and the resulting retroactive restatement of the accompanying consolidated financial statements (see Notes 1, 4, 6 and 15), accounts payable due to affiliate resulting from development efforts totaled $1,819 and $837 as of December 31, 2004 and 2003, respectively. The payable due to affiliate at December 31, 2004 was paid in full on March 2, 2005 (the truck stop acquisition date).

        JEI is the obligor on notes to Jacobs totaling $9,000, with interest only payable semi-annually at 12% per annum, and the principal amount due and payable on January 31, 2010. These notes were issued in connection with the acquisition of certain Louisiana truck stops. JEI is also the obligor of $10,489 of notes issued by the seller in connection with the acquisition of additional truck stops from an unaffiliated party. These notes were acquired from the seller by Jacobs on February 13, 2003 for $7,000. The terms of the notes payable to Jacobs are identical to those of the seller notes described above. As a result of this transaction, for tax purposes JEI recognized taxable income in the form of a discharge of indebtedness of $3,489 representing the difference between the $10,489 seller notes and the acquisition price of $7,000, which was reported on JEI's tax return as taxable income to its shareholders.

11. CAPITALIZED AND ABANDONED PROJECT COSTS

        During the year ended 2004, we recorded a $2,900 charge to operations which is attributable to the write-off of abandoned project costs. Included in these costs is approximately $1,800 related to development costs associated with a potential gaming site in D'Iberville, Mississippi. After considering various development alternatives, we chose to abandon the project to pursue other alternatives which, in our estimation would result in greater returns than the potential of the D'Iberville site. The majority of these expenditures were primarily associated with land option payments and design, development and planning costs. Further, we charged to operations approximately $800 consisting of option payments, legal and accounting fee expenditures associated with four separate unrelated parties to acquire seven video poker stop operations in Louisiana. Based on the results of the due diligence work, we abandoned the potential acquisitions with all seven truck stop operations targeted for acquisition. Finally, approximately $300 in other capitalized costs were charged to operations due to abandonment of miscellaneous other projects.

12. COMMITMENTS AND CONTINGENCIES

        Colonial entered into a Management and Consulting Agreement, as amended (the "Management Agreement"), with Maryland-Virginia Racing Circuit, Inc. (the "Circuit"), an affiliate of the Maryland Jockey Club ("MJC"), to provide experienced management for the racetrack and satellite facilities and to create a Virginia-Maryland thoroughbred racing circuit. Under the Management Agreement, MJC agrees to suspend live racing at their racetracks, Laurel Park and Pimlico Race Course, during Colonial's live thoroughbred meets. Parties to the Management Agreement also exchange simulcast signals for their live thoroughbred meets at no cost to either party. The effect of the exchange of signals is immaterial to the consolidated financial statements. The Circuit manages Colonial's satellite facilities as well as the live standardbred and thoroughbred meets and provides certain personnel, at its expense, for the live thoroughbred meet. For its services, the Circuit receives a management fee of 1.0% of the first $75 million of the aggregate gross amounts wagered in any calendar year in the Commonwealth of Virginia, excluding certain amounts specified in the Management Agreement ("Handle"), and 2.0% of all Handle in excess of $75 million per calendar year. In February 2003, Colonial entered into an amendment to the Management Agreement pursuant to which the Circuit agreed to a management fee of 1.5% of Handle for Handle in excess of $125 million generated from the racetrack and its satellite facilities. The Management Agreement will remain in effect until 2036, as amended, provided Colonial owns, controls, or operates the racetrack under its existing licenses. At Colonial's option, Colonial may terminate the Management Agreement any time after 2021 upon payment of a fee equal to 17 times the average management fee paid during the three years immediately preceding such termination. Management fees incurred under the Management Agreement are approximately $2,082, $1,831 and $1,700 during each of the years ended December 31, 2004, 2003 and 2002, respectively.

        Colonial has entered into an agreement with a totalisator company which provides wagering services and designs, programs, and manufactures totalisator systems for the Company's pari-mutuel wagering applications. The basic terms of the agreement state that the totalisator company shall provide totalisator services to Colonial for all wagering held at Colonial's facilities through 2004 at a rate of .365% of the gross amounts wagered. Totalisator fees incurred under this agreement was approximately $622, $497, and $381 for the years ended December 31, 2004, 2003 and 2002, respectively.

        On March 16, 2005, Colonial entered into an amendment with the totalisator company that extends the term of the agreement to 2012, provides replacement equipment for the existing equipment, and increases the rate to .385% of handle up to $270,000 in handle. Handle above $270,000 will be charged a rate of .345%. The amendment also provides for minimum charge per calendar year of $330.

        Colonial has entered into agreements with a company which provides broadcasting and simulcasting equipment and services. The agreements for live racing services at the horse racing track, and equipment leases at two of the off track wagering facilities were extended during 2002 until December 31, 2007. Effective November 6, 2002, Colonial acquired certain equipment located at the horse racing track previously leased under these agreements. Total expense incurred for totalisator and broadcasting and simulcasting equipment was approximately $922, $745 and $1,179 for the years ended December 31, 2004, 2003 and 2002, respectively.

        Colonial leases automobiles, building space, and certain equipment under operating leases expiring at various dates. Total rental expense under these non-cancelable leases was approximately $420, $357, and $251 for the years ended December 31, 2004, 2003 and 2002, respectively.

        Black Hawk leases land and warehouse space for the Gold Dust in Reno, Nevada as well as automobiles, and other property and equipment under operating leases expiring at various dates. Total rental expense under these non-cancelable leases was approximately $357, $352, and $351 for the years ended December 31, 2004, 2003, and 2002, respectively.

        The following are the future estimated minimum commitments relating to JEI's non-cancelable operating agreements and leases:

Year Ended December 31
2005	$1,198
2006	$1,139
2007	1,143
2008	935
2009	780
Thereafter	10,592

Total	$15,787

        Other long-term obligations include the commitment of the Louisiana truck plaza video gaming facilities to pay $1 per video poker machine per day, plus $1,000 per machine annually in licensing to an outside party to maintain its video poker machines in its truck stop premises. Other long-term obligations also include commitments under employment contracts with members of senior management.

        The following summarizes the leased property under capital leases:

Class of Property	2004	2003
Land	$1,323	$—
Building	409
Other	16	16
Less acumulated depreciation	(5)	(3)

Total leased property under capital leases	$1,743	$13

        The following is a schedule by years of future minimum lease payments under capital leases together with the present value of the net minimum lease payments as of December 31, 2004:

Year Ending December 31
2005	$194
2006	211
2007	211
2008	210
2009	213
Thereafter	2,180

Total future mimimum lease payments	3,219
Less amount representing interest ranging from 1.6% to 11.75% per annum	1,482

Present net value of net minimum lease payments	$1,737

        On May 25, 2001, a lawsuit was filed in the United States District Court for the District of Colorado (Case No. 01-D-0964) by Central City, several casino operators located in Central City and others against the City of Black Hawk, the Black Hawk Gaming Association (formerly the Black Hawk Casino Owners Association) and several casino operators located in the City of Black Hawk, including Black Hawk Gaming. The suit alleged that the defendants caused economic harm to the plaintiffs by engaging in a conspiracy and scheme to harm competition, restrain trade and monopolize the gaming industry in the Gilpin County, Colorado market in violation of federal and state constitutional, statutory and common law. Also, the complaint alleged that starting in 1996, the City of Black Hawk began interfering with Central City's plans to construct a road directly from Interstate 70 to Central City. The plaintiffs sought compensatory, treble and exemplary damages along with interest, costs and attorneys' fees. On March 26, 2003, the district court entered an order dismissing with prejudice the plaintiffs' seventh, eighth, eleventh, twelfth and thirteenth claims for relief (i.e., the state common law claims and the claims under RICO and its Colorado statutory counterpart (COCCA)). On March 31, 2004, the district court dismissed with prejudice the federal antitrust claims. The court declined to retain supplemental jurisdiction over the state antitrust claims, and dismissed them without prejudice. On April 30, 2004, the plaintiffs filed a notice of appeal in the district court, appealing the dismissals of their claims to the United States Court of Appeals for the Tenth Circuit. On April 19, 2005, the appellate court upheld the decision of the district court dismissing the plaintiffs' action. Therefore, at this point, the plaintiffs' only remaining options are to petition the Tenth Circuit for rehearing and/or to petition the United States Supreme Court for review. We continue to firmly believe that the suit will not result in any material liability.

        In March 2003, Galactic Gaming, Inc., one of the plaintiffs in Case No. 01-D-0964 (MJW), filed an action in District Court in Jefferson County, Colorado, Case No. 03CV0793, Division 7, against many of the same defendants as in Case No. 01-D-0964 (MJW), including Black Hawk Gaming. This action asserted state common law claims identical or virtually identical to those that were asserted and dismissed with prejudice in the federal action. Plaintiff moved for voluntary dismissal and on July 16,

2003, the Jefferson County district court dismissed the action without prejudice. Given the passage of time and the results of the decision by the United States Court of Appeals for the Tenth Circuit (see above), we do not believe that plaintiff will attempt to reassert this action. If the plaintiff in the future attempts to reassert this action, we do not believe it will result in any material liability.

        The Company is also involved in routine litigation arising in the ordinary course of business. These matters are believed by the Company to be covered by appropriate insurance policies.

13. STOCK OPTIONS

        In conjunction with the acquisition of the remaining shares of Colonial discussed in Notes 1 and 4, 237,000 options outstanding on that date became 100% vested, and Colonial recognized a $21 charge to operations on February 22, 2002, representing the difference between the respective options' exercise price and the per share acquisition price of $1.12. All outstanding options including those available for grant were terminated upon JEI's acquisition of the remaining shares of Colonial on February 22, 2002.

        Colonial implemented a stock option plan on March 31, 1997. Options granted under the plan were either Incentive Stock Options or Non-qualified Stock Options, based on the discretion of the Board of Directors. The maximum aggregate number of shares which could be optioned and sold under the plan was 395,000 shares of Colonial's Class A Common Stock. The exercise price per share for Incentive Options was no less than the fair value of the stock at the grant date. The exercise of Non-qualified Options was determined by the Board of Directors on the grant date. The term of the plan was ten years. On June 14, 1999, 20,000 granted and outstanding options were repriced from $10.45 to $1.7875 per share. On December 15, 1998, 118,000 granted and outstanding options were repriced from $9.50 per share to $1.00 per share.

14. SEGMENT INFORMATION

        At December 31, 2004 and 2003, the Company has four segments representing the geographic regions of their operations. Each segment is managed separately because of the unique characteristics of revenue stream and customer base.

        The Colorado segment consists of The Lodge and Gilpin casinos and the Nevada segment consists of the Gold Dust West casino. The Virginia segment consists of Colonial's pari-mutuel operations and the Louisiana operations consist of Jalou's truck plaza/video poker facilities.

        The accounting policies of the segments are the same as those described in Note 1. The corporate operations represent all other revenues and expenses, and are also presented. The following segment information is presented after elimination of inter-segment transactions.

	Year Ended December 31, 2004
	Colorado	Nevada	Virginia	Louisiana	Total
	(Dollars in thousands)
Total revenues:
Gaming:
Casino	$86,115	$22,232	$—	$—	$108,347
Truck stop				24,842	24,842
Pari-mutuel			32,946		32,946
Food and beverage	9,618	3,527	2,056	2,763	17,964
Convenience store—fuel				21,690	21,690
Convenience store—other				3,825	3,825
Hotel	800	582			1,382
Other	755	152	2,099	325	3,331

Total revenues	97,288	26,493	37,101	53,445	214,327
Promotional allowances	(15,007)	(4,028)		(1,140)	(20,175)

Net revenues	$82,281	$22,465	$37,101	$52,305	$194,152

Depreciation and amortization	$4,838	$1,436	$1,544	$1,962	$9,780
Corporate adjustments and eliminations					178

Consolidated depreciation and amortization					$9,958

Interest income	13	3	29	3	$48
Corporate adjustments and eliminations					16

Consolidated total interest income					$64

Interest expense	10,807	3,142	121	2,216	$16,286

Corporate adjustments and eliminations					3,419

Consolidated total interest expense					$19,705

Net income	$8,582	$2,960	$(35)	$5,279	$16,786

Corporate adjustments and eliminations					(12,895)

Consolidated net income					$3,891

EBITDA(1)	$24,214	$7,535	$1,601	$9,454	$42,804

Corporate adjustments and eliminations					(9,314)

Consolidated EBITDA					$33,490

Goodwill	$6,711	$8,836	$—	$11,226	$26,773

Identifiable intangible assets—net	$—	$—	$—	$7,790	$7,790

Property, plant and equipment—net	$87,294	$11,594	$59,690	$23,578	$182,156

Corporate adjustments and eliminations					547

Consolidated net property, plant and equipment—net					$182,703

Total assets	$111,277	$24,577	$63,538	$49,741	$249,133

Corporate adjustments and eliminations					3,133

Consolidated total assets					$252,266

Long-term debt	$78,265	$22,682	$1,888	$24,394	$127,229

Corporate adjustments and eliminations					24,681

Consolidated total long-term debt					$151,910

Capital expenditures	$5,585	$1,619	$5,665	$6,182	$19,051

Corporate adjustments and eliminations

Consolidated capital expenditures					$19,051

	Year Ended December 31, 2003
	Colorado	Nevada	Virginia	Louisiana	Total
	(Dollars in thousands)
Total revenues:
Gaming:
Casino	$77,137	$19,679	$—	$—	$96,816
Truck stop				24,108	24,108
Pari-mutuel			29,189		29,189
Food and beverage	8,646	3,446	1,951	2,340	16,383
Convenience store—fuel				17,229	17,229
Convenience store—other				3,403	3,403
Hotel	792	578			1,370
Other	722	131	1,863	287	3,003

Total revenues	87,297	23,834	33,003	47,367	191,501
Promotional allowances	(14,820)	(3,970)		(862)	(19,652)

Net revenues	72,477	19,864	33,003	46,505	$171,849

Depreciation and amortization	4,759	1,241	1,285	1,650	$8,935
Corporate adjustments and eliminations					136

Consolidated depreciation and amortization					$9,071

Interest income	3		44	14	$61

Corporate adjustments and eliminations					1

Consolidated total interest income					$62

Other income					$10
Interest expense	10,774	3,123	264	1,986	$16,147

Corporate adjustments and eliminations					3,498

Consolidated total interest expense					$19,645

Net income	$3,178	$1,378	$278	$6,676	$11,510

Corporate adjustments and eliminations					(8,879)

Consolidated net income					$2,631

EBITDA(1)	$18,708	$5,742	$1,783	$10,298	$36,531

Corporate adjustments and eliminations					(5,256)

Consolidated EBITDA					$31,275

Goodwill	$6,711	$8,836	$—	$11,226	$26,773

Identifiable intangible assets—net	$—	$—	$—	$7,507	$7,507

Property, plant and equipment—net	$86,770	$11,579	$55,569	$18,713	$172,631

Corporate adjustments and eliminations					576

Consolidated net property, plant and equipment—net					$173,207

Total assets	108,775	24,071	59,363	42,897	$235,106

Corporate adjustments and eliminations					3,878

Consolidated total assets					$238,984

Long-term debt	$78,302	$22,549	$471	$19,489	$120,811

Corporate adjustments and eliminations					24,539

Consolidated total long-term debt					$145,350

Capital expenditures	$8,226	$1,080	$2,804	$3,729	$15,839

Corporate adjustments and eliminations					440

Consolidated capital expenditures					$16,279

	Year Ended December 31, 2002
	Colorado	Nevada	Virginia	Louisiana	Total
	(Dollars in thousands)
Total revenues:
Gaming:
Casino	$68,297	$15,218	$—	$—	$83,515
Truck stop				21,884	21,884
Pari-mutuel			27,872		27,872
Food and beverage	6,458	2,343	1,650	1,954	12,405
Convenience store—fuel				14,909	14,909
Convenience store—other				3,329	3,329
Hotel	811	460			1,271
Other	519	68	1,702	325	2,614

Total revenues	76,085	18,089	31,224	42,401	167,799
Promotional allowances	(11,336)	(1,974)		(769)	(14,079)

Net revenues	64,749	16,115	31,224	41,632	$153,720

Depreciation and amortization	4,513	840	1,414	1,548	$8,315
Corporate adjustments and eliminations					74

Consolidated depreciation and amortization					$8,389

Interest income	15	1	35	28	$79
Corporate adjustments and eliminations					115

Consolidated total interest income					$194

Interest expense	9,247	2,684	611	2,003	$14,545

Corporate adjustments and eliminations					3,755

Consolidated total interest expense					$18,300

Income (loss) before equity in loss of investments and minority interest in loss	$4,530	$997	$538	$6,199	$12,264

Corporate adjustments and eliminations					(7,519)

Consolidated total income before equity in loss of investments and minority interest in loss					$4,745

Equity in loss of investments—Black Hawk and the Lodge	$(1,980)	$—	$—	$—	$(1,980)

Minority interest in loss—Colonial	$—	$—	$173	$—	$173

Net income (loss)	$2,550	$997	$711	$6,199	$10,457

Corporate adjustments and eliminations					(7,519)

Consolidated net income					$2,938

EBITDA(1)	$18,238	$4,519	$2,528	$9,722	$35,007

Corporate adjustments and eliminations					(3,767)

Consolidated EBITDA					$31,240

Goodwill	$6,765	$8,847	$—	$11,226	$26,838

Identifiable intangible assets—net	$—	$—	$—	$7,522	$7,522

Property, plant and equipment—net	$81,225	$11,804	$54,116	$16,072	$163,217

Corporate adjustments and eliminations					233

Consolidated net property, plant and equipment—net					$163,450

Total assets	113,416	23,962	57,478	41,359	$236,215

Corporate adjustments and eliminations					11

Consolidated total assets					$236,226

Long-term debt	$77,982	$22,300	$2,440	$19,489	$122,211

Corporate adjustments and eliminations					24,902

Consolidated total long-term debt					$147,113

Capital expenditures	$3,510	$1,450	$1,732	$339	$7,031

Corporate adjustments and eliminations					310

Consolidated capital expenditures					$7,341

(1)
EBITDA (earnings before interest, taxes, depreciation and amortization) is presented as supplemental information in the tables above and in the discussion of our operating results. EBITDA can be reconciled directly to our consolidated net income by adding the amounts shown for depreciation, amortization, and interest. This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States of America, such as net

  (loss) income, nor should it be considered as an indicator of our overall financial performance. Our calculation of EBITDA may be different from the calculation used by other companies and comparability may be limited. Management believes that presentation of a non-GAAP financial measure such as EBITDA is useful because it allows investors and management to evaluate and compare the Company's operating results from continuing operations from period to period in a meaningful and consistent manner in addition to standard GAAP financial measures. Management internally evaluates the performance of its properties using EBITDA measures as do most analysts following the gaming industry. EBITDA is also a component of certain financial covenants in the Company's debt agreements.

15. SUBSEQUENT EVENT

      On March 2, 2005, JEI issued $23,000 in debt subject to the indenture of the Notes described above. The terms of the new notes are the same as the existing notes, which carry a coupon rate of 11 7/8% per annum and mature February 2009. Additionally, the notes were issued at a 10% premium from their principal amount resulting in a premium of $2,300, which is being amortized using the effective interest method over the life of the notes. The majority of the proceeds from the financing ($22,500) was used to purchase three truck plaza video gaming facilities in Louisiana from Jacobs. A portion of the proceeds was used by the seller to retire the $5,100 of debt held as of December 31, 2004 on the three truck stops acquired March 2, 2005. The acquisition is a combination of entities under common control, and as a result, is reflected for accounting and financial reporting purposes as a pooling of interest. See Note 4. The excess of the purchase price over the book value of the net assets acquired will be recorded as a net distribution to the Company's owners in the amount of approximately $12,380.

******

JACOBS ENTERTAINMENT, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

March 31, 2005 and December 31, 2004

(Dollars In Thousands)

	March 31, 2005	December 31, 2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$19,270	$21,497
Restricted cash	3,204	1,670
Accounts receivable, net	1,438	1,634
Inventories	1,513	1,413
Prepaid expenses and other assets	2,484	2,070

Total current assets	27,909	28,284
PROPERTY, PLANT AND EQUIPMENT
Land and improvements	52,435	52,299
Building and improvements	123,924	122,995
Equipment, furniture and fixtures	39,900	37,516
Leasehold improvements	2,350	2,344
Construction in progress	2,545	1,948

	221,154	217,102
Less accumulated depreciation and amortization	(36,373)	(34,399)

PROPERTY, PLANT AND EQUIPMENT—NET	184,781	182,703
OTHER ASSETS:
Goodwill	26,773	26,773
Identifiable intangible assets	7,892	7,790
Debt issue costs, net	8,111	5,426
Other assets	1,408	1,290

TOTAL	$256,874	$252,266

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$16,223	$13,972
Gaming taxes payable	2,690	2,841
Interest payable	3,024	5,691
Due to affiliate	65	1,819
Current portion of long-term debt and capital lease obligations	746	1,006

Total current liabilities	22,748	25,329
Long term debt and capital lease obligations	152,924	132,421
Long term debt—related parties	19,489	19,489

Total long-term debt	172,413	151,910
OTHER	429	423

Total liabilities	195,590	177,662
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Common stock $.01 par value; 1,500 shares authorized; issued and outstanding
Additional paid-in capital	39,394	31,312
Retained earnings	21,890	43,292

Total stockholders' equity	61,284	74,604

TOTAL	$256,874	$252,266

See notes to unaudited consolidated financial statements.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Three Months Ended March 31, 2005 and 2004

(Dollars In Thousands)

	Three Months Ended March 31,
	2005	2004
REVENUES:
Gaming:
Casino	$27,463	$27,068
Truck stop	7,527	6,455
Pari-mutuel	7,908	7,685
Food and beverage	4,505	4,054
Convenience store—fuel	6,936	4,255
Convenience store—other	1,099	807
Hotel	416	282
Other	670	683

Total revenues	56,524	51,289
Promotional allowances	(5,462)	(5,090)

Net revenues	51,062	46,199

COSTS AND EXPENSES:
Gaming:
Casino	9,766	9,425
Truck stop	3,842	3,315
Pari-mutuel	7,063	6,031
Food and beverage	2,604	2,045
Convenience store—fuel	6,538	3,965
Convenience store—other	1,361	951
Hotel	110	158
Marketing, general and administrative	10,897	9,519
Depreciation and amortization	2,544	2,449

Total costs and expenses	44,725	37,858

OPERATING INCOME	6,337	8,341
Interest income	24	6
Interest expense	(5,263)	(4,892)

NET INCOME	$1,098	$3,455

See notes to unaudited consolidated financial statements.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

For the Year Ended December 31, 2004 and for the Three Months Ended March 31, 2005

(Dollars In Thousands)

	Common Stock
			Additional Paid-in Capital	Retained Earnings
	Shares	Amount*			Total
BALANCES, JANUARY 1, 2004	1,500	$	$29,609	$39,401	$69,010
Capital contribution			1,703		1,703
Net income				3,891	3,891

BALANCES, DECEMBER 31, 2004	1,500	$	$31,312	$43,292	$74,604
Capital contribution			8,082		8,082
Distribution				(22,500)	(22,500)
Net income				1,098	1,098

BALANCES, MARCH 31, 2005	1,500	$	$39,394	$21,890	$61,284

*
The par value amount of Jacobs Entertainment, Inc. common stock outstanding for the periods presented is less than $500 and is therefore presented as $0 above due to rounding.

See notes to unaudited consolidated financial statements.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Three Months Ended March 31, 2005 and 2004

(Dollars In Thousands)

	Three Months Ended March 31,
	2005	2004
OPERATING ACTIVITIES:
Net income	$1,098		$3,455
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	2,544		2,449
Gain on sale of assets	(24)		(4)
Deferred financing cost amortization	401		339
Bond issue discount amortization	175		177
Bond issue premium amortization	(49)
Loan discount amortization			8
Changes in operating assets and liabilities:
Restricted cash	(1,534)		(1,612)
Accounts receivable, net	196		110
Inventories	(100)		(49)
Prepaid expenses and other assets	(532)		(929)
Accounts payable and accrued expenses	1,794		1,677
Gaming taxes payable	(151)		(381)
Interest payable	(2,667)		(2,895)
Due to affiliate	(1,754)

Net cash (used in) provided by operating activities	(603)		2,345

INVESTING ACTIVITIES:
Additions to property, plant, and equipment	(4,494)		(4,303)
Proceeds from sale of equipment	82		13
Purchase of device rights	(288)		(504)
Capitalized project costs			(103)

Net cash used in investing activities	(4,700)		(4,897)

FINANCING ACTIVITIES
Net proceeds from bond issuance	25,535
Payments to obtain financing	(2,858)
Proceeds from long term debt	1,230		2,409
Proceeds from revolving line of credit	1,750		3,043
Capital contributions from stockholders	1,752		368
Payments on long term debt	(83)		(86)
Payments on revolving line of credit	(1,750)		(3,043)
Distributions to stockholders	(22,500)

Net cash provided by financing activities	3,076		2,691

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(2,227)		139
CASH AND CASH EQUIVALENTS, BEGINNING OF THE YEAR	21,497		16,238

CASH AND CASH EQUIVALENTS, END OF PERIOD	$19,270		$16,377

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest, net of amounts capitalized of $4 and $1 for the three month periods ended March 31, 2005 and 2004, respectively	$8,457		$8,449

Non-cash investing and financing activities
Capital contribution exchanged for note retirement paid by affiliate	$6,330	$

See notes to unaudited consolidated financial statements.

JACOBS ENTERTAINMENT, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004

(DOLLARS IN THOUSANDS)

1. BUSINESS AND ORGANIZATION

        Jacobs Entertainment, Inc. ("JEI" or the "Company") was formed on April 17, 2001, as a Subchapter S Corporation under the Internal Revenue Code of 1986 as amended, to become a geographically diversified gaming and pari-mutuel wagering company with properties in Colorado, Nevada, Louisiana, and Virginia. The Company's sole stockholders, who each own 50% of JEI's common stock, are Jeffrey P. Jacobs and the Richard E. Jacobs Revocable Trust, of which Richard E. Jacobs is the sole trustee (collectively, "Jacobs"). As of March 31, 2005, JEI owns and operates three casinos, nine truck plaza video gaming facilities, and a horse racing track with six satellite wagering facilities. The Company also receives a percentage of gaming revenue from an additional truck plaza video gaming facility.

        On March 2, 2005, JEI acquired three truck plaza video gaming facilities in Louisiana previously owned by Jacobs. The purchase of the three truck plaza video gaming facilities was accounted for as a combination of entities under common control, which is similar to the pooling of interests method of accounting for business combinations. Accordingly, the accompanying consolidated financial statements have been retroactively adjusted to include the operations of the acquired truck plazas from January 1, 2004 through March 31, 2005. See Note 7 below.

        On March 16, 2005, Colonial Downs received a license to own and operate a seventh satellite wagering facility in Henry County, Virginia. We anticipate opening this facility in the fourth quarter of 2005. On April 27, 2005, Colonial Downs received a license to own and operate its eighth satellite wagering facility at a second location in Chesapeake, Virginia. We also anticipate opening this facility in the fourth quarter of 2005. On May 25, 2005, Colonial Downs was granted a license to own and operate a ninth satellite wagering facility in Scott County, Virginia.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Unaudited Consolidated Financial Statements—In the opinion of management, the accompanying unaudited consolidated financial statements reflect all adjustments, consisting only of normal recurring accruals, which are necessary for the fair presentation of the financial position of the Company as of March 31, 2005 and December 31, 2004 and the results of its operations and cash flows for the three month periods ended March 31, 2005 and 2004. All significant inter-company transactions and balances have been eliminated in consolidation.

        The accompanying unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto of JEI in our Form 10-K report for the year ended December 31, 2004 filed with the U.S. Securities Exchange Commission. Our significant accounting policies are discussed in detail in Note 2 to the financial statements contained in our Form 10-K report. The results of interim periods are not necessarily indicative of the results to be expected for the year ending December 31, 2005.

        Reclassifications—Certain amounts have been reclassified within the 2004 financial statements to conform to the presentation used in 2005.

3. IDENTIFIABLE INTANGIBLE ASSETS

	As of March 31, 2005			As of December 31, 2004
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(Dollars In Thousands)
Amortizable intangible assets:
Revenue rights	$6,000	$390	$5,610	$6,000	$360	$5,640
Device use rights	3,798	1,516	2,282	3,518	1,368	2,150

Total	$9,798	$1,906	$7,892	$9,518	$1,728	$7,790

	Three months ended March 31, 2005	Three months ended March 31, 2004
Aggregate amortization expense	$178	$144

Estimated amortization expense:
2005	$824
2006	795
2007	459
2008	424
2009	325
Thereafter	5,065

Total	$7,892

4. SEGMENTS

        At March 31, 2005 and 2004, the Company has four segments representing the geographic regions of its operations. Each segment is managed separately because of the unique characteristics of revenue stream and customer base.

        The Colorado segment consists of The Lodge and Gilpin casinos and the Nevada segment consists of the Gold Dust West casino. The Virginia segment consists of Colonial's pari-mutuel operations and the Louisiana operations consist of Jalou's truck plaza/video poker facilities. The corporate operations represent all other revenues and expenses. The following segment information is presented after elimination of inter-segment transactions.

As of and for the Three Months Ended March 31, 2005

(Dollars In Thousands)

	Colorado		Nevada		Virginia		Louisiana	Total
Revenues
Gaming
Casino		$22,320		$5,143				$27,463
Truck stop							$7,527	7,527
Pari-mutuel						$7,908		7,908
Food and beverage		2,349		889		445	822	4,505
Convenience store—fuel							6,936	6,936
Convenience store—other							1,099	1,099
Hotel		345		71				416
Other		173		37		374	86	670

Total revenues		25,187		6,140		8,727	16,470	56,524
Promotional allowance		(3,919)		(1,137)			(406)	(5,462)

Net revenues		$21,268		$5,003		$8,727	$16,064	$51,062

Depreciation and amortization		$1,165		$403		$380	$553	2,501

Corporate adjustments and eliminations								43

Consolidated depreciation and amortization								$2,544

Interest Income		$13		$1		$6	$2	22

Corporate adjustments and eliminations								2

Consolidated interest income								$24

Interest expense		$2,701		$784		$55	$697	4,237

Corporate adjustments and eliminations								1,026

Consolidated interest expense								$5,263

Net income (loss)		$2,656		$207		$(485)	$1,690	4,068

Corporate adjustments and eliminations								(2,970)

Consolidated net income								$1,098

EBITDA(1)		$6,509		$1,393		$(56)	$2,938	10,784

Corporate adjustments and eliminations								(1,903)

Consolidated EBITDA								$8,881

Goodwill		$6,711		$8,836	$		$11,226	$26,773

Identifiable intangible assets	$		$		$		$7,892	$7,892

Property, plant and equipment, net		$89,044		$11,667		$59,707	$23,946	184,364

Corporate adjustments and eliminations								417

Consolidated property, plant and equipment, net								$184,781

Total assets		$110,570		$24,552		$65,473	$52,312	252,907

Corporate adjustments and eliminations								3,967

Consolidated total assets								$256,874

Long-term debt		$78,372		$22,714		$1,869	$26,438	129,393

Corporate adjustments and eliminations								43,020

Consolidated total long-term debt								$172,413

Capital expenditures		$2,889		$475		$396	$734	4,494

Corporate adjustments and eliminations

Consolidated total capital expenditures								$4,494

As of and for the Three Months Ended March 31, 2004

(Balance Sheet data as of December 31, 2004)

(Dollars In Thousands)

	Colorado		Nevada		Virginia		Louisiana	Total
Revenues
Gaming
Casino		$21,630		$5,438				$27,068
Truck stop							$6,455	6,455
Pari-mutuel						$7,685		7,685
Food and beverage		2,357		849		217	631	4,054
Convenience store—fuel							4,255	4,255
Convenience store—other							807	807
Hotel		151		131				282
Other		176		42		370	95	683

Total revenues		24,314		6,460		8,272	12,243	51,289
Promotional allowance		(3,818)		(1,059)			(213)	(5,090)

Net revenues		$20,496		$5,401		$8,272	$12,030	$46,199

Depreciation and amortization		$1,252		$351		$357	$445	2,405

Corporate adjustments and eliminations								44

Consolidated depreciation and amortization								$2,449

Interest Income		$1	$			$4	$1	6

Corporate adjustments and eliminations
Consolidated interest income								$6

Interest expense		$2,714		$785		$42	$497	4,038

Corporate adjustments and eliminations								854

Consolidated interest expense								$4,892

Net income		$2,394		$771		$509	$1,794	5,468

Corporate adjustments and eliminations								(2,013)

Consolidated net income								$3,455

EBITDA(1)		$6,359		$1,907		$904	$2,735	11,905

Corporate adjustments and eliminations								(1,115)

Consolidated EBITDA								$10,790

Goodwill		$6,711		$8,836	$		$11,226	$26,773

Identifiable intangible assets	$		$		$		$7,790	$7,790

Property, plant and equipment, net		$87,294		$11,594		$59,690	$23,578	182,156

Corporate adjustments and eliminations								547

Consolidated property, plant and equipment, net								$182,703

Total assets		$111,277		$24,577		$63,538	$49,741	249,133

Corporate adjustments and eliminations								3,133

Consolidated total assets								$252,266

Long-term debt		$78,265		$22,682		$1,888	$24,394	127,229

Corporate adjustments and eliminations								24,681

Consolidated total long-term debt								$151,910

Capital Expenditures		$1,286		$615		$387	$2,009	4,297

Corporate adjustments and eliminations								6

Consolidated total capital expenditures								$4,303

(1)
EBITDA (earnings before interest, taxes, depreciation and amortization) is presented as supplemental information in the tables above and in the discussion of our operating results. EBITDA can be reconciled directly to our consolidated net income by adding the amounts shown for depreciation, amortization, and interest. This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States of America, such as net income, nor should it be considered as an indicator of our overall financial performance. Our calculation of EBITDA may be different from the calculation used by other companies and comparability may be limited. Management believes that presentation of a non-GAAP financial measure such as EBITDA is useful because it allows investors and management to evaluate and compare our operating results from continuing operations from period to period in a meaningful and consistent manner in addition to standard GAAP financial measures. Management internally evaluates the performance of our properties using EBITDA measures as do most analysts following the gaming industry. EBITDA is also a component of certain financial covenants in our debt agreements. See the reconciliation of EBITDA to net income for the three month periods ended March 31, 2005 and 2004 on page 17.

5. COMMITMENTS AND CONTINGENCIES

      Colonial entered into a Management and Consulting Agreement, as amended (the "Management Agreement"), with Maryland-Virginia Racing Circuit, Inc. (the "Circuit"), an affiliate of the Maryland Jockey Club ("MJC"), to provide experienced management for the racetrack and satellite facilities and to create a Virginia-Maryland thoroughbred racing circuit. Under the Management Agreement, MJC agrees to suspend live racing at their racetracks, Laurel Park and Pimlico Race Course, during Colonial's live thoroughbred meets. Parties to the Management Agreement also exchange simulcast signals for their live thoroughbred meets at no cost to either party. The effect of the exchange of signals is immaterial to the consolidated financial statements. The Circuit manages Colonial's satellite facilities as well as the live standardbred and thoroughbred meets and provides certain personnel, at its expense, for the live thoroughbred meet. For its services, the Circuit receives a management fee of 1.0% of the first $75 million of the aggregate gross amounts wagered in any calendar year in the Commonwealth of Virginia, excluding certain amounts specified in the Management Agreement ("Handle"), 2.0% of all Handle of $75 million to $125 million per calendar year, 1.5% of all Handle in excess of $125 million, and 3.25% of any Handle for satellite wagering facilities located in the counties of Loudoun, Fairfax, Prince William, and Arlington and the Virginia cities of Manassas, Manassas Park, Fairfax City, Falls Church, and Alexandria. (Colonial currently does not have satellite wagering facilities located in such localities). The Management Agreement will remain in effect until 2036 provided Colonial owns, controls, or operates the racetrack under its existing licenses. At Colonial's option, Colonial may terminate the Management Agreement any time after 2021 upon payment of a fee equal to 17 times the average management fee paid during the three years immediately preceding such termination. Management fees incurred under the Management Agreement are approximately $509 and $493 during each of the three month periods ended March 31, 2005 and 2004, respectively.

        Colonial has entered into an agreement with a totalisator company which provides wagering services and designs, programs, and manufactures totalisator systems for the Company's pari-mutuel wagering applications. The basic terms of the agreement state that the totalisator company shall provide totalisator services to Colonial for all wagering held at Colonial's facilities through 2004 at a rate of .365% of the gross amounts wagered. Totalisator fees incurred under this agreement was approximately $149 and $147 for the three month periods ended March 31, 2005 and 2004, respectively.

        On March 16, 2005, Colonial entered into an amendment with the totalisator company that extends the term of the agreement to 2012, provides replacement equipment for the existing equipment, and increases the rate to .385% of handle up to $270,000 in handle. Handle above $270,000 will be charged a rate of .345%. The amendment also provides for minimum charge per calendar year of $330.

        Colonial has entered into agreements with a company which provides broadcasting and simulcasting equipment and services. The agreements for live racing services at the horse racing track, and equipment leases at two of the off track wagering facilities were extended during 2002 until December 31, 2007. Effective November 6, 2002, Colonial acquired certain equipment located at the horse racing track previously leased under these agreements. Total expense incurred for totalisator and broadcasting and simulcasting equipment was approximately $187 and $170 for the three month periods ended March 31, 2005 and 2004, respectively.

        Colonial leases automobiles, building space, and certain equipment under operating leases expiring at various dates. Total rental expense under these non-cancelable leases was approximately $102 and $99 for the three month periods ended March 31, 2005 and 2004, respectively.

        Black Hawk leases land and warehouse space for the Gold Dust in Reno, Nevada as well as automobiles, and other property and equipment under operating leases expiring at various dates. Total rental expense under these non-cancelable leases was approximately $91 and $89 for the three month periods ended March 31, 2005 and 2004, respectively.

        On May 25, 2001, a lawsuit was filed in the United States District Court for the District of Colorado (Case No. 01-D-0964) by Central City, several casino operators located in Central City and others against the City of Black Hawk, the Black Hawk Gaming Association (formerly the Black Hawk Casino Owners Association) and several casino operators located in the City of Black Hawk, including Black Hawk Gaming. The suit alleged that the defendants caused economic harm to the plaintiffs by engaging in a conspiracy and scheme to harm competition, restrain trade and monopolize the gaming industry in the Gilpin County, Colorado market in violation of federal and state constitutional, statutory and common law. Also, the complaint alleged that starting in 1996, the City of Black Hawk began interfering with Central City's plans to construct a road directly from Interstate 70 to Central City. The plaintiffs sought compensatory, treble and exemplary damages. On March 26, 2003, the district court entered an order dismissing with prejudice the plaintiffs' seventh, eighth, eleventh, twelfth and thirteenth claims for relief (i.e., the state common law claims and the claims under RICO and its Colorado statutory counterpart (COCCA)). On March 31, 2004, the district court dismissed with prejudice the federal antitrust claims. The court declined to retain supplemental jurisdiction over the state antitrust claims, and dismissed them without prejudice. On April 30, 2004, the plaintiffs filed a notice of appeal in the district court, appealing the dismissals of their claims to the United States Court of Appeals for the Tenth Circuit. On April 19, 2005, the appellate court upheld the decision of the district court dismissing the plaintiffs' action. Therefore, the plaintiffs' only remaining options are to petition the Tenth Circuit for rehearing and/or to petition the United States Supreme Court for review. We continue to firmly believe that the suit will not result in any material liability.

        In March 2003, Galactic Gaming, Inc., one of the plaintiffs in Case No. 01-D-0964 (MJW), filed an action in District Court in Jefferson County, Colorado, Case No. 03CV0793, Division 7, against many of the same defendants as in Case No. 01-D-0964 (MJW), including Black Hawk Gaming. This action asserted state common law claims identical or virtually identical to those that were asserted and dismissed with prejudice in the federal action. Plaintiff moved for voluntary dismissal and on July 16, 2003, the Jefferson County district court dismissed the action without prejudice. Given the passage of time and the results of the decision by the United States Court of Appeals for the Tenth Circuit (see above), we do not believe that the plaintiff will attempt to reassert this action. If the plaintiff in the future attempts to reassert this action, we do not believe it will result in any material liability.

        The Company is also involved in routine litigation arising in the ordinary course of business. These matters are believed by the Company to be covered by appropriate insurance policies.

6. RELATED PARTY TRANSACTIONS

        In order to assist Black Hawk in its efforts to research, develop, perform due diligence on and possibly acquire new gaming opportunities, Black Hawk entered into an agreement with Premier One Development Company effective October 1, 1997. On May 9, 2000, Premier merged into Jacobs Investments Management Co. Inc. ("Management"), 82% of which is owned by Jeffrey P. Jacobs and the remaining 18% of which is owned in equal portions by two former directors of Colonial Holdings. Black Hawk paid $450 in January 2005 and 2004 for each respective year's services by Management. The agreement was renewed on January 2, 2002 for a period of seven years to expire on December 31, 2009, at $450 per year, payable on January 15 of each year.

        The Company provides monthly management and accounting services to truck stops owned by an affiliate. In addition, the affiliates purchase repair parts from us. Total charges to affiliates for management services and repair part purchases totaled $141 and $85 for the three month periods ended March 31, 2005 and 2004 respectively. Accounts payable due to affiliate totaled $65 and $1,819 as of March 31, 2005 and December 31, 2004 respectively. The $1,819 payable to affiliate as of December 31, 2004 was primarily paid off with the proceeds from bank debt.

        The Company is the obligor on notes to Jacobs totaling $9,000, with interest only payable semi-annually at 12% per annum, and the principal amount due and payable on January 31, 2010. These notes were issued in connection with the acquisition of certain Louisiana truck plazas on February 22, 2002. JEI is also the obligor on $10,489 of notes issued by the seller in connection with the acquisition of additional truck plazas from an unaffiliated party. These notes are due in March 2009, bear interest at 8.5% payable semi-annually and are secured by land, buildings and related improvements of the Louisiana truck plazas. These notes were acquired from the seller by Jacobs on February 13, 2003 for $7,000. The terms of the notes payable to Jacobs are identical to those of the seller notes described above. As a result of this transaction, for tax purposes JEI recognized taxable income in the form of a discharge of indebtedness of $3,489 representing the difference between the $10,489 seller notes and the acquisition price of $7,000, which was reported on our tax return as taxable income to our shareholders.

7. SALE OF DEBT AND ACQUISITION

        On March 2, 2005, we completed a $23,000 issuance of additional notes subject to the same terms and conditions as our existing notes which carry a coupon of 11 7/8% due 2009, with interest payable each February 1, and August 1. The notes were issued at 10% above their principal amount resulting in a premium of $2,300, which is being amortized using the effective interest method over the life of the notes. We used $22,500 of the proceeds of the notes to fund the acquisition of a 100% interest in three truck plaza video gaming facilities in Louisiana known as Breaux Bridge, Eunice and Jefferson Parish, all of which were owned by Jacobs. The balance of the proceeds was used to pay for the offering costs of the tack-on. Due to the related party nature of the transaction (and under the terms of our indenture) we obtained a fairness opinion from an investment banking firm that the acquisition of the three video poker truck stops was fair from a financial point of view.

        The acquisition of the three truck plaza facilities was accounted for as a combination of entities under common control, and as a result, is reflected for accounting and financial reporting similar to a pooling of interests. Therefore, the acquisitions have been recorded at the related party's historical identifiable cash cost in the assets transferred. Accordingly, the accompanying consolidated financial statements have been retroactively restated from January 1, 2004 through March 31, 2005 to include the operations of the acquired truck plazas. See Note 1 above.

        A distribution of $22,500 (the acquisition purchase price) was recorded on the acquisition date as the assets of the entities acquired have been retroactively accounted for in JEI's financial statements. Therefore a net distribution of $12,380 (a $22,500 distribution less $10,120 of net assets acquired) has been recorded by the Company as of the March 2, 2005 acquisition date.

        The following table summarizes the net assets acquired and liabilities assumed as of March 2, 2005, for the transaction occurring on that date.

	Breaux Bridge	Eunice	Jefferson	Total
Current assets	$402	$285	$366	$1,053
Property and equipment—net	3,089	2,461		5,550
Construction in progress			2,387	2,387
Other assets	14	20	431	465
Identifiable intangible assets	463	329	390	1,182

Total assets acquired	3,968	3,095	3,574	10,637

Current liabilities	217	184	22	423
Long term liabilities			94	94

Total liabilities assumed	217	184	116	517

Net assets acquired	$3,751	$2,911	$3,458	$10,120

        The consolidated financial statements for each of the quarters ended March 31, 2005 and 2004 have been retroactively restated as though the transaction had occurred at the beginning of each of the periods presented.

        The following table summarizes the operations of the acquired truck plaza entities:

	Three Months Ended March 31,
	2005	2004
Net revenues	$2,820	$265
Costs and expenses	3,030	434

Net loss	$(210)	$(169)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law (the "DGCL") makes provision for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify the officers and directors of the registrant under certain circumstances for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

        Jacobs Entertainment, Inc.'s Amended Certificate of Incorporation (the "Certificate") provides that to the fullest extent permitted by Delaware law or another applicable law, a director of Jacobs Entertainment shall not be liable to Jacobs Entertainment or its stockholders for monetary damages for breach of fiduciary duty as a director. Under current Delaware law, liability of a director may not be limited (i) for any breach of the director's duty of loyalty to Jacobs Entertainment or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction from which the director derives an improper personal benefit. The effect of the provision of the Certificate is to eliminate the rights of Jacobs Entertainment and its stockholders (through stockholders' derivative suits on behalf of Jacobs Entertainment) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of Jacobs Entertainment or any stockholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, Jacobs Entertainment Bylaws (the "Bylaws") provide that Jacobs Entertainment shall indemnify its officers, directors, employees and Agents to the extent permitted by the General Corporation Law of Delaware.

        We have in force and effect policies insuring our directors and officers against losses which they or any of them will become legally obligated to pay by reason of any actual or alleged error or misstatement or misleading statement or act or omission or neglect or breach of duty by the directors and officers in the discharge of their duties, individually or collectively, or any matter claimed against them solely by reason of their being directors or officers. Such coverage is limited by the specific terms and provisions of the insurance policies.

Item 21. Exhibits and Financial statement Schedules

  (b)
  Exhibits

Exhibit No.	Description
2.1(1)	Agreement and Plan of Merger dated as of April 25, 2001, among Black Hawk Gaming & Development Company, Gameco, Inc., and BH Acquisition, Inc.
2.2(1)	Amendment to Agreement and Plan of Merger dated as of November 12, 2001 among Black Hawk Gaming & Development Company, Inc., Gameco, Inc. and BH Acquisition, Inc.
2.3(1)	Exchange Agreement dated February 22, 2002 among Gameco, Inc., Jeffrey P. Jacobs and The Richard E. Jacobs Revocable Trust.
2.4(1)	Agreement and Plan of Merger dated as of June 11, 2001 among Colonial Holdings, Inc., Gameco, Inc. and Gameco Acquisitions, Inc.

2.5(1)	Amendment to Agreement and Plan of Merger dated as of November 16, 2001 among Colonial Holdings, Inc., Gameco, Inc., and Gameco Acquisition, Inc.
2.6(1)	Agreement and Plan of Merger, dated February 22, 2002 between Gameco, Inc. and Jacobs Entertainment, Inc.
3.1(1)	Certificate of Incorporation of Gameco, Inc.
3.2(1)	By-Laws of Gameco, Inc.
3.3(1)	Articles of Incorporation of Black Hawk Gaming & Development Company, Inc.
3.4(1)	Bylaws of Black Hawk Gaming & Development Company, Inc.
3.5(1)	Articles of Incorporation of Gold Dust West Casino, Inc.
3.6(1)	Code of By-laws of Gold Dust West Casino, Inc.
3.7(1)	Articles of Organization of Black Hawk/Jacobs Entertainment, LLC.
3.8(1)	Operating Agreement of Black Hawk/Jacobs Entertainment, LLC.
3.9(1)	Joint Venture Agreement of Gilpin Hotel Venture.
3.10(1)	Articles of Incorporation of Gilpin Ventures, Inc.
3.11(1)	By-Laws of Gilpin Ventures, Inc.
3.12(1)	Articles of Incorporation of Jalou II Inc.
3.13(1)	By-Laws of Jalou II Inc.
3.14(1)	Articles of Incorporation of Winner's Choice Casino, Inc.
3.15(1)	By-Laws of Winner's Choice Casino, Inc.
3.16(1)	Articles of Organization of Diversified Opportunities Group Ltd.
3.17(1)	Articles of Organization of Jalou L.L.C.
3.18(1)	Articles of Organization of Houma Truck Plaza & Casino, L.L.C.
3.19(1)	Articles of Organization of Jalou-Cash's L.L.C.
3.20(1)	Articles of Incorporation of JACE, Inc.
3.21(1)	Articles of Organization of Lucky Magnolia Truck Stop and Casino, L.L.C.
3.22(1)	Articles of Organization of Bayou Vista Truck Plaza and Casino, L.L.C.
3.23(1)	Articles of Organization of Raceland Truck Plaza and Casino, L.L.C.
3.24(1)	Articles of Incorporation of JACE, Inc. (duplicate of Exhibit 3.20).
3.25(2)	Certificate of Amendment of Certificate of Incorporation of Gameco, Inc.
3.26(2)	Amended and Restated Certificate of Limited Partnership of Colonial Downs, L.P.
3.27(2)	Limited Partnership Agreement of Colonial Downs, L.P.
3.28(2)	Amended and Restated Articles of Incorporation of Colonial Downs Holdings, Inc.
3.29(2)	Amendment to Articles of Incorporation of Colonial Downs Holdings, Inc.
3.30(2)	Bylaws of Colonial Downs Holdings, Inc.

3.31(2)	Articles of Incorporation of Stansley Racing Corp.
3.32(2)	Articles of Amendment to the Articles of Incorporation of Stansley Racing Corp.
3.33(2)	Bylaws of Stansley Racing Corp.
3.34(2)	Amended and Restated Operating Agreement of Diversified Opportunities Group Ltd.
3.35(2)	Amendment to the Operating Agreement of Black Hawk/Jacobs Entertainment, LLC.
3.36(2)	Amendment to the Certificate of Incorporation of Gameco, Inc.
3.37(8)	Articles of Organization of Jalou Breaux Bridge, LLC dated January 29, 2003.
3.38(8)	Articles of Organization of Jalou Eunice, LLC dated March 27, 2003.
3.39(8)	Articles of Organization of Jalou of Jefferson, LLC dated September 23, 2003.
4.1(1)	Indenture dated February 8, 2002 by and among Gameco, Inc., certain guarantors and Wells Fargo Bank Minnesota, National Association relating to 11 7/8% Senior Secured Notes due 2009.
4.2(1)	Form of Gameco, Inc. 11 7/8% Senior Secured Notes due 2009 (included as part of the Indenture at Exhibit 4.1).
4.3(1)	Supplemental Indenture dated February 22, 2002 by and among Gameco, Inc., certain guarantors and Wells Fargo Bank Minnesota, National Association relating to 11 7/8% Senior Secured Notes due 2009.
4.4(1)	Form of Subsidiary Guaranty for 11 7/8% Senior Secured Notes due 2009 (included as part of the Indenture at 4.1).
4.5(1)	Registration Rights Agreement dated as of February 8, 2002 by and among Gameco, Inc., certain guarantors, CIBC World Markets Corp. and Libra Securities, LLC.
4.6(1)	Security Agreement dated February 8, 2002 among Gameco, Inc., certain guarantors and Wells Fargo Bank Minnesota, National Association as Trustee.
4.7(1)	Amendment to the Security Agreement dated February 22, 2002 among Gameco, Inc., certain guarantors and Wells Fargo Bank Minnesota, National Association.
4.8(1)	Joinder Agreements dated February 22, 2002 between Wells Fargo Bank Minnesota, National Association and each guarantor.
4.9(1)	Guaranty of each guarantor dated February 22, 2002.
4.10(1)
Fee and Leasehold Deed of Trust, Assignment of Leases and Rents, Security Agreements and fixture filings by Black Hawk/Jacobs Entertainment LLC and Gilpin Hotel Venture to the Public Trustee of Gilpin County, State of Colorado, as Trustee for the Benefit of Wells Fargo Bank Minnesota, National Association as Beneficiary, dated February 22, 2002.
4.11(1)
Fee and Leasehold Deed of Trust, Assignment of Leases and Rents, Security Agreements and fixture filings by Gold Dust Casino, Inc. to the First American Title Company of Nevada, as Trustee for the Benefit of Wells Fargo Bank Minnesota, National Association as Beneficiary, dated February 22, 2002.

4.12(1)
Leasehold Mortgage, Assignment of Leases and Rents, Security Agreement and fixture filing by Houma Truck Plaza & Casino, L.L.C. to Wells Fargo Bank Minnesota, National Association, as Trustee dated February 22, 2002.
4.13(1)	Mortgage, Assignment of Leases and Rents, Security Agreements and fixture filing by Winner's Choice Casino, Inc. to Wells Fargo Bank Minnesota, National Association as Trustee dated February 22, 2002.
4.14(1)
Mortgage, Assignment of Leases and Rents, Security Agreements and fixture filing by Raceland Truck Plaza and Casino, LLC to Wells Fargo Bank Minnesota, National Association as Trustee dated February 22, 2002.
4.15(1)
Mortgage, Assignment of Leases and Rents, Security Agreements and fixture filing by Bayou Vista Truck Plaza and Casino, LLC to Wells Fargo Bank Minnesota, National Association as Trustee dated February 22, 2002.
4.16(1)
Mortgage, Assignment of Leases and Rents, Security Agreements and fixture filing by Lucky Magnolia Truck Stop and Casino, L.L.C. to Wells Fargo Bank Minnesota, National Association as Trustee dated February 22, 2002.
4.17(1)	Mortgage, Assignment of Leases and Rents, Security Agreements and fixture filing by JACE, Inc. to Wells Fargo Bank Minnesota, National Association as Trustee dated February 22, 2002.
4.18(1)
Collateral Assignment of Deeds of Trust, Assignments of Rents and Leases, Security Agreements and fixture filings and other loan documents by Gameco, Inc. to Wells Fargo Bank Minnesota, National Association as Trustee dated February 22, 2002.
4.19(1)	Escrow Agreement between Gameco, Inc. and Wells Fargo Bank Minnesota, National Association dated February 22, 2002.
4.20(1)
Supplemental Indenture dated June 14, 2002 by and among Jacobs Entertainment, Inc., certain guarantors and Wells Fargo Bank Minnesota, National Association relating to 11 7/8% Senior Secured Notes due 2009.
4.21(2)	Joinder Agreements dated June 14, 2002 between Wells Fargo Bank, National Association and each guarantor.
4.22(2)	Subsidiary Guarantee of each subsidiary guarantor dated June 14, 2002 for 11 7/8% Senior Secured Notes due 2009.
4.23(2)
Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing by Colonial Downs, L.P. to David F. Belkowitz and James L. Weinberg as Trustees for the benefit of Wells Fargo Bank Minnesota, National Association, dated June 14, 2002.
4.24(2)
Leasehold Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing by Colonial Downs, L.P. to David F. Belkowitz and James L. Weinberg as Trustees for the benefit of Wells Fargo Bank Minnesota, National Association, dated June 14, 2002.
4.25(2)
Deed of Trust, Assignment of Leases and Rents, Security Agreement, and Fixture Filing by Colonial Holdings, Inc. to David F. Belkowitz and James L. Weinberg as Trustees for the benefit of Wells Fargo Bank Minnesota, National Association, dated June 14, 2002.

4.26(2)	Loan and Security Agreement dated July 12, 2002 by and among Jacobs Entertainment, Inc., certain subsidiaries and Foothill Capital Corporation.
4.27(2)	Promissory Note dated July 12, 2002 by and among Jacobs Entertainment, Inc., certain borrowers and Foothill Capital Corporation.
4.28(2)	Guaranty of Gold Dust West Casino, Inc. and Diversified Opportunities Group Ltd., dated July 12, 2002.
4.29(2)	Intercreditor Agreement dated July 12, 2002 by and between Wells Fargo Bank Minnesota, National Association and Foothill Capital Corporation.
4.30(2)	Memorandum of Intercreditor Agreement dated July 12, 2002 by and among Foothill Capital Corporation, Wells Fargo Bank Minnesota, National Association and Borrowers.
4.31(2)
Fee and Leasehold Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing by Black Hawk Gaming & Development Company, Inc., Black Hawk/Jacobs Entertainment, LLC, and Gilpin Hotel Venture to the Public Trustee of Gilpin County, State of Colorado and Foothill Capital Corporation, dated July 12, 2002.
4.32(5)	Second Supplemental Indenture dated June 14, 2002 among Jacobs Entertainment, Inc., certain guarantors and Wells Fargo Bank Minnesota, National Association (Trustee).
4.33(a)(5)	Subsidiary Guarantees of Colonial Holding, Inc. dated June 28, 2002.
4.33(b)(5)	Subsidiary Guarantee of Colonial Downs, L.P. dated June 28, 2002.
4.33(c)(5)	Subsidiary Guarantee of Stansley Racing Corp. dated June 28, 2002.
4.34(a)(5)	Joinder Agreement of Colonial Holdings, Inc. dated June 28, 2002.
4.34(b)(5)	Joinder Agreement of Colonial Downs, L.P. dated June 28, 2002.
4.34(c)(5)	Joinder Agreement of Stansley Racing Corp. dated June 28, 2002.
4.35(a)(1)(5)	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing by Colonial Holdings, Inc. (New Kent Racetrack) dated June 28, 2002.
4.35(a)(2)(5)	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing (Richmond Southwest) dated June 28, 2002.
4.35(b)(1)(5)	Leasehold Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing (New Kent and Chesapeake) dated June 28, 2002.
4.36(5)	Form of Control Agreement Concerning Deposit Accounts (Citizens Bank/Colonial Downs, L.P.) dated June 14, 2002.
4.37(5)	Form of Control Agreement Concerning Deposit Accounts (Citizens Bank/Colonial Holdings, Inc.) dated June 14, 2002.
4.38(6)	Subsidiary Guarantee—Colonial Downs, LLC dated June 4, 2003.
4.39(6)	Security Agreement Amendment by Colonial Holdings, Inc. dated June 4, 2003.
4.40(6)	Supplemental Letter by Colonial Downs, LLC dated June 4, 2003.

4.41(6)	Third Supplemental Indenture dated June 4, 2003 among Jacobs Entertainment, Inc., certain Guarantors and Wells Fargo Bank Minnesota, National Association (Trustee).
4.42(6)	Supplemental Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing by Colonial Downs, LLC dated June 4, 2003.
4.43(a)(7)	Fourth Supplemental Indenture among Jacobs Entertainment, Inc., certain Guarantors and Wells Fargo Bank, National Association dated March 2, 2005.
4.43(b)(7)	Fifth Supplemental Indenture among Jacobs Entertainment, Inc., certain Guarantors and Wells Fargo Bank, National Association dated March 2, 2005.
4.44(8)	Amendment No. 2 to Security Agreement dated March 2, 2005 between Jalou, LLC and Wells Fargo Bank, National Association.
4.45(8)	Supplement to Security Agreement dated March 2, 2005 by Jalou Breaux Bridge, LLC, Jalou Eunice, LLC and Jalou of Jefferson, LLC, and Wells Fargo Bank, National Association.
4.46(8)	Leasehold Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated March 2, 2005 by Jalou of Jefferson, LLC and Wells Fargo Bank, National Association.
4.47(8)	Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated March 2, 2005 by Jalou Breaux Bridge, LLC and Wells Fargo Bank, National Association.
4.48(8)	Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated March 2, 2005 by Jalou Eunice, LLC and Wells Fargo Bank, National Association.
4.49(a)(8)	Subsidiary Guarantee dated March 2, 2005 by Jalou of Jefferson, LLC.
4.49(b)(8)	Subsidiary Guarantee dated March 2, 2005 by Jalou Breaux Bridge, LLC.
4.49(c)(8)	Subsidiary Guarantee dated March 2, 2005 by Jalou Eunice, LLC.
4.50(8)
First Amendment to Fee and Leasehold Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated March 2, 2005 between Black Hawk Gaming & Development Company, Inc., et al., and Wells Fargo Bank, National Association.
4.51(8)
First Amendment to Fee and Leasehold Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated March 2, 2005 between Gold Dust West Casino, Inc. and Wells Fargo Bank, National Association.
5.1(9)	Opinion of Baker & Hostetler LLP.
5.2(9)	Opinion of Louisiana counsel.
10.1(1)	Consulting Agreement between Diversified Opportunities Group Ltd. and Ian M. Stewart dated January 1, 2001.
10.2(1)	Executive Employment Agreement between Gameco, Inc. and Jeffrey P. Jacobs dated February 22, 2002.
10.3(1)	Executive Employment Agreement between Gameco, Inc. and Richard E. Jacobs dated February 22, 2002.

10.4(1)	Executive Employment Agreement between Gameco, Inc. and Stephen R. Roark dated February 22, 2002.
10.5(1)	Executive Employment Agreement between Colonial Holdings, Inc. and Ian M. Stewart dated February 22, 2002.
10.7(3)	Standardbred Horsemen's Contract effective March 1, 2003 among Colonial Downs L.P., Stansley Racing Corp. and The Virginia Harness Horse Association.
10.8(3)	Thoroughbred Horsemen's Agreement dated December 23, 2002 between Colonial Downs L.P. and the Virginia Horseman's Benevolent and Protective Association.
10.8A(3)	First Amendment dated January 1, 2003 to Thoroughbred Horsemen's Agreement dated December 23, 2002 between Colonial Downs L.P. and the Virginia Horsemen's Benevolent and Protective Association.
10.9(4)	Consulting Agreement dated January 1, 2003 between Jacobs Entertainment, Inc. and Jacobs Investments Management Co., Inc.
10.10(3)	Option Agreement dated January 20, 2004 regarding Vinton, Virginia Off Track Wagering Facility.
10.11(3)	Deed of Lease dated May 8, 2003 between Haynes Chippenham Plaza, LLC and Colonial Downs, L.P.
10.12(8)	Assignment of Membership Interests between Jacobs Entertainment, Inc. and Gameco Holdings, LLC dated February 22, 2005.
10.13(8)	Registration Rights Agreement dated March 2, 2005 by and among Jacobs Entertainment, Inc., the Guarantors and the Purchasers.
12.1(9)	Computation of Earnings to Fixed Charges.
21.1(8)	Subsidiaries of Jacobs Entertainment, Inc.
23.1(9)	Consent of Deloitte & Touche LLP for Jacobs Entertainment, Inc.
23.2(9)	Consent of Baker & Hostetler LLP (included in Exhibit 5.1).
24.1	Powers of Attorney (included on signature pages).
25.1(1)	Statement of Eligibility of Trustee on Form T-1.
99.1(9)	Letter of Transmittal for Exchange Offer.
99.2(9)	Notice of Guaranteed Delivery of Notes.
99.3(9)	Letter to Beneficial Owners by Record Holder.
99.4(9)	Letter to DTC Participants.
99.5(9)	Form of Global Note.

(1)
Incorporated hereby by reference from our registration statement on Form S-4 (SEC Registration No. 333-88242) filed on May 14, 2002.

(2)
Incorporated hereby by reference from Amendment No. 1 of our registration statement on Form S-4 (SEC Registration No. 333-88242) filed on August 8, 2002.

(3)
Incorporated hereby by reference from our 2003 Form 10-K filed on March 29, 2004.

(4)
Incorporated hereby by reference from our 2002 Form 10-K filed on March 31, 2003.

(5)
Incorporated by reference from our Form 10-Q filed August 13, 2004.

(6)
Incorporated hereby by reference from our Report on Form 8-K filed October 7, 2004.

(7)
Incorporated hereby by reference to Exhibits 2.01(a)and 2.01(b) from our Report on Form 8-K dated March 4, 2005.

(8)
Incorporated hereby by reference from our 2004 Form 10-K filed on March 28, 2005.

(9)
Filed herewith.

Financial statement schedules are omitted because of the absence of conditions under which they are required or because the required information is provided in the consolidated financial statements or notes thereto.

Item 22. Undertakings

        The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of a registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrants hereby undertake:

  1.
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  i.
  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

  ii.
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

  iii.
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  2.
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  3.
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, on the company being acquired involved therein, that was not the subject of and included in the registration statement when it becomes effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Black Hawk, State of Colorado, on this 13th day of June, 2005.

JACOBS ENTERTAINMENT, INC.
By:	/s/ JEFFREY P. JACOBS Jeffrey P. Jacobs Chairman of the Board, Chief Executive Officer and President

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey P. Jacobs and Stephen R. Roark or either one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ JEFFREY P. JACOBS Jeffrey P. Jacobs	Chairman of the Board, Chief Executive Officer, President, Treasurer, Secretary (Principal Jeffrey P. Jacobs Executive Officer)	June 13, 2005
/s/ STEPHEN R. ROARK Stephen R. Roark	President of Casino Operations and Chief Financial Officer (Principal Financial and Accounting Officer)	June 13, 2005
/s/ RICHARD E. JACOBS Richard E. Jacobs	Director	June 13, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Black Hawk, State of Colorado, on this 13th day of June, 2005.

BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.
By:	/s/ JEFFREY P. JACOBS Jeffrey P. Jacobs Chief Executive Officer and Director

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey P. Jacobs and Stephen R. Roark or either one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ JEFFREY P. JACOBS Jeffrey P. Jacobs	Chief Executive Officer, Chairman of the Board and Sole Director (Principal Executive Officer)	June 13, 2005
/s/ STEPHEN R. ROARK Stephen R. Roark	President (Principal Financial and Accounting Officer)	June 13, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Black Hawk, State of Colorado, on this 13th day of June, 2005.

GOLD DUST WEST CASINO, INC.
By:	/s/ JEFFREY P. JACOBS Jeffrey P. Jacobs Chairman of the Board and President

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey P. Jacobs and Stephen R. Roark or either one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ JEFFREY P. JACOBS Jeffrey P. Jacobs	Chairman of the Board, President and Director (Principal Executive Officer)	June 13, 2005
/s/ STEPHEN R. ROARK Stephen R. Roark	Secretary, Treasurer and Director (Principal Financial and Accounting Officer)	June 13, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Black Hawk, State of Colorado, on this 13th day of June, 2005.

BLACK HAWK/JACOBS ENTERTAINMENT, LLC
By:	Black Hawk Gaming & Development Company, Inc., its Manager
	By:	/s/ JEFFREY P. JACOBS Jeffrey P. Jacobs Chief Executive Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey P. Jacobs and Stephen R. Roark or either one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ JEFFREY P. JACOBS Jeffrey P. Jacobs	Policy Board Member (Principal Executive Officer)	June 13, 2005
/s/ STEPHEN R. ROARK Stephen R. Roark	Policy Board Member (Principal Financial and Accounting Officer)	June 13, 2005
/s/ STANLEY POLITANO Stanley Politano	Policy Board Member	June 13, 2005
/s/ DAVID C. GRUNENWALD David C. Grunenwald	Policy Board Member	June 13, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Black Hawk, State of Colorado, on this 13th day of June, 2005.

GILPIN HOTEL VENTURE
By:	/s/ STEPHEN R. ROARK Stephen R. Roark President

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey P. Jacobs and Stephen R. Roark or either one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ STEPHEN R. ROARK Stephen R. Roark	President (Principal Executive, Financial and Accounting Officer)	June 13, 2005
BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.	Joint Venturer	June 13, 2005
/s/ JEFFREY P. JACOBS Jeffrey P. Jacobs		June 13, 2005
GILPIN VENTURES, INC.	Joint Venturer	June 13, 2005
/s/ STEPHEN R. ROARK Stephen R. Roark

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Black Hawk, State of Colorado, on this 13th day of June, 2005.

GILPIN VENTURES, INC.
By:	/s/ STEPHEN R. ROARK Stephen R. Roark President and Director

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey P. Jacobs and Stephen R. Roark or either one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ STEPHEN R. ROARK Stephen R. Roark	President and Director (Principal Executive, Financial and Accounting Officer)	June 13, 2005
/s/ STANLEY POLITANO Stanley Politano	Director	June 13, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Black Hawk, State of Colorado, on this 13th day of June, 2005.

JALOU II INC.
By:	/s/ IAN M. STEWART Ian M. Stewart President and Director

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey P. Jacobs and Stephen R. Roark or either one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ IAN M. STEWART Ian M. Stewart	President and Director (Principal Executive, Officer)	June 13, 2005
/s/ REID M. SMITH Reid M. Smith	Secretary, Treasurer and Executive Vice-President (Principal Financial and Accounting Officer)	June 13, 2005
/s/ JEFFREY P. JACOBS Jeffrey P. Jacobs	Chairman of the Board and Director	June 13, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Black Hawk, State of Colorado, on this 13th day of June, 2005.

WINNER'S CHOICE CASINO, INC.
By:	/s/ IAN M. STEWART Ian M. Stewart President and Director

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey P. Jacobs and Stephen R. Roark or either one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ IAN M. STEWART Ian M. Stewart	President and Director (Principal Executive, Officer)	June 13, 2005
/s/ REID M. SMITH Reid M. Smith	Secretary, Treasurer and Executive Vice-President (Principal Financial and Accounting Officer)	June 13, 2005
/s/ JEFFREY P. JACOBS Jeffrey P. Jacobs	Chairman of the Board and Director	June 13, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Black Hawk, State of Colorado, on this 13th day of June, 2005.

DIVERSIFIED OPPORTUNITIES GROUP LTD.
By:	/s/ IAN M. STEWART Ian M. Stewart President

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey P. Jacobs and Stephen R. Roark or either one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature		Title	Date

JACOBS ENTERTAINMENT, INC.		Manager	June 13, 2005
By:	/s/ JEFFREY P. JACOBS Jeffrey P. Jacobs

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Black Hawk, State of Colorado, on this 13th day of June, 2005.

JALOU L.L.C.
By:	/s/ IAN M. STEWART Ian M. Stewart President and Manager

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey P. Jacobs and Stephen R. Roark or either one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ IAN M. STEWART Ian M. Stewart	President and Manager (Principal Executive, Officer)	June 13, 2005
/s/ REID M. SMITH Reid M. Smith	Secretary, Treasurer and Executive Vice-President and Manager (Principal Financial and Accounting Officer)	June 13, 2005
/s/ JEFFREY P. JACOBS Jeffrey P. Jacobs	Chairman and Manager	June 13, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Black Hawk, State of Colorado, on this 13th day of June, 2005.

HOUMA TRUCK PLAZA & CASINO, L.L.C.
By:	/s/ IAN M. STEWART Ian M. Stewart President and Manager

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey P. Jacobs and Stephen R. Roark or either one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ IAN M. STEWART Ian M. Stewart	President and Manager (Principal Executive, Officer)	June 13, 2005
/s/ REID M. SMITH Reid M. Smith	Secretary, Treasurer and Executive Vice-President and Manager (Principal Financial Accounting Officer)	June 13, 2005
/s/ JEFFREY P. JACOBS Jeffrey P. Jacobs	Chairman and Manager	June 13, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Black Hawk, State of Colorado, on this 13th day of June, 2005.

JALOU—CASH'S L.L.C.
By:	/s/ IAN M. STEWART Ian M. Stewart President and Manager

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey P. Jacobs and Stephen R. Roark or either one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ IAN M. STEWART Ian M. Stewart	President and Manager (Principal Executive, Officer)	June 13, 2005
/s/ REID M. SMITH Reid M. Smith	Secretary, Treasurer and Executive Vice-President and Manager (Principal Financial Accounting Officer)	June 13, 2005
/s/ JEFFREY P. JACOBS Jeffrey P. Jacobs	Chairman and Manager	June 13, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Black Hawk, State of Colorado, on this 13th day of June, 2005.

JACE, INC.
By:	/s/ IAN M. STEWART Ian M. Stewart President and Director

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey P. Jacobs and Stephen R. Roark or either one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ IAN M. STEWART Ian M. Stewart	President and Director (Principal Executive, Officer)	June 13, 2005
/s/ REID M. SMITH Reid M. Smith	Secretary, Treasurer and Executive Vice-President (Principal Financial and Accounting Officer)	June 13, 2005
/s/ JEFFREY P. JACOBS Jeffrey P. Jacobs	Chairman of the Board and Director	June 13, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Black Hawk, State of Colorado, on this 13th day of June, 2005.

LUCKY MAGNOLIA TRUCK STOP AND CASINO, L.L.C.
By:	/s/ IAN M. STEWART Ian M. Stewart President and Manager

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey P. Jacobs and Stephen R. Roark or either one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ IAN M. STEWART Ian M. Stewart	President and Manager (Principal Executive, Officer)	June 13, 2005
/s/ REID M. SMITH Reid M. Smith Officer	Secretary, Treasurer and Executive Vice-President and Manager (Principal Financial and Accounting)	June 13, 2005
/s/ JEFFREY P. JACOBS Jeffrey P. Jacobs	Chairman and Manager	June 13, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Black Hawk, State of Colorado, on this 13th day of June, 2005.

BAYOU VISTA TRUCK PLAZA AND CASINO, L.L.C.
By:	/s/ IAN M. STEWART Ian M. Stewart President and Manager

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey P. Jacobs and Stephen R. Roark or either one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ IAN M. STEWART Ian M. Stewart	President and Manager (Principal Executive, Officer)	June 13, 2005
/s/ REID M. SMITH Reid M. Smith	Secretary, Treasurer, Executive Vice-President and Manager (Principal Financial and Accounting Officer)	June 13, 2005
/s/ JEFFREY P. JACOBS Jeffrey P. Jacobs	Chairman and Manager	June 13, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Black Hawk, State of Colorado, on this 13th day of June, 2005.

RACELAND TRUCK PLAZA AND CASINO, L.L.C.
By:	/s/ IAN M. STEWART Ian M. Stewart President and Manager

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey P. Jacobs and Stephen R. Roark or either one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ IAN M. STEWART Ian M. Stewart	President and Manager (Principal Executive, Officer)	June 13, 2005
/s/ REID M. SMITH Reid M. Smith	Secretary, Treasurer, Executive Vice-President and Manager (Principal Financial and Accounting Officer)
/s/ JEFFREY P. JACOBS Jeffrey P. Jacobs	Chairman and Manager	June 13, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Black Hawk, State of Colorado, on this 13th day of June, 2005.

COLONIAL HOLDINGS, INC.
By:	/s/ IAN M. STEWART Ian M. Stewart President

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey P. Jacobs and Stephen R. Roark or either one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ JEFFREY P. JACOBS Jeffrey P. Jacobs	Chief Executive Officer and Sole Director (Principal Executive Officer)	June 13, 2005
/s/ IAN M. STEWART Ian M. Stewart	President (Principal Financial and Accounting Officer)	June 13, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Black Hawk, State of Colorado, on this 13th day of June, 2005.

COLONIAL DOWNS, L.P.
By:	Stansley Racing Corp. Its: General Partner
/s/ IAN M. STEWART Ian M. Stewart President and Chief Operating Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey P. Jacobs and Stephen R. Roark or either one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

STANSLEY RACING CORP.	General Partner	June 13, 2005
/s/ IAN M. STEWART Ian M. Stewart, President and Chief Operating Officer
COLONIAL HOLDINGS, INC.	Limited Partner	June 13, 2005
/s/ IAN M. STEWART Ian M. Stewart, President

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Black Hawk, State of Colorado, on this 13th day of June, 2005.

STANSLEY RACING CORP.
By:	/s/ IAN M. STEWART Ian M. Stewart President and Chief Operating Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey P. Jacobs and Stephen R. Roark or either one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ JEFFREY P. JACOBS Jeffrey P. Jacobs	Chairman of the Board, Chief Executive Officer and Sole Director (Principal Executive Officer)	June 13, 2005
/s/ IAN M. STEWART Ian M. Stewart	President and Chief Operating Officer (Principal Financial and Accounting Officer)	June 13, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Black Hawk, State of Colorado, on this 13th day of June, 2005.

COLONIAL DOWNS, L.L.C.
By:	/s/ IAN M. STEWART Ian M. Stewart Manager

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey P. Jacobs and Stephen R. Roark or either one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ IAN M. STEWART Ian M. Stewart	Manager	June 13, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Black Hawk, State of Colorado, on this 13th day of June, 2005.

JRJ PROPERTIES, LLC
By:	/s/ IAN M. STEWART Ian M. Stewart Manager

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey P. Jacobs and Stephen R. Roark or either one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ IAN M. STEWART Ian M. Stewart	Manager	June 13, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Black Hawk, State of Colorado, on this 13th day of June, 2005.

JALOU BREAUX BRIDGE, LLC
By:	/s/ IAN M. STEWART Ian M. Stewart Manager

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey P. Jacobs and Stephen R. Roark or either one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ IAN M. STEWART Ian M. Stewart	Manager	June 13, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Black Hawk, State of Colorado, on this 13th day of June, 2005.

JALOU EUNICE, LLC
By:	/s/ IAN M. STEWART Ian M. Stewart Manager

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey P. Jacobs and Stephen R. Roark or either one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ IAN M. STEWART Ian M. Stewart	Manager	June 13, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Black Hawk, State of Colorado, on this 13th day of June, 2005.

JALOU OF JEFFERSON, LLC
By:	/s/ IAN M. STEWART Ian M. Stewart Manager

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey P. Jacobs and Stephen R. Roark or either one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ IAN M. STEWART Ian M. Stewart	Manager	June 13, 2005

EXHIBIT INDEX

Exhibit No.	Description
2.1(1)	Agreement and Plan of Merger dated as of April 25, 2001, among Black Hawk Gaming & Development Company, Gameco, Inc., and BH Acquisition, Inc.
2.2(1)	Amendment to Agreement and Plan of Merger dated as of November 12, 2001 among Black Hawk Gaming & Development Company, Inc., Gameco, Inc. and BH Acquisition, Inc.
2.3(1)	Exchange Agreement dated February 22, 2002 among Gameco, Inc., Jeffrey P. Jacobs and The Richard E. Jacobs Revocable Trust.
2.4(1)	Agreement and Plan of Merger dated as of June 11, 2001 among Colonial Holdings, Inc., Gameco, Inc. and Gameco Acquisitions, Inc.
2.5(1)	Amendment to Agreement and Plan of Merger dated as of November 16, 2001 among Colonial Holdings, Inc., Gameco, Inc., and Gameco Acquisition, Inc.
2.6(1)	Agreement and Plan of Merger, dated February 22, 2002 between Gameco, Inc. and Jacobs Entertainment, Inc.
3.1(1)	Certificate of Incorporation of Gameco, Inc.
3.2(1)	By-Laws of Gameco, Inc.
3.3(1)	Articles of Incorporation of Black Hawk Gaming & Development Company, Inc.
3.4(1)	Bylaws of Black Hawk Gaming & Development Company, Inc.
3.5(1)	Articles of Incorporation of Gold Dust West Casino, Inc.
3.6(1)	Code of By-laws of Gold Dust West Casino, Inc.
3.7(1)	Articles of Organization of Black Hawk/Jacobs Entertainment, LLC.
3.8(1)	Operating Agreement of Black Hawk/Jacobs Entertainment, LLC.
3.9(1)	Joint Venture Agreement of Gilpin Hotel Venture.
3.10(1)	Articles of Incorporation of Gilpin Ventures, Inc.
3.11(1)	By-Laws of Gilpin Ventures, Inc.
3.12(1)	Articles of Incorporation of Jalou II Inc.
3.13(1)	By-Laws of Jalou II Inc.
3.14(1)	Articles of Incorporation of Winner's Choice Casino, Inc.
3.15(1)	By-Laws of Winner's Choice Casino, Inc.
3.16(1)	Articles of Organization of Diversified Opportunities Group Ltd.
3.17(1)	Articles of Organization of Jalou L.L.C.
3.18(1)	Articles of Organization of Houma Truck Plaza & Casino, L.L.C.
3.19(1)	Articles of Organization of Jalou-Cash's L.L.C.
3.20(1)	Articles of Incorporation of JACE, Inc.
3.21(1)	Articles of Organization of Lucky Magnolia Truck Stop and Casino, L.L.C.
3.22(1)	Articles of Organization of Bayou Vista Truck Plaza and Casino, L.L.C.
3.23(1)	Articles of Organization of Raceland Truck Plaza and Casino, L.L.C.

3.24(1)	Articles of Incorporation of JACE, Inc. (duplicate of Exhibit 3.20).
3.25(2)	Certificate of Amendment of Certificate of Incorporation of Gameco, Inc.
3.26(2)	Amended and Restated Certificate of Limited Partnership of Colonial Downs, L.P.
3.27(2)	Limited Partnership Agreement of Colonial Downs, L.P.
3.28(2)	Amended and Restated Articles of Incorporation of Colonial Downs Holdings, Inc.
3.29(2)	Amendment to Articles of Incorporation of Colonial Downs Holdings, Inc.
3.30(2)	Bylaws of Colonial Downs Holdings, Inc.
3.31(2)	Articles of Incorporation of Stansley Racing Corp.
3.32(2)	Articles of Amendment to the Articles of Incorporation of Stansley Racing Corp.
3.33(2)	Bylaws of Stansley Racing Corp.
3.34(2)	Amended and Restated Operating Agreement of Diversified Opportunities Group Ltd.
3.35(2)	Amendment to the Operating Agreement of Black Hawk/Jacobs Entertainment, LLC.
3.36(2)	Amendment to the Certificate of Incorporation of Gameco, Inc.
3.37(8)	Articles of Organization of Jalou Breaux Bridge, LLC dated January 29, 2003.
3.38(8)	Articles of Organization of Jalou Eunice, LLC dated March 27, 2003.
3.39(8)	Articles of Organization of Jalou of Jefferson, LLC dated September 23, 2003.
4.1(1)	Indenture dated February 8, 2002 by and among Gameco, Inc., certain guarantors and Wells Fargo Bank Minnesota, National Association relating to 11 7/8% Senior Secured Notes due 2009.
4.2(1)	Form of Gameco, Inc. 11 7/8% Senior Secured Notes due 2009 (included as part of the Indenture at Exhibit 4.1).
4.3(1)	Supplemental Indenture dated February 22, 2002 by and among Gameco, Inc., certain guarantors and Wells Fargo Bank Minnesota, National Association relating to 11 7/8% Senior Secured Notes due 2009.
4.4(1)	Form of Subsidiary Guaranty for 11 7/8% Senior Secured Notes due 2009 (included as part of the Indenture at 4.1).
4.5(1)	Registration Rights Agreement dated as of February 8, 2002 by and among Gameco, Inc., certain guarantors, CIBC World Markets Corp. and Libra Securities, LLC.
4.6(1)	Security Agreement dated February 8, 2002 among Gameco, Inc., certain guarantors and Wells Fargo Bank Minnesota, National Association as Trustee.
4.7(1)	Amendment to the Security Agreement dated February 22, 2002 among Gameco, Inc., certain guarantors and Wells Fargo Bank Minnesota, National Association.
4.8(1)	Joinder Agreements dated February 22, 2002 between Wells Fargo Bank Minnesota, National Association and each guarantor.
4.9(1)	Guaranty of each guarantor dated February 22, 2002.

4.10(1)
Fee and Leasehold Deed of Trust, Assignment of Leases and Rents, Security Agreements and fixture filings by Black Hawk/Jacobs Entertainment LLC and Gilpin Hotel Venture to the Public Trustee of Gilpin County, State of Colorado, as Trustee for the Benefit of Wells Fargo Bank Minnesota, National Association as Beneficiary, dated February 22, 2002.
4.11(1)
Fee and Leasehold Deed of Trust, Assignment of Leases and Rents, Security Agreements and fixture filings by Gold Dust Casino, Inc. to the First American Title Company of Nevada, as Trustee for the Benefit of Wells Fargo Bank Minnesota, National Association as Beneficiary, dated February 22, 2002.
4.12(1)
Leasehold Mortgage, Assignment of Leases and Rents, Security Agreement and fixture filing by Houma Truck Plaza & Casino, L.L.C. to Wells Fargo Bank Minnesota, National Association, as Trustee dated February 22, 2002.
4.13(1)	Mortgage, Assignment of Leases and Rents, Security Agreements and fixture filing by Winner's Choice Casino, Inc. to Wells Fargo Bank Minnesota, National Association as Trustee dated February 22, 2002.
4.14(1)
Mortgage, Assignment of Leases and Rents, Security Agreements and fixture filing by Raceland Truck Plaza and Casino, LLC to Wells Fargo Bank Minnesota, National Association as Trustee dated February 22, 2002.
4.15(1)
Mortgage, Assignment of Leases and Rents, Security Agreements and fixture filing by Bayou Vista Truck Plaza and Casino, LLC to Wells Fargo Bank Minnesota, National Association as Trustee dated February 22, 2002.
4.16(1)
Mortgage, Assignment of Leases and Rents, Security Agreements and fixture filing by Lucky Magnolia Truck Stop and Casino, L.L.C. to Wells Fargo Bank Minnesota, National Association as Trustee dated February 22, 2002.
4.17(1)	Mortgage, Assignment of Leases and Rents, Security Agreements and fixture filing by JACE, Inc. to Wells Fargo Bank Minnesota, National Association as Trustee dated February 22, 2002.
4.18(1)
Collateral Assignment of Deeds of Trust, Assignments of Rents and Leases, Security Agreements and fixture filings and other loan documents by Gameco, Inc. to Wells Fargo Bank Minnesota, National Association as Trustee dated February 22, 2002.
4.19(1)	Escrow Agreement between Gameco, Inc. and Wells Fargo Bank Minnesota, National Association dated February 22, 2002.
4.20(1)
Supplemental Indenture dated June 14, 2002 by and among Jacobs Entertainment, Inc., certain guarantors and Wells Fargo Bank Minnesota, National Association relating to 11 7/8% Senior Secured Notes due 2009.
4.21(2)	Joinder Agreements dated June 14, 2002 between Wells Fargo Bank, National Association and each guarantor.
4.22(2)	Subsidiary Guarantee of each subsidiary guarantor dated June 14, 2002 for 11 7/8% Senior Secured Notes due 2009.
4.23(2)
Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing by Colonial Downs, L.P. to David F. Belkowitz and James L. Weinberg as Trustees for the benefit of Wells Fargo Bank Minnesota, National Association, dated June 14, 2002.

4.24(2)
Leasehold Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing by Colonial Downs, L.P. to David F. Belkowitz and James L. Weinberg as Trustees for the benefit of Wells Fargo Bank Minnesota, National Association, dated June 14, 2002.
4.25(2)
Deed of Trust, Assignment of Leases and Rents, Security Agreement, and Fixture Filing by Colonial Holdings, Inc. to David F. Belkowitz and James L. Weinberg as Trustees for the benefit of Wells Fargo Bank Minnesota, National Association, dated June 14, 2002.
4.26(2)	Loan and Security Agreement dated July 12, 2002 by and among Jacobs Entertainment, Inc., certain subsidiaries and Foothill Capital Corporation.
4.27(2)	Promissory Note dated July 12, 2002 by and among Jacobs Entertainment, Inc., certain borrowers and Foothill Capital Corporation.
4.28(2)	Guaranty of Gold Dust West Casino, Inc. and Diversified Opportunities Group Ltd., dated July 12, 2002.
4.29(2)	Intercreditor Agreement dated July 12, 2002 by and between Wells Fargo Bank Minnesota, National Association and Foothill Capital Corporation.
4.30(2)	Memorandum of Intercreditor Agreement dated July 12, 2002 by and among Foothill Capital Corporation, Wells Fargo Bank Minnesota, National Association and Borrowers.
4.31(2)
Fee and Leasehold Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing by Black Hawk Gaming & Development Company, Inc., Black Hawk/Jacobs Entertainment, LLC, and Gilpin Hotel Venture to the Public Trustee of Gilpin County, State of Colorado and Foothill Capital Corporation, dated July 12, 2002.
4.32(5)	Second Supplemental Indenture dated June 14, 2002 among Jacobs Entertainment, Inc., certain guarantors and Wells Fargo Bank Minnesota, National Association (Trustee).
4.33(a)(5)	Subsidiary Guarantees of Colonial Holding, Inc. dated June 28, 2002.
4.33(b)(5)	Subsidiary Guarantee of Colonial Downs, L.P. dated June 28, 2002.
4.33(c)(5)	Subsidiary Guarantee of Stansley Racing Corp. dated June 28, 2002.
4.34(a)(5)	Joinder Agreement of Colonial Holdings, Inc. dated June 28, 2002.
4.34(b)(5)	Joinder Agreement of Colonial Downs, L.P. dated June 28, 2002.
4.34(c)(5)	Joinder Agreement of Stansley Racing Corp. dated June 28, 2002.
4.35(a)(1)(5)	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing by Colonial Holdings, Inc. (New Kent Racetrack) dated June 28, 2002.
4.35(a)(2)(5)	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing (Richmond Southwest) dated June 28, 2002.
4.35(b)(1)(5)	Leasehold Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing (New Kent and Chesapeake) dated June 28, 2002.
4.36(5)	Form of Control Agreement Concerning Deposit Accounts (Citizens Bank/Colonial Downs, L.P.) dated June 14, 2002.
4.37(5)	Form of Control Agreement Concerning Deposit Accounts (Citizens Bank/Colonial Holdings, Inc.) dated June 14, 2002.

4.38(6)	Subsidiary Guarantee—Colonial Downs, LLC dated June 4, 2003.
4.39(6)	Security Agreement Amendment by Colonial Holdings, Inc. dated June 4, 2003.
4.40(6)	Supplemental Letter by Colonial Downs, LLC dated June 4, 2003.
4.41(6)	Third Supplemental Indenture dated June 4, 2003 among Jacobs Entertainment, Inc., certain Guarantors and Wells Fargo Bank Minnesota, National Association (Trustee).
4.42(6)	Supplemental Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing by Colonial Downs, LLC dated June 4, 2003.
4.43(a)(7)	Fourth Supplemental Indenture among Jacobs Entertainment, Inc., certain Guarantors and Wells Fargo Bank, National Association dated March 2, 2005.
4.43(b)(7)	Fifth Supplemental Indenture among Jacobs Entertainment, Inc., certain Guarantors and Wells Fargo Bank, National Association dated March 2, 2005.
4.44(8)	Amendment No. 2 to Security Agreement dated March 2, 2005 between Jalou, LLC and Wells Fargo Bank, National Association.
4.45(8)	Supplement to Security Agreement dated March 2, 2005 by Jalou Breaux Bridge, LLC, Jalou Eunice, LLC and Jalou of Jefferson, LLC, and Wells Fargo Bank, National Association.
4.46(8)	Leasehold Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated March 2, 2005 by Jalou of Jefferson, LLC and Wells Fargo Bank, National Association.
4.47(8)	Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated March 2, 2005 by Jalou Breaux Bridge, LLC and Wells Fargo Bank, National Association.
4.48(8)	Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated March 2, 2005 by Jalou Eunice, LLC and Wells Fargo Bank, National Association.
4.49(a)(8)	Subsidiary Guarantee dated March 2, 2005 by Jalou of Jefferson, LLC.
4.49(b)(8)	Subsidiary Guarantee dated March 2, 2005 by Jalou Breaux Bridge, LLC.
4.49(c)(8)	Subsidiary Guarantee dated March 2, 2005 by Jalou Eunice, LLC.
4.50(8)
First Amendment to Fee and Leasehold Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated March 2, 2005 between Black Hawk Gaming & Development Company, Inc., et al., and Wells Fargo Bank, National Association.
4.51(8)
First Amendment to Fee and Leasehold Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated March 2, 2005 between Gold Dust West Casino, Inc. and Wells Fargo Bank, National Association.
5.1(9)	Opinion of Baker & Hostetler LLP.
5.2(9)	Opinion of Louisiana counsel.
10.1(1)	Consulting Agreement between Diversified Opportunities Group Ltd. and Ian M. Stewart dated January 1, 2001.
10.2(1)	Executive Employment Agreement between Gameco, Inc. and Jeffrey P. Jacobs dated February 22, 2002.

10.3(1)	Executive Employment Agreement between Gameco, Inc. and Richard E. Jacobs dated February 22, 2002.
10.4(1)	Executive Employment Agreement between Gameco, Inc. and Stephen R. Roark dated February 22, 2002.
10.5(1)	Executive Employment Agreement between Colonial Holdings, Inc. and Ian M. Stewart dated February 22, 2002.
10.7(3)	Standardbred Horsemen's Contract effective March 1, 2003 among Colonial Downs L.P.. Stansley Racing Corp. and The Virginia Harness Horse Association.
10.8(3)	Thoroughbred Horsemen's Agreement dated December 23, 2002 between Colonial Downs L.P. and the Virginia Horseman's Benevolent and Protective Association.
10.8A(3)	First Amendment dated January 1, 2003 to Thoroughbred Horsemen's Agreement dated December 23, 2002 between Colonial Downs L.P. and the Virginia Horsemen's Benevolent and Protective Association.
10.9(4)	Consulting Agreement dated January 1, 2003 between Jacobs Entertainment, Inc. and Jacobs Investments Management Co., Inc.
10.10(3)	Option Agreement dated January 20, 2004 regarding Vinton, Virginia Off Track Wagering Facility.
10.11(3)	Deed of Lease dated May 8, 2003 between Haynes Chippenham Plaza, LLC and Colonial Downs, L.P.
10.12(8)	Assignment of Membership Interests between Jacobs Entertainment, Inc. and Gameco Holdings, LLC dated February 22, 2005.
10.13(8)	Registration Rights Agreement dated March 2, 2005 by and among Jacobs Entertainment, Inc., the Guarantors and the Purchasers.
12.1(9)	Computation of Ratio of Earnings to Fixed Charges.
21.1(8)	Subsidiaries of Jacobs Entertainment, Inc.
23.1(9)	Consent of Deloitte & Touche LLP for Jacobs Entertainment, Inc.
23.2(9)	Consent of Baker & Hostetler LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature pages).
25.1(1)	Statement of Eligibility of Trustee on Form T-1.
99.1(9)	Letter of Transmittal for Exchange Offer.
99.2(9)	Notice of Guaranteed Delivery of Notes.
99.3(9)	Letter to Beneficial Owners by Record Holder.
99.4(9)	Letter to DTC Participants.
99.5(9)	Form of Global Note.

(1)
Incorporated hereby by reference from our registration statement on Form S-4 (SEC Registration No. 333-88242) filed on May 14, 2002.

(2)
Incorporated hereby by reference from Amendment No. 1 of our registration statement on Form S-4 (SEC Registration No. 333-88242) filed on August 8, 2002.

(3)
Incorporated hereby by reference from our 2003 Form 10-K filed on March 29, 2004.

(4)
Incorporated hereby by reference from our 2002 Form 10-K filed on March 31, 2003.

(5)
Incorporated by reference from our Form 10-Q filed August 13, 2004.

(6)
Incorporated hereby by reference from our Report on Form 8-K filed October 7, 2004.

(7)
Incorporated hereby by reference to Exhibits 2.01(a)and 2.01(b) from our Report on Form 8-K dated March 4, 2005.

(8)
Incorporated hereby by reference from our 2004 Form 10-K filed on March 28, 2005

(9)
Filed herewith.